UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Metacrine, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear stockholders of Equillium, Inc. and stockholders of Metacrine, Inc.:
As previously announced, the board of directors of Equillium, Inc., or Equillium, and the board of directors of Metacrine, Inc., or Metacrine, have approved an acquisition of Metacrine by Equillium. Equillium, Metacrine, Equillium Acquisition Sub, Inc., or Acquisition Sub I, Triumph Acquisition Sub, Inc., or Acquisition Sub II, and Triumph Merger Sub, Inc., or Merger Sub, entered into an Agreement and Plan of Merger, dated as of September 6, 2022, as amended on October 26, 2022, pursuant to which Merger Sub will merge with and into Metacrine, with Metacrine continuing as an indirect wholly owned subsidiary of Equillium, or the Merger.
If the transaction is completed, Metacrine stockholders will have the right to receive for each share of Metacrine common stock held by such stockholder (i) a portion of a share of Equillium common stock equal to the exchange ratio, or the Exchange Ratio, determined by dividing (x) (a) 125% of Metacrine’s net cash as of the closing of the Merger, or the Upfront Merger Consideration, by (b) the price per share of Equillium common stock determined based on the 10 day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to the closing date of the Merger, provided that in no event will the price per share of Equillium common stock be less than $2.70 or greater than $4.50, or the Equillium Stock Price, by (y) the aggregate fully diluted shares of Metacrine, or Metacrine’s Closing Capitalization, plus (ii) any cash payable in lieu of fractional shares of Equillium’s common stock. The Exchange Ratio will not reflect changes in the market price of Metacrine common stock and will not reflect changes in the market price of Equillium common stock, except that the Exchange Ratio will reflect the 10-day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to the closing date of the Merger, or the Closing Date.
For illustrative purposes only, we have provided the below assumptions and sensitivity analysis to inform your decision. Assuming (1) an Upfront Merger    Consideration of $33.75 million, which is based on Metacrine’s current forecasts of net cash as of December 23, 2022, the assumed closing date, or the Assumed Upfront Merger Consideration, (2) an Equillium Stock Price of $2.70, which reflects the lowest trading price per share of Equillium common stock to be calculated for purposes of the Exchange Ratio, or the Floor Price, and the applicable per share price that would be used to determine the Exchange Ratio based on applying the 10-day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to November 8, 2022, the last trading day before November 9, 2022, and (3) Metacrine’s Closing Capitalization is 44,378,697, the aggregate fully diluted shares of Metacrine as of November 9, 2022, or the Assumed Metacrine Closing Capitalization, the Exchange Ratio would equal 0.282.
Assuming (1) the Upfront Merger Consideration equals the Assumed Upfront Merger Consideration and (2) the Metacrine Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $0.25 increase to the Floor Price would decrease the Exchange Ratio to 0.258. Assuming (1) the Upfront Merger Consideration equals the Assumed Upfront Merger Consideration, (2) an Equillium Stock Price of $4.50, which reflects the highest trading price per share of Equillium common stock to be calculated for purposes of the Exchange Ratio, or the Ceiling Price, and (3) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, the Exchange Ratio would equal 0.169. Assuming (1) the Upfront Merger Consideration equals the Assumed Upfront Merger Consideration and (2) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $0.25 decrease to the Ceiling Price would increase the Exchange Ratio to 0.179. Assuming (1) the Equillium Stock Price remains constant and (2) the Metacrine Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $1,000,000 increase or decrease in the Upfront Merger Consideration would increase or decrease, respectively, the Exchange Ratio by approximately 0.008.
We encourage you to obtain current market quotations of Equillium common stock and Metacrine common stock before voting.
Based on the Assumed Upfront Merger Consideration, Equillium estimates that it may issue between 7.5 and 12.5 million shares of its common stock to Metacrine equityholders in connection with the Closing. Upon completion of the Merger and based on the Assumed Upfront Merger Consideration and 34,352,084 shares of Equillium common stock outstanding as of November 9, 2022, we estimate that current Equillium stockholders will own between 82.08% and 73.32% of the outstanding common stock of the combined company and former Metacrine equityholders will own between 17.92% and 26.68% of the outstanding common stock of the combined company. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by Equillium’s stockholders in the combined company will be different. The foregoing numbers are based on assumptions and illustrative and the actual percentage ownership in the combined company retained by Equillium’s stockholders at Closing will be calculated based on the actual numbers. Equillium common stock and Metacrine common stock are both traded on Nasdaq under the symbols “EQ” and “MTCR”, respectively. Upon completion of the Merger, Metacrine common stock will cease to be traded on Nasdaq.
At the special meeting of Equillium stockholders to be held virtually on December 20, 2022, Equillium stockholders will be asked to vote on (i) a proposal to approve the issuance of shares of Equillium common stock to Metacrine stockholders, which is a condition to completion of the Merger, or the Equillium stock issuance proposal, and (ii) a proposal to approve the adjournment from time to time of the Equillium virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of Equillium common stock in the Merger, which we refer to as the Equillium adjournment proposal.
At the special meeting of Metacrine stockholders to be held virtually on December 20, 2022, Metacrine stockholders will be asked to vote on (i) a proposal to adopt the Merger Agreement, or the Metacrine merger proposal and (ii) a proposal to approve the adjournment from time to time of the Metacrine virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement, or the Metacrine adjournment proposal.
Only holders of record of Equillium common stock on November 9, 2022 (including shares of Equillium common stock held through a bank, broker or other nominee that is a stockholder of record of Equillum) and holders of record of Metacrine common stock on November 9, 2022 (including shares of Metacrine common stock held through a bank, broker or other nominee that is a stockholder of record of Metacrine) are entitled to attend and vote at the virtual special meeting of Equillium stockholders or the virtual special meeting of Metacrine stockholders, respectively, or any adjournment or postponement thereof.
We cannot complete the Merger unless the Metacrine stockholders and the Equillium stockholders approve the respective proposals related to the Merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Equillium virtual special meeting or Metacrine virtual special meeting, as applicable, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Equillium or the Metacrine virtual special meeting, as applicable. If you are a Metacrine stockholder, please note that a failure to vote your shares is the equivalent of a vote against the Merger. If you are an Equillium stockholder, please note that a failure to vote your shares may result in a failure to establish a quorum for the Equillium virtual special meeting.
The Equillium board of directors, or the Equillium Board, recommends that Equillium stockholders vote “FOR” the Equillium stock issuance proposal and, if necessary, “FOR” the Equillium adjournment proposal. The Metacrine board of directors, or the Metacrine Board, recommends that Metacrine stockholders vote “FOR” the Metacrine merger proposal and, if necessary, “FOR” the Metacrine adjournment proposal.
The obligations of Equillium and Metacrine to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement. More information about Equillium, Metacrine and the Merger is contained in this joint proxy statement/prospectus. Equillium and Metacrine encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 30.
We look forward to the successful Merger of Equillium and Metacrine.
Sincerely,	Sincerely,

/s/ BRUCE D. STEEL	/s/ PRESTON KLASSEN
Bruce D. Steel	Preston Klassen, M.D., MHS
Chief Executive Officer, Director	President, Chief Executive Officer, Director
Equillium, Inc.	Metacrine, Inc.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This joint proxy statement/prospectus is dated November 10, 2022 and is first being mailed to the stockholders of Equillium and stockholders of Metacrine on or about November 10, 2022.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or the SEC, by Equillium (File No. 333-268024), constitutes a prospectus of Equillium under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of Equillium common stock proposed to be issued to Metacrine stockholders pursuant to the Merger Agreement. This document also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. It also includes a notice of meeting with respect to the special meeting of Equillium stockholders, at which Equillium stockholders will be asked to vote upon the Equillium stock issuance proposal, and a notice of meeting with respect to the special meeting of Metacrine stockholders, at which Metacrine stockholders will be asked to vote on the Metacrine merger proposal.
Equillium has supplied all information contained in this joint proxy statement/prospectus relating to Equillium, Acquisition Sub I, Acquisition Sub II, and Merger Sub. Metacrine has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Metacrine. Equillium and Metacrine have both contributed information relating to the proposed transactions.
Before casting your vote, you should carefully review all the information contained or incorporated by reference into this joint proxy statement/prospectus. Neither Equillium nor Metacrine has authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated November 10, 2022. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither our mailing of this joint proxy statement/prospectus to Equillium stockholders or Metacrine stockholders nor the issuance by Equillium of common stock in connection with the Merger will create any implication to the contrary.
In deciding how to vote with respect to any of the proposals discussed herein, you must make your own independent examination of the merits and risks of the proposal. You should not construe anything included in this joint proxy statement/prospectus as investment, legal, business or tax advice, and should consult with your own advisors if you have questions concerning any of the matters described herein.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in Equillium’s registration statement or its exhibits. For further information pertaining to Equillium and the shares of Equillium common stock to be issued in connection with the Merger, reference is made to that registration statement and its exhibits. Statements contained in this document or in any document incorporated into this document by reference as to the contents of any contract or other document referred to in this document or in other documents that are incorporated by reference into this document are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this document is qualified in its entirety by reference to the underlying documents. You are encouraged to read the entire registration statement. You may obtain copies of the Form S-4 including documents incorporated by reference into the Form S-4 (and any amendments to those documents) by following the instructions under “Where You Can Find Additional Information.”
All references in this joint proxy statement/prospectus to “Metacrine” refer to Metacrine, Inc., a Delaware corporation (except that in connection with the description of its operations or business under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” such term refers to the consolidated operations of Metacrine and its subsidiaries); all references in this joint proxy statement/prospectus to “Equillium” refer to Equillium, Inc., a Delaware corporation (except that in connection with the description of its operations or business under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” such term refers to the consolidated operations of Equillium and its subsidiaries); all references to “Acquisition Sub I” refer to Equillium Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Equillium, formed in connection with the Merger, “Acquisition Sub II” refer to Triumph Acquisition Sub, Inc, a Delaware corporation and wholly owned subsidiary of Acquisition Sub I, formed in connection with the Merger, and “Merger Sub” refer to Triumph Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquisition Sub II, formed for the purpose of effecting the Merger. Unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of September 6, 2022, among Equillium, Metacrine, Acquisition Sub I, Acquisition Sub II and Merger Sub, as amended on October 26, 2022, a copy of which is included as Annex A to this joint proxy statement/prospectus.
TRADEMARKS AND SERVICE MARKS
Equillium and Metacrine own or have rights to various trademarks, logos, service marks and trade names that each uses in connection with the operation of its business. Equillium and Metacrine each also own or have the rights to copyrights that protect the content of their respective products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this joint proxy statement/prospectus are listed without the ™, ® and © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included or referred to in this joint proxy statement/prospectus.
ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Equillium and Metacrine from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus. This information is available to you without charge upon your request.
You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Equillium, Inc. 2223 Avenida de la Playa, Suite 105 La Jolla, California 92037 (858) 240-1200 Attn: Investor Relations	Metacrine, Inc. 4225 Executive Square, Suite 600 San Diego, CA 92037 (858) 369-7800 Attn: Investor Relations
Investors may also consult Equillium’s or Metacrine’s website for more information concerning the Merger described in this joint proxy statement/prospectus. Equillium’s website is www.Equilliumbio.com. Metacrine’s website is www.Metacrine.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
In addition, if you have questions about the Merger or the accompanying joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, for Metacrine stockholders, please call Morrow Sodali, LLC, the proxy solicitor for Metacrine, toll-free at (800) 662-5200, or, for Equillium stockholders, please call Equillium at (858) 240-1200 or email ir@equilliumbio.com. You will not be charged for any of these documents that you request.
If you would like to request any documents, please do so no later than five business days before the date of the relevant special meeting in order to receive timely delivery of such documents before such special meeting. Therefore, if you would like to request documents from Equillium, please do so by December 13, 2022 and if you would like to request documents from Metacrine, please do so by December 13, 2022 in order to receive such documents before the Equillium and Metacrine virtual special meetings, respectively.

Equillium, Inc.
2223 Avenida de la Playa, Suite 105
La Jolla, California 92037
(858) 240-1200
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 20, 2022

Virtual Meeting Only – No Physical Meeting Location
Dear Equillium stockholders:
We are pleased to invite you to attend the special meeting of the Equillium stockholders, which will be held on December 20, 2022, at 12:00 pm (Eastern Time), or the Equillium virtual special meeting. The Equillium virtual special meeting will be conducted via live webcast at www.virtualshareholdermeeting.com/EQ2022SM for the following purposes:
•
Equillium Proposal 1: To approve the issuance of shares of Equillium common stock to Metacrine stockholders in connection with the Merger contemplated by the Agreement and Plan of Merger, dated September 6, 2022, among Equillium, Inc., Equillium Acquisition Sub, Inc., Triumph Acquisition Sub, Inc., Triumph Merger Sub, Inc. and Metacrine, Inc., as amended on October 26, 2022, and as may be further amended from time to time, or the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. We refer to this proposal as the Equillium stock issuance proposal.

•
Equillium Proposal 2: To approve the adjournment from time to time of the Equillium virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Equillium stock issuance proposal. We refer to this proposal as the Equillium adjournment proposal.

Equillium will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Equillium virtual special meeting.
In order to attend the Equillium virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/EQ2022SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow the instructions found on your proxy card and/or voting authorization form.
At a meeting of the Equillium Board held on September 5, 2022, the Equillium Board determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Equillium common stock to the Metacrine stockholders in connection with the Merger, are in the best interests of Equillium and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby.
The Equillium Board recommends that Equillium stockholders vote “FOR” the Equillium stock issuance proposal and “FOR” the Equillium adjournment proposal.
Holders of record of shares of Equillium common stock, at the close of business on December 20, 2022, or the Equillium record date, are entitled to notice of, and may vote at, the Equillium virtual special meeting and any adjournment of the special meeting. A list of Equillium stockholders entitled to vote at the Equillium virtual special meeting will be available for inspection at Equillium’s principal executive offices, located at 2223 Avenida de la Playa, Suite 105, San Diego, California 92037, at least 10 days prior to the date of the Equillium virtual special meeting and continuing through the date thereof for any purpose germane to the Equillium virtual special meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time.

Approval of the Equillium stock issuance proposal requires the affirmative vote of the holders of shares of Equillium common stock representing a majority of the votes cast on such matter at the Equillium virtual special meeting (provided that a quorum exists). Approval of the Equillium adjournment proposal requires the affirmative vote of the holders of shares of Equillium common stock representing a majority of the votes cast on such matter at the Equillium virtual special meeting (whether or not a quorum is present).
Important Notice Regarding the Availability of Proxy Materials for
the Special Meeting to Be Held on December 20, 2022 starting at 12:00 p.m. (Eastern Time) via live webcast at www.virtualshareholdermeeting.com/EQ2022SM
The proxy statement is available at www.virtualshareholdermeeting.com/EQ2022SM
Your vote is important. Whether or not you expect to attend the Equillium virtual special meeting virtually, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Equillium virtual special meeting. If your shares are held in “street name” through a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. In lieu of receiving a proxy card, participants in certain benefit plans of Equillium and certain participating Equillium subsidiaries have been furnished with voting instruction cards, which are described in greater detail in the accompanying joint proxy statement/prospectus. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the shareholder of record. In such case, these proxy materials are being sent directly to you.
If you have any questions or need assistance voting your shares, please call (858) 240-1200.
By Order of the Board of Directors,

/s/ BRUCE D. STEEL
Bruce D. Steel
Chief Executive Officer
San Diego, California
November 10, 2022
We are pleased to invite you to attend the Equillium virtual special meeting, conducted via live webcast, at www.virtualshareholdermeeting.com/EQ2022SM. You will not be able to attend the special meeting in person. Whether or not you expect to attend the virtual special meeting, please complete, date, sign and return the proxy card that may be delivered to you or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the virtual special meeting. Even if you have voted by proxy, you may still vote if you attend the virtual special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you may be instructed to obtain a legal proxy form from your broker, bank or other nominee and to submit a copy in advance of the special meeting.

Metacrine, Inc.

4225 Executive Square, Suite 600
San Diego, CA 92037
(858) 369-7800
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 20, 2022

Virtual Meeting Only – No Physical Meeting Location
Dear Metacrine stockholders:
We are pleased to invite you to attend the special meeting of the Metacrine stockholders, which will be held on December 20, 2022, at 12:00p.m. (Eastern Time), or the Metacrine virtual special meeting. The Metacrine virtual special meeting will be conducted via live webcast at www.virtualshareholdermeeting.com/MTCR2022SM for the following purposes:
•
Metacrine Proposal 1: To adopt the Agreement and Plan of Merger, dated September 6, 2022, among Equillium, Inc., Equillium Acquisition Sub, Inc., Triumph Acquisition Sub, Inc., Triumph Merger Sub, Inc. and Metacrine, Inc., as amended on October 26, 2022, and as may be further amended from time to time, or the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. We refer to this proposal as the Metacrine merger proposal.

•
Metacrine Proposal 2: To approve the adjournment from time to time of the Metacrine virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Metacrine merger proposal. We refer to this proposal as the Metacrine adjournment proposal.

Metacrine will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Metacrine virtual special meeting.
In order to attend the Metacrine virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/MTCR2022SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Pursuant to an action by unanimous written consent of the Metacrine Board dated September 5, 2022, the Metacrine Board determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Metacrine and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and recommended that Metacrine’s stockholders adopt the Merger Agreement.
The Metacrine Board recommends that Metacrine stockholders vote “FOR” the Metacrine merger proposal and “FOR” the Metacrine adjournment proposal.
Holders of record of shares of Metacrine common stock, at the close of business on November 9, 2022, or the Metacrine record date, are entitled to notice of, and may vote at, the special meeting and any adjournment of the special meeting. A list of Metacrine stockholders entitled to vote at the Metacrine virtual special meeting will be available for inspection at Metacrine’s principal executive offices, located at 4225 Executive Square, Suite 600, San Diego, California 92037, at least 10 days prior to the date of the Metacrine virtual special meeting and continuing through the date thereof for any purpose germane to the Metacrine virtual special meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time.
Approval of the Metacrine merger proposal requires the affirmative vote of holders of Metacrine common stock representing a majority of the outstanding shares of Metacrine common stock entitled to vote on such matter at the Metacrine virtual special meeting (provided that a quorum exists). Approval of the Metacrine adjournment proposal requires the affirmative vote of holders of Metacrine common stock representing a majority of votes cast on such matter at the Metacrine virtual special meeting (whether or not a quorum is present).
Your vote is important. Whether or not you expect to attend the Metacrine virtual special meeting virtually, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Metacrine virtual special meeting. If your shares are held in “street name” through a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. In lieu of receiving a proxy card, participants in certain benefit plans of Metacrine and certain participating Metacrine subsidiaries have been furnished with voting instruction cards, which are described in greater detail in the accompanying joint proxy statement/prospectus. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the shareholder of record. In such case, these proxy materials are being sent directly to you.
If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali, LLC, toll-free at (800) 662-5200.
By Order of the Board of Directors,

/s/ PRESTON KLASSEN
Preston Klassen President, Chief Executive Officer
San Diego, California
November 10, 2022
We are pleased to invite you to attend the Metacrine virtual special meeting, conducted via live webcast, at www.virtualshareholdermeeting.com/MTCR2022SM. You will not be able to attend the special meeting in person. Whether or not you expect to attend the virtual special meeting, please complete, date, sign and return the proxy card that may be delivered to you or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the virtual special meeting. Even if you have voted by proxy, you may still vote if you attend the virtual special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you may be instructed to obtain a legal proxy form from your broker, bank or other nominee and to submit a copy in advance of the special meeting.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE VIRTUAL SPECIAL MEETINGS
The following are brief answers to certain questions that Equillium stockholders and Metacrine stockholders may have regarding the merger, the merger agreement, the issuance of shares of Equillium common stock in connection with the merger, the Equillium virtual special meeting, the Metacrine virtual special meeting, and other matters to be considered at the Equillium virtual special meeting and at the Metacrine virtual special meeting. Equillium and Metacrine urge you to carefully read the remainder of this joint proxy statement/prospectus and additional important information contained in the annexes and exhibits to, and the documents incorporated by reference into, this joint proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you in determining how to vote. See “Where You Can Find More Information” beginning on page 141 in this joint proxy statement/ prospectus.
Q:	What is the proposed transaction?
A:
On September 6, 2022, Equillium, Metacrine, Acquisition Sub I, Acquisition Sub II, and Merger Sub, entered into the Merger Agreement. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

Under the terms of the Merger Agreement, Merger Sub will merge with and into Metacrine, with Metacrine continuing as an indirect, wholly owned subsidiary of Equillium, or the Merger. If the Merger is completed, holders of Metacrine common stock, or Metacrine stockholders, will have the right to receive for each share of Metacrine common stock held by such Metacrine stockholder (i) a portion of a share of Equillium common stock equal to the exchange ratio, or the Exchange Ratio, determined by dividing (x) (a) 125% of Metacrine’s net cash as of the closing of the Merger, or the Upfront Merger Consideration, by (b) the price per share of Equillium common stock determined based on the 10 day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to the closing date of the Merger, provided that in no event will the price per share of Equillium common stock be less than $2.70 or greater than $4.50, or the Equillium Stock Price, by (y) the aggregate fully diluted shares of Metacrine, or Metacrine’s Closing Capitalization, plus (ii) any cash payable in lieu of fractional shares of Equillium’s common stock. The Exchange Ratio will not reflect changes in the market price of Metacrine common stock and will not reflect changes in the market price of Equillium common stock, except during the 10 trading days that are 10 trading days prior to the closing of the Merger. Holders of Equillium common stock, or Equillium stockholders, will not receive any merger consideration and will continue to hold their shares of Equillium common stock.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:	In order to complete the Merger, among other things:
•	Equillium stockholders must vote to approve the issuance of shares of Equillium common stock to Metacrine stockholders in connection with the Merger, or the Equillium stock issuance proposal; and
•	Metacrine stockholders must vote to adopt the Merger Agreement, or the Metacrine merger proposal.
Equillium is holding a virtual special meeting of stockholders in order to obtain the stockholder approval necessary to approve the Equillium stock issuance proposal. Equillium stockholders will also be asked to approve the adjournment from time to time of the Equillium virtual special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the Equillium virtual special meeting, or any adjournment or postponement thereof, to approve the stock issuance, or the Equillium adjournment proposal. It is important that Equillium stockholders vote on each of these matters, regardless of the number of shares owned.
Metacrine is holding a virtual special meeting of stockholders to obtain the stockholder approval necessary to approve the Metacrine merger proposal. In addition, Metacrine stockholders will also be asked to approve the adjournment from time to time of the Metacrine virtual special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Metacrine merger proposal at the time of the Metacrine virtual special meeting or any adjournment or postponement thereof, or the Metacrine adjournment proposal. It is important that Metacrine stockholders vote their Metacrine common stock on each of these matters, regardless of the number of shares owned.
Your vote is important. We encourage you to vote as soon as possible.

Q:	Who is soliciting my proxy?
A:
Proxies in the form enclosed with this joint proxy statement/prospectus are being solicited from the Equillium stockholders by the board of directors of Equillium, or the Equillium Board. Proxies in the form enclosed with this joint proxy statement/prospectus are being solicited from the Metacrine stockholders by the board of directors of Metacrine, or the Metacrine Board.

Q:	When and where will the meetings be held?
A:
The Equillium virtual special meeting will be held virtually on December 20, 2022, at 12:00 p.m. (Eastern Time). There will be no physical meeting location. In order to attend the Equillium virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/EQ2022SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.

The Metacrine virtual special meeting will be held virtually on December 20, 2022, at 12:00 p.m. (Eastern Time). There will be no physical meeting location. In order to attend the Metacrine virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/MTCR2022SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Q:	What will Metacrine stockholders receive in the Merger?
A:
In connection with the closing of the Merger, Metacrine stockholders will have the right to receive for each share of Metacrine common stock held by such Metacrine stockholder (i) a portion of a share of Equillium common stock equal to the Exchange Ratio, plus (ii) any cash payable in lieu of fractional shares of Equillium’s common stock. The Exchange Ratio was devised so that Metacrine stockholders would, in the aggregate, receive a number of shares of Equillium common stock equal to 125% of Metacrine’s net cash at the closing of the Merger. The price of a share of Equillium common stock for purposes of determining the number of shares to be issued will be based on the 10 day trading volume weighted average calculated 10 trading days prior to the closing of the Merger. That price may be more or less than the current price or the price on the last trading day before public announcement of the Merger, but in no event will it be less than $2.70 per share or more than $4.50 per share. The Exchange Ratio will not reflect changes in the market price of Metacrine common stock and will not reflect changes in the market price of Equillium common stock, except during the 10 trading days that are 10 trading days prior to the closing of the Merger.

For illustrative purposes only, we have provided the below assumptions and sensitivity analysis to inform your decision. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration, (2) an Equillium Stock Price equal to the Floor Price, the applicable per share price that would be used to determine the Exchange Ratio based on applying the 10 day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to November 8, 2022, the last trading day before November 9, 2022, and (3) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, the Exchange Ratio would equal 0.282.
Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration and (2) Metacrine’s Closing Capitalization is equal to Metacrine’s Assumed Closing Capitalization, a $0.25 increase to the Floor Price would decrease the Exchange Ratio to 0.258. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration, (2) an Equillium Stock Price equal to the Ceiling Price, and (3) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, the Exchange Ratio would equal 0.169. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration and (2) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $0.25 decrease to the Ceiling Price would increase the Exchange Ratio by 0.179. Assuming (1) the Equillium Stock Price remains constant and (2) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $1,000,000 increase or decrease in the Upfront Merger Consideration would increase or decrease, respectively, the Exchange Ratio by approximately 0.008.
We encourage you to obtain current market quotations of Equillium common stock and Metacrine common stock before voting.

Equillium stockholders will continue to own their existing shares of Equillium common stock. Equillium common stock is currently traded on the Nasdaq under the symbol “EQ,” and Metacrine common stock is currently traded on the Nasdaq under the symbol “MTCR.”
We encourage you to obtain current market quotations of Equillium common stock and Metacrine common stock before voting.
Q:	After applying the Exchange Ratio, how will fractional shares be handled?
A:
No certificate or scrip representing fractional shares of Equillium common stock will be issued in connection with the Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of an Equillium stockholder. AST, acting as agent for the holders of Metacrine common stock otherwise entitled to receive fractional shares of Equillium common stock at the Closing, will aggregate all fractional shares of Equillium common stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Each holder of Metacrine common stock who would otherwise have been entitled to receive a fraction of a share of Equillium common stock will receive cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by AST, if any, less applicable fees and expenses, including broker fees.

Q:	How does the Exchange Ratio affect the ownership of Equillium after completion of the Merger?
A:
The Exchange Ratio will determine the relative ownership percentages of the current Equillium stockholders and the current Metacrine stockholders in the combined company. The Exchange Ratio will not be definitively determined until shortly prior to the closing of the Merger.

Q:	How do Metacrine stockholders vote?
A:
If you are a stockholder of record of Metacrine, you may vote at the Metacrine virtual special meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using the proxy card that may be delivered to you. Whether or not you plan to attend the Metacrine virtual special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual special meeting and vote even if you have already voted by proxy.

•
VOTE DURING THE SPECIAL MEETING: To vote during the live webcast of the Metacrine virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/MTCR2022SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form. Stockholders will be able to attend the Metacrine virtual special meeting platform beginning at 12:00 p.m. (Eastern Time) on December 20, 2022, by visiting www.virtualshareholdermeeting.com/MTCR2022SM.

•
TO VOTE BY PHONE: To vote over the telephone, dial (800) 690-6903 using any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. (Eastern Time) on December 19, 2022. Have your proxy card in hand when you call and then follow the instructions.

•
TO VOTE BY INTERNET: You can vote over the Internet at www.proxyvote.com. Vote by 11:59 p.m. (Eastern Time) on December 19, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to crease an electronic voting instruction form.

•
TO VOTE BY PROXY CARD: To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the postage-prepaid envelope we have provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you return your signed proxy card to us before the Metacrine virtual special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, you should have received a voting instruction form with the proxy card delivered to you from that organization rather than from Metacrine. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote at the Metacrine virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/MTCR2022SM. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Metacrine virtual special meeting. Further instruction will be provided to you as part of your registration process.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
Q:	How do Equillium stockholders vote?
A:
If you are a stockholder of record of Equillium, you may vote at the Equillium virtual special meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using the proxy card that may be delivered to you. Whether or not you plan to attend the Equillium virtual special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual special meeting and vote even if you have already voted by proxy.

•
VOTE DURING THE SPECIAL MEETING: To vote during the live webcast of the Equillium virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/EQ2022SM and enter the 16-digit Control Number included in your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.

Stockholders will be able to attend the Equillium virtual special meeting platform beginning at 12:00 p.m. (Eastern Time) on December 20, 2022, by visiting www.virtualshareholdermeeting.com/EQ2022SM.
•
TO VOTE BY PHONE: To vote over the telephone, dial (800) 690-6903 using any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. (Eastern Time) on December 19, 2022. Have your proxy card in hand when you call and then follow the instructions.

•
TO VOTE BY INTERNET: You can vote over the Internet at www.proxyvote.com. Vote by 11:59 p.m. (Eastern Time) on December 19, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to crease an electronic voting instruction form.

•
TO VOTE BY PROXY CARD: To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the postage-prepaid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you return your signed proxy card to us before the Equillium virtual special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, you should have received a voting instruction form with the proxy card delivered to you from that organization rather than from Equillium. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote at the Equillium virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/EQ2022SM. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Equillium virtual special meeting. Further instruction will be provided to you as part of your registration process.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
Q:	What are the voting deadlines?
A:	If you are an Equillium stockholder, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. (Eastern Time) on December 19, 2022. If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. All holders of Equillium common stock as of the close of business on the record date for the Equillium virtual special meeting may vote virtually at the Equillium virtual special meeting. For detailed information, see the section entitled “The Equillium virtual special meeting.”
If you are a Metacrine stockholder, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. (Eastern Time) on December 19, 2022. If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. All holders of Metacrine common stock as of the close of business on the record date may vote virtually at the Metacrine virtual special meeting. For detailed information, see the section entitled “The Metacrine virtual special meeting.”
Q:	What vote is required to approve each proposal at the Equillium virtual special meeting?
A:
Equillium Stock Issuance Proposal. Approval of the stock issuance proposal requires the affirmative vote of the holders of Equillium common stock representing a majority of the votes cast at the Equillium virtual special meeting (provided that a quorum exists). Failure to vote virtually or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have no effect on the outcome of the Equillium stock issuance proposal. Shares of Equillium common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.

Equillium Adjournment Proposal. Approval of the Equillium adjournment proposal requires the affirmative vote of the holders of Equillium common stock representing a majority of the votes cast at the Equillium virtual special meeting (whether or not a quorum is present). Failure to vote virtually or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have no effect on the outcome of the Equillium adjournment proposal. Shares of Equillium common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.
Q:	What vote is required to approve each proposal at the Metacrine virtual special meeting?
A:
Metacrine Merger Proposal. Approval of the Metacrine merger proposal requires the affirmative vote of a majority of the outstanding shares of Metacrine’s common stock. Failure to vote virtually or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the Metacrine merger proposal. Shares of Metacrine common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.

Metacrine Adjournment Proposal. Approval of the Metacrine adjournment proposal requires the affirmative vote of the holders of Metacrine common stock representing a majority of the votes cast at the Equillium virtual special meeting (whether or not a quorum is present). Failure to vote virtually or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have no effect on the outcome of the Metacrine adjournment proposal. Shares of Metacrine common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.
Q:	How does the Metacrine Board recommend that Metacrine stockholders vote?
A:
Pursuant to an action by unanimous written consent of the Metacrine Board dated September 5, 2022, the Metacrine Board determined that the Merger Agreement and the transactions contemplated thereby were in the best interests of Metacrine and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and recommended that Metacrine’s stockholders adopt the Merger Agreement. The Metacrine Board recommends that Metacrine stockholders vote “FOR” the Metacrine merger proposal and “FOR” the Metacrine adjournment proposal.

Q:	How does the Equillium Board recommend that Equillium stockholders vote?
A:
At a meeting of the Equillium Board held on September 5, 2022, the Equillium Board determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Equillium common stock to the Metacrine stockholders in connection with the Merger, were in the best interests of

Equillium and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby. The Equillium Board recommends that Equillium stockholders vote “FOR” the Equillium stock issuance proposal and “FOR” Equillium adjournment proposal.
Q:	How many votes do I have?
A:
Equillium. You are entitled to one vote for each share of Equillium common stock that you owned as of the Equillium record date. As of the close of business on November 9, 2022, there were 34,352,084 outstanding shares of Equillium common stock. As of that date, 25.5% of the outstanding shares of Equillium common stock were beneficially owned by the directors and executive officers of Equillium.

Metacrine. You are entitled to one vote for each share of Metacrine common stock that you owned as of the Metacrine record date. As of the close of business on November 9, 2022, there were 42,569,515 outstanding shares of Metacrine common stock. As of that date, 8.4% of the outstanding shares of Metacrine common stock were beneficially owned by the directors and executive officers of Metacrine.
Q:	What will happen if I fail to vote or I abstain from voting?
A:
Equillium. If you are an Equillium stockholder, abstentions and broker “non-votes” have no effect on the outcome of the Equillium stock issuance proposal or the Equillium adjournment proposal. Shares of Equillium common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.

Your failure to cast a vote virtually will also make it more difficult to meet the quorum requirement with respect to the Equillium stock issuance proposal.
Metacrine. If you are a Metacrine stockholder, failure to vote virtually or by proxy at the Metacrine virtual special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the Metacrine merger proposal. Shares of Metacrine common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.
Q:	What are “broker non-votes”?
A:
Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the Equillium stock issuance proposal and the Metacrine merger proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes, if any, will be treated as shares that are present at the virtual special meeting for purposes of determining whether a quorum exists but will not be counted or deemed present virtually or by proxy for the purpose of voting on the Equillium stock issuance proposal or the Metacrine merger proposal. Broker non-votes, if any, will have the same effect as a vote against the Metacrine merger proposal.

Q:	What constitutes a quorum?
A:
Equillium. The holders of a majority of the voting power of Equillium’s outstanding shares of common stock entitled to vote as of the close of business on the Equillium record date must be virtually present or represented by proxy to constitute a quorum to conduct the Equillium virtual special meeting. All shares of Equillium common stock represented at the Equillium virtual special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum to conduct the Equillium virtual special meeting.

Metacrine. The holders of a majority of the voting power of Metacrine’s outstanding shares of common stock entitled to vote as of the close of business on the Metacrine record date must be virtually present or represented by proxy to constitute a quorum to conduct the Metacrine virtual special meeting. All shares of Metacrine common stock represented at the Metacrine virtual special meeting, including abstentions and broker non-votes will be treated as present for purposes of determining the presence or absence of a quorum to conduct the Metacrine virtual special meeting.

Q:	What is the difference between a stockholder of record and a “street name” holder?
A:
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in “street name.”

Q:	If I am a beneficial owner of shares held in street name, how do I vote?
A:
If you are not a stockholder of record but instead hold your shares in a stock brokerage account, or if your shares are held by a bank, trust company or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. If you are an Equillium stockholder but not a stockholder of record and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the Equillium stock issuance proposal or any adjournment proposal, which will have no effect on the vote on this proposal, assuming a quorum is present. If you are a Metacrine stockholder but not a stockholder of record and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the Metacrine merger proposal and, assuming a quorum is present, will have no effect on the outcome of the Metacrine adjournment proposal.

Please follow the voting instructions provided by your broker or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Equillium or Metacrine or by voting virtually at your special meeting. Further, brokers who hold shares of Equillium common stock or Metacrine common stock on behalf of their customers may not give a proxy to Equillium or Metacrine to vote those shares without specific instructions from their customers.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you are an Equillium stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Equillium common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Equillium virtual special meeting and will be voted “FOR” that proposal.

If you are a Metacrine stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Metacrine common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Metacrine virtual special meeting and will be voted “FOR” that proposal.
Q:	Can I change my vote after I have returned a proxy or voting instruction card?
A:
Yes. You can change your vote at any time before your proxy is voted at the Equillium virtual special meeting or the Metacrine virtual special meeting, as applicable. You can do this in one of four ways:

•	you can send a signed notice of revocation;
•	you can grant a new, valid proxy bearing a later date;
•	you can vote again by telephone or the Internet at a later time; or
•
if you are a holder of record, by voting at the Equillium virtual special meeting or Metacrine virtual special meeting, as applicable, which will automatically cancel any proxy previously given, or you may revoke your proxy by attending such virtual special meeting, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must provide your notice of revocation or your new proxy to the Secretary of Equillium or Secretary of Metacrine, as applicable, prior to your shares being voted. If your shares are held in street name by your broker or nominee, you should contact them to change your vote.
Q:	What should I do if I receive more than one set of voting materials?
A:
Please vote each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, stockholders will receive more than one proxy or voting instruction card. In addition, if you are a stockholder of both Equillium and Metacrine, you may receive one or more proxy cards or voting instruction cards for Equillium and one or more proxy cards or voting instruction cards for Metacrine. If you are a stockholder of both Equillium and Metacrine, please note that a vote for the issuance of shares of Equillium common stock in the Merger pursuant to the terms of the Merger Agreement for the Equillium virtual special meeting will not constitute a vote for the proposal to adopt the Merger Agreement for the Metacrine virtual special meeting, and vice versa. Therefore, please vote each proxy and voting instruction card you receive, whether from Equillium or Metacrine.
Q:	Is there a list of stockholders entitled to vote at the Equillium and Metacrine virtual special meetings?
A:
The names of stockholders of record entitled to vote at the Equillium virtual special meeting will be available at the Equillium virtual special meeting and for 10 days prior to the Equillium virtual special meeting for any purpose germane to the special meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time), at Equillium’s principal executive offices located at 2223 Avenida de la Playa, Suite 105, La Jolla, California 92037, or by contacting Equillium’s corporate secretary.

The names of stockholders of record entitled to vote at the Metacrine virtual special meeting will be available at the Metacrine virtual special meeting and for 10 days prior to the Metacrine virtual special meeting for any purpose germane to the special meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time), at Metacrine’s principal executive offices located at 4225 Executive Square, Suite 600, San Diego, CA 92037, or by contacting Metacrine’s corporate secretary.
Q:	What happens if I am a Metacrine stockholder who sells my shares of Metacrine common stock before the Metacrine virtual special meeting?
A:
The record date for the Metacrine virtual special meeting is earlier than the Metacrine virtual special meeting. If you transfer your shares of Metacrine common stock after the Metacrine record date but before the Metacrine virtual special meeting, you will retain your right to vote at the Metacrine virtual special meeting, but will have transferred the right to receive the merger consideration in the Merger. In order to receive the merger consideration, you must hold your shares through the effective time of the Merger.

Q:	What happens if I am an Equillium stockholder who sells my shares of Equillium common stock before the Equillium virtual special meeting?
A:
The record date for the Equillium virtual special meeting is earlier than the Equillium virtual special meeting. If you transfer your shares of Equillium common stock after the Equillium record date but before the Equillium virtual special meeting, you will retain your right to vote at the Equillium virtual special meeting.

Q:	What will happen to my Metacrine stock options, restricted stock units and/or warrants at the time of the Merger?
A:
Treatment of Restricted Stock Unit Awards. At the effective time of the Merger, each Metacrine restricted stock unit outstanding immediately prior to such time, or a Metacrine RSU, whether vested or unvested, other than Metacrine RSUs held by any former employee, former service provider or director of Metacrine, will be assumed by Equillium and converted into a restricted stock unit for a number of shares of Equillium common stock, or an assumed RSU, equal to the product of (a) the number of shares of Metacrine common stock subject to such Metacrine RSU and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share). Except for the change to the number and type of shares, each assumed RSU will be subject to the same terms and conditions, including vesting, as were applicable to such Metacrine RSU prior to the Merger. At the effective time of the Merger, (a) each outstanding unvested Metacrine RSU held by a former employee, former service provider or director of Metacrine will be cancelled without the payment of any consideration and (b) each outstanding vested and unexercised Metacrine RSU held by a former employee, former service provider or director of Metacrine will be cancelled and converted into a right to receive a number of fully-vested shares of Equillium common stock equal to the product of (a) the number of shares of Metacrine common stock subject to such Metacrine RSU and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share).
Treatment of Stock Options. At the effective time of the Merger, each option to purchase Metacrine common stock that is outstanding and unexercised immediately prior to such time, or a Metacrine option, whether vested or unvested, other than any Metacrine option held by any former employee, former service provider or director of Metacrine, will be assumed by Equillium and converted into an option to acquire a number of shares of Equillium common stock, or an adjusted option, equal to the product of (a) the number of shares of Metacrine common stock subject to such Metacrine option and (b) the Exchange Ratio (rounded down to the nearest whole share). The per share exercise price of each adjusted option will be equal to (i) the per share exercise price of such Metacrine option immediately prior to the Merger divided by (ii) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Except for the changes made to the number and type of shares and the exercise price, each adjusted option will be subject to the same terms and conditions, including vesting, as were applicable to such Metacrine option immediately prior to the Merger. At the effective time of the Merger, each unvested Metacrine option that is outstanding and unexercised as of immediately prior to such time and held by a former employee, former service provider or director of Metacrine will be cancelled without the payment of any consideration, and each vested Metacrine option that is outstanding and unexercised as of immediately prior to such time and held by a former employee, former service provider or director of Metacrine will be cancelled and converted into a right to receive a number of shares of Equillium common stock equal to the product of (x) the number of shares of Metacrine common stock subject to such Metacrine option multiplied by the excess, if any, of (1) the 10 day volume weighted average closing sale price of one share of Metacrine common stock for the 10 trading days prior to the effective time of the Merger (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, mergers, reorganizations, reclassifications or similar events), or the Metacrine Share Value over (2) the per share exercise price for shares subject to such Metacrine option, divided by (y) the Metacrine Share Value, multiplied by (z) the Exchange Ratio (rounded down to the nearest whole share).
Treatment of Warrants. At the effective time of the Merger, each of Metacrine’s warrants, or Metacrine Warrant, that is outstanding and unexercised immediately prior to the closing of the Merger will be automatically substituted into a warrant to purchase the number of shares of Equillium common stock equal to the product obtained by multiplying (i) the number of shares of Metacrine common stock subject to the Metacrine Warrant immediately prior to the closing of the Merger by (ii) the Exchange Ratio (rounding up to the nearest whole share). Each Metacrine Warrant will have an exercise price per share of Equillium common stock equal to (i) the exercise price per share provided in the Metacrine Warrant immediately prior to the closing of the Merger divided by (ii) the Exchange Ratio.
Treatment of ESPP. Following the date of the Merger Agreement, Metacrine has taken actions with respect to Metacrine’s 2020 Employee Stock Purchase Plan, or the ESPP, to provide that with respect to any offering periods in effect as of the date of the Merger Agreement, or the current purchase period, (i) no employee who is not a participant in the ESPP as of the date of the Merger Agreement may become a participant in the ESPP, and (ii) no employee participating in the current purchase period may increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect immediately prior to the date of the Merger Agreement, except as required by applicable law. In addition, (A) the current purchase period will end on a specified trading day occurring at least 10 days prior to the date on which the Merger is expected to close; (B) there will be no offering periods following the current purchase period and (C) in all events, Metacrine shall terminate the ESPP prior to the effective time of the Merger.
Q:	How will the rights of Metacrine stockholders change after the Merger?
A:
Metacrine stockholders will receive shares of Equillium common stock in connection with the Merger and will no longer be stockholders of Metacrine following the Merger. Their rights as holders of Equillium common stock will be governed by the amended and restated certificate of incorporation of Equillium and Equillium’s amended and restated bylaws. For additional information on stockholder rights, see “Description of Capital Stock and Comparison of Rights of Equillium Stockholders and Metacrine Stockholders” beginning on page 130 of this joint proxy statement/prospectus.

The rights of Equillium stockholders will remain the same as prior to the Merger.

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. holders of Metacrine common stock?
A:
For U.S. federal income tax purposes, the receipt of the merger consideration by a U.S. Holder (as defined in the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” in exchange for such U.S. Holder’s shares of our common stock in the merger is generally expected to be a taxable transaction for U.S. federal income tax purposes. In that case, such exchange will result in the recognition of gain or loss in an amount measured by the difference, if any, between the fair market value of the merger consideration that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger.

A Non-U.S. Holder (as defined in the section captioned “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for the Merger Consideration in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
You should read the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 123 for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. You should consult your own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of your particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any territory, state, local or non-U.S. taxing jurisdiction.
Q:	Are there any risks that I should consider in deciding how to vote?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Equillium and Metacrine contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What happens if the Merger is not completed?
A:
If the Merger is not completed for any reason, Metacrine stockholders will not receive the merger consideration issuable under the Merger Agreement. Instead, Equillium and Metacrine will remain separate public companies, and Metacrine expects that its common stock will continue to be registered under the Exchange Act and traded on the Nasdaq. In specified circumstances, either Equillium or Metacrine may be required to pay to the other party a termination fee, as described below.

Q:	Does Metacrine have to pay anything to Equillium if the Merger Agreement is terminated?
A:
In certain circumstances, depending on the reasons for termination of the Merger Agreement, Metacrine may have to pay Equillium a termination fee of $1.25 million. For a discussion of the circumstances under which a termination fee is payable by Metacrine applies, see “The Merger Agreement—Termination Fees; Liability for Breach.”

Q:	Does Equillium have to pay anything to Metacrine if the Merger Agreement is terminated?
A:
In certain circumstances, depending on the reasons for termination of the Merger Agreement, Equillium may have to pay Metacrine a termination fee of $1.75 million. For a discussion of the circumstances under which a termination fee is payable by Equillium applies, see “The Merger Agreement—Termination Fees; Liability for Breach”

Q:	When do you expect the Merger to be completed?
A:
Metacrine and Equillium intend to complete the Merger as soon as reasonably practicable and currently anticipate the closing of the Merger to occur on December 23, 2022, following the satisfaction of all the conditions to completion of the Merger. However, the Merger is subject to the satisfaction or waiver of certain conditions and it is possible that factors outside the control of Metacrine and Equillium could result in the Merger being completed at a later time or not at all. There can be no assurances as to when or if the Merger will close. See “The Merger Agreement—Article VI Conditions.”
Q:	What do I need to do now?
A:
You should carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. Even if you plan to attend the Equillium virtual special meeting or the Metacrine virtual special meeting virtually, after carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Equillium virtual special meeting or the Metacrine virtual special meeting, as applicable.

Q:	Do I need to do anything with my Metacrine common stock certificates now?
A:
No. After the Merger is completed, if you held certificates representing shares of Metacrine common stock prior to the Merger, Equillium’s exchange agent American Stock Transfer & Trust Company, LLC, or the exchange agent, will send you a letter of transmittal and instructions for exchanging your shares of Metacrine common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a Metacrine stockholder will receive the merger consideration. The shares of Equillium common stock you receive in the Merger will be issued in book-entry form.

If you are an Equillium stockholder, you are not required to take any action with respect to your Equillium stock certificates.
Q:	Do I need to do anything with my Metacrine common stock held in book-entry form now?
A:
No. After the Merger is completed, if you held shares of Metacrine common stock in book-entry form prior to the Merger, Equillium’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of Metacrine common stock for the merger consideration. Upon receipt of an agent’s message in customary form (or such other evidence, if any, as the exchange agent may reasonably request), along with the executed letter of transmittal and other required documents described in the instructions, a Metacrine stockholder will receive the merger consideration. The shares of Equillium common stock you receive in the Merger will be issued in book-entry form.

Q:	Are stockholders entitled to appraisal rights?
A:	Under Delaware law, the Metacrine stockholders are not entitled to appraisal rights in connection with the Metacrine merger proposal.
Under Delaware law, the Equillium stockholders are not entitled to appraisal rights in connection with the Equillium stock issuance proposal.
Q:	How can I contact Equillium’s or Metacrine’s transfer agent?
A:	You may contact Equillium’s or Metacrine’s transfer agent by writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, or by telephoning (718) 921-8300.
Q:	Who should I contact if I have any questions about the proxy materials or about voting?
A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should, if you are an Equillium stockholder, contact Equillium by telephone at (858) 240-1200 or by email at ir@equilliumbio.com, and, if you are a Metacrine stockholder, contact Morrow Sodali, LLC, Metacrine’s proxy solicitor, by telephone toll-free at (800) 662-5200, by email at MTCR@investor.morrowsodali.com, or by mail at 509 Madison Avenue, Suite 1206, New York, NY 10022.

Q:	Who is the exchange agent in the Merger?
A:	American Stock Transfer & Trust Company, LLC will be the exchange agent for the Merger.
Q:	Where can I find more information about Equillium and Metacrine?
A:
You can find more information about Equillium and Metacrine from the various sources described under “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus.

SUMMARY
This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the Merger and the related matters being considered at the applicable special meeting. Equillium and Metacrine urge you to carefully read the remainder of this joint proxy statement/prospectus, including the annexes and exhibits attached to and the documents incorporated by reference into this joint proxy statement/prospectus. For a description of, and instructions as to how to obtain, this information, see “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus. Certain items in this summary include a page reference directing you to a more complete description of that item.
Parties to the Merger
Equillium, Inc.
2223 Avenida de la Playa, Suite 105
La Jolla, California 92037
(858) 240-1200
Equillium was incorporated in the state of Delaware on March 16, 2017. Equillium is a clinical-stage biotechnology company leveraging deep understanding of immunology to develop novel products to treat severe autoimmune and inflammatory disorders with high unmet medical need. Equillium’s strategy is focused on advancing the clinical development of its product candidates, including potentially pursuing additional indications and acquiring new product candidates and platforms to expand its pipeline. Equillium intends to commercialize its product candidates either independently or through partnerships or otherwise monetize its pipeline through strategic transactions.
Since inception, Equillium has devoted substantially all of its efforts to organizing and staffing the company, business planning, raising capital, in-licensing rights to itolizumab (EQ001), conducting non-clinical research, filing three Investigational New Drug applications, conducting pre-clinical and clinical development of Equillium’s initial product candidate, itolizumab (EQ001), conducting business development activities such as the acquisition of Bioniz Therapeutics, Inc., in February 2022, preparing to initiate clinical studies of EQ101 and EQ102, and the general and administrative activities associated with operating a public company. Equillium has not generated revenues from its principal operations, and the sales and income potential of its business is unproven.
About Itolizumab
Itolizumab (EQ001) is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM pathway. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited.
About Equillium’s Multi-Cytokine Platform and Product Candidates EQ101 and EQ102
Equillium’s proprietary multi-cytokine platform, or MCP, generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach provides multi-cytokine inhibition at the receptor level and is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as JAK inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and Equillium believes identifying the key cytokines for these diseases will allow it to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases. Current MCP assets include EQ101, a first-in-class, tri-specific inhibitor of IL-2, IL-9 and IL-15, and EQ102, a first-in-class, selective inhibitor of IL-15 and IL-21.
This joint proxy statement/prospectus incorporates important business and financial information about Equillium from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus.

Equillium Acquisition Sub, Inc.
Triumph Acquisition Sub, Inc.
Triumph Merger Sub, Inc.
2223 Avenida de la Playa, Suite 105
La Jolla, California 92037
(858) 240-1200
Acquisition Sub I, a direct wholly owned subsidiary of Equillium, is a Delaware corporation formed on September 1, 2022, for the purpose of forming Merger Sub, and subsequently, Acquisition Sub II. Upon completion of the Merger, Acquisition Sub I will continue to exist as a direct wholly owned subsidiary of Equillium.
Acquisition Sub II, a direct wholly owned subsidiary of Acquisition Sub I, is a Delaware corporation formed on October 20, 2022 for the purposes of holding all outstanding shares of Merger Sub. Upon completion of the Merger, Acquisition Sub II will continue to exist as a direct wholly owned subsidiary of Acquisition Sub I.
Merger Sub, a direct wholly owned subsidiary of Acquisition Sub II, is a Delaware corporation formed on September 1, 2022, for the purposes of effecting the Merger. Upon completion of the Merger, Merger Sub will be merged with and into Metacrine, with Metacrine continuing as a direct wholly owned subsidiary of Acquisition Sub II.
Each of Acquisition Sub I, Acquisition Sub II, and Merger Sub have not conducted any activities other than those incidental to their formation and the matters contemplated by the Merger Agreement.
Metacrine, Inc.
4225 Executive Square, Suite 600
San Diego, CA 92037
(858) 369-7800
Metacrine was incorporated in the state of Delaware on September 17, 2014. Metacrine is a clinical-stage biopharmaceutical company currently focused on discovering and developing differentiated therapies for patients with gastrointestinal, or GI, diseases. Metacrine’s most advanced program, MET642, targets the farnesoid X receptor, or FXR, which is central to modulating GI and liver diseases. Metacrine has not generated revenues from its principal operations, and the sales and income potential of its business is unproven.
This joint proxy statement/prospectus incorporates important business and financial information about Metacrine from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus.
Risk Factors
Before voting at the Equillium virtual special meeting or the Metacrine virtual special meeting, you should carefully consider all of the information contained in or as incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus.
The Merger and the Merger Agreement
A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. Equillium and Metacrine encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 15 of this joint proxy statement/prospectus.
Effects of the Merger; Merger Consideration
If the conditions set forth in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Metacrine. Metacrine will survive the Merger and will continue as a direct wholly owned subsidiary of Equillium.

In the Merger, each share of Metacrine common stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted at the effective time into the right to receive the Exchange Ratio, with cash paid in lieu of fractional shares. The Exchange Ratio will not reflect changes in the market price of Metacrine common stock and will not reflect changes in the market price of Equillium common stock, except during the 10 trading days that are 10 trading days prior to the closing of the Merger. Equillium stockholders will not receive any merger consideration and will continue to hold their existing shares of Equillium common stock.
Treatment of Metacrine Equity Awards and Warrants
For a description of the treatment of Metacrine equity awards and warrants, see “Treatment of Metacrine Equity Awards and Warrants” beginning on page 70 of this joint proxy statement/prospectus.
Material U.S. Federal Income Tax Consequences of the Merger (See page 123)
It is expected that, for U.S. federal income tax purposes, the Merger will be a taxable transaction. In that event, a U.S. holder of Metacrine common stock will recognize gain or loss for U.S. federal income tax purposes upon the exchange of such holder's shares of Metacrine common stock for the Merger Consideration in the Merger.
The discussion of U.S. federal income tax consequences of the Merger contained in this joint proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any non-U.S., state or local tax laws.
For a more complete discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Consequences”.
The tax consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the Merger, including the effects of U.S. federal, state, local, non-U.S. and other tax laws.
Equillium’s Reasons for the Merger; Recommendation of the Equillium Board (See page 87)
At a meeting of the Equillium Board held on September 5, 2022, the Equillium Board determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Equillium common stock to the Metacrine stockholders in connection with the Merger, are in the best interests of Equillium and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of shares of Equillium common stock in connection with the Merger.
For the factors considered by the Equillium Board in reaching its decision to approve the Merger Agreement, see the section entitled “The Merger—Equillium’s Reasons for the Merger; Recommendation of the Stock Issuance by the Equillium Board” beginning on page 87.
The Equillium Board recommends that Equillium stockholders vote “FOR” the proposal to issue shares of Equillium common stock in connection with the Merger and “FOR” the Equillium adjournment proposal.
Metacrine’s Reasons for the Merger; Recommendation of the Metacrine Board (See page 88)
Pursuant to an action by unanimous written consent of the Metacrine Board dated September 5, 2022, the Metacrine Board determined that the Merger Agreement and the transactions contemplated thereby was in the best interests of Metacrine and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and recommended that Metacrine’s stockholders adopt the Merger Agreement.
For the factors considered by the Metacrine Board in reaching its decision to approve the Merger Agreement, see the section entitled “The Merger—Metacrine’s Reasons for the Merger; Recommendation of the Merger by the Metacrine Board” beginning on page 88 of this joint proxy statement/prospectus.

The Metacrine Board recommends that Metacrine stockholders vote “FOR” the Metacrine merger proposal and “FOR” the Metacrine adjournment proposal.
Opinion of Equillium’s Financial Advisor (See page 96)
Equillium retained Vantage Point Advisors, Inc., or VPA, as its financial advisor in connection with the Merger. Representatives of VPA reviewed the financial terms of the proposed transaction with the Equillium Board. At the conclusion of the discussion, VPA rendered its opinion to the Equillium Board, which was confirmed by delivery of a written opinion, dated September 6, 2022, to the effect that, as of that date and based on and subject to various assumptions, qualifications and limitations described in its opinion, the Merger was fair, from a financial point of view, to Equillium’s common stockholders. VPA’s financial analysis and written opinion is described below in “The Merger—Opinion of Equillium’s Financial Advisor” beginning on page 96.
The full text of the written opinion of VPA, dated September 6, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. VPA provided its opinion for the information and assistance of the Equillium Board in connection with its consideration of the Merger. The VPA opinion is not a recommendation as to how any Equillium stockholder should vote with respect to the issuance of shares of Equillium common stock in connection with the Merger or any other matter. For a description of the opinion that the Equillium Board received from VPA, see the section entitled “The Merger—Opinion of Equillium’s Financial Advisor” beginning on page 96.
Opinions of Metacrine’s Financial Advisor (See page 103)
Metacrine retained MTS Health Partners, L.P., or MTS Partners, as its financial advisor in connection with the Merger. MTS Securities, LLC, or MTS Securities or MTS, an affiliate of MTS Partners, rendered oral opinions to the Metacrine Board on September 2, 2022 and October 19, 2022, and subsequently confirmed by delivery of a written opinion dated as of September 2, 2022 and October 19, 2022, respectively, that as of such dates and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in each written opinion and described below, the Exchange Ratio employed in the Merger pursuant to the Merger Agreement was fair to the holders of Metacrine common stock (other than the Excluded Shares (as defined in MTS’s written opinions)) from a financial point of view. The full text of MTS’s written opinion, dated September 2, 2022, is attached as Annex C-1 to this joint proxy statement/prospectus, and the full text of MTS’s written opinion, dated October 19, 2022, is attached as Annex C-2 to this joint proxy statement/prospectus, and both are incorporated by reference in this joint proxy statement/prospectus in their entirety. The description of MTS’s opinions set forth below is qualified in its entirety by reference to the full text of MTS’s opinions. MTS’s opinions were directed to the Metacrine Board, in its capacity as such, and addressed only the fairness from a financial point of view of the Exchange Ratio pursuant to the Merger Agreement to the holders of shares of Metacrine common stock (other than the Excluded Shares) as of the date of each such opinion. They did not address any other aspects or implications of the Merger or in any manner address the prices at which the Equillium common stock would trade following consummation of the Merger or at any time and were not intended to and did not express any opinion or recommendation as to how the stockholders of Equillium or Metacrine should vote at the stockholders’ meetings to be held in connection with the Merger.
For a description of the opinions that the Metacrine Board received from MTS, see “The Merger—Opinions of Metacrine’s Financial Advisor” beginning on page 103 of this joint proxy statement/prospectus.
The Merger Agreement (See page 57)
The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A. You should read the Merger Agreement carefully, as it is the legal document that governs the Merger.
Conditions to Completion of the Merger (See page 72)
As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of Equillium stockholders and

Metacrine stockholders, the absence of any law or order prohibiting the Merger, the shares of Equillium common stock to be issued in connection with the Merger having been approved for listing on the Nasdaq, the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, the correctness of all representations and warranties made by the parties in the Merger Agreement and performance by the parties of their obligations under the Merger Agreement (subject in each case to certain materiality standards), the performance of obligations required under the Merger Agreement by Equillium and Metacrine, no material adverse effect having occurred with respect to Equillium or Metacrine, the delivery of customary closing deliverables and Metacrine’s net cash at the closing of the Merger being no less than $23,000,000.
We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.
Termination of the Merger Agreement (See page 73)
At any time before the effective time of the Merger, whether before or after Equillium’s and Metacrine’s respective stockholder votes, the parties may terminate the Merger Agreement by mutual written consent.
At any time before the effective time of the Merger, either party may terminate the Merger Agreement:
•
if the Merger does not close on or before 11:59 p.m. Pacific Standard time on January 2, 2023, or the termination date (provided that this termination right is not available to a party whose material breach of the Merger Agreement is the primary cause of, or resulted in, such failure to close by the termination date);

•
if the Metacrine stockholder approval is not obtained (provided that this termination is not available to Metacrine if its material breach of any provision of the Merger Agreement is the primary cause of, or resulted in, such failure to obtain the Metacrine stockholder approval);

•
if the Equillium stockholder approval is not obtained (provided that this termination right is not available to Equillium if its material breach of the Merger Agreement is the primary cause of, or resulted in, such failure to obtain the Equillium stockholder approval); or

•
if any law or judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (provided that this termination right is not available to a party if its material breach of any provision under the Merger Agreement has been the cause of, or resulted in the failure of the Merger to be consummated).

At any time before the effective time of the Merger, Metacrine may terminate the Merger Agreement if, (a) prior to the time the Equillium stockholder approval is obtained, (i) the Equillium Board effects a change in recommendation in relation to the stock issuance proposal contained in this joint proxy/prospectus statement (ii) Equillium fails to include the Equillium Board recommendation in this joint proxy statement/prospectus, (iii) Equillium Board failed to publicly reaffirm its recommendation to approve the Equillium stock issuance proposal within 10 Business Days after Metacrine so requests in writing following the public disclosure of any acquisition proposal with any person other than Metacrine, (iv) a tender offer or exchange offer for outstanding shares of Equillium capital shall have been commenced (other than by Metacrine or an affiliate of Metacrine) and Equillium Board shall have recommended that the stockholders of Equillium tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Equillium Board shall have failed to recommend against acceptance of such offer; or (v) Equillium materially breaches or fails to perform its non-solicitation obligations pursuant to the Merger Agreement, or clauses (i) through (v) collectively, an Equillium triggering event, (b) prior to or after the time the Metacrine stockholder approval is obtained, Equillium or Merger Sub breaches any representation, warranty, covenant or agreement made by Equillium or Merger Sub under the Merger Agreement (subject to certain procedures and materiality exceptions) such that the closing condition related to the correctness of certain representations and warranties or performance of covenants or agreements of Equillium are not met or (c) prior to the time the Metacrine stockholder approval is obtained, subject to compliance with certain terms and conditions, the Metacrine Board authorizes Metacrine to enter into an alternative acquisition agreement pursuant to a superior proposal and Metacrine pays to Equillium the required termination fee.
At any time before the effective time of the Merger, Equillium may terminate the Merger Agreement if, (a) prior to the time the Metacrine stockholder approval is obtained, (i) the Metacrine Board effects a change in recommendation in relation to the Metacrine merger proposal, (ii) Metacrine fails to include the Metacrine merger proposal in this joint proxy statement/prospectus, (iii) the Metacrine Board shall have failed to publicly reaffirm its recommendation to approve Metacrine merger proposal within 10 Business Days after Equillium so requests in writing following the public disclosure of any acquisition proposal with any person other than Equillium, (iv) a tender offer or exchange offer for outstanding Metacrine common stock shall have been commenced (other than by Equillium or an Affiliate of Equillium) and the Metacrine Board shall have recommended that the stockholders of Metacrine tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Metacrine Board shall have failed to recommend against acceptance of such offer, or (v) Metacrine materially breaches or fails to perform the non-solicitation provisions of the Merger Agreement, or clauses (i) through (v) collectively, a Metacrine triggering event, (b) prior to or after the time the Equillium stockholder approval is obtained, Metacrine breaches any representation, warranty, covenant or agreement made by Metacrine under the Merger Agreement (subject to certain procedures and materiality exceptions) such that the closing condition related to the correctness of certain representations and warranties or performance of covenants or agreements of Metacrine are not met or (c) prior to the time the Equillium stockholder approval is obtained, the Equillium Board authorizes Equillium to enter into an alternative acquisition agreement pursuant to a superior proposal and Equillium pays to Metacrine the required termination fee.
Termination Fees (See page 75)
If the Merger Agreement is terminated (i) by Equillium following a Metacrine triggering event or (ii) by Metacrine to enter into a superior proposal, Metacrine shall pay Equillium a fee equal to $1,250,000 within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii).
Further, (i) the Merger Agreement is terminated by Equillium or Metacrine due to a failure to close the Merger by the termination date or failure to obtain the Metacrine stockholder approval, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to Metacrine shall have been announced or publicly disclosed to Metacrine or its stockholders and not publicly withdrawn, and (iii) within 12 months after the date of a termination in either of the cases referred to in clause (i) of this sentence, Metacrine consummates an acquisition proposal with respect to Metacrine or enters into an agreement contemplating an acquisition proposal with respect to Metacrine that is subsequently consummated, then Metacrine will pay Equillium a fee equal to $1,250,000, concurrently with such consummation; provided that solely for purposes of this provision, the term “acquisition proposal” shall have the meaning assigned to such term with respect to Metacrine in “No Solicitation of Alternative Proposals” discussed below, beginning on page 65, except that the references to “20% or more” shall be deemed to be references to “50% or more”.
If the Merger Agreement is terminated (i) by Metacrine following an Equillium triggering event or (ii) by Equillium to enter into a superior proposal, then Equillium shall, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Metacrine a fee equal to $1,750,000.
Further, if (i) the Merger Agreement is terminated by Equillium or Metacrine due to a failure to close the Merger by the termination date or failure to obtain the Equillium stockholder approval, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to Equillium shall have been publicly made or publicly disclosed to Equillium or its stockholders and not publicly withdrawn, and (iii) within 12 months after the date of a termination in either of the cases referred to in clause (i) of this sentence, Equillium consummates an acquisition proposal with respect to Equillium or enters into an agreement contemplating an acquisition proposal with respect to Equillium that is subsequently consummated, then Equillium shall pay Metacrine a fee equal to $1,750,000, concurrently with such consummation; provided that solely for purposes of this provision, the term “acquisition proposal” shall have the meaning assigned to such term with respect to Equillium in “No Solicitation of Alternative Proposals” discussed below, beginning on page 65, except that the references to “twenty (20%) or more” shall be deemed to be references to “50% or more”. In no event shall Metacrine be required to pay a termination fee on more than one occasion. In no event shall Equillium be required to pay a termination fee on more than one occasion.

Regulatory Matters
Neither Equillium nor Metacrine is aware of any material regulatory approvals or actions that are required for completion of the Merger. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Accounting Treatment (See page 122)
Equillium prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. The Merger will be accounted for using the acquisition method of accounting, with Equillium treated as the acquiror. Please see the section entitled “The Merger—Accounting Treatment” on page 122 of this joint proxy statement/prospectus.
Appraisal Rights (See page 122)
Under Delaware law, the Metacrine stockholders are not entitled to appraisal rights in connection with the Merger or any other transaction contemplated by the Merger Agreement.
Under Delaware law, the Equillium stockholders are not entitled to appraisal rights in connection with the issuance of shares of Equillium common stock in the Merger pursuant to the terms of the Merger Agreement.
Metacrine’s Executive Officers and Directors Have Financial Interests in the Merger That Differ from the Interests of Metacrine Stockholders (See page 118)
Certain members of the Metacrine Board and certain executive officers of Metacrine may be deemed to have financial interests in the Merger that are in addition to, or different from, the interests of other Metacrine stockholders generally. The Metacrine Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement and in making the recommendation that Metacrine stockholders adopt the Merger Agreement. These potential interests include:
•	Accelerated vesting of equity awards upon the Effective Time of the Merger and upon certain terminations of employment or service following the Effective Time of the Merger;
•	Following the Effective Time, it is expected that Dr. Klassen will be appointed to the Equillium Board;
•	Cash severance and other benefits upon certain terminations of employment or service following the Effective Time of the Merger; and
•	Indemnification by the combined company for liabilities for acts or omissions occurring at or prior to the Effective Time of the Merger.
For additional details about these interests, see “Financial Interests of Metacrine Directors and Executive Officers in the Merger” beginning on page 118 of this joint proxy statement/prospectus.
Rights of Metacrine Stockholders Will Change as a Result of the Merger (See page 130)
As a result of the Merger, Metacrine stockholders will become holders of shares of Equillium common stock, and their rights will be governed by the Amended and Restated Certificate of Incorporation of Equillium and Equillium’s Amended and Restated Bylaws (instead of the Amended and Restated Certificate of Incorporation of Metacrine and Metacrine’s Amended and Restated Bylaws) and the General Corporation Law of Delaware, or the DGCL. Following the Merger, former Metacrine stockholders will have different rights as holders of Equillium common stock than they had as Metacrine stockholders due to differences in the organizational documents of Equillium and Metacrine. For additional information on stockholder rights, see “Description of Capital Stock and Comparison of Rights of Equillium Stockholders and Metacrine Stockholders” beginning on page 130 of this joint proxy statement/prospectus.

The Equillium virtual special meeting
The Equillium virtual special meeting will be held by live webcast at 12:00 p.m. (Eastern Time), on December 20, 2022. There will be no physical meeting location. In order to attend the Equillium virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/EQ2022SM and enter the 16-digit Control Number shown on your proxy card. At the Equillium virtual special meeting, Equillium stockholders will be asked to consider and vote upon the following proposals:
•	the Equillium stock issuance proposal; and
•	the Equillium adjournment proposal.
Only holders of record of shares of Equillium common stock at the close of business on November 9, 2022, the Equillium record date, will be entitled to notice of, and to vote at, the Equillium virtual special meeting and any postponements or adjournments thereof. Holders of Equillium common stock at the close of business on the Equillium record date may cast one vote for each share of Equillium common stock so held, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank, or other nominee. On the Equillium record date, there were outstanding a total of 34,352,084 shares of common stock entitled to vote at the Equillium virtual special meeting.
Approval of the Equillium stock issuance proposal requires the affirmative vote of the holders of shares of Equillium common stock representing a majority of the votes cast on such matter at the Equillium virtual special meeting (provided that a quorum exists). Approval of the Equillium adjournment proposal requires the affirmative vote of the holders of shares of Equillium common stock representing a majority of the votes cast on such matter at the Equillium virtual special meeting (whether or not a quorum is present).
The Metacrine virtual special meeting
The Metacrine virtual special meeting will be held by live webcast at 12:00 p.m. (Eastern Time), on December 20, 2022. There will be no physical meeting location. In order to attend the Metacrine virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/MTCR2022SM and enter the 16-digit Control Number shown on your proxy card. At the Metacrine virtual special meeting, Metacrine stockholders will be asked to consider and vote upon the following proposals:
•	the Metacrine merger proposal; and
•	the Metacrine adjournment proposal.
Only holders of record of shares of Metacrine common stock at the close of business on November 9, 2022, the Metacrine record date, will be entitled to notice of, and to vote at, the Metacrine virtual special meeting and any postponements or adjournments thereof. Holders of Metacrine common stock at the close of business on the Metacrine record date may cast one vote for each share of Metacrine common stock so held, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank, or other nominee. On the Metacrine record date, there were outstanding a total of 42,569,515 shares of Metacrine common stock entitled to vote at the Metacrine virtual special meeting.
Completion of the Merger is conditioned on the approval of the Metacrine merger proposal. Approval of the Metacrine merger proposal requires the affirmative vote of the holders of Metacrine’s common stock representing a majority of the outstanding shares of Metacrine common stock entitled to vote on such matter at the Metacrine virtual special meeting (provided that a quorum exists). Approval of the Metacrine adjournment proposal requires the affirmative vote of the holders of shares of Metacrine common stock representing a majority of the votes cast on such matter at the Metacrine virtual special meeting (whether or not a quorum is present).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the proposed Merger.
The unaudited pro forma condensed combined balance sheet information as of June 30, 2022 is based upon and derived from the historical financial information of Equillium and Metacrine and gives effect to the Merger as if such acquisition had occurred on June 30, 2022. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2021 and the six months ended June 30, 2022 are also based upon and derived from the historical financial information of Equillium and Metacrine and give effect to the Merger as if it occurred on January 1, 2021. In addition, the unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2021 and the six months ended June 30, 2022 are also based upon and derived from the historical financial information of Bioniz, Inc., or Bioniz, which was acquired by Equillium on February 14, 2022 and give effect to the Bioniz acquisition as if it occurred on January 1, 2021, or the Bioniz Acquisition and together with the Merger, the Acquisitions.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•
Equillium’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, as contained in its Annual Report on Form 10-K filed on March 23, 2022 with the SEC.

•
Equillium’s unaudited condensed consolidated financial statements and accompanying notes as of and for the six months period ended June 30, 2022, as contained in its Quarterly Report on Form 10-Q filed on August 15, 2022 with the SEC.

•
Metacrine’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, as contained in its Annual Report on Form 10-K filed on March 30, 2022 with SEC.

•
Metacrine’s unaudited condensed consolidated financial statements and accompanying notes as of and for the six months period ended June 30, 2022, as contained in its Quarterly Report on Form 10-Q filed on August 9, 2022 with the SEC.

•	The other information contained in or incorporated by reference into this filing.
Additional information about the basis of presentation of this information is provided in Note 1 hereto.
The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisitions had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma financial information, Equillium allocated the purchase price using its best estimates of fair value. Accordingly, the pro forma Merger price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Merger or any integration costs. The unaudited pro forma condensed combined statements of operations and comprehensive loss do not reflect certain amounts resulting from the Merger that were determined to be of a non-recurring nature.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. Equillium has accounted for the Merger using the acquisition method of accounting, in accordance with FASB Accounting Standards Codification, or ASC, Topic 805 “Business Combinations”, or ASC 805. Equillium preliminarily determined that the Merger constitutes an acquisition of assets instead of a business combination as substantially all of the fair value of the gross assets acquired was concentrated in a group of similar identifiable assets, and therefore, the Merger was not considered a business combination.
After the closing of the Merger, Equillium will complete the valuations necessary to finalize the required purchase price allocation based upon the fair market values as of the actual closing date of the Merger, at which time the final allocation of the purchase price will be determined. The pro forma financial information contained in this joint proxy statement/prospectus is also based upon certain assumptions with respect to the amount of net cash to be received from Metacrine at the closing of the Merger and the number of shares of Equillium common stock to be issued to Metacrine at closing of the Merger. Differences between preliminary estimates in the pro forma financial information presented herein and the final acquisition accounting will occur and could have a material impact on the pro forma financial information. In this regard, differences between those preliminary estimates and the actual net cash received from Metacrine at the closing of the Merger and the number of shares of Equillium common stock ultimately issued to Metacrine at closing of the Merger would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including cash and cash equivalents, common stock and additional paid-in capital, and various components of the unaudited pro forma condensed combined statements of operations, including in-process research and development expense, net loss per share and weighted-average shares used in computing net loss per share.
The unaudited pro forma condensed combined financial information has been prepared by Equillium in accordance with SEC Regulation S-X Article 11 and is not necessarily indicative of the condensed combined financial position or results of operations that would have been realized had the Acquisitions been completed as of the dates indicated above, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Equillium will experience after the Merger is completed. In addition, the accompanying unaudited pro forma condensed combined statements of operations and comprehensive loss do not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring expenses and one-time transaction-related costs that may be incurred as a result of the Acquisitions.
Description of the Merger
Equillium, Metacrine, Acquisition Sub I, Acquisition Sub II and Merger Sub entered into the Merger Agreement dated September 6, 2022 and amended on October 26, 2022. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Metacrine, and Metacrine will continue as the surviving corporation and an indirect, wholly owned subsidiary of Equillium. In connection with the Merger, all of the issued and outstanding shares of common stock of Metacrine, par value $0.0001 per share, or the Shares, will be cancelled and converted into the right to receive consideration per share consisting of (i) the Exchange Ratio, which is determined by dividing (x) (a) 125% of Metacrine’s net cash as of the closing of the Merger, or the Closing, by (b) the price per share of common stock of Equillium, par value $0.0001 per share, or Equillium common stock determined based on the 10-day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to the Closing date, provided that the price per share of Equillium common stock shall be no less than $2.70 and no more than $4.50 by (y) the aggregate fully diluted shares of Metacrine, plus (ii) any cash payable in lieu of fractional shares of Equillium’s common stock. As defined in the Merger Agreement, net cash consists of Metacrine’s cash and cash equivalents, deposits, prepaid expenses, and short-term investments, adjusted by certain factors including the full payoff amount of Metacrine’s existing term debt having an outstanding principal of $15 million. Net cash is estimated to be approximately $27.0 million at Closing, assuming a Closing on December 23, 2022. In addition, Equillium has agreed to terms on an amended debt facility with Metacrine’s current lender, K2 HealthVentures LLC, whereby at the Closing Equillium would assume Metacrine’s existing loan, subject to certain modifications. Concurrent with the Closing, Equillium intends to retire its existing debt facility with Oxford Finance LLC and SVB, which has an outstanding principal balance of $10 million as of June 30, 2022.
Consummation of the Merger is subject to certain closing conditions, including Metacrine’s net cash being no less than $23 million, the absence of certain legal impediments, the effectiveness of a registration statement to which this joint proxy statement/prospectus is a part, adoption of the Merger Agreement by the holders of a majority of Metacrine’s outstanding common stock at Metacrine’s virtual special meeting, and approval of the issuance of shares of Equillium common stock in the Merger by the holders of shares of Equillium common stock representing a majority of the votes cast at Equillium’s virtual special meeting.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2022
(In thousands)
	Equillium, Inc.	Metacrine, Inc.	Pro Forma Adjustments	Notes	Equillium, Inc. Unaudited Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$23,808	$45,348	$(6,508)	A
			(3,747)	B
			(10,600)	C
			(893)	B
			(150)	D	47,258
Short-term investments	33,754	10,182	—		43,936
Prepaid expenses and other current assets	2,920	3,611	—		6,531
Total current assets	60,482	59,141	(21,898)		97,725
Property and equipment, net	451	—	—		451
Operating lease right-of-use assets	1,418	—	—		1,418
Other assets	121	—	—		121
Total assets	$62,472	$59,141	$(21,898)		$99,715
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,091	$503	$—		$5,594
Accrued expenses	5,377	2,150	—		7,527
Current portion of operating lease liabilities	434	—	—		434
Current portion of long-term notes payable	4,286	—	(4,286)	C	—
Total current liabilities	15,188	2,653	(4,286)		13,555
Long-term notes payable	5,992	13,616	(5,992)	C
			1,384	D
			(150)	D
			(208)	D	14,642
Other non-current liabilities	—	1,388	(1,388)	D	—
Long-term operating lease liabilities	1,025	—	—		1,025
Total liabilities	22,205	17,657	(10,640)		29,222
Commitments and contingencies
Stockholders’ equity:
Common Stock	3	4	(4)	E
			1	H	4
Additional paid-in capital	201,936	243,595	(243,595)	E
			33,346	H
			208	D	235,490
Accumulated other comprehensive loss	(149)	(20)	20	E	(149)
Accumulated deficit	(161,523)	(202,095)	202,095	E
			(893)	B
			(322)	C
			(2,114)	I	(164,852)
Total stockholders’ equity	40,267	41,484	(11,258)		70,493
Total liabilities and stockholders’ equity	$62,472	$59,141	$(21,898)		$99,715
See notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
For the Year Ended December 31, 2021
(In thousands, except share and per share data)
	Equillium, Inc. Historical December 31, 2021	Bioniz, Inc. Historical December 31, 2021	Pro Forma Adjustments (Acquisition of Bioniz)	Notes	Equillium, Inc. Unaudited Pro Forma Results (Adjusted for Acquisition of Bioniz)	Metacrine, Inc. Historical December 31, 2021	Pro Forma Adjustments (Acquisition of Metacrine)	Notes	Equillium, Inc. Unaudited Pro Forma Results Combined
Research and development	$26,379	$3,277	$—		$29,656	$45,474	$—		$75,130
Acquired in-process research and development	—	—	23,049	I	23,049	—	2,114	I	25,163
General and administrative	11,407	2,181	—		13,588	15,605	—		29,193
Total operating expenses	37,786	5,458	23,049		66,293	61,079	2,114		129,486
Loss from operations	(37,786)	(5,458)	(23,049)		(66,293)	(61,079)	(2,114)		(129,486)
Other expense, net:
Interest expense	(1,073)	—	—		(1,073)	(1,202)	1,073	F	(1,202)
Interest income	57				57	102	—		159
Other expense, net	(250)	14,997	(15,000)	G	(253)	(28)	—		(281)
Total other expense, net	(1,266)	14,997	(15,000)		(1,269)	(1,128)	1,073		(1,324)
Net loss	$(39,052)	$9,539	$(38,049)		$(67,562)	$(62,207)	$(1,041)		$(130,810)
Other comprehensive income, net:
Unrealized loss on available-for-sale securities, net	(59)	—	—		(59)	(6)	—		(65)
Foreign currency translation gain	218	—	—		218	—	—		218
Total other comprehensive income, net	159	—	—		159	(6)	—		153
Comprehensive loss	$(38,893)	$9,539	$(38,049)		$(67,403)	$(62,213)	$(1,041)		$(130,657)
Net loss per share, basic and diluted	$(1.36)				$(2.01)	$(2.29)			$(2.85)
Weighted-average number of common shares outstanding, basic and diluted	28,806,310		4,820,230	H	33,626,540	27,188,864	(14,838,231)	H	45,977,173
See notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
For the Six Months Ended June 30, 2022
(In thousands, except share and per share data))
	Equillium, Inc. Historical June 30, 2022	Bioniz, Inc. Historical January 1- February 13, 2022	Pro Forma Adjustments (Acquisition of Bioniz)	Notes	Equillium, Inc. Unaudited Pro Forma Results (Adjusted for Acquisition of Bioniz)	Metacrine, Inc. Historical June 30, 2022	Pro Forma Adjustments (Acquisition of Metacrine)	Notes	Equillium, Inc. Unaudited Pro Forma Results Combined
Research and development	$20,251	$123			$20,374	$8,989			$29,363
Acquired in-process research and development	23,049		(23,049)	I	—				—
General and administrative	7,581	211	—		7,792	8,894			16,686
Restructuring charges	—	—	—		—	902			902
Gain from lease termination and asset sale	—	—	—		—	(508)			(508)
Total operating expenses	50,881	334	(23,049)		28,166	18,277	—		46,443
Loss from operations	(50,881)	(334)	23,049		(28,166)	(18,277)	—		(46,443)
Other expense, net:
Interest expense	(515)	—	—		(515)	(925)	515	F	(925)
Interest income	90	—	—		90	90	—		180
Other expense, net	(240)	—	—		(240)	(30)	—		(270)
Total other expense, net	(665)	—	—		(665)	(865)	515		(1,015)
Net loss	$(51,546)	$(334)	$23,049		$(28,831)	$(19,142)	$515		$(47,458)
Other comprehensive loss, net:
Unrealized loss on available-for-sale securities, net	(234)	—	—		(234)	(15)	—		(249)
Foreign currency translation gain	223	—	—		223	—	—		223
Total other comprehensive loss, net	(11)	—	—		(11)	(15)	—		(26)
Comprehensive loss	$(51,557)	$(334)	$23,049		$(28,842)	$(19,157)	$515		$(47,484)
Net loss per share, basic and diluted	$(1.56)				$(0.87)	$(0.45)			$(1.04)
Weighted-average number of common shares outstanding, basic and diluted	33,085,917				33,085,917	42,278,932	(29,928,299)	H	45,436,550
See notes to unaudited pro forma condensed combined financial statements

1. Basis of presentation
The historical consolidated financial information of Equillium has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Acquisitions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations and comprehensive loss, are expected to have a continuing impact on the results of operations.
The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC and are intended to show how the Acquisitions might have affected the historical financial statements. The unaudited pro forma condensed combined financial information set forth herein is based upon the consolidated financial statements of Equillium, Bioniz and Metacrine. The unaudited pro forma condensed combined financial information is presented as if the Merger had been completed on June 30, 2022 with respect to the unaudited pro forma condensed combined balance sheet as of June 30, 2022 and as of January 1, 2021 with respect to the unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2021 and the six month period ended June 30, 2022 for both the Acquisitions. The unaudited pro forma condensed combined financial statements have also been adjusted to give effect to pro forma events that are directly attributable to the Acquisitions, factually supportable and expected to have a continuing impact on the combined results.
Equillium’s combined financial information has been prepared in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, as issued by the Financial Accounting Standards Board, or FASB. Metacrine’s and Bioniz’s financial information has been historically prepared in accordance with GAAP.
The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the Merger. To the extent there are significant changes to the combined company’s business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly.
Equillium determined the Merger constitutes an acquisition of assets instead of a business combination as substantially all of the fair value of the gross assets acquired was concentrated in a group of similar identifiable assets, and therefore, the acquisition was not considered a business. Asset acquisitions are accounted for by allocating the cost of the acquisition, including transaction costs, to the individual assets acquired and liabilities assumed on a relative fair value basis without recognition of goodwill.
Equillium determined the Merger meets the definition of an acquisition of a business as defined in Rule 8-04 of Regulation S-X of the SEC. The accompanying unaudited pro forma condensed combined financial information was prepared for the purpose of complying with Rule 8-04 of Regulation S-X of the SEC and for inclusion in Equillium’s filings with the SEC.
2. Accounting Policies
Following the execution of the Merger Agreement, Equillium will conduct a review of accounting policies of Metacrine in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Equillium’s accounting policies and classifications. Equillium may identify differences among the accounting policies of Equillium and Metacrine that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information. During the preparation of this unaudited pro forma condensed combined financial information, Equillium was not aware of any material differences between accounting policies of Equillium and Metacrine to conform to Equillium’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies among Equillium and Metacrine.

3. Consideration Transferred
The calculation of the estimated preliminary purchase consideration is as follows:
Estimated equity consideration
In connection with the Merger, all of the issued and outstanding Shares will be cancelled and converted into the right to receive consideration per share consisting of (i) the Exchange Ratio, plus (ii) any cash payable in lieu of fractional shares of Equillium’s common stock.
Each of Metacrine’s stock options, or Options, that is outstanding as of immediately prior to the effectiveness of the Merger, or the Effective Time, will (i), if held by a continuing employee or service provider, be substituted automatically into an Equillium option award to purchase the number of shares of Equillium common stock equal to the number of Shares subject to the Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) if the Option is held by a former employee, service provider or director of Metacrine, (x) to the extent unvested, be cancelled without the payment of any consideration and (y) to the extent vested, be cancelled and converted into a right to receive the number of shares of Equillium common stock equal to (1) the number of Shares subject to the Option immediately prior to the Effective time multiplied by the excess, if any, of Metacrine’s price per Share based on the 10 day trading volume weighted average price per Share calculated 10 trading days prior to the Closing date over the per share exercise price for the Shares underlying the Option immediately prior to the Effective Time, or the Metacrine Share Value, divided by (2) the Metacrine Share Value multiplied by the Exchange Ratio.
Each of Metacrine’s restricted stock unit awards, or the RSUs, that is outstanding as of immediately prior to the Effective Time will (i), if held by a continuing employee or service provider, whether vested or unvested, be substituted automatically into an Equillium restricted stock unit award with respect to a number of shares of Equillium common stock equal to the product obtained by multiplying the total number of Shares subject to the RSU immediately prior to the Effective Time by the Exchange Ratio, and (ii) if the RSU is held by a former employee, service provider or director of Metacrine, (x) to the extent unvested, be cancelled without the payment of any consideration and (y) to the extent vested, be cancelled and converted into a right to receive the number of shares of Equillium common stock equal to the product obtained by multiplying the total number of Shares subject to the RSU immediately prior to the Effective Time by the Exchange Ratio.
Each of Metacrine’s warrants, or the Warrants, that is outstanding and unexercised immediately prior to the Effective Time will be automatically substituted into a warrant to purchase the number of shares of Equillium common stock equal to the product obtained by multiplying the number of Shares subject to the Warrant immediately prior to the Effective Time by the Exchange Ratio. Each Warrant will have an exercise price per share of Equillium common stock equal to exercise price per Share immediately prior to the Effective Time divided by the Exchange Ratio.
Estimated number of shares of the combined company to be owned by Metacrine stockholders	12,350,633
Multiplied by the assumed price per share of Equillium common stock(1)	$2.70
Estimated equity consideration	$33,346,709
(1)
Represents the floor price of the collar as Equillium’s stock price was trading below the floor as of November 8, 2022. The number of Equillium shares actually issued at closing will be based on the actual 10-day volume weighted average closing price of Equillium common stock calculated 10 trading days preceding the closing.

For illustrative purposes only, we have calculated the potential number of shares Equillium would issue in connection with the closing of the Merger based on the assumptions and sensitivity analysis set forth herein.
Based on (1) the Estimated equity consideration of $33,346,709, or the Pro Forma Assumed Upfront Merger Consideration, and (2) an Equillium Stock Price equal to the Floor Price, Equillium would issue 12,350,633 shares of common stock.
Keeping the Pro Forma Assumed Upfront Merger Consideration constant, a $0.25 increase from the Floor Price would decrease the number of shares of common stock Equillium issues at the Closing by 1,046,664. Keeping the Equillium stock price constant, a $1 million increase or decrease in the Assumed Upfront Merger Consideration would increase or decrease, respectively, the number of shares of common stock to be issued by Equillium by 462,963 shares. Keeping the Pro Forma Assumed Upfront Merger Consideration constant, and assuming an Equillium stock price equal to the Ceiling Price, Equillium would issue 7,410,380 shares. Keeping the Pro Forma Assumed Upfront Merger Consideration constant, a $0.25 decrease from the Ceiling Price would increase the number of shares of common stock Equillium issues at the Closing by 435,904.
Fair value of the Metacrine outstanding stock options and restricted stock units
The estimated fair value of the outstanding Options and RSUs are included in the consideration transferred in accordance with ASC 805. Because no Metacrine employees will be continuing following Closing, the outstanding Options and RSUs which are vested and in-the-money at the Effective Time will be exchanged into shares of common stock of Equillium based on the Exchange Ratio, those shares of common stock being an allocation of the total shares of common stock issued in the Merger as described above, with no incremental consideration attributed to such equity awards. There is no future service requirement. Any unvested Options or RSUs will be cancelled at the Effective Time.
Fair value of warrants to be issued by Equillium to Metacrine warrant holders
Each Warrant that is outstanding and unexercised immediately prior to the Merger will be automatically substituted into a warrant to purchase the number of shares of Equillium common stock equal to the product obtained by multiplying the number of Shares subject to the Warrant immediately prior to the Merger by the Exchange Ratio. Each Warrant will have an exercise price per share of Equillium common stock equal to exercise price per Share immediately prior to the Effective Time divided by the Exchange Ratio. The fair value of the warrants to purchase common stock to be issued to the Metacrine debt holders will be allocated to the pro forma long-term notes payable balance.
The total estimated equity consideration was recorded to common stock at par ($0.0001 per share) and the remainder to additional paid-in capital.
Total estimated preliminary purchase consideration consists of the following:
Estimated equity consideration	$33,346,709
Estimated fair value of the outstanding Metacrine stock options and RSUs	$—
Estimated fair value of the outstanding Metacrine warrants	$—
Total estimated preliminary purchase consideration	$33,346,709
4. Preliminary Purchase Price Allocation
The summary of the preliminary estimated purchase price allocation is as follows (in thousands):
Description	Fair Value
Assets acquired:
Cash	$45,275
Prepaid expenses and other current assets	3,611
Total assets acquired	48,886
Liabilities assumed:
Accounts payable	503
Accrued expenses	2,150
Debt	15,000
Total liabilities assumed	17,653
Net assets acquired	31,233
In-Process R&D	2,114
Adjusted value of assets acquired	$33,347

5. Pro Forma Adjustments
The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are based on preliminary estimates that may change significantly as additional information is obtained, are as follows:
(A)
Reflects expected use of $6.5 million of Metacrine’s cash-on-hand for costs related to the closing of the Merger including costs directly attributable to the acquisition such as severance and directors and officers liability tail insurance.

(B)	To reduce cash based on the expected transaction costs, see Note 6.
(C)	To reflect the assumed payoff of the Equillium debt held with Oxford Finance and SVB along with a prepayment penalty fee of 1% of the outstanding principal as of June 30, 2022.
(D)
To reflect the assumption of a $15.0 million loan with K2 HealthVentures LLC payment of a $150,000 amendment fee and warrants issued with a fair value of approximately $0.2 million. Both the amendment fee and the fair value of the warrants are recorded as a debt discount, which is classified as a contra-liability against long-term notes payable.

(E)	To reflect the elimination of Metacrine’s historical equity accounts.
(F)	To eliminate the historical interest expense attributed to Equillium’s debt.
(G)	To reverse the income recognized under Bioniz during the year ended December 31, 2021 attributed to the termination of the Almirall option agreement which is considered to be a non-recurring item.
(H)
To reflect the unaudited pro forma condensed combined basic and diluted earnings per share for the periods presented that have been adjusted by the 4,820,230 shares of common stock issued in connection with the Bioniz acquisition and the estimated 12,350,633 shares of common stock to be issued in connection with the Merger, which are assumed outstanding for the year ended December 31, 2021 for pro forma purposes, and to reflect the fair value of the estimated preliminary purchase price consideration totaling $33.3 million as an increase to common stock and additional paid-in capital in the unaudited pro forma condensed combined balance sheet as of June 30, 2022.

(I)
To record the acquired in-process research and development in the unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2021 for the Bioniz and Mergers as if they were completed on January 1, 2021 and to record the acquired in-process research and development in the unaudited pro forma condensed combined balance sheets as of June 30, 2022 as if the Merger were completed on June 30, 2022.

6. Transaction Costs
The pro forma adjustment related to Merger costs of $4.6 million reflected in accumulated deficit consists of the estimated accrual to be incurred by Equillium and Metacrine in connection with the Merger which was not reflected in each of the historical consolidated balance sheets. Approximately $3.7 million of the estimated Merger costs is attributable to Metacrine, and approximately $0.9 million of the estimated Merger costs is attributable to Equillium.
These Merger-related costs are not expected to have a continuing impact on the results of the combined company. There were no material Merger-related costs included in the historical results of operations of Equillium or Metacrine requiring pro forma adjustment.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS
Equillium common stock and Metacrine common stock are both traded on the Nasdaq under the symbols “EQ” and “MTCR”, respectively. The following table presents the high and low price per share of Equillium common stock and Metacrine common stock on September 6, 2022, the last full trading day before public announcement that Equillium and Metacrine had entered into the Merger Agreement, and November 8, 2022, the last practicable trading day before the date of this joint proxy statement/prospectus.
	Equillium common stock			Metacrine common stock
Date	High	Low	Close	High	Low	Close
September 6, 2022	$2.77	$2.63	$2.73	$0.47	$0.44	$0.47
November 8, 2022	$1.79	$1.67	$1.72	$0.43	$0.39	$0.40
For illustrative purposes, the following table provides equivalent high and low price per share of Metacrine common stock on each of the specified dates. These equivalent high and low price per share amounts reflect the fluctuating value of Equillium common stock that Metacrine stockholders would receive in exchange for each share of Metacrine common stock if the Merger were completed on either of these dates and assuming an Exchange Ratio of 0.282.
	Equillium common stock			Metacrine Equivalent Per Share
Date	High	Low	Close	High	Low	Close
September 6, 2022	$2.77	$2.63	$2.73	$0.78	$0.74	$0.77
November 8, 2022	$1.79	$1.68	$1.71	$0.50	$0.47	$0.48
The market value of the shares of Equillium common stock to be issued in exchange of shares of Metacrine common stock upon the completion of the Merger will not be known at the time of the Equillium and Metacrine virtual special meetings. The above tables show only historical comparisons. Because (1) the market prices of Equillium common stock and Metacrine common stock will likely fluctuate prior to the Merger, (2) the Equillium stock price used for the purposes of calculating the Exchange Ratio is determined based on the 10 day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to the Closing date, provided that in no event will the price per share of Equillium common stock be less than $2.70 or greater than $4.50 and (3) Metacrine’s Closing net cash and aggregate fully diluted capitalization will not be known until shortly prior to the Closing, these comparisons may not provide meaningful information to (i) Equillium stockholders in determining whether to approve the issuance of shares of Equillium common stock to holders of Metacrine common stock in connection with the Merger pursuant to the Merger Agreement or (ii) Metacrine stockholders in determining whether to adopt the Merger Agreement. Equillium stockholders and Metacrine stockholders are encouraged to obtain current market quotations for shares of Equillium common stock and Metacrine common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus in considering whether to approve the issuance of shares of Equillium common stock in connection with the Merger pursuant to the terms of the Merger Agreement, in the case of Equillium stockholders, and whether to adopt the Merger Agreement, in the case of Metacrine stockholders. See the section entitled “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus.
Holders
As of 5:00 p.m. (Eastern Time) on the record date for the Equillium virtual special meeting, 34,352,084 shares of Equillium common stock, held by 49 holders of record, were outstanding and entitled to vote at the Equillium virtual special meeting. As of 5:00 p.m. (Eastern Time) on the record date for the Metacrine virtual special meeting, 42,569,515 shares of Metacrine common stock, held by 35 holders of record, were outstanding and entitled to vote at the Metacrine virtual special meeting.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the adoption and approval of the Merger Agreement, in the case of Metacrine stockholders, or for the issuance of shares of Equillium common stock in connection with the Merger, in the case of Equillium stockholders. In addition, you should read and consider the risks associated with each of the businesses of Equillium and Metacrine because these risks will also affect the combined company. These risks can be found in Equillium’s and Metacrine’s respective Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2022, both of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 141 of this joint proxy statement/prospectus.
Risk Factors Relating to the Merger
The Merger may not be completed on the terms or timeline currently contemplated, or at all. Equillium stockholders and Metacrine stockholders will be subject to a number of material risks if the Merger is not completed.
The consummation of the Merger is subject to numerous conditions, including (1) the approval by the Metacrine stockholders of the Metacrine Merger proposals, (2) the approval by the Equillium stockholders of the Equillium Merger proposals, (3) the effectiveness of the Registration Statement on Form S-4 of which the joint proxy statement and prospectus forms a part, (4) Metacrine’s net cash at the Closing being no less than $23,000,000, and (5) other customary closing conditions. See the section “The Merger Agreement – Conditions to Completion of Merger.”
If the Merger is not completed for any reason, including the failure to complete the Merger by January 2, 2023 (or such later date to which such date may be extended in accordance with the terms of the Merger Agreement), the price of Equillium common stock and/or the price of the Metacrine common stock, par value $0.0001, or Metacrine common stock, may decline to the extent that the market price of Equillium common stock or Metacrine common stock, as applicable, reflects or previously reflected positive market assumptions that the Merger would be completed and the related benefits would be realized. In addition, Equillium and Metacrine have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Merger. These expenses must be paid regardless of whether the Merger is consummated. If the Merger is not consummated because the Merger Agreement is terminated, Equillium may be required under certain circumstances to pay Metacrine a termination fee of $1,750,000 or Metacrine may be required under certain circumstances to pay Equillium a termination fee of $1,250,000. There is no assurance that the Merger will be consummated. If the Merger is not timely completed, Equillium and Metacrine may have to materially alter their respective business plans, including pausing and/or terminating their current and planned clinical trials and the development of their respective product candidates.
The Merger may be completed even if certain events occur prior to the Closing that materially and adversely affect Metacrine and Equillium.
In general, either party can refuse to complete the Merger if there is a material adverse change affecting the other party between the signing date of the Merger Agreement, and the Closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could have a material adverse effect on Equillium and Metacrine, including, subject to certain exceptions, among others:
•	changes or conditions generally affecting the industries in which Equillium or Metacrine, as applicable, operate;
•	general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;
•
any failure, in and of itself, by Equillium or Metacrine, as applicable, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

•	the public announcement or pendency of the transactions contemplated hereby;
•	any change, in and of itself, in the market price or trading volume of Equillium’s or Metacrine’s, as applicable, securities or in its credit ratings;
•	any change in applicable law, regulation or GAAP;
•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation;
•	any hurricane, tornado, flood, earthquake or other natural disaster;
•	any epidemic, pandemic or disease outbreak (including Covid-19) and any action by a governmental entity in response thereto;
•	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated thereby;
•
any adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to Equillium’s or Metacrine’s, as applicable, product candidates that are not reasonably expected to materially affect the likelihood or timing of FDA approval;

•	any change or modification to any development program of Equillium; or
•	any taking of any action required pursuant to the Merger Agreement, or not required by the Merger Agreement but taken at the written request of the other party.
If one or more material adverse changes occur and Metacrine and Equillium still complete the Merger, the stock price of the combined company following the Closing may suffer. This in turn may reduce the value of the shares of Equillium common stock to the stockholders of the combined company. See “The Merger Agreement” beginning on page 57 for more information.
The Exchange Ratio will not be determined until shortly prior to the date of the Closing and Equillium and Metacrine stockholders may not know the number of shares to be issued in the Merger or the Exchange Ratio at the time of the stockholder special meetings.
In connection with the Merger, all of the issued and outstanding shares of Metacrine common stock, will be cancelled and converted into the right to receive consideration per share consisting of (i) the exchange ratio, or the Exchange Ratio, determined by dividing (x) (a) 125% of Metacrine’s net cash as of the Closing, or the Upfront Merger Considerations, divided by (b) the price per share of Equillium common stock determined based on the 10 day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to the Closing date, provided that in no event will the price per share of Equillium common stock, or the Equillium Stock Price, be less than $2.70 or greater than $4.50 by (y) the aggregate fully diluted shares of Metacrine, or Metacrine’s Closing Capitalization, plus (ii) any cash payable in lieu of fractional shares of Equillium common stock.
The Exchange Ratio is adjustable, as described above, and the price per share of Equillium common stock may be subject to change prior to, during and following the period during which the price per share of Equillium common stock is set for purposes of the Exchange Ratio. Changes in Metacrine’s net cash as of Closing and the price of Equillium common stock prior to the Merger, will each affect the market value of the Merger consideration that Metacrine stockholders actually receive upon the Closing. Stock price changes may result from a variety of factors (many of which are beyond Metacrine’s and Equillium’s control), including the following factors:
•	changes in Equillium’s and Metacrine’s respective businesses, operations, financial position or prospects;
•	changes in market assessments of the business, operations, financial position or prospects of either company or the combined company;
•	manipulation to affect the Exchange Ratio leading up to the Closing;
•	market assessments of the likelihood that the Merger will be completed;
•	interest rates, general market, political and economic conditions and other factors generally affecting the price of Equillium’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments affecting the businesses of Metacrine or Equillium.
Under the Merger Agreement, there will be no adjustment to the Exchange Ratio for changes in the market price of Equillium common stock within 10 trading days of the Closing, and neither company is permitted to terminate the Merger Agreement or resolicit the vote of Equillium stockholders or Metacrine stockholders solely because of changes in the market price of either company’s stock. You are encouraged to obtain current market quotations for shares of Metacrine common stock and for shares of Equillium common stock before voting.
Because the Merger will be completed after the date of the respective special stockholder meetings, if the special stockholder meeting occurs prior to the finalization of the Closing net cash or more than 10 trading days prior to the Closing, at the time of the applicable special stockholder meeting, the Equillium or Metacrine stockholders may not know the Exchange Ratio or the exact market value of the Equillium common stock that Metacrine stockholders will receive upon completion of the Merger.
•
subject to the $4.50 per share ceiling, if the 10-day volume weighted average price per share of Equillium common stock increases after the special stockholder meeting but during the window used for determining the Exchange Ratio, Metacrine stockholders can expect to receive less shares of Equillium common stock than was estimated at the time of the special stockholder meeting; and

•
subject to the $2.70 per share floor, if the 10-day volume weighted average price per share of Equillium common stock decreases after the special stockholder meeting but during the window used for determining the Exchange Ratio, Metacrine stockholders can expect to receive more shares of Equillium common stock than was estimated at the time of the special stockholder meeting.

For illustrative purposes only, we have calculated the potential Exchange Ratio based on the assumptions and sensitivity analysis set forth herein. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration, (2) an Equillium Stock Price equal to the Floor Price, and (3) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, the Exchange Ratio would equal 0.282. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration and (2) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $0.25 increase to the Floor Price would decrease the Exchange Ratio to 0.258. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration, (2) an Equillium Stock Price equal to the Ceiling Price, and (3) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, the Exchange Ratio would equal 0.169. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration and (2) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $0.25 decrease to the Ceiling Price would increase the Exchange Ratio to 0.179. Assuming (1) the Equillium Stock Price remains constant and (2) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $1,000,000 increase or decrease in the Upfront Merger Consideration would increase or decrease, respectively, the Exchange Ratio by approximately 0.008.
We encourage you to obtain current market quotations of Equillium common stock, Metacrine common stock and consider the foregoing risk before voting. See the section “The Merger Agreement – Treatment of Metacrine Equity Awards and Warrants” beginning on page 70 for more information.
Failure to complete the Merger could negatively affect the stock prices and the future business and financial results of Equillium and Metacrine.
If the Merger is not completed, the ongoing businesses of Equillium and Metacrine may be adversely affected and Equillium and Metacrine will be subject to several risks, including the following:
•
the possibility that Equillium may be required to pay Metacrine a termination fee of $1,750,000, if the Merger is terminated under qualifying circumstances described under “The Merger Agreement – Termination Fees; Liability for Breach”;

•
the possibility that Metacrine may be required to pay Equillium a termination fee of $1,250,000 under qualifying circumstances described under “The Merger Agreement – Termination Fees; Liability for Breach”;

•	the incurrence of costs and expenses relating to the proposed Merger, such as financing, legal, accounting, financial advisor, filing, printing and mailing fees and expenses;

•	the possibility that Metacrine will be unable to find another potential strategic partner, advance its product candidates, and, as a result, elect to liquidate and dissolve its business;
•
the possibility that Equillium will be unable to raise sufficient capital or enter into one or more strategic transactions to enable it to carry on its current business plan, including its current and planned clinical trials or expand its pipeline;

•	the possibility of a change in the trading price of Equillium common stock to the extent current trading prices reflect a market assumption that the Merger will be completed;
•	the possibility that Equillium or Metacrine could suffer potential negative reactions from their respective employees, partners and vendors; and
•
the possibility that Equillium or Metacrine could suffer adverse consequences associated with their respective management's focus on the Merger instead of on pursuing other opportunities that could have been beneficial to each company, in each case, without realizing any of the benefits contemplated by the Merger.

In addition, if the Merger is not completed, Equillium or Metacrine could be subject to litigation related to any failure to complete the Merger or to perform their respective obligations under the Merger Agreement.
If the Merger is not completed, Equillium and Metacrine cannot assure their stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Equillium or Metacrine. See the section “The Merger Agreement – Termination of the Merger Agreement” beginning on page 57 for more information.
Metacrine’s net cash at the Closing is subject to change, which could result in Metacrine Stockholders owning a smaller percentage of the combined organization and could even result in the conditions to Closing not being satisfied.
For purposes of the Merger Agreement, Metacrine cash is subject to certain reductions, including, without limitation, certain short and long term liabilities, unpaid expenses related to the Merger, the purchase of a six-year tail to Metacrine’s directors and officers liability insurance policy, and certain other unpaid obligations, including change of control payments, severance and similar payments payable to its current and former employees, the expected cost and expenses of Metacrine liability arising from legal proceedings, payments in order to terminate certain agreements, and payments (up to the unpaid deductible) under D&O insurance reasonably expected to be paid in connection with legal proceedings. In the event the amount of Metacrine’s net cash at the Closing is less than anticipated, Metacrine’s stockholders could hold a significantly smaller portion of the combined organization. Additionally, the Merger Agreement includes a closing condition that requires Metacrine deliver a minimum net cash of $23 million at the Closing. In the event that Metacrine’s net cash falls below this threshold, Equillium would not be obligated to, but may in its sole discretion elect to, consummate the Merger, which would further reduce Metacrine stockholders holding a smaller portion of the combined organization. See the section “The Merger Agreement – Representations and Warranties” beginning on page 60 for more information.
Equillium has the right to pursue certain strategic transactions and to issue and sell equity and convertible securities subject to certain limitations, the occurrence of which may impact Metacrine’s stockholders’ decisions to vote for the Metacrine merger proposals.
The Merger Agreement allows Equillium to issue, sell or agree to issue or sell shares of Equillium capital stock and/or other equity and convertible securities of Equillium that in the aggregate would not equal or exceed 20% of Equillium’s outstanding capital stock, calculated as of the date of the Merger Agreement, without Metacrine’s consent. Any such issuance or sale of Equillium equity or convertible securities may result in Metacrine stockholders holding a smaller portion of the combined organization. Additionally, in limited circumstances, Equillium may enter into and consummate a strategic transaction to exclusively license or sell, or grant an option to exclusively license or sell, certain of its assets, including Equillium’s rights to develop, manufacture and commercialize EQ001 (itolizumab) without Metacrine’s consent. Should such a transaction occur, it is likely to materially impact Equillium’s stock price and its current and future business plans. Metacrine stockholders should consider these possibilities or the lack of such possibilities, among other things disclosed in this joint proxy/prospectus, in determining whether to vote for the Metacrine merger proposals. See the section “The Merger Agreement – Conduct of Business” beginning on page 62 for more information.

Metacrine stockholders and Equillium stockholders will not be entitled to appraisal rights in the Merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under the DGCL § 262(b), stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) through (c).
Equillium stockholders will not be entitled to appraisal rights in the Merger with respect to their Equillium shares. Metacrine shares are listed on Nasdaq and are expected to continue to be so listed on the record date for the Metacrine virtual special meeting. Because holders of shares of Metacrine common stock will receive shares of Equillium common stock in the Merger and cash in lieu of fractional shares, holders of shares of Metacrine common stock will also not be entitled to appraisal rights in the Merger with respect to their shares of Metacrine common stock.
The Merger Agreement contains provisions that could discourage a potential competing acquiror of either Equillium or Metacrine or could result in any competing proposal being at a lower price than it might otherwise be.
The Merger Agreement contains “no-shop” provisions that, subject to limited exceptions, restrict Metacrine’s and Equillium’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of Equillium or Metacrine. In addition, the other party generally has an opportunity to offer to modify the terms of the proposed merger in response to any competing acquisition proposals that may be made before such board of directors may withdraw or qualify its recommendation regarding the proposals described herein. In specified circumstances, Equillium or Metacrine may be required to pay a termination fee to the other party due to the termination of the Merger Agreement.
These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Equillium or Metacrine from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expenses that may become payable in certain circumstances.
If the Merger Agreement is terminated and either Equillium or Metacrine attempts to seek another business combination, there is no assurance that either Equillium or Metacrine, as applicable, may be able to negotiate a transaction with another party on terms comparable or better than the terms of the Merger. See the section “The Merger Agreement – No Solicitation of Alternative Proposals” beginning on page 65 for more information.
The pendency of the Merger could adversely affect the business and operations of Equillium and Metacrine.
In connection with the Merger, some prospective partners of each of Equillium and Metacrine may delay or defer decisions or reduce their level of business with either or both of the companies, any of which could negatively affect the financials and business plans of Equillium and Metacrine, regardless of whether the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of Equillium and Metacrine may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions without the consent of the other party or as otherwise discussed elsewhere in these risk factors, even if such actions would prove beneficial. Any of these effects could adversely affect Equillium’s or Metacrine’s respective business prior to the completion of the Merger. Moreover, the pursuit of the Merger and the preparation for the integration of the companies may place a significant burden on the management and personnel of both companies. The diversion of management's attention away from operating the companies in the ordinary course could adversely affect Equillium’s and Metacrine’s financial results and the advancement of their respective product candidates.

Current Equillium stockholders will have a reduced ownership and voting power in the combined company after the Merger.
After the completion of the Merger, the current securityholders of Equillium and Metacrine will own a smaller percentage of the combined company than their ownership in their respective companies prior to the Merger.
The aggregate value for each share of Metacrine common stock will not be determined until shortly prior to the closing of the Merger. For illustrative purposes only, we have provided the below assumptions and sensitivity analysis to inform your decision.
Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration, (2) an Equillium Stock Price equal to the Floor Price, and (3) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, the Exchange Ratio would equal 0.282. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration and (2) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $0.25 increase to the Floor Price would decrease the Exchange Ratio to 0.258. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration, (2) an Equillium Stock Price equal to the Ceiling Price, and (3) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, the Exchange Ratio would equal 0.169. Assuming (1) an Upfront Merger Consideration equal to the Assumed Upfront Merger Consideration and (2) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $0.25 decrease to the Ceiling Price would increase the Exchange Ratio to 0.179. Assuming (1) the Equillium Stock Price remains constant and (2) Metacrine’s Closing Capitalization is equal to the Assumed Metacrine Closing Capitalization, a $1,000,000 increase or decrease in the Upfront Merger Consideration would increase or decrease, respectively, the Exchange Ratio by approximately 0.008. We encourage you to obtain current market quotations of Equillium common stock and Metacrine common stock before voting.
Based on the Assumed Upfront Merger Consideration, Equillium estimates that it may issue between 7.5 and 12.5 million shares of its common stock to Metacrine stockholders in connection with the Closing. Based on the Assumed Upfront Merger Consideration and 34,352,084 shares of Equillium common stock outstanding as of November 9, 2022, we estimate that current Equillium stockholders will own between 82.08% and 73.32% of the outstanding common stock of the combined company and former Metacrine equityholders will own between 17.92% and 26.68% of the outstanding common stock of the combined company.
Equillium stockholders and Metacrine stockholders currently have the right to vote for their respective directors and on certain other matters affecting their company. If and when the Merger occurs, each Equillium stockholder will remain a stockholder of Equillium with a percentage ownership of Equillium that will be smaller than the stockholder’s percentage of Equillium prior to the Merger (without considering such stockholder’s current ownership of Metacrine shares, if any). Correspondingly, each Metacrine stockholder who receives shares of Equillium common stock will become an Equillium stockholder with a percentage ownership of Equillium that will be smaller than the stockholder’s percentage ownership of Metacrine (without considering such stockholder’s current ownership of Equillium common stock). Equillium stockholders will have less voting power in Equillium than they currently have, and former Metacrine stockholders will have less voting power in Equillium than they now have in Metacrine. Each of Equillium and Metacrine’s pre-Merger stockholders, respectively, as a group, will be able to exercise less influence over the management and policies of the combined company following the consummation of the Merger than immediately prior to the consummation of the Merger. See the section “The Merger Agreement – Treatment of Metacrine Equity Awards and Warrants” beginning on page 70 for more information.
The market price of shares of Equillium common stock may be affected by factors different from those that historically have affected shares of Metacrine common stock and will continue to fluctuate after the Merger.
Upon completion of the Merger, holders of Metacrine common stock will become holders of Equillium common stock. Equillium’s business differs from that of Metacrine in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of Equillium after the Merger, as well as the market price of shares of Equillium common stock, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of Metacrine. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Equillium common stock, regardless of Equillium's actual operating performance. As a result, the market price of shares of Equillium common stock may fluctuate significantly following completion of the Merger, and holders of Metacrine common stock could lose some or all of the value of their investment in Equillium common stock.

Directors and executive officers of Equillium and Metacrine have financial interests in the Merger that may be different from, or in addition to, those of other Equillium stockholders and Metacrine stockholders, which could have influenced their decisions to support or approve the Merger.
In considering whether to approve the proposals at the special meetings, Equillium and Metacrine stockholders should recognize that directors and executive officers of Equillium and Metacrine have interests in the Merger that may differ from, or that are in addition to, their interests as stockholders of Equillium and stockholders of Metacrine. The Equillium Board and the Metacrine Board were aware of these interests at the time each approved the Merger Agreement. These interests may cause Equillium's and Metacrine's directors and executive officers to view the Merger differently than you may view it as a stockholder. The interests include, among others, severance benefits, continued indemnification and the right to accelerated vesting. For example, Metacrine previously entered into severance and bonus agreements with certain members of management that provide them with cash severance payments, certain health insurance coverage and the acceleration of their outstanding equity awards in the event their employment is terminated in connection with a change of control of Metacrine.
The opinions obtained by the Equillium Board and Metacrine Board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions.
The Equillium Board received a written opinion, or the VPA Opinion, dated September 6, 2022 from Vantage Point Advisors, Inc., its financial advisor, that the Merger transaction was fair, from a financial point of view, to the Equillium common stockholders, as of such date, and based on and subject to the qualifications, limitations and assumptions set forth in the VPA Opinion (including, without limitation, the accuracy and completeness of the audited and unaudited financial statements, forecasts and other information provided to it by the Equillium Board and the assurances from the Equillium Board that they were unaware of any facts or circumstances that would make the VPA Opinion incomplete or misleading). The VPA Opinion did not constitute a recommendation to the Equillium Board (or any member thereof) as to how it should vote with respect to the Merger transaction. The Metacrine Board received written opinions from MTS, an affiliate of its financial advisor MTS Health Partners, LP, or MTS Partners, dated September 2, 2022, or the September MTS Opinion, and October 19, 2022, or the October MTS Opinion and together with the September Opinion, the MTS Opinions, that as of such dates and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by MTS, as set forth in the MTS Opinions, the Exchange Ratio employed in the Merger pursuant to the Merger Agreement was fair to the holders of shares of Metacrine common stock (other than Excluded Shares), from a financial point of view. Changes in the operations or prospects of Equillium or Metacrine, general market and economic conditions and other factors that may be beyond the control of Equillium and Metacrine, and on which the above-described opinions were based, may alter the value of Equillium or Metacrine or the prices of shares of Equillium Common stock or Metacrine common stock by the time the Merger is completed. Except for the October MTS Opinion, Equillium and Metacrine have not obtained, and do not expect to request, updated opinions from their respective financial advisors. None of the above-listed opinions speak to any date other than the date of such opinion. See the sections “The Merger Agreement – Opinion of Equillium’s Financial Advisor” beginning on page 96, and “The Merger Agreement – Opinions of Metacrine’s Financial Advisor” beginning on page 103 for more information.
Due to the Merger, the ability of Equillium to use Metacrine's net operating losses to offset future taxable income may be restricted and these net operating losses could expire or otherwise be unavailable.
As of December 31, 2021, Metacrine had federal net operating loss carryforwards, which we refer to as NOLs, of approximately $164.5 million. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-ownership change NOLs to offset future taxable income. As of December 31, 2021, Metacrine has not completed a Section 382 limitation study. If the Merger is completed, Metacrine's existing NOLs may be subject to limitations. In addition, if Equillium undergoes any subsequent ownership change, its ability to utilize NOLs would be limited.
The Merger is intended to be a taxable transaction and does not qualify as a “reorganization” for U.S. federal income tax purposes. U.S. holders will be required to recognize gain or loss for U.S. federal income tax purposes at the time of the exchange of their Metacrine common stock for the merger consideration in the Merger.
U.S. holders of Metacrine common stock will recognize gains or losses for U.S. federal income tax purposes on each share of Metacrine common stock surrendered in the Merger in an amount equal to the difference between (1) the fair market value of the merger consideration received in exchange for such surrendered share upon completion of the Merger and (2) the holder's basis in the share of Metacrine common stock surrendered. Any gain or loss recognized would be long-term capital gain or loss if the U.S. holder's holding period in a particular block of Metacrine common stock exceeds one year at the effective time of the Merger. Long-term capital gain of non-corporate U.S. holders (including individuals) is taxed at reduced U.S. federal income tax rates. See the section “Material U.S. Federal Income Tax Consequences” beginning on page 123 for more information.
Risk Factors Relating to Equillium Following the Merger
Operational Risks
Equillium expects to incur substantial costs and expenses related to the Merger.
Equillium expects to incur substantial costs and expenses in connection with completing the Merger and integrating Metacrine’s business. While Equillium has assumed that a certain level of transaction and integration costs and expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration costs and expenses, including any Metacrine liabilities that arise, or become known, following the Closing. Many of the costs and expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration costs and expenses could be greater or could be incurred over a longer period of time than Equillium currently expects.
Equillium intends to enter into an arrangement to assume Metacrine’s existing debt facility and to retire Equillium’s current debt facility, which, regardless of whether such arrangement is consummated, will have a material impact on Equillium’s financials.
In connection with the Closing, Equillium intends to enter into an arrangement with Metacrine’s current lender, K2 HealthVentures LLC, to amend and assume Metacrine’s current debt facility with an outstanding principal balance of $15 million, or the K2 Debt Arrangement. If Equillium and K2 HealthVentures LLC are able to consummate the K2 Debt Arrangement, Equillium would retire its existing debt facility with Oxford Finance LLC and Silicon Valley Bank, which currently has an outstanding principal amount of $10 million, or the Existing Debt Facility. After retiring the Existing Debt Facility and as a result of the Merger, Equillium anticipates adding approximately $35 million in cash to its balance sheet at the Closing. As a condition of the K2 Debt Arrangement, K2 HealthVentures LLC may require Equillium to provide additional warrant coverage, which, if issued and exercised, would dilute both Equillium and Metacrine stockholders’ ownership in the combined organization.
There are no assurances that Equillium and K2 HealthVentures LLC will be able to agree on terms mutually acceptable to each other with respect to the K2 Debt Arrangement. If Equillium and K2 HealthVentures LLC are unable to agree on acceptable terms for the K2 Debt Arrangement, Metacrine’s existing debt facility with K2 HealthVentures LLC will be retired at the Closing. If Metacrine’s existing debt facility is retired at the Closing, Equillium would expect to add approximately $27 million in cash to its balance sheet at the Closing and continue to maintain its Existing Debt Facility.
The restrictions and obligations contained in the K2 Debt Arrangement, if consummated, may differ from those under the Existing Debt Facility and Metacrine’s existing debt facility. Equillium anticipates the terms of the K2 Debt Arrangement will subject its business to the risks normally associated with debt financing, including the following risks:
•
Equillium’s cash flow may be insufficient to meet required payments of principal and interest, or require Equillium to dedicate a substantial portion of its cash flow to pay its debt and the interest associated with its debt rather than to other areas of its business;

•	it may be more difficult for Equillium to obtain additional financing in the future for its operations, working capital requirements, capital expenditures, debt service or other general requirements;
•	Equillium may be more vulnerable in the event of adverse economic and industry conditions or a downturn in its business;
•	Equillium may be placed at a competitive disadvantage compared to its competitors that have less debt;
•	Equillium may be subject to limitations with respect to its activities including certain future strategic transactions; and

•	Equillium may not be able to refinance at all or on favorable terms, as its debt matures.
If any of the above risks occurred, Equillium’s financial condition and results of operations could be materially adversely affected. See section “Description of the Merger” beginning on page 21 for more information.
Equillium will require additional capital to fund its operations, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Equillium to delay, limit or terminate certain of its product development programs, commercialization efforts or other operations.
The development of biotechnology product candidates is capital-intensive. As Equillium conducts non-clinical research and clinical development of its product candidates, Equillium will need substantial additional funds to maintain and expand its capabilities in a variety of areas including research, clinical development, regulatory affairs, product quality assurance, and pharmacovigilance. In addition, if Equillium obtains marketing approval for any of its product candidates, Equillium expects to incur significant commercialization expenses for marketing, sales, manufacturing and distribution. Some of those commercialization investments may be made at-risk in advance of receiving an approval. Because the outcome of any preclinical study or clinical trial is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our drug candidates. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.
Based on Equillium’s current operating plan, Equillium believes that its existing cash and cash equivalents, together with the cash proceeds from the Merger, will be sufficient to fund its operating expenses and capital expenditure requirements through at least calendar year 2023. In particular, Equillium expects the cash proceeds from the Merger, together with its existing cash and cash equivalents, will allow it to advance its clinical development plans through topline data from the EQUALISE study, interim data from its planned Phase 2 study of EQ101 in alopecia areata and interim data from its planned Phase 1 study of EQ102 in healthy volunteers as well as in subjects with celiac disease. Equillium’s operating plan may change as a result of many factors currently unknown to it, and Equillium may need to seek additional funding sooner than planned.
Until such time as Equillium can generate significant revenue from sales of its product candidates, if ever, Equillium expects to finance its cash needs through equity offerings, debt financings or other capital sources, including potentially grants, collaborations, licenses or other similar arrangements. Accordingly, Equillium will need to continue to rely on additional financing to achieve its business objectives. If Equillium is unable to raise additional capital when needed, its ability to grow and support its business and to respond to market challenges could be significantly limited, which could have a material adverse effect on its business, financial condition and results of operations. Any additional capital raising efforts may divert Equillium’s management from their day-to-day activities, which may adversely affect its ability to develop and, if approved, commercialize its current and any future drug candidates. Additional funding may not be available on acceptable terms, or at all.
If the combined company is unable to compete effectively, the results of operations of the combined company will be materially and adversely affected.
The competitors of the combined company include major pharmaceutical and biotechnology companies, academic institutions, government agencies, public and private research institutions, and smaller or early stage companies, of which many are well-capitalized. The competitiveness of the combined company, is based on factors including the efficacy, safety and convenience of our product candidates, our combined ability to raise capital and enter into strategic transactions, and recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials. If the combined company is unable to compete based on such factors, the combined company's results of operations and business prospects could be harmed.
The combined company will have numerous product candidates and two discovery platforms and will need to prioritize its research programs and focus development of its product candidates on the potential treatment of certain indications. As a result, the combined company may forego or delay pursuit of opportunities with other indications or for any future product candidates that later prove to have greater commercial potential. The resource allocation decisions of the combined company may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Such failure may result in the combine company being unable to raise additional capital to continue to fund its existing programs and operations, and could lead to stockholders losing all or substantially all of their investment in Equillium.
The business operations of the combined company will be subject to various and changing federal, state, local and foreign laws and regulations that could result in costs or sanctions that adversely affect the business and results of operations of the combined company.
The combined company will operate in an increasingly complex regulatory environment. Businesses in the countries in combined company will operate are subject to local, legal and political environments and regulations including with respect to employment, tax, statutory supervision and reporting and trade restriction. These regulations and environments are also subject to change.
Adjusting business operations to changing environments and regulations may be costly and could potentially render the particular business operations uneconomical, which may adversely affect the profitability of the combined company or lead to a change in the business operations.
Notwithstanding the best efforts of the combined company, it may not be in compliance with all regulations in the countries in which it operates at all times and may be subject to sanctions, penalties or fines as a result. These sanctions, penalties or fines may materially and adversely impact the profitability of the combined.
Other Risks
The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of Equillium’s results after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company.
Equillium and Metacrine will continue to operate as separate companies prior to the Merger. Equillium and Metacrine have no prior history as a combined company. The historical financial statements of Metacrine may be different from those that would have resulted had Metacrine been operated as part of Equillium. The pro forma condensed combined financial information appearing elsewhere herein has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the aggregate consideration to Metacrine assets and liabilities. The aggregate consideration allocation reflected in the pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary, and the final allocation of the aggregate consideration will be based upon the actual aggregate consideration and the fair value of the assets and liabilities of Metacrine as of the date of the completion of the Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger, including the incurrence of costs related to the planned integration of Metacrine, any future non-recurring charges resulting from the Merger, or consider potential effects of future market conditions on expense efficiencies, if any. The unaudited pro forma financial information presented in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Equillium believes are reasonable under the circumstances. Equillium cannot assure you that the assumptions will prove to be accurate over time.
The Equillium and Metacrine prospective financial information is inherently subject to uncertainties.
While presented with numeric specificity, the Equillium and Metacrine prospective financial information provided in this document was prepared based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions, and additional matters specific to Equillium or Metacrine business, as applicable, including the possibility of consummating certain other strategic transactions) that are inherently subjective and uncertain and are largely beyond the control of the respective management of each. As a result, actual results may differ from the prospective financial information. Important factors that may affect actual results and cause these projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Equillium’s or Metacrine’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods) and general industry, business, competitive and economic conditions.

Equillium and Metacrine may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Equillium’s and Metacrine’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Equillium’s and Metacrine’s respective business, financial position and results of operations.
Other Risks Related to Equillium’s Business and Metacrine’s business
Equillium’s and Metacrine’s businesses are, and following completion of the transaction Equillium will continue to be, subject to the risks described above and in Equillium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and Metacrine’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, as amended and as updated by subsequent Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 141 for the location of information incorporated by reference in this joint proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as it cannot be assured that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “pro forma,” “should,” “will,” “would,” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:
•	expected timing, completion, effects and potential benefits of the Merger;
•	statements of the plans, strategies and objectives of management with respect to the approval and closing of the Merger;
•	Metacrine’s and Equillium’s ability to solicit a sufficient number of proxies to approve matters related to the consummation of the Merger;
•	the expected Exchange Ratio and relative ownership percentages of the stockholders of Metacrine and Equillium in the combined company following the Closing;
•	the expected level of Metacrine Net Cash at the Closing;
•	the expected board of directors of Equillium;
•	any statements regarding future economic conditions, growth rate, market opportunity or performance of the combined company;
•	Equillium’s plans, if any, and timing to divest or enter into strategic partnerships with respect to its or Metacrine’s legacy assets;
•	the Metacrine-Prepared Projections;
•	research and development plans, including planned preclinical studies and clinical trials, including for itolizumab, EQ101 and EQ102;
•	the ability to obtain or maintain the listing of Equillium common stock on Nasdaq following the Merger;
•	Equillium’s and Metacrine’s respective officers and directors potentially having conflicts of interest with approving the Merger;
•	economic, business, competitive, and/or regulatory factors affecting the business of Equillium and Metacrine;
•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	satisfaction or waiver (if applicable) of the conditions to the Merger; and
•	statements of belief and any statement of assumptions underlying any of the foregoing.
For a discussion of the factors that may cause Equillium, Metacrine or the combined company’s actual results, performance or achievements following the Closing to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Equillium and Metacrine to complete the Merger and the effect of the Merger on the business of Equillium, Metacrine and the combined company following the completion of the Merger, see the section titled “Risk Factors” in this joint proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Equillium and Metacrine. See the section titled “Where You Can Find More Information” in this joint proxy statement/prospectus. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Equillium, Metacrine or the combined company following completion of the Merger could differ materially from the forward-looking statements. All forward-looking statements in this joint proxy statement/prospectus are current only as of the date on which the statements were made. Equillium and Metacrine do not undertake any obligation (and expressly disclaim any such obligation) to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events, except as required by applicable law.
In addition, statements that “Equillium believes” or “Metacrine believes” and similar statements reflect Equillium’s or Metacrine’s beliefs and opinions on the relevant subject. These statements are based upon information available to Equillium or Metacrine, as the case may be, as of the date of this joint proxy statement/prospectus, and while Equillium or Metacrine, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

THE EQUILLIUM VIRTUAL SPECIAL MEETING
This joint proxy statement/prospectus is being mailed on or about November 10, 2022, to holders of record of Equillium common stock as of the close of business on November 9, 2022, and constitutes notice of the Equillium virtual special meeting in conformity with the requirements of the DGCL.
This joint proxy statement/prospectus is being provided to Equillium stockholders as part of a solicitation of proxies by the Equillium Board for use at the Equillium virtual special meeting and at any adjournments or postponements of the Equillium virtual special meeting. Equillium stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement.
Date, Time and Place of the Equillium virtual special meeting
The Equillium virtual special meeting will be held via live webcast on December 20, 2022, starting at 12:00 p.m. (Eastern Time). There will be no physical meeting location. In order to attend the Equillium virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/EQ2022SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Purpose of the Equillium virtual special meeting
At the Equillium virtual special meeting, Equillium stockholders will be asked to consider and vote upon the following proposals:
•	Equillium Proposal 1: To approve the Equillium stock issuance proposal.
•	Equillium Proposal 2: To approve the Equillium adjournment proposal.
Recommendation of the Equillium Board
At a meeting of the Equillium Board held on September 5, 2022, the Equillium Board determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Equillium common stock to the Metacrine stockholders in connection with the Merger, are in the best interests of Equillium and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby.
The Equillium Board recommends that Equillium stockholders vote “FOR” the Equillium stock issuance proposal and “FOR” the Equillium adjournment proposal.
See also the section entitled “The Merger—Reasons for the Merger; Recommendation of the Merger by the Equillium Board” beginning on page 87.
Record Date for the Equillium virtual special meeting; Stock Entitled to Vote
Only holders of record of shares of Equillium common stock at the close of business on November 9, 2022, the record date for the Equillium virtual special meeting, will be entitled to notice of, and to vote at, the Equillium virtual special meeting and any postponements or adjournments thereof. Holders of Equillium common stock at the close of business on the Equillium record date may cast one vote for each share of Equillium common stock that you owned as of the Equillium record date, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank, or other nominee.
On the Equillium record date, there were outstanding a total of 34,352,084 shares of Equillium common stock entitled to vote at the Equillium virtual special meeting.
Solicitation of Proxies
The cost of proxy solicitation for the Equillium virtual special meeting, if any, and expenses for the filing, printing and mailing of this joint proxy statement/prospectus will be borne by Equillium. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Equillium, without additional remuneration, by personal interview, telephone, electronic communication or otherwise. Equillium will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Equillium record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Equillium has not retained a proxy solicitor to assist in its solicitation of proxies.
Quorum
The holders of a majority of the voting power of Equillium’s outstanding shares of common stock entitled to vote as of the close of business on the Equillium record date must be virtually present or represented by proxy to constitute a quorum to conduct the Equillium virtual special meeting. All shares of Equillium common stock represented at the Equillium virtual special meeting, including abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum to conduct the Equillium virtual special meeting.
Vote Required
•
Equillium Stock Issuance Proposal. Approval of the Equillium stock issuance proposal requires the affirmative vote of the holders of Equillium common stock representing a majority of the votes cast on such matter at the Equillium virtual special meeting (provided that a quorum exists).

•
Equillium Adjournment Proposal. Approval of the Equillium adjournment proposal requires the affirmative vote of the holders of shares of Equillium common stock representing a majority of votes cast on such matter at the Equillium virtual special meeting (whether or not a quorum is present).

The chairperson of the Equillium virtual special meeting may, if necessary, adjourn the Equillium virtual special meeting for the purpose of soliciting additional proxies (whether or not a quorum exists).
Abstentions and Broker Non-Votes
If you are an Equillium stockholder, abstentions and broker “non-votes” have no effect on the outcome of the stock issuance proposal or the Equillium adjournment proposal. Shares of Equillium common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an Equillium stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Equillium common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Equillium virtual special meeting and will be voted “FOR” that proposal. Your failure to cast a vote will also make it more difficult to meet the quorum requirement with respect to organizing the meeting.
Voting Power of Equillium’s Directors and Executive Officers
On the Equillium record date, 25.5% of the outstanding Equillium common stock was held by Equillium directors and executive officers and their respective affiliates. Equillium currently expects that its directors and executive officers will vote their shares in favor of Equillium stock issuance proposal and the Equillium adjournment proposal.
Attending the Equillium virtual special meeting
All holders of Equillium common stock, including stockholders of record and stockholders who hold shares through banks, brokers or other nominees, are invited to virtually attend the Equillium virtual special meeting. Stockholders of record can vote at the special meeting. In order to attend the Equillium virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/EQ2022SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Voting of Proxies by Record Stockholders
A proxy card is enclosed for use by Equillium stockholders of record. Equillium requests that its record stockholders sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. Shares of Equillium common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an Equillium stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Equillium common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Equillium virtual special meeting and will be voted “FOR” that proposal.
At the date hereof, Equillium management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in Equillium’s accompanying Notice of Special Meeting of Stockholders. In accordance with Equillium’s bylaws and Delaware law, business transacted at the Equillium virtual special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Equillium virtual special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important. Whether or not you expect to attend the Equillium virtual special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Equillium virtual special meeting.
Shares Held in Street Name
If you hold your shares of Equillium common stock in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Equillium or by voting at the Equillium virtual special meeting. Further, brokers who hold shares of Equillium common stock on behalf of their customers may not vote those shares without specific instructions from their customers.
If you hold your Equillium common stock in street name and you do not instruct your broker on how to vote any of your shares, your broker may not vote those shares. For a discussion of the consequences of such broker non-votes, see “The Equillium virtual special meeting—Abstentions and Broker Non-Votes” beginning on page 44 of this joint proxy statement/prospectus.
Revocability of Proxies and Changes to an Equillium Stockholder’s Vote
If you are a holder of shares of Equillium common stock as of the record date for the Equillium virtual special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Equillium virtual special meeting. You can revoke your proxy in one of four ways:
•
you can send a signed notice of revocation that is received by Equillium prior to your shares being voted, stating that you would like to revoke your proxy, to Equillium’s corporate secretary at Equillium’s corporate headquarters, 2223 Avenida de la Playa, Suite 105, La Jolla, California 92037;

•	you can grant a new, valid proxy bearing a later date (by Internet, telephone or mail) that is received by Equillium prior to your shares being voted;
•	you can vote again by telephone or the Internet at a later time; or
•
if you are a holder of record, by voting at the Equillium virtual special meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy by attending the virtual special meeting, but your attendance alone will not revoke any proxy that you have previously given.

The latest dated completed proxy will be the one that counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:
Equillium, Inc.
2223 Avenida de la Playa, Suite 105
La Jolla, California 92037
Attn: Corporate Secretary

If you are an Equillium stockholder whose shares of Equillium common stock are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy or voting instructions and vote your shares in person at the Equillium virtual special meeting only in accordance with applicable rules and procedures as employed by your bank, broker, or other nominee. If your shares are held in “street name” in an account at a bank, broker, or other nominee, you must follow the directions you receive from your bank, broker, or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker, or other nominee to do so.
Adjournments
Although it is not currently expected, the Equillium virtual special meeting may be adjourned for the purpose of soliciting additional proxies if Equillium has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Equillium stock issuance proposal. Adjourning the Equillium virtual special meeting requires the affirmative vote of the holders of Equillium common stock representing a majority of the votes cast on such matter at the Equillium virtual special meeting (whether or not a quorum is present), or in the case that no Equillium stockholders are present at the Equillium virtual special meeting, any Equillium officer entitled to preside at or to act as secretary of the Equillium virtual special meeting may adjourn the Equillium virtual special meeting. Pursuant to the Equillium bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Equillium virtual special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the Equillium virtual special meeting is adjourned, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use. The Merger Agreement provides that the Equillium virtual special meeting will not be adjourned to a date that is more than 15 calendar days after the date for which the Equillium virtual special meeting was originally scheduled.
Postponements
At any time prior to convening the Equillium virtual special meeting, the Equillium Board may postpone the Equillium virtual special meeting for any reason without the approval of the Equillium stockholders. The Merger Agreement provides that the Equillium virtual special meeting will not be postponed to a date that is more than 15 calendar days after the date for which the Equillium virtual special meeting was originally scheduled. Although it is not currently expected, the Equillium Board may postpone the Equillium virtual special meeting for the purpose of soliciting additional proxies if Equillium has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Equillium stock issuance proposal. If the Equillium virtual special meeting is postponed, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Stockholder List
A list of Equillium stockholders entitled to vote at the Equillium virtual special meeting will be available for inspection at Equillium’s principal executive offices, located at 2223 Avenida de la Playa, Suite 105, La Jolla, California 92037, at least 10 days prior to the date of the Equillium virtual special meeting and continuing through the date thereof for any purpose germane to the Equillium virtual special meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time.
Tabulation of Votes
A representative of Equillium’s mailing and tabulating agent, Broadridge Financial Solutions, will tabulate the votes and Equillium’s corporate secretary will act as inspector of elections.
How You Can Reduce the Number of Copies of Equillium’s Proxy Materials You Receive
Equillium has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, unless one or more of these stockholders notifies Equillium that they wish to continue receiving individual copies. This procedure reduces Equillium’s printing costs and postage fees. Stockholders who wish to participate in householding will continue to receive separate proxy cards.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the proxy materials for your household, please contact your broker.
If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact your broker or Equillium. Direct your written request to Equillium, Inc., Investor Relations, 2223 Avenida de la Playa, Suite 105, La Jolla, California 92037 or contact Investor Relations at (858) 240-1200 or by email at ir@equilliumbio.com.
Beneficial owners can request information about householding from their banks, brokers, or other holders of record.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Equillium virtual special meeting, please contact Investor Relations at (858) 240-1200 or email ir@equilliumbio.com.

EQUILLIUM PROPOSALS

Equillium Proposal 1: The Equillium Stock Issuance Proposal
Equillium stockholders are asked to approve the issuance of shares of Equillium common stock to Metacrine stockholders in connection with the Merger contemplated by the Merger Agreement. Equillium stockholders should carefully read this joint proxy statement/prospectus in its entirety, including the documents incorporated by reference and the Merger Agreement, for more detailed information concerning the Merger Agreement and the Equillium stock issuance proposal. For a detailed discussion of the terms of the Merger Agreement and the Merger, including the proposed Equillium stock issuance, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in the section entitled “The Merger Agreement” beginning on page 57 of this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Approval of the Equillium stock issuance proposal is a condition to completion of the Merger. If the Equillium stock issuance proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 72 of this joint proxy statement/prospectus.
Approval of the Equillium stock issuance proposal requires the affirmative vote of the holders of shares of Equillium common stock representing a majority of the votes cast on such matter at the Equillium virtual special meeting (provided that a quorum exists). For the Equillium stock issuance proposal, abstentions and broker “non-votes” will have no effect on the outcome of the proposal. If an Equillium stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Equillium common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Equillium virtual special meeting and all of such shares will be voted as recommended by the Equillium Board.
At a meeting of the Equillium Board held on September 5, 2022, the Equillium Board determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Equillium common stock to the Metacrine stockholders in connection with the Merger, were in the best interests of Equillium and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby.
IF YOU ARE AN EQUILLIUM STOCKHOLDER, THE EQUILLIUM BOARD
RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ISSUE SHARES OF
EQUILLIUM COMMON STOCK IN THE MERGER.
******************************************************************************

Equillium Proposal 2: The Equillium Adjournment Proposal
This proposal would permit the Equillium Board to adjourn from time to time the Equillium virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Equillium stock issuance proposal.
Pursuant to Equillium’s bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to the Equillium stockholders of record entitled to vote at the adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
Approval of the Equillium adjournment proposal requires the affirmative vote of the holders of Equillium common stock representing a majority of the votes cast on such matter at the Equillium virtual special meeting (whether or not a quorum is present). For the Equillium adjournment proposal, abstentions and broker “non-votes” will have no effect on the outcome of the proposal. Shares of Equillium common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an Equillium stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Equillium common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Equillium virtual special meeting and all of such shares will be voted as recommended by the Equillium Board.
IF YOU ARE AN EQUILLIUM STOCKHOLDER, THE EQUILLIUM BOARD
RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO PERMIT THE
EQUILLIUM BOARD TO ADJOURN THE EQUILLIUM VIRTUAL SPECIAL MEETING.
*****************************************************************************

THE METACRINE VIRTUAL SPECIAL MEETING
This joint proxy statement/prospectus is being mailed on or about November 10, 2022, to holders of record of Metacrine common stock as of the close of business on November 9, 2022, and constitutes notice of the Metacrine virtual special meeting in conformity with the requirements of the DGCL.
This joint proxy statement/prospectus is being provided to Metacrine stockholders as part of a solicitation of proxies by the Metacrine board of directors for use at the Metacrine virtual special meeting and at any adjournments or postponements of the Metacrine virtual special meeting. Metacrine stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement
Date, Time and Place of the Metacrine virtual special meeting
The Metacrine virtual special meeting will be held via live webcast on December 20, 2022, starting at 12:00 p.m. (Eastern Time). There will be no physical meeting location. In order to attend the Metacrine virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/MTCR2022SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Purpose of the Metacrine virtual special meeting
At the Metacrine virtual special meeting, Metacrine stockholders will be asked to consider and vote upon the following proposals:
•	Metacrine Proposal No. 1: To adopt the Metacrine merger proposal; and
•	Metacrine Proposal No. 2: To approve the Metacrine adjournment proposal.
Recommendation of the Metacrine Board
Pursuant to an action by unanimous written consent of the Metacrine Board dated September 5, 2022, which was reaffirmed by the Metacrine Board on October 19, 2022, the Metacrine Board determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Metacrine and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and recommended that Metacrine’s stockholders adopt the Merger Agreement.
The Metacrine Board recommends that Metacrine stockholders vote “FOR” the Metacrine merger proposal and “FOR” the Metacrine adjournment proposal.
See also the section entitled “The Merger—Reasons for the Merger; Recommendation of the Merger by the Metacrine Board” beginning on page 88.
Record Date for the Metacrine virtual special meeting; Stock Entitled to Vote
Only holders of record of shares of Metacrine common stock at the close of business on November 9, 2022, the record date for the Metacrine virtual special meeting, will be entitled to notice of, and to vote at, the Metacrine virtual special meeting and any postponements or adjournments thereof. Holders of Metacrine common stock at the close of business on the Metacrine record date may cast one vote for each share of Metacrine common stock that you owned as of the Metacrine record date, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank, or other nominee.
On the Metacrine record date, there were outstanding a total of 42,569,515 shares of Metacrine common stock entitled to vote at the Metacrine virtual special meeting.
Solicitation of Proxies
The cost of proxy solicitation for the Metacrine virtual special meeting will be borne by Metacrine. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Metacrine, without additional remuneration, by personal interview, telephone, electronic communication or otherwise. Metacrine will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Metacrine record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Metacrine has retained Morrow Sodali, LLC to assist in its solicitation of proxies and has agreed to pay them a fee of $25,000 and potentially additional fees under certain circumstances, plus reasonable expenses, for these services.
Quorum
The holders of a majority of the voting power of Metacrine’s outstanding shares of common stock entitled to vote as of the close of business on the Metacrine record date must be virtually present or represented by proxy to constitute a quorum to conduct the Metacrine virtual special meeting. All shares of Metacrine common stock represented virtually at the Metacrine virtual special meeting, including abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be counted for purposes of determining the presence or absence of a quorum to conduct the Metacrine virtual special meeting.
Vote Required
•	Metacrine Merger Proposal. Approval of the Metacrine merger proposal requires the affirmative vote of a majority of the outstanding shares of Metacrine’s common stock.
•
Metacrine Adjournment Proposal. Approval of the Metacrine adjournment proposal requires the affirmative vote of a majority of the shares of Metacrine common stock present virtually at the or by proxy (whether or not a quorum is present).

Abstentions and Broker Non-Votes
If you are a Metacrine stockholder, failure to vote at the virtual special meeting or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the Metacrine merger proposal. Assuming a quorum is present, (i) a failure to vote at the virtual special meeting or vote by proxy at the Metacrine virtual special meeting will have no effect on the outcome of the Metacrine adjournment proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Metacrine adjournment proposal, and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Metacrine adjournment proposal. Shares of Metacrine common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are a Metacrine stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Metacrine common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Metacrine virtual special meeting and will be voted “FOR” that proposal.
Voting Power of Metacrine’s Directors and Executive Officers
On the Metacrine record date, 8.4 % of the outstanding Metacrine common stock was held by Metacrine directors and executive officers and their respective affiliates. Metacrine currently expects that its directors and executive officers will vote their shares in favor of the Metacrine merger proposal and the Metacrine adjournment proposal.
Attending the Metacrine virtual special meeting
All holders of Metacrine common stock, including stockholders of record and stockholders who hold shares through banks, brokers or other nominees, are invited to virtually attend the Metacrine virtual special meeting. Stockholders of record can vote at the special meeting. In order to attend the Metacrine virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/MTCR2022SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Voting of Proxies by Record Stockholders
A proxy card is enclosed for use by Metacrine stockholders of record. Metacrine requests that its record stockholders sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. Shares of Metacrine common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are a Metacrine stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Metacrine common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Metacrine virtual special meeting and will be voted “FOR” that proposal.
At the date hereof, Metacrine management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in Metacrine’s accompanying Notice of Special Meeting of Stockholders. In accordance with Metacrine’s bylaws and Delaware law, business transacted at the Metacrine virtual special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Metacrine virtual special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important. Whether or not you expect to attend the Metacrine virtual special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Metacrine virtual special meeting.
Shares Held in Street Name
If you hold your shares of Metacrine common stock in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Metacrine or by voting at the Metacrine virtual special meeting. Further, brokers who hold shares of Metacrine common stock on behalf of their customers may not vote those shares without specific instructions from their customers.
If you hold your Metacrine common stock in street name and you do not instruct your broker on how to vote any of your shares, your broker may not vote those shares. For a discussion of the consequences of such broker non-votes, see “The Metacrine virtual special meeting—Abstentions and Broker Non-Votes” beginning on page 51 of this joint proxy statement/prospectus.
Revocability of Proxies and Changes to a Metacrine Stockholder’s Vote
If you are a holder of shares of Metacrine common stock as of the record date for the Metacrine virtual special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Metacrine virtual special meeting. You can revoke your proxy in one of four ways:
•
you can send a signed notice of revocation that is received by Metacrine prior to your shares being voted, stating that you would like to revoke your proxy, to Metacrine’s corporate secretary at Metacrine’s corporate headquarters, 4225 Executive Square, Suite 600, San Diego, CA 92037;

•	you can grant a new, valid proxy bearing a later date (by Internet, telephone or mail) that is received by Metacrine prior to your shares being voted;
•	you can vote again by telephone or the Internet at a later time; or
•
if you are a holder of record, by voting at the Metacrine virtual special meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy by attending the virtual special meeting, but your attendance alone will not revoke any proxy that you have previously given.

The latest dated completed proxy will be the one that counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:
Metacrine Inc.
4225 Executive Square, Suite 600
San Diego, CA 92037
Attn: Corporate Secretary

If you are a Metacrine stockholder whose shares of common stock are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy or voting instructions and vote your shares in person at the Metacrine virtual special meeting only in accordance with applicable rules and procedures as employed by your bank, broker, or other nominee. If your shares are held in “street name” in an account at a bank, broker, or other nominee, you must follow the directions you receive from your bank, broker, or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker, or other nominee to do so.
Adjournments
Although it is not currently expected, the Metacrine virtual special meeting may be adjourned for the purpose of soliciting additional proxies if Metacrine has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Metacrine merger proposal. Adjourning the Metacrine virtual special meeting requires the affirmative vote of the holders of Metacrine common stock representing a majority of the votes cast on such matter at the Metacrine virtual special meeting (whether or not a quorum is present), or in the case that no Metacrine stockholders are present at the Metacrine virtual special meeting, any Metacrine officer entitled to preside at or to act as secretary of the Metacrine virtual special meeting may adjourn the Metacrine virtual special meeting. Pursuant to the Metacrine bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Metacrine virtual special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the Metacrine virtual special meeting is adjourned, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use. The Merger Agreement provides that the Metacrine virtual special meeting will not be adjourned to a date that is more than 15 calendar days after the date for which the Metacrine virtual special meeting was originally scheduled.
Postponements
At any time prior to convening the Metacrine virtual special meeting, the Metacrine Board may postpone the Metacrine virtual special meeting for any reason without the approval of the Metacrine stockholders. The Merger Agreement provides that the Metacrine virtual special meeting will not be postponed to a date that is more than 15 calendar days after the date for which the Metacrine virtual special meeting was originally scheduled. Although it is not currently expected, the Metacrine Board may postpone the Metacrine virtual special meeting for the purpose of soliciting additional proxies if Metacrine has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Metacrine merger proposal. If the Metacrine virtual special meeting is postponed, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Stockholder List
A list of Metacrine stockholders entitled to vote at the Metacrine virtual special meeting will be available for inspection at Metacrine’s principal executive offices, located at 4225 Executive Square, Suite 600, San Diego, CA 92037, at least 10 days prior to the date of the Metacrine virtual special meeting and continuing through the date thereof for any purpose germane to the Metacrine virtual special meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time.
Tabulation of Votes
A representative of Metacrine’s mailing and tabulating agent, Broadridge Financial Solutions, will tabulate the votes and Metacrine’s corporate secretary will act as inspector of elections.
How You Can Reduce the Number of Copies of Metacrine’s Proxy Materials You Receive
Metacrine has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, unless one or more of these stockholders notifies Metacrine that they wish to continue receiving individual copies. This procedure reduces Metacrine’s printing costs and postage fees. Stockholders who wish to participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the proxy materials for your household, please contact your broker.
If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact your broker or Metacrine. Direct your written request to Metacrine, Inc., Investor Relations, 4225 Executive Square, Suite 600, San Diego, CA 92037 or contact Investor Relations at (858) 369-7800 or by email at investors@metacrine.com.
Beneficial owners can request information about householding from their banks, brokers, or other holders of record.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Metacrine virtual special meeting, please contact Morrow Sodali, LLC, the proxy solicitor for Metacrine, by telephone toll-free at (800) 662-5200.

METACRINE PROPOSALS

Metacrine Proposal 1: The Metacrine Merger Proposal
Metacrine stockholders are asked to approve the adoption of the Merger Agreement. Metacrine stockholders should carefully read this joint proxy statement/prospectus in its entirety, including the documents incorporated by reference and the Merger Agreement, for more detailed information concerning the Merger Agreement and the Metacrine merger proposal. For a detailed discussion of the terms of the Merger Agreement and the Merger, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in the section entitled “The Merger Agreement” beginning on page 57 of this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Approval of the Metacrine merger proposal is a condition to completion of the Merger. If the Metacrine merger proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 72 of this joint proxy statement/prospectus.
Approval of the Metacrine merger proposal requires the affirmative vote of a majority of the outstanding shares of Metacrine's common stock. Failure to vote at the virtual special meeting or vote by proxy at the special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the Metacrine merger proposal. Shares of Metacrine common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Metacrine stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Metacrine common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Metacrine virtual special meeting and all of such shares will be voted as recommended by the Metacrine Board.
Pursuant to an action by unanimous written consent of the Metacrine Board dated September 5, 2022, which was reaffirmed by the Metacrine Board on October 19, 2022, the Metacrine Board determined that the Merger Agreement and the transactions contemplated thereby were in the best interests of Metacrine and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and recommended that Metacrine’s stockholders adopt the Merger Agreement.
IF YOU ARE A METACRINE STOCKHOLDER, THE METACRINE BOARD
RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT
THE MERGER AGREEMENT.
*****************************************************************************

Metacrine Proposal 2: The Metacrine Adjournment Proposal
This proposal would permit the Metacrine Board to adjourn from time to time the Metacrine virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Metacrine merger proposal.
Pursuant to the Metacrine bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Metacrine virtual special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
Approval of the Metacrine adjournment proposal requires the holders of Metacrine common stock representing a majority of the votes cast on such matter at the Metacrine virtual special meeting (whether or not a quorum exists). For the Metacrine adjournment proposal, abstentions and broker “non-votes” will have no effect on the outcome of the proposal. Shares of Metacrine common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Metacrine stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Metacrine common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Metacrine virtual special meeting and all of such shares will be voted as recommended by the Metacrine Board.
IF YOU ARE A METACRINE STOCKHOLDER, THE METACRINE BOARD RECOMMENDS
THAT YOU VOTE “FOR” THE PROPOSAL TO PERMIT THE METACRINE BOARD TO
ADJOURN THE METACRINE VIRTUAL SPECIAL MEETING.
*****************************************************************************

THE MERGER AGREEMENT
The following section summarizes the material provisions of the Merger Agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Equillium and Metacrine are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Equillium and Metacrine stockholders are urged to read the Merger Agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the Merger, including the adoption by the Metacrine stockholders of the Merger Agreement or the approval by the Equillium stockholders of the issuance of shares of Equillium common stock in connection with the Merger. This summary is qualified in its entirety by reference to the Merger Agreement.
The Merger Agreement, as amended on October 26, 2022 to join Acquisition Sub II as a party, is described in this joint proxy statement/prospectus to provide you with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about Equillium or Metacrine, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger or the other transactions contemplated therein. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto which were made only for purposes of such agreement and as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure letters delivered by and to each of Equillium and Metacrine in connection with the Merger Agreement. The representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders or investors. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Equillium’s or Metacrine’s public disclosures.
Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus.
Terms of the Merger; Merger Consideration
Pursuant to the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger, Merger Sub will be merged with and into Metacrine, with Metacrine continuing as a direct wholly owned subsidiary of Equillium.
At the effective time of the Merger, each share of Metacrine common stock issued and outstanding (other than shares held in treasury, if any), will be automatically converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Equillium common stock as determined by applying the Exchange Ratio, which we refer to as the merger consideration.
As used in this joint proxy statement/prospectus, the Exchange Ratio means (x) (a) 125% of Metacrine’s net cash as defined below, or Metacrine Net Cash, as of the closing of the Merger, or the Upfront Merger Consideration, divided by (b) the price per share of Equillium common stock determined based on the 10 day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to the closing date of the Merger, provided that in no event will such value of the price per share of Equillium common stock be less than $2.70 per share or greater than $4.50 per share, or the Equillium Stock Price, divided by (y) the aggregate fully diluted shares of Metacrine, or Metacrine’s as defined below, or Aggregate Fully Diluted Shares, subject to adjustment for as a result of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, reorganization, subdivision, or other similar transaction. In the event of any reclassification, stock split, reverse stock split, stock dividend, stock distribution, recapitalization, subdivision or other similar transaction with respect to the shares of Metacrine common stock or shares of Equillium common stock prior to the effective time of the Merger, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration as contemplated by the Merger Agreement.
Metacrine Net Cash means (a) the sum of (i) Metacrine’s and its subsidiaries’ cash and cash equivalents, and (ii) to the extent not already reflected in the immediately foregoing prong (i), the aggregate amount of all deposits, prepaid expenses, and including short term investments held by Metacrine or its subsidiaries (in each including any interest, earnings or other income earned thereon), in each case as of the anticipated Closing Date, minus (b) the sum of the Metacrine’s short and long term liabilities, including accounts payable and accrued expenses (without duplication of any expenses accounted for below), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with Metacrine’s audited financial statements and unaudited balance sheet as of June 30, 2022 to the extent consistent with GAAP, minus (c) the amount of all fees and expenses incurred by Metacrine and its subsidiaries in connection with the transactions contemplated by the Merger Agreement, including for the avoidance of doubt transaction expenses incurred by Metacrine and its subsidiaries, to the extent unpaid as of the Closing, minus (d) the cash cost of any unpaid change of control payments or severance, termination or similar payments pursuant to a contract, plan or applicable Law that are or become due to any current or former employee, director or independent contractor of Metacrine and its subsidiaries, or any other third party arising out of, relating to, or in connection with the occurrence of the Closing, minus (e) the cash cost of any paid time off, accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of Metacrine and its subsidiaries as of the Closing Date, minus (f) all payroll, employment or other withholding Taxes incurred by Metacrine and its subsidiaries and any affiliate of Metacrine (to the extent paid or to be paid by Metacrine on the behalf of such affiliate) in connection with any payment amounts set forth in clauses (d) or (e) and the exercise of any Metacrine Option on or prior to the Effective Time, minus (g) the cash cost of any unpaid retention payment amounts due under any insurance policy with respect to any legal proceeding against Metacrine or any of its subsidiaries, minus (h) the expected cost and expenses of the aggregate liability of Metacrine or any of its subsidiaries for liabilities arising from legal proceedings, minus (i) notice payments, fines or other payments to be made by Metacrine or any of its subsidiaries in order to terminate any existing agreement to which Metacrine is a party, minus (j) payments up to the unpaid deductible amount under Metacrine’s director and officer insurance reasonably expected to be payable in connection with legal proceedings in effect as of the date of the Merger Agreement or initiated following the date of the Merger Agreement and before the Closing assumed by the insurer or expected to be assumed by the insurer, minus (k) the expected cost, and/or any premium related to the director and officer insurance tail policy, minus (l) the amount of any accounts payable of Metacrine or any of its subsidiaries that are past the original vendor due date as of the anticipated Closing Date, minus (m) the amount of any indebtedness, plus (n) any interest expenses required to be paid by Metacrine under its existing loan and security agreement on or after October 1, 2022 and prior to the Closing Date.
Aggregate Fully Diluted Shares means the aggregate number of shares of Metacrine common stock, but excluding shares of Metacrine common stock held in treasury, that are (a) issued and outstanding immediately prior to the Effective Time; or (b) issuable upon, or subject to, the exercise or settlement of any Metacrine warrants, convertible securities, stock options or other equity awards or other similar securities, in each case as of immediately prior to the Effective Time.
Equillium will not issue fractional shares of Equillium common stock pursuant to the Merger Agreement. Instead, each Metacrine stockholder who otherwise would have been entitled to receive a fraction of a share of Equillium common stock will receive cash in lieu thereof, as provided in the Merger Agreement.
Calculation of Metacrine Net Cash
At least five days prior to the anticipated closing date of the Merger, which date shall be agreed upon by Equillium and Metacrine 10 days prior to the later of (i) the Equillium virtual special meeting and (ii) the Metacrine virtual special meeting, in each case subject to adjournment or postponement, Metacrine shall deliver to Equillium a schedule setting forth a good faith estimated calculation of the Metacrine Net Cash as of the anticipated closing date of the Merger, or the Net Cash Schedule. Within three days after delivery of the Net Cash Schedule, Equillium has the right to dispute any part of the Net Cash Schedule by delivering a written notice identifying in reasonable detail the nature of any proposed revisions to the Net Cash Schedule. If Equillium does not respond within three days after the delivery of the Net Cash Schedule or notifies Metacrine that it has no objections, the Net Cash Schedule shall be final and represent the Metacrine Net Cash.
If Equillium timely disputes the Net Cash Schedule, Equillium and Metacrine shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed upon determination of Metacrine Net Cash. If Equillium and Metacrine are unable to negotiate an agreed upon determination of Metacrine Net Cash, within three days of Equillium delivering a dispute notice to the Net Cash Schedule, Equillium and

Metacrine shall select an independent auditor to resolve any remaining disagreements to the calculation of Metacrine Net Cash. Equillium and Metacrine shall use commercially reasonable efforts to cause the auditor to make its determination within 10 days of after accepting its selection. The determination of the Metacrine Net Cash made by the auditor shall be deemed final for purposes of the Merger Agreement. The fees of the auditor shall be borne by the parties in the same proportion that the disputed amount of Metacrine Net Cash was unsuccessfully disputed by such party based on the total disputed amount of Metacrine Net Cash. The parties shall not be required to determine Metacrine Net Cash again after it is finally determined even if the closing of the Merger occurs after the anticipated closing date of the Merger, except either party may request a re-determination of Metacrine Net Cash if the closing of the Merger is more than five business days after the anticipated closing date of the Merger.
Procedures for Exchanging Metacrine common stock in the Merger
Prior to the effective time of the Merger, the parties will designate American Stock Transfer & Trust Company, LLC, or AST, or if AST is unwilling or unable to serve then such other mutually agreeable bank or trust company to act as the exchange agent in connection with the Merger, or the Exchange Agent. At the Closing, Equillium will issue and cause to be deposited with the Exchange Agent (i) non-certificated shares of Equillium common stock issuable pursuant to the Merger Agreement in book-entry form equal to the aggregate merger consideration (excluding any cash in lieu of fractional shares payable pursuant to the Merger Agreement) and (ii) cash in immediately available funds in an amount sufficient to pay in lieu of fractional shares payable pursuant to the Merger Agreement, in each case, for the sole benefit of the holders of shares of Metacrine common stock.
Upon surrender of stock certificates, if such shares of Metacrine common stock are represented by a stock certificate, accompanied by an executed letter of transmittal and other documents described in the instructions or, in the case of uncertificated shares, an “agent’s message” in customary form, of Metacrine common stock for cancellation, a Metacrine stockholder will receive the following: (i) the share consideration to which such Metacrine stockholder is entitled and (ii) cash in lieu of fractional shares of Equillium common stock, if any. Metacrine stockholders will not receive any fractional shares of Equillium common stock pursuant to the Merger. After the effective time of the Merger, Metacrine will not register any transfers of the shares of Metacrine common stock. Shares of Equillium common stock issued in connection with the Merger will be issued in uncertificated, book-entry form.
After the effective time of the Merger, shares of Metacrine common stock will no longer be issued and outstanding, will be canceled and will cease to exist, and (A) each certificate, if any, that previously represented Metacrine common stock and (B) each book-entry account formerly representing any uncertificated shares of Metacrine common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Equillium common stock deliverable upon the surrender of Metacrine share certificates, until holders of such Metacrine share certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Equillium common stock with a record date after the effective time of the Merger.
Equillium stockholders need not take any action with respect to their stock certificates.
Completion of the Merger
The closing of the Merger will take place (a) via electronic exchange of required closing documentation, as soon as reasonably practicable, and in no event later than three business days after the satisfaction or waiver of the conditions to the closing of the Merger have been satisfied or waived (other than conditions that by their nature cannot be satisfied until the closing of the Merger, which shall be required to be so satisfied or waived in accordance with the Merger Agreement upon the closing date of the Merger) or (b) at such other time, date or place as Equillium and Metacrine may agree in writing. The Merger will become effective upon the filing of the certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the laws of Delaware.

Representations and Warranties
The Merger Agreement contains representations and warranties made by each of Equillium, Acquisition Sub I, Acquisition Sub II, Merger Sub and Metacrine related to, among other things:
•	due organization, good standing and the requisite corporate power and authority to carry on their respective businesses;
•	subsidiaries and equity interests;
•	capital structure and related matters;
•	corporate power and authority to enter into the Merger Agreement and due execution, delivery and enforceability of the Merger Agreement;
•
absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•
absence of required governmental or other third-party consents in connection with execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement other than as specified in the Merger Agreement;

•	SEC filings, financial statement compliance and absence of undisclosed liabilities (other than certain specified exceptions);
•	internal controls and procedures;
•	absence of certain changes or events and conduct of business in the ordinary course since June 30, 2022;
•	litigation;
•	in the case of Metacrine, employee benefits matters and ERISA compliance;
•	in the case of Metacrine, employee and labor matters;
•	compliance with laws;
•	material contracts;
•	in the case of Metacrine, environmental matters and compliance with environmental laws;
•	tax matters;
•	intellectual property;
•	regulatory matters and in the case of Metacrine, possession of necessary permits;
•	in the case of Metacrine, insurance and title to properties;
•	accuracy and completeness of information supplied for the inclusion or incorporation by reference in this joint proxy statement/prospectus and, in the case of Equillium, the Form S-4;
•	in the case of Equillium, Acquisition Sub I, Acquisition Sub II and Merger Sub, ownership and operations of Merger Sub, Acquisition Sub I and Acquisition Sub II;
•	in the case of Equillium, Acquisition Sub I, Acquisition Sub II and Merger Sub, valid issuance of shares of Equillium common stock when issued in accordance with the Merger Agreement;
•	absence of brokers and other advisors besides VPA, in the case of Equillium and MTS Partners and its affiliate MTS in the case of Metacrine;
•	opinions of financial advisors;
•	inapplicability of Section 203 of the DGCL applicable to “business combinations” and any other “takeover” law; and
•	in the case of Metacrine, anti-corruption and anti-bribery matters.

Many of the representations and warranties in the Merger Agreement are qualified by a “knowledge,” “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the Merger Agreement, a “material adverse effect” means, with respect to a party, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of a party and its subsidiaries, taken as a whole.
The definition of “material adverse effect” excludes any fact, circumstance, effect, change, event or development to the extent that, either alone or combination, it results from or arises out of:
•
changes or conditions generally affecting the industries in which such party and any of its subsidiaries operate, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries;

•
general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party or any of its subsidiaries operate in respect of the business conducted in such industries;

•
any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•
the public announcement or pendency of the transactions contemplated in the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such party and its subsidiaries with employees, labor unions, suppliers or partners;

•
any change, in and of itself, in the market price or trading volume of such party’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•
any change in applicable law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and its subsidiaries operate in respect of the business conducted in such industries;

•
geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate in respect of the business conducted in such industries;

•
any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate in respect of the business conducted in such industries;

•
any epidemic, pandemic or disease outbreak (including Covid-19) and any action by a governmental entity in response thereto, except to the extent that such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries;

•	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated thereby;

•
any adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to such party’s product candidates that are not reasonably expected to materially affect the likelihood or timing of FDA approval;

•	any change or modification to any development program of Equillium or its affiliates; or
•
any taking of any action required pursuant to the Merger Agreement or not required by the Merger Agreement, but in each case taken at the written request of the other party or parties thereto or any action expressly required to be taken under the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger, but they form the basis of specified conditions to the parties’ obligations to complete the Merger.
Conduct of Business
Each of Equillium and Metacrine has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the effective time of the Merger. In general, each of Equillium and Metacrine has agreed to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice and use commercially reasonable efforts to preserve intact its business organization and material business relationships.
In addition, Metacrine has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the effective time of the Merger, including not to do any of the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to Equillium as provided in the Merger Agreement) without Equillium’s prior written consent, which, subject to specified exceptions, may not be unreasonably withheld, conditioned or delayed:
•
(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof), in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock, other equity interests or voting securities, or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Metacrine or any of its subsidiaries or any securities of Metacrine or any of its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Metacrine or any of its subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) withholding of shares of Metacrine common stock to satisfy the exercise price and/or tax obligations with respect to awards granted under the existing Metacrine stock plans, (2) the acquisition by Metacrine of awards granted pursuant to the existing Metacrine stock plans in connection with the forfeiture of such awards and (3) the acquisition by Metacrine of shares of Metacrine common stock outstanding as of the date of the Merger Agreement pursuant to Metacrine’s right (under written commitments in effect as of the date of the Merger Agreement) to acquire shares of Metacrine common stock held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of Metacrine or any of its subsidiaries upon termination of such person’s employment or engagement by Metacrine or any of its subsidiaries;

•
Issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, other than liens permitted under the Merger Agreement, (except for transactions among Metacrine and its wholly owned subsidiaries) (A) any shares of capital stock of Metacrine or any of its subsidiaries, (B) any other equity interests or voting securities of Metacrine or any of its subsidiaries, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Metacrine or any of its subsidiaries or (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Metacrine or its subsidiaries, except, in each case of (A) through (C), for issuing shares of Metacrine common stock upon the exercise of Metacrine options, or the settlement or vesting of Metacrine restricted stock units or other equity awards outstanding under Metacrine’s existing stock plans in accordance with their respective terms as of the date of the Merger Agreement;
•
Amend its organizational documents (including by merger, consolidation or otherwise), or amend in any material respect the charter or organizational documents of any its subsidiaries (including by merger, consolidation or otherwise), except in each case as may be required by law;

•
Except as required by applicable law or as required by the terms of any Metacrine benefit plan previously disclosed in writing to Equillium as provided in the Merger Agreement as in effect on the date of the Merger Agreement: (A) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits payable to any employee, consultant or independent contractor of Metacrine or any of its subsidiaries, (B) grant, announce or pay any new, retention, severance, change in control or other similar bonus or similar compensation to any employee, consultant or independent contractor of Metacrine or any of its subsidiaries, (C) establish, amend, terminate or increase the benefits or costs provided under any Metacrine benefit plan, (E) accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to employees or service providers of Metacrine or any of its subsidiaries, (D) hire, promote or terminate (without cause) any employee, consultant or independent contractor of Metacrine or any of its subsidiaries, or (F) allow for the commencement of any new offering periods under the Metacrine employee stock purchase plan;

•	Make any material change in financial accounting methods, principles or practices, except as required by a change in GAAP (after the date of the Merger Agreement);
•
Directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any person (other than any transaction solely between Metacrine and one of its wholly owned subsidiaries or between wholly owned subsidiaries of Metacrine);

•
Incur any indebtedness, except for (A) indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate, (B) intercompany indebtedness among Metacrine and its wholly owned subsidiaries in the ordinary course of business consistent with past practice or (C) making borrowings under Metacrine’s credit facility (as existing on the date of the Merger Agreement) in the ordinary course of business consistent with past practice;

•
Sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any lien (other than any lien permitted under the Merger Agreement), or otherwise dispose of any properties, rights or assets (including any intellectual property of Metacrine) that are material to Metacrine and its subsidiaries, taken as a whole (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to contracts or commitments in effect on the date of the Merger Agreement (or entered into after the date of the Merger Agreement without violating the terms of the Merger Agreement), including certain contracts entered into during the interim period, (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) in relation to mortgages, liens and pledges to secure indebtedness for borrowed money permitted to be incurred under the Merger Agreement and guarantees thereof or (E) for any transactions among Metacrine and its wholly owned subsidiaries in the ordinary course of business consistent with past practice;

•
Make, or agree or commit to make, any capital expenditure not contemplated by Metacrine’s capital plan for 2022 (copies of which were previously provided to Equillium) or that exceeds the amount budgeted for any capital expenditure in such capital plan for 2022;

•
Waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create material obligations of Metacrine or any of its subsidiaries other than the payment of monetary damages (A) equal to or less than the amounts reserved with respect thereto on Metacrine’s SEC documents or (B) not in excess of $500,000 in the aggregate;

•	Enter into, modify, amend, extend, renew, replace or terminate any collective bargaining agreement or other labor union contract applicable to the employees of Metacrine or any of its subsidiaries;
•
Subject to a lien (other than liens permitted under the Merger Agreement), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks or other material intellectual property of Metacrine, or enter into licenses or agreements that impose material restrictions upon Metacrine or any of its subsidiaries with respect to material trademarks, trademark rights, trade names or service marks or other material intellectual property rights owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;

•
Other than in the ordinary course of business, materially amend or modify any material contract or enter into, materially amend or modify any contract that would be a material contract if it had been entered into prior to the date of the Merger Agreement;

•
Except as required by applicable law, make, change or revoke any material tax election, change any method of tax accounting or annual tax accounting period, settle any claim, action or proceeding relating to any material taxes, waive any statute of limitations for any material tax claim or assessment (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business), obtain or request any material tax ruling or closing agreement, or surrender any right to obtain a material tax refund;

•	Enter any new line of business outside of Metacrine and its subsidiaries’ existing business;
•	Commence any clinical trial of any product candidate of Metacrine;
•	Dissolve or liquidate Metacrine or any of its subsidiaries; or
•	Authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
In addition, Equillium has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the effective time of the Merger, including not to do any of the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to Metacrine as provided in the Merger Agreement) without Metacrine’s prior written consent, which, subject to specified exceptions, may not be unreasonably withheld, conditioned or delayed:
•
(A) Declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Equillium to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Equillium or any of its subsidiaries or any securities of Equillium or any of its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Equillium or any of its subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of shares of Equillium common stock to satisfy the exercise price and/or tax obligations with respect to awards granted pursuant to Equillium’s stock plans, (2) the acquisition by Equillium of awards granted pursuant to Equillium’s stock plans in connection with the forfeiture of such awards and (3) the acquisition by Equillium of shares of its common stock outstanding as of the date of the Merger Agreement pursuant to its right (under written commitments in effect as of the date of the Merger Agreement) to acquire such shares of Equillium common stock held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of Equillium or any of its subsidiaries upon termination of such person’s employment or engagement by Equillium or any of its subsidiaries;

•	sell, exclusively license, mortgage or otherwise encumber or subject to any lien (other than any lien permitted under the Merger Agreement), or otherwise dispose of any properties, rights or assets

(including any intellectual property) that are material to Equillium and its subsidiaries taken as a whole (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to contracts or commitments in effect on the date of the Merger Agreement (or entered into after the date of the Merger Agreement without violating the terms of the Merger Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice or (D) for any transactions among Equillium and its wholly owned subsidiaries in the ordinary course of business consistent with past practice;
•
other than in the ordinary course of business, materially amend or modify any material contract of Equillium or enter into, materially amend or modify any contract that would be a material contract of Equillium if it had been entered into prior to the date of the Merger Agreement;

•
issue, sell, or agree to issue or sell (1)(A) any shares of capital stock of Equillium, (B) other equity interests or voting securities of Equillium, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Equillium, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Equillium, except (i) in any such case for employee compensation payments in the ordinary course of business of Equillium consistent with past practice, and (ii) that in the aggregate would not equal or exceed 20% of Equillium’s outstanding capital stock as of the date of the Merger Agreement, in each case excluding (x) the share issuable as Merger Consideration, and (y) in each case of (A)-(C), excluding shares of Equillium common stock issuable upon the exercise of options or other equity awards outstanding under Equillium’s equity incentive or stock purchase plans in accordance with their respective terms as of the date of the Merger Agreement, or (2) (a) shares of capital stock of Equillium or any of its subsidiaries, (b) other equity interests or voting securities of any subsidiary of Equillium, (c) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, any subsidiary of Equillium or (d) any warrants, calls, options or other rights to acquire any capital stock or securities of, or other equity interests in, any subsidiary of Equillium; or

•
acquire another business or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be expected to, (A) require the financial statements of such acquired person or business to be incorporated within Form S-4 under Regulation S-X of the Securities Act, (B) otherwise prevent, materially delay or materially impair the consummation of the Merger.

See “Risk Factors” at page 30 for a discussion of the risks associated with the exceptions from the above described covenants.
No Solicitation of Alternative Proposals
Each of Metacrine and Equillium has agreed that, from the time of the execution of the Merger Agreement until the earlier of the termination of the Merger Agreement or the consummation of the Merger, it and its subsidiaries will not, and it will cause its and its subsidiaries’ directors and officers not to, and will not direct any of their respective employees, investment bankers, attorneys, accountants and other advisors, agents or representatives, or collectively, along with such directors, officers and employees, representatives, not to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL) any inquiries or the making of any proposal or offer that constitutes an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal, (ii) participate in any negotiations or discussions or cooperate in any way (except as otherwise permitted under the terms of the Merger Agreement) with any person regarding any proposal the consummation of which would constitute an acquisition proposal, (iii) provide any information or data concerning itself or any of its subsidiaries to any person in connection with any proposal that, if consummated, would constitute an acquisition proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating an acquisition proposal; (iv) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal; (v) adopt, approve, recommend, make any public statement approving or recommending any inquiry, proposal or offer that constitutes an acquisition proposal or that could reasonably be expected to lead to an acquisition proposal (including by approving any transaction, or approving any person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); take any action or exempt any person (other than Equillium and its subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Metacrine’s organizational or other governing documents or (vi) resolve, publicly propose or agree to do any of the foregoing.
The Merger Agreement also requires both Equillium and Metacrine to, and to cause its each of its respective subsidiaries and representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted prior to the execution of the Merger Agreement with respect to any acquisition proposal or proposal that could reasonably be expected to lead to an acquisition proposal. As soon as reasonably practicable after the date of the Merger Agreement, Metacrine will deliver a written notice to each person that entered into a confidentiality agreement in anticipation of potentially making an acquisition proposal within the last 30 days, to the effect that Metacrine is ending all discussions and negotiations with such person with respect to any acquisition proposal, effective on the date of the Merger Agreement and requesting the prompt return or destruction of all confidential information previously furnished to such person. Metacrine will additionally take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between Metacrine and any person (other than Equillium), and, subject to the terms of the Merger Agreement.
An “acquisition proposal” with respect to Metacrine means any proposal (other than an offer or proposal made by Equillium or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of Metacrine; (ii) issuance or acquisition of securities representing more than 20% of the outstanding shares of any class of voting securities of Metacrine; (iii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Metacrine and of its subsidiaries that constitute or account for (x) more than 20% of the consolidated net revenues, consolidated net income or consolidated book value of Metacrine; or (y) more than 20% of the fair market value of the assets of Metacrine; or (iv) any liquidation or dissolution of Metacrine.
An “acquisition proposal” with respect to Equillium means any proposal (other than an offer or proposal made by Metacrine or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a person or “group”(as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of Equillium; (ii) issuance or acquisition of securities representing more than 20% of the outstanding shares of any class of voting securities of Parent; (iii) except as permitted pursuant to the terms of the Merger Agreement, any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Equillium and its subsidiaries that constitute or account for (x) more than 20% of the consolidated net revenues, consolidated net income or consolidated book value of Equillium; or (y) more than 20% of the fair market value of the consolidated assets of Equillium; or (iv) any liquidation or dissolution of Equillium.
Notwithstanding the restrictions described above, if, prior to obtaining stockholder approval, a party receives an unsolicited, written acquisition proposal that did not result from a breach, in any material respect, of the Merger Agreement from a third party, then such party may (i) contact the third party making such acquisition proposal to clarify the terms and conditions thereof and information them of the terms of the Merger Agreement applicable to such acquisition proposal, (ii) provide access to non-public information regarding such party and its subsidiaries to such third party; provided that such information has previously been available to the other party or is provided to the other party substantially concurrently with the making of such information available to such third party and that, prior to furnishing any such non-public information, such party receives from such third party an executed confidentiality agreement with terms at least as restrictive in all material respects on such third party as the terms of the confidentiality agreement between Metacrine and Equillium (it being understood that such confidentiality agreement need not prohibit the making or amending of the acquisition proposal) and (iii) participate or engage in any negotiations or discussions with such third party if, and only if, prior to taking any action described in clause (ii) or (iii) above, such party’s board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.
A “superior proposal” means any bona fide, binding, written acquisition proposal on terms which the Metacrine Board or the Equillium Board, as the case may be, determines in its good faith judgment (after consultation with outside legal counsel and an independent financial advisor) would reasonably be expected to be consummated in accordance with its terms (taking into account all legal, financial and regulatory aspects of the proposal and the party making the proposal) and, if consummated, would result in a transaction more favorable to the Metacrine stockholders or Equillium stockholders, as the case may be, from a financial point of view than the Merger (including any changes to the terms of the Merger Agreement made in response to such offer in accordance with the Merger Agreement) and the time likely required to consummate the applicable acquisition proposal; provided that for purposes of the definition of “superior proposal”, the references to “20%” in the definition of “acquisition proposal” will be deemed to references to “50%.”
The Merger Agreement requires each party to notify the other (orally and in writing) promptly (and, in any event, within 24 hours) of, among other things, the receipt of any written or other inquiries, proposals or offers that is or could reasonably be expected to lead to an acquisition proposal, any non-public information requested in connection with such an acquisition proposal or any discussion or negotiation with respect to or that could reasonably be expected to lead to an acquisition proposal (indicating, in such notice, the identity of the potential counterparty and the material terms and conditions of any such proposal or offer, including proposed agreements and other material written communications). In addition, the Merger Agreement requires each party to continue to inform the other of the status of any such proposals or offers and the status of any such discussion or negotiations. The parties further agree that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement which prohibits either from providing any information to the other party in accordance with the terms of the Merger Agreement or otherwise prohibits such party from complying with its obligations under the Merger Agreement. The parties further agree that it will not provide information to any person pursuant to any confidentiality agreement entered into prior to the date of the Merger Agreement unless such person agrees prior to receipt of such information to waive any provision that would prohibit such party from providing any information to the other party in accordance with the terms of the Merger Agreement or otherwise prohibits such party from complying with its obligations under the terms of the Merger Agreement.
Changes in Board Recommendations
Each of Equillium and Metacrine has agreed that its board of directors and each committee of its board of directions shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in any manner adverse to the other party, the recommendation by such board with respect to the transactions contemplated by the Merger Agreement, as applicable, or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any applicable acquisition proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification or remove the recommendation by such board from or fail to include the recommendation of the board in this joint proxy statement/prospectus, each such event is referred to as a change in recommendation, (ii) cause Equillium or Metacrine, as the case may be, or any of its respective subsidiaries, to enter into any agreement relating to or that could reasonably be expected to lead to any acquisition proposal or requiring such party (or that would require such party) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated thereby, or an alternative acquisition agreement.
Notwithstanding the foregoing, each of the Equillium Board and the Metacrine Board may change its recommendation to its respective stockholders (subject to the other party’s rights to match competing proposals and right to terminate the Merger Agreement following such change in recommendation, as more fully described in the Merger Agreement) in response to a superior proposal or an intervening event if, subject to compliance with other provisions by the applicable company and its representatives, the Equillium Board or the Metacrine Board, as applicable determines in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that the failure to take such action would be inconsistent with the applicable directors’ fiduciary duties under applicable law.
An “intervening event” with respect to Metacrine or Equillium means any event or development that has a material effect on either party and its subsidiaries taken as a whole, occurring or arising after the date of the Merger Agreement that (i) was not known to, or reasonably foreseeable by the Metacrine Board, with respect to Metacrine, or by the Equillium Board, with respect to Equillium, prior to the execution of the Merger Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, such party’s board prior to the receipt of such party’s stockholder approval and (ii) does not relate to (A) an acquisition proposal or (B)(1) any changes in the market price or trading volume of Equillium or Metacrine (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant thereto), (2) Equillium or Metacrine meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (3) any events or developments relating to such party and its affiliates, (4) any event or development generally affecting the industries in which either party operates or in the economy generally or other general business, financial or market conditions, (5) any change in any applicable Law and (iii) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by either party (or refrained to be taken by either party) pursuant to the Merger Agreement or the consummation of the transactions contemplated thereby.
Efforts to Obtain Required Stockholder Votes
Each of Metacrine and Equillium has agreed, subject to the qualifications described above, to use its reasonable best efforts to convene and hold a meeting of its stockholders to consider and vote upon the adoption of the Merger Agreement after the declaration of the Form S-4 of which this joint proxy statement/prospectus forms a part. Each of the Metacrine Board and Equillium Board has approved the Merger Agreement and determined the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of each of Metacrine and Equillium, respectively, and their respective stockholders, and has adopted resolutions directing that the Merger Agreement be submitted to their respective stockholders for their consideration. Notwithstanding the foregoing, (x) if on or before the date (1) the Metacrine stockholders meeting is scheduled to be held, Metacrine reasonably believes that (A) it will not receive proxies representing a sufficient number of shares of Metacrine common stock to adopt Metacrine merger proposal or (B) it will not have enough shares of Metacrine common stock to constitute a quorum, Metacrine has the right to (and, if requested by Equillium, must) on one or more occasions postpone or adjourn the Metacrine stockholders meeting and (2) the Equillium stockholders meeting is scheduled to be held, Equillium reasonably believes that (A) it will not receive proxies representing a sufficient number of shares of Equillium common stock to adopt the Equillium stock issuance proposal or (B) it will not have enough shares of Equillium common stock to constitute a quorum, Equillium has the right to (and if required by Metacrine, must) on one or more occasions postpone or adjourn the Equillium stockholders meeting, and (y) either party may postpone or adjourn such party’s stockholders meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that such party has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s stockholders prior to the such party’s special meeting, as long as such party’s special meeting is not adjourned or postponed for more than an aggregate of 15 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).
Notwithstanding any Metacrine change in recommendation, Metacrine shall submit the Merger Agreement to its stockholders for adoption at the Metacrine stockholders meeting unless the Merger Agreement is terminated in accordance with its terms prior to such meeting. Without the prior written consent of Equillium, the adoption of the Merger Agreement shall be the only matter (other than matters of procedure and matters required by law to be voted on by Metacrine’s stockholders in connection with the adoption of the Merger Agreement and the transactions contemplated thereby) that Metacrine shall propose to be acted on by its stockholders at the Metacrine stockholders meeting.

Notwithstanding any Equillium change in recommendation, Equillium shall seek the Equillium stockholder approval for the Equillium stock issuance at the Equillium stockholders meeting unless the Merger Agreement is terminated in accordance with its terms prior to such meeting. Without the prior written consent of Metacrine, the Equillium stock issuance shall be the only matter (other than matters of procedure and matters required by law to be voted on by Metacrine’s stockholders in connection with the approval of the issuance of shares of Equillium common stock) that Equillium shall propose to be acted on by its stockholders at the Equillium stockholders meeting.
Efforts to Complete the Merger
Equillium and Metacrine have each agreed to cooperate with each other and use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement, including making all filings (if any) and give all necessary notices, obtain necessary consents (if any) required to be obtained in connection with the Merger or any other transactions contemplated thereby, and lift any restraint, injunction or other legal bar to the Merger. Notwithstanding the foregoing, neither party will have any obligation under the Merger Agreement to divest or agree to divest any of its respective material businesses, material product lines or material assets, or take or agree to take (or cause its subsidiaries to take or agree to take) any material limitation or material restriction on any of its respective material businesses, material product lines or material assets and neither party will do any of the foregoing without the prior consent of the other parties.
Access; Consultation
Upon reasonable notice, and except as may otherwise be required by applicable law, each of the Equillium and Metacrine will and will cause each of its subsidiaries to, afford the other party’s representatives reasonable access (at the requesting party’s cost) under the supervision of appropriate personnel of the other party, during normal business hours during the period prior to the Effective Time, to the other party’s, and each of its subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of Metacrine and Equillium will and will cause each of its subsidiaries to, furnish promptly to the other all information concerning its or any of its subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided, that the foregoing shall require neither the Equillium nor Metacrine to permit any invasive sampling or testing or to disclose any information to the extent that (i) in the reasonable good faith judgment of such party, any applicable law requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii), Equillium or Metacrine, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Equillium and Metacrine and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable law or jeopardizing such privilege. Any investigation will be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information will be directed in writing to an executive officer of Equillium or Metacrine, as applicable, or such person as may be designated by any such executive officer.
Indemnification and Insurance
The Merger Agreement requires that all rights to indemnification by the Company existing in favor of those persons who are current or former directors and officers of Metacrine, and any person becomes a director or officer of Metacrine prior to the effective time of the Merger for their acts and omissions as directors and officers of Metacrine occurring prior to the effective, as provided in Metacrine’s amended and restated certificate of incorporation and amended and restated bylaws and as provided in any indemnification agreements between Metacrine and such officer or director (as in effect as of the date of the Merger Agreement, shall survive the Merger and be observed, honored and fulfilled by the surviving company and its subsidiaries to the fullest extent permitted by law for a period of six year from the date the Merger becomes effective, or the Indemnification Period. During the Indemnification Period, the surviving company and its subsidiaries (and Equillium will cause the surviving company and its subsidiaries to) ensure that the organizational documents of the surviving company and its subsidiaries contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions in Metacrine’s organization documents on the date of the Merger Agreement. During the Indemnification Period or such period in which a party is asserting a claim for indemnification pursuant to the foregoing, whichever is long, the provision of the surviving corporation’s and its subsidiaries’ organization documents may not be repealed, amended or otherwise modified in any manner adverse to the indemnified party, except as required by law.
Without limitation the foregoing and without expanding (1) the obligations of Equillium and its affiliates, or (2) the rights of any indemnified person under Metacrine’s organization documents or any indemnification agreement between Metacrine and the indemnified person in effect as of the date of the Merger Agreement, during the Indemnification Period, the surviving corporation will indemnify and hold harmless each indemnified person from and against any costs, fees and expenses (including the advancement of attorney’s fees and investigation expenses), judgments, fined, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding to the extent such proceeding arises out of or pertains to (i) any actual or alleged action or omission in such indemnified person’s capacity as a director, officer, employee or agent of Metacrine or any of its subsidiaries or other affiliates; and (ii) the Merger. If any indemnified person delivers notice of a claim for indemnification, then the claim will survive the Indemnification Period until it is fully and finally resolved.
The Merger Agreement requires Metacrine to purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy prior to the effective time of the Merger with benefits and levels of coverage at least as favorable as Metacrine’s existing policies with respect to matters existing or occurring at or prior to the effective time of the Merger for an amount not to exceed 300% of Metacrine’s current annual premiums. Such amount will be reflected in Metacrine’s net cash. The surviving corporation will (and Equillium will cause the surviving corporation to) maintain the tail policy in full force and effect and continue to honor its obligations thereunder for so long as the tail policy is in full force and effect.
Treatment of Metacrine Equity Awards and Warrants
Treatment of Restricted Stock Unit Awards. At the effective time of the Merger, each Metacrine RSU, whether vested or unvested, other than Metacrine RSUs held by any former employee, former service provider or director of Metacrine, will be assumed by Equillium and converted into an assumed RSU equal to the product of (a) the number of shares of Metacrine common stock subject to such Metacrine RSU and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share). Except for the change to the number and type of shares, each assumed RSU will be subject to the same terms and conditions, including vesting, as were applicable to such Metacrine RSU prior to the Merger. At the effective time of the Merger, (a) each outstanding unvested Metacrine RSU held by a former employee, former service provider or director of Metacrine will be cancelled without the payment of any consideration and (b) each outstanding vested and unexercised Metacrine RSU held by a former employee, former service provider or director of Metacrine will be cancelled and converted into a right to receive a number of fully-vested shares of Equillium common stock equal to the product of (a) the number of shares of Metacrine common stock subject to such Metacrine RSU and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share).
Treatment of Stock Options. At the effective time of the Merger, each Metacrine option, whether vested or unvested, other than any Metacrine option held by any former employee, former service provider or director of Metacrine, will be assumed by Equillium and converted into an adjusted option equal to the product of (a) the number of shares of Metacrine common stock subject to such Metacrine option and (b) the Exchange Ratio (rounded down to the nearest whole share). The per share exercise price of each adjusted option will be equal to (i) the per share exercise price of such Metacrine option immediately prior to the Merger divided by (ii) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Except for the changes made to the number and type of shares and the exercise price, each adjusted option will be subject to the same terms and conditions, including vesting, as were applicable to such Metacrine option immediately prior to the Merger. At the effective time of the Merger, each unvested Metacrine option that is outstanding and unexercised as of immediately prior to such time and held by a former employee, former service provider or director of

Metacrine will be cancelled without the payment of any consideration, and each vested Metacrine option that is outstanding and unexercised as of immediately prior to such time and held by a former employee, former service provider or director of Metacrine will be cancelled and converted into a right to receive a number of shares of Equillium common stock equal to the product of (x) the number of shares of Metacrine common stock subject to such Metacrine option multiplied by the excess, if any, of (1) the Metacrine Share Value over (2) the per share exercise price for shares subject to such Metacrine option, divided by (y) the Metacrine Share Value, multiplied by (z) the Exchange Ratio (rounded down to the nearest whole share).
Treatment of Warrants. At the effective time of the Merger, each Metacrine Warrant that is outstanding and unexercised immediately prior to the closing of the Merger will be automatically substituted into a warrant to purchase the number of shares of Equillium common stock equal to the product obtained by multiplying (i) the number of shares of Metacrine common stock subject to the Metacrine Warrant immediately prior to the closing of the Merger by (ii) the Exchange Ratio (rounding up to the nearest whole share). Each Metacrine Warrant will have an exercise price per share of Equillium common stock equal to (i) the exercise price per share provided in the Metacrine Warrant immediately prior to the closing of the Merger divided by (ii) the Exchange Ratio.
Treatment of ESPP. Following the date of the Merger Agreement, Metacrine has taken actions with respect to the ESPP to provide that with respect to the current purchase period, (i) no employee who is not a participant in the ESPP as of the date of the Merger Agreement may become a participant in the ESPP, and (ii) no employee participating in the current purchase period may increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect immediately prior to the date of the Merger Agreement, except as required by applicable law. In addition, (A) the current purchase period will end on a specified trading day occurring at least 10 days prior to the date on which the Merger is expected to close; (B) there will be no offering periods following the current purchase period and (C) in all events, Metacrine shall terminate the ESPP prior to the effective time of the Merger.
Net Cash Reports
During the period beginning after execution of the Merger Agreement and until the Closing Date or the date upon which the Merger Agreement is terminated pursuant to its terms, Metacrine will provide an unaudited monthly report setting forth the net cash expected at Closing as of the end of each calendar month, which will be delivered within 15 days after the end of such month, or such longer periods as the parties may agree to in writing.
Corporate Governance
Subject to complying with Nasdaq listing requirements, the Merger Agreement requires Equillium to use reasonable best efforts to cause, as of the effective date of the Merger, Dr. Klassen to be appointed to the Equillium Board until his successor is duly elected or until his early resignation, removal or death.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants, among others, relating to:
•
Equillium using reasonable best efforts to cause the shares of Equillium common stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the effective time of the Merger;

•
Metacrine taking all actions necessary to permit the shares of Metacrine common stock and any other security issued by Metacrine or one of its subsidiaries and listed on the Nasdaq to be de-listed from the Nasdaq and de-registered under the Exchange Act as soon as possible following the effective time of the Merger;

•
both Equillium and Metacrine and their respective boards using reasonable best efforts to take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or the transactions contemplated thereunder, including the Merger, and, if any state takeover statute or similar statute or regulation becomes applicable to the

Merger Agreement or the transactions contemplated thereunder, including the Merger, taking all action reasonably appropriate to ensure that the transactions contemplated by the Merger Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement;
•
both Equillium and Metacrine keeping the other party reasonably apprised of the status of matters relating to completion of the transactions contemplated under the Merger Agreement, including promptly furnishing the other with copies of notice or other communications from any third party and/or any governmental entity with respect to the Merger and the other transactions contemplated by the Merger Agreement, other than immaterial communications; and

•
both Equillium and Metacrine providing prompt notification to the other party of any litigation related to the Merger that is brought or threatened against such party or its directors or officers and keeping the other party informed on a reasonably current basis with respect to the status thereof. The parties agree to cooperate in the defense and settlement of any such litigation, and neither party shall settle any such litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Conditions to Completion of the Merger
The obligations of each of Equillium and Metacrine to effect the Merger are subject to the satisfaction, or waiver, of the following conditions:
•	Approval of the Merger Agreement by holders of a majority of the outstanding shares of Metacrine common stock entitled to vote thereon.
•	Approval of the Equillium stock issuance by the affirmative vote of a majority of the outstanding shares of Equillium common stock entitled to vote thereon.
•
No governmental entity of competent jurisdiction shall have issued, enacted, promulgated, enforced or entered any law or judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

•	Shares of Equillium common stock issuable to Metacrine’s stockholders pursuant to the Merger Agreement shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
•
The Form S-4 registration statement of which this joint proxy statement/prospectus forms a part has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of such Form S-4 has been issued and no proceedings for that purpose have been initiated or threatened.

In addition, the obligations of Equillium, Acquisition Sub I, Acquisition Sub II and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following additional conditions:
•
The representations and warranties of Metacrine contained in the Merger Agreement (except for the representations and warranties relating to (i) organization, good standing and qualification, (ii) capital structure, (iii) corporate authority and approval and (iv) brokers and finders) being true and correct as of the date of the Merger Agreement and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date) except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth in such representations and warranties) individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect with respect to Metacrine;

•
The representations and warranties of Metacrine relating to (i) organization, good standing and qualification, (ii) corporate authority and approval and (iii) brokers and finders, being true and correct in all material respects, except for de minimis inaccuracies, at and as of the date of the Merger Agreement and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•
The representations and warranties of Metacrine relating to certain capitalization and related matters shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the date of the Merger Agreement and at and as of the effective date of the Merger as if made at an and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	Metacrine having in all material respects performed all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger;
•
No fact, circumstance, effect, change, event or development occurring after the date of the Merger Agreement that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a material adverse effect on Metacrine;

•
Equillium’s receipt of a certificate, dated as of the effective date of the Merger, from a Metacrine senior executive officer, confirming that the conditions in the previous bullet points above have been satisfied;

•
Equillium’s receipt of a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(4) to the effect that the Shares are not a “U.S. real property interest” within the meaning of Section 897 of the Code; and

•	Metacrine’s net cash at the Closing being no less than $23,000,000.
In addition, the obligations of Metacrine to effect the Merger are subject to the satisfaction, or waiver, of the following additional conditions:
•
The representations and warranties of Equillium contained in the Merger Agreement (except for the representations and warranties relating to (i) organization, good standing and qualification, (ii) capital structure, (iii) corporate authority and approval and (iv) brokers and finders) being true and correct as of the date of the Merger Agreement and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date) except where the failure of such representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•
The representations and warranties of Equillium relating to (i) organization, good standing and qualification, (ii) capital structure, (iii) corporate authority and approval and (iv) brokers and finders, being true and correct in all material respects, except for de minimis inaccuracies, at and as of the date of the date of the Merger Agreement and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•
Each of Equillium, Acquisition Sub I, Acquisition Sub II and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger;

•
No fact, circumstance, effect, change, event or development occurring after the date of the Merger Agreement that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a material adverse effect on Equillium; and

•
Metacrine’s receipt of a certificate, dated as of the effective date of the Merger, from an Equillium senior executive officer, confirming that the conditions in the previous bullet points above have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the merger abandoned at any time prior to the effective time of the Merger, and, except as described below, under the following circumstances:
•	by mutual written consent of Equillium and Metacrine, whether before or after the receipt of the required stockholder approvals;

•
by either Equillium or Metacrine if the Merger is not consummated by 11:59 p.m. Pacific Standard Time on January 2, 2023, provided that such right to terminate the Merger Agreement shall not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have been the cause of, or resulted in, the failure of the Merger to be consummated by such time and date;

•
by either Equillium or Metacrine if any law or judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the date of the Equillium stockholder approval or the Metacrine stockholder approval, provided that such right to terminate the Merger Agreement shall not be available to any party if its material breach of any provision under the Merger has been the cause of, or resulted in the failure of the Merger to be consummated;

•
by either Equillium or Metacrine if the Metacrine stockholder approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken, provided that such right to terminate the Merger Agreement shall not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have been the cause of the failure of Metacrine to obtain the Metacrine stockholder approval; or

•
by either Equillium or Metacrine if the Equillium stockholder approval shall not shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the issuance of shares of Equillium common stock was taken, provided that such right to terminate the Merger Agreement shall not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have been the cause of the failure of Equillium to obtain the Equillium stockholder approval.

The Merger Agreement may be terminated and the Merger abandoned at any time before the effective time of the Merger by Metacrine:
•
If, prior to the time the Equillium stockholder approval is obtained, (i) the Equillium Board effects a change in recommendation, (ii) Equillium fails to include the Equillium Board recommendation in this joint proxy statement/prospectus, (iii) Equillium Board failed to publicly reaffirm its recommendation to approve the recommendation of the Equillium Board within 10 Business Days after Metacrine so requests in writing following the public disclosure of any acquisition proposal with any person other than Metacrine, (iv) a tender offer or exchange offer for outstanding shares of Equillium capital shall have been commenced (other than by Metacrine or an affiliate of Metacrine) and Equillium Board shall have recommended that the stockholders of Equillium tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Equillium Board shall have failed to recommend against acceptance of such offer; or (v) Equillium materially breaches or fails to perform its non-solicitation obligations pursuant to the Merger Agreement, or clauses (i) through (v) collectively, an Equillium triggering event;

•
If, at any time prior to the effective time of the Merger, whether before or after the Metacrine stockholder approval is obtained, by action of the Metacrine Board if there has been a breach of any representation, warranty, covenant or agreement made by Equillium or Merger Sub in the Merger Agreement, or any such representation and warranty shall have become untrue after the date of the Merger Agreement, such that the closing conditions set forth in the Merger Agreement related to breaches of representations and warranties and performance of obligations would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Equillium from Metacrine of such breach or failure and (ii) the date that is three business days prior to January 2, 2023; provided that Metacrine shall not have the right to terminate the Merger Agreement pursuant to this provision if Metacrine is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•
To enter into a superior proposal in accordance with the terms of the Merger Agreement at any time prior to the Metacrine stockholder approval being obtained and Metacrine pays to Equillium, prior to such termination the termination fee.

The Merger Agreement may be terminated and the Merger abandoned at any time before the effective time of the Merger by Equillium:
•
If, prior to the time the Metacrine stockholder approval is obtained, (i) the Metacrine Board effects a change in recommendation, (ii) Metacrine fails to include the Metacrine Board recommendation in this joint proxy statement/prospectus, (iii) the Metacrine Board shall have failed to publicly reaffirm its recommendation to approve the recommendation by the Metacrine Board within 10 Business Days after Equillium so requests in writing following the public disclosure of any acquisition proposal with any person other than Equillium, (iv) a tender offer or exchange offer for outstanding Metacrine common stock shall have been commenced (other than by Equillium or an Affiliate of Equillium) and the Metacrine Board shall have recommended that the stockholders of Metacrine tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Metacrine Board shall have failed to recommend against acceptance of such offer, or (v) Metacrine materially breaches or fails to perform the non-solicitation provisions of the Merger Agreement, or clauses (i) through (v) collectively, a Metacrine Triggering Event;

•
If, at any time prior to the effective time of the Merger, whether before or after the Equillium stockholder approval is obtained, by action of the Equillium Board, if there has been a breach of any representation, warranty, covenant or agreement made by Metacrine in the Merger Agreement, or any such representation and warranty shall have become untrue after the date of the Merger Agreement, such that the closing conditions set forth in the Merger Agreement related to breaches of representations and warranties and performance of obligations would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Metacrine from Equillium of such breach or failure and (ii) the date that is three business days prior to January 2, 2023; provided that Equillium shall not have the right to terminate the Merger Agreement pursuant to this provision if Equillium is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•
To enter into a superior proposal in accordance with the terms of the Merger Agreement at any time prior to the Equillium stockholder approval being obtained and prior to or concurrently with such termination, Equillium pays to Metacrine the termination fee.

Termination Fees; Liability for Breach
If the Merger Agreement is terminated (i) by Equillium following a Metacrine triggering event or (ii) by Metacrine to enter into a superior proposal, Metacrine shall pay Equillium a fee equal to $1,250,000 within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii).
Further, (i) the Merger Agreement is terminated by Equillium or Metacrine due to a failure to close the Merger by the termination date or failure to obtain the Metacrine stockholder approval, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to Metacrine shall have been announced or publicly disclosed to Metacrine or its stockholders and not publicly withdrawn, and (iii) within 12 months after the date of a termination in either of the cases referred to in clause (i) of this sentence, Metacrine consummates an acquisition proposal with respect to Metacrine or enters into an agreement contemplating an acquisition proposal with respect to Metacrine that is subsequently consummated, then Metacrine will pay Equillium a fee equal to $1,250,000, concurrently with such consummation; provided that solely for purposes of this provision, the term “acquisition proposal” shall have the meaning assigned to such term with respect to Metacrine in “No Solicitation of Alternative Proposals” above, except that the references to “20% or more” shall be deemed to be references to “50% or more”.
If the Merger Agreement is terminated (i) by Metacrine following an Equillium triggering event or (ii)by Equillium to enter into a superior proposal, then Equillium shall, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Metacrine a fee equal to $1,750,000. Additionally, if the Merger Agreement is terminated for failure to obtain the approval of the Equillium stockholders of the Equillium stock issuance proposal and the shares of Equillium common stock subject to certain proxies fail to be voted in favor of the issuance of shares of Equillium common stock in the Merger, Equillium will be required to pay Metacrine a fee equal to $1,750,000 as promptly as practicable, and in any event within two business following such termination.

Further, if (i) the Merger Agreement is terminated by Equillium or Metacrine due to a failure to close the Merger by the termination date or failure to obtain the Equillium stockholder approval, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to Equillium shall have been publicly made or publicly disclosed to Equillium or its stockholders and not publicly withdrawn, and (iii) within 12 months after the date of a termination in either of the cases referred to in clause (i) of this sentence, Equillium consummates an acquisition proposal with respect to Equillium or enters into an agreement contemplating an acquisition proposal with respect to Equillium that is subsequently consummated, then Equillium shall pay Metacrine a fee equal to $1,750,000, concurrently with such consummation; provided that solely for purposes of this provision, the term “acquisition proposal” shall have the meaning assigned to such term with respect to Equillium in “No Solicitation of Alternative Proposals” above, except that the references to “twenty (20%) or more” shall be deemed to be references to “50% or more”. In no event shall Metacrine be required to pay a termination fee or Equillium’s expenses on more than one occasion. In no event shall Equillium be required to pay a termination fee or Metacrine’s expenses on more than one occasion.
Amendments and Waivers
The Merger Agreement may be amended, modified or supplemented by the parties at any time prior to the effective time of the Merger. At any time prior to the effective time of the Merger, any party may waive any provision of the Merger Agreement if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
Specific Performance
The parties agreed in the Merger Agreement that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages would not be an adequate remedy for such occurrence. The parties agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity.

THE MERGER
This section and the section entitled “The Merger Agreement” describe the material aspects of the Merger, including the Merger Agreement. While Equillium and Metacrine believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. Equillium and Metacrine encourage you to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the Merger.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every conversation of or among the Metacrine Board, the Equillium Board, their respective representatives, or other parties.
Over the years, in the ordinary course from time to time, the boards of directors and management teams of Metacrine and Equillium have each separately evaluated and considered a variety of financial and strategic opportunities for their respective companies as part of their respective long-term strategies to enhance value for their stockholders, including potential acquisitions, divestitures, business combinations and other transactions.
As part of the ongoing consideration and evaluation of its long-term prospects and strategies, each of the Metacrine Board and Equillium Board frequently review, with Metacrine management and Equillium management, respectively, strategic and financial alternatives in light of developments in Metacrine’s and Equillium’s respective business, the competitive landscape, the economy generally and financial markets, all with the goal of enhancing value for their respective stockholders and making a positive impact in patients’ lives. As part of this process, from time to time, each of Metacrine’s management and Equillium’s management has engaged in business development and/or strategic discussions with industry participants. This includes contacts with numerous companies regarding potential global and regional partnerships, as well as a number of discussions with companies about strategic transactions.
Metacrine had been developing a farnesoid X receptor, or FXR, agonist, MET409, for the treatment of non-alcoholic steatohepatitis, or NASH, a liver disease characterized by excess liver fat, inflammation and fibrosis. Given interim clinical data from October 2021 relating to Metacrine’s programs relative to competing programs, reduced investor sentiment in NASH, and the significant resources required to pursue further development in NASH, Metacrine elected to discontinue future development of its FXR program in NASH in November 2021 while prioritizing its resources and efforts toward the development of MET642 for the treatment of Ulcerative Colitis, or UC, one of the two primary types of Inflammatory Bowel Disease, or IBD. Metacrine was also developing small molecule inhibitors of hydroxysteroid dehydrogenase 17β13, or HSD17β13, for the treatment of NASH. HSD17β13 is a genetically validated target for advanced liver disease.
In December 2021, after considering the cash constraints of Metacrine, the Metacrine Board directed Metacrine management to pursue a potential license partner, particularly in the gastrointestinal space, to advance MET642 and provide capital to the program. Certain members of the Metacrine Board and Metacrine management reached out to a significant number of potential partners, including international parties, focusing on the gastrointestinal space. Little interest was seen in the program, however, one large pharmaceutical company, a leader in the gastrointestinal space, or the Potential Licensing Partner, did engage in further discussions and negotiations with Metacrine management. Metacrine and the Potential Licensing Partner engaged in further discussions and negotiations between October 2021 and August 2022.
On December 2, 2021, Metacrine began a process of evaluating a number of potential strategic alternatives. Over the course of this review of potential strategic alternatives, Metacrine, with the assistance of MTS, contacted or had discussion with 18 companies regarding a potential merger, acquisition or strategic partnership, executed confidential disclosure agreements, or CDAs, with nine companies, and engaged with six companies by either providing or receiving a preliminary proposal. None of the CDAs included a standstill provision or a don’t ask, don’t waive clause. Out of this review, five leading merger candidates emerged: Party A, Party B, Party C, Party D and Equillium.
On December 16, 2021, Preston Klassen, President and Chief Executive Officer of Metacrine, had an initial telephonic conversation with the Chief Executive Officer of Party A regarding a potential strategic transaction.
On December 16, 2021, Metacrine and Party A executed a mutual CDA.

On December 21, 2021, the Metacrine Board met by video conference to discuss amongst other things its cash burn rate. The Metacrine Board concluded that without a strategic partner it could no longer afford to continue spending cash at the same rate on research and development. In this context, the Metacrine Board approved a corporate restructuring plan, that resulted in the reduction of approximately 50% of Metacrine’s workforce, primarily consisting of Metacrine’s research organization, which consequently resulted in the discontinuation of its hydroxysteroid dehydrogenase, or HSD program.
Commencing in January 2022, Metacrine engaged strategic and financial advisors to, among other things, assist Metacrine in evaluating the companies in its deal pipeline and engaging with a subset of the companies Metacrine and its advisors determined to be of significant interest. In the period from December 2, 2021 through September 6, 2022 the price of Metacrine’s stock on Nasdaq ranged from $1.650 to $0.365 per share and from January 1, 2022 through September 6, 2022, from $0.70 to $0.365 per share.
On January 11, 2022, the Metacrine Board met by video conference and authorized management to negotiate and execute an engagement letter with MTS Partners to serve as Metacrine’s financial advisor because it is nationally recognized in the healthcare industry as having investment banking professionals with significant experience in healthcare investment banking and merger and acquisition transactions, including transactions similar to the Merger.
On January 14, 2022, Metacrine executed an engagement letter with MTS Partners.
On January 18, 2022, Metacrine and Party A held a mutual telephonic due diligence call.
On January 20, 2022, Dr. Klassen, Trisha Millican, then-Chief Financial Officer of Metacrine and Michael York, Chief Business Officer of Metacrine met with representatives of MTS Partners to discuss industry trends and review a list of potential strategic partners for Metacrine with a focus on biopharmaceutical companies in the gastrointestinal and liver disease spaces. The meeting included a discussion regarding planning, timelines and strategies for a potential merger or other business combination involving Metacrine.
Also on January 20, 2022, Mr. York had a telephonic conversation with Daniel Bradbury, Executive Chairman of the Equillium board to discuss strategy in the NASH space and the strategic rationale for a potential combination between Equillium and Metacrine. Mr. York and Mr. Bradbury agreed to continue discussing a potential combination.
Between January 21, 2022 and February 16, 2022, certain members of the Metacrine Board, certain members of the Party A board of directors, Metacrine management and Party A management had conversations to discuss amongst other things: the companies’ respective strategies; financials; drug portfolios; development programs and costs and strategies for clinical trials along with an integrated development plan and budget across the entities, including timing of data catalysts and strategies for financing the integrated development plan; potential deal construct for the merger between Metacrine and Party A along with a proposed valuation for Metacrine; the implied ownership split and exchange ratio for Metacrine in the post-closing combined company; the possibility of utilizing contingent value rights, or CVR, to pass a portion of the value received to the post-closing combined company from any transaction or partnership with the Potential Licensing Partner to the Metacrine stockholders; and the strategic rationale for a potential merger between Metacrine and Party A.
Between January 25, 2022 and February 17, 2022, Metacrine management and certain members of the boards of directors of each of Metacrine and Equillium held in person meetings to discuss amongst other things: the companies’ respective strategies; financials; drug portfolios; development programs and costs and strategies for clinical trials along with an integrated development plan and budget across the entities, including timing of data catalysts and strategies for financing the integrated development plan; potential deal construct for the merger between Metacrine and Equillium along with a proposed valuation for Metacrine; the implied ownership split and exchange ratio for Metacrine in the post-closing combined company; the possibility of utilizing CVRs as part of the consideration; and the strategic rationale for a potential merger between Metacrine and Equillium.
On February 7, 2022, the Strategy and Scientific Review Committee of the Metacrine Board met by video conference with Metacrine management and representatives of MTS Partners present. Metacrine management detailed the strategic conversations to date with Equillium and Party A, including terms each of the potential offers being discussed, the prospective potential value of Metacrine under each offer, the prospects of the post-closing combined company under each of the offers and the financials of each of Party A and Equillium. Representatives of MTS Partners advised the Metacrine Board and Metacrine management of merger comparables. In whatever offer was received, the importance of receiving a premium to net cash was discussed.
On February 11, 2022, the Equillium Board met via video conference. At the meeting, management provided an update on discussions with respect to the proposed Merger. Based on the current market trends and the potential synergies, the Equillium Board encouraged Equillium’s management team to continue exploring the potential Merger.
On February 16, 2022, Dr. Klassen sent an email to Bruce Steel, CEO of Equillium, that gave guidance as to preferred deal terms, including directional guidance that Metacrine was seeking a premium to the net cash estimate of $29 million which had previously been communicated to Equillium, and the importance of utilizing CVRs to capture value for Metacrine’s clinical development candidate MET642 as part of the consideration.
Also on February 16, 2022, representatives of MTS Partners on behalf of Metacrine reached out to Party A to let them know that Metacrine would be receptive to receiving a proposal from Party A for a merger between the two companies.
On February 17, 2022, Metacrine received a non-binding proposal from Equillium proposing a merger of the two entities. Equillium’s proposal was an all-stock transaction that valued Metacrine at approximately $28 million and valued the post-closing combined company at approximately $144 million. Under Equillium’s proposal at closing in exchange for all of Metacrine’s outstanding common stock, Equillium would cause to be issued a number of shares of its common stock equal to the lesser of (i) 19.99% of its outstanding capital stock as determined in accordance with the Nasdaq Listing Rules, and (ii) $30 million divided by a per share price based on Equillium common stock’s trailing 10 day VWAP, which represented a premium of approximately 48% over the closing price of Metacrine’s stock on February 17, 2022, which was $0.462. Also included in the proposal were CVRs to be paid in cash to the Metacrine stockholders, totaling up to a potential of $272.5 million, upon achievement of milestones with respect to Metacrine’s clinical development candidate MET642.
On February 18, 2022, Metacrine received a non-binding proposal from Party A proposing a merger of the two entities. Party A’s proposal was for an all-stock transaction that valued Metacrine at $40 million, Party A at $150 million and the post-closing combined company at $220 million after taking into account a $30 million public investment in private equity, or PIPE, to be conducted concurrently with the closing of the merger, resulting in an ownership split of 18.2% of the post-closing combined company for Metacrine, 68.2% for Party A and 13.6% for investors in the PIPE.
Later that day the Metacrine Board met by video conference, with Metacrine management and representatives of MTS Partners present to discuss the Party A and Equillium offers. The Metacrine Board discussed the fact that Party A’s offer did not include CVRs with respect to Metacrine assets, something the Metacrine Board thought was important to maximize value to the Metacrine stockholders and that the Metacrine ownership split in the Party A offer was too low. The Metacrine Board instructed Metacrine Management to go back and push for CVRs to Metacrine stockholders and a higher Metacrine post-closing ownership split with Party A. The Metacrine Board also instructed MTS Partners to gauge interest from the Potential Licensing Partner discussing a potential merger between the Potential Licensing Partner and Metacrine.
Later that day representatives of MTS Partners called the Potential Licensing Partner to gauge their interest in pursuing a potential merger between the Potential Licensing Partner and Metacrine. The Potential Licensing Partner agreed to consider and revert to the Metacrine team.
On February 27, 2022, representatives of MTS Partners on behalf of Metacrine had a telephonic conversation with Party A and MTS Partners relayed: that the Metacrine Board wanted Metacrine to have a 30% ownership of the post-closing combined company and that the inclusion of CVRs to Metacrine stockholders was an important component to any offer.
On February 28, 2022, Metacrine received a revised non-binding proposal in email format from Party A for an all-stock transaction valuing Metacrine at $50 million and Party A at $150 million, resulting in an ownership split of 27% of the post-closing combined company for Metacrine and 73% for Party A, prior to the $30 million

PIPE to be conducted concurrently with the closing of the merger. The proposal included CVRs payable to Metacrine stockholders. Following the receipt of the revised proposal from Party A, the Metacrine Board met by video conference with Metacrine management present, and discussed the terms of a potential merger between Metacrine and Party A.
On March 1, 2022, Dr. Klassen had a telephonic conversation with Mr. Steel and informed Mr. Steel that Metacrine was considering multiple offers. Dr. Klassen indicated that Metacrine management would meet with the Metacrine Board in the next week to discuss the respective terms of the Equillium offer and another offer.
On March 2, 2022, Mr. Steel sent Dr. Klassen an email with a revised offer that Mr. Steel indicated was Equillium’s best and final offer and would expire on March 4, 2022, at which point if the offer was not accepted, then Equillium would withdraw from Metacrine’s process. Equillium’s offer was an all-stock transaction that valued Metacrine at $37.5 million. At closing in exchange for all of Metacrine’s outstanding equity securities (on a fully diluted basis), Equillium would issue a number of shares of its common stock equal to $37.5 million divided by a per share price equal to the trailing 10-day VWAP of Metacrine’s share price, calculated 10 trading days prior to closing. Also included in the proposal were CVRs to be paid in cash to the Metacrine stockholders, totaling up to a potential of $22.5 million, upon achievement of milestones with Metacrine’s clinical development candidate MET642.
On March 4, 2022, the Metacrine Board met by video conference with the Metacrine management team and representatives from Wilson Sonsini Goodrich and Rosati, P.C., or Wilson Sonsini, legal counsel to Metacrine in connection with the proposed Merger and present to discuss the Equillium best and final offer. The Metacrine Board concluded that Equillium’s best and final offer was lower than Party A’s offer and did not provide enough value to Metacrine stockholders. As a result, the Metacrine Board instructed Metacrine management to (i) let the Equillium best and final offer lapse and (ii) to focus on negotiating with Party A.
Also on March 4, 2022, representatives of MTS Partners on behalf of Metacrine requested that Party A send a formal letter documenting their revised offer including details on the PIPE and CVR milestones.
Additionally, the Potential Licensing Partner called representatives of MTS Partners to inform them that the Potential Licensing Partner was not interested in pursuing a merger or other acquisition with Metacrine.
On March 7, 2022, Metacrine received a formal written revised non-binding proposal from Party A proposing a merger of the two entities in an all-stock transaction. The valuation and ownership splits were unchanged from the February 28, 2022 email proposal, however, the CVRs payable to Metacrine stockholders were updated with the following terms: if a licensing or partnership deal was signed in 2022 Metacrine stockholders would receive 100% of any up front proceeds (less any related clinical trial costs) and 70% of all future proceeds; if a licensing or partnership deal was signed in 2023 Metacrine stockholders would receive 50% of any up front proceeds (less any related clinical trial costs) and 50% of all future proceeds; and if a licensing or partnership deal was signed in 2024 Metacrine stockholders would receive 25% of any up front proceeds (less any related clinical trial costs) and 25% of all future proceeds.
On March 9, 2022, Party A informed representatives of MTS Partners that their existing investors would commit to a $30 million PIPE concurrently with the closing of the merger between Metacrine and Party A and that Party A was planning to ask for a 30-day exclusivity period to negotiate such potential merger.
On March 10, 2022, Metacrine received a 30-day exclusivity proposal from Party A.
From March 13, 2022 to April 2, 2022, Mr. Steel and Dr. Klassen continued their discussion, during which Dr. Klassen confirmed that Metacrine was still actively engaging with other parties, and that there was potential interest in the proposed Merger, but not on the terms contained in Equillium’s indicated best and final offer from March 2, 2022.
From March 14, 2022 to April 11, 2022, certain members of the Metacrine Board, Metacrine management and Party A held a series of telephonic due diligence calls.
On March 16, 2022, representatives of MTS Partners on behalf of Metacrine and Party A had a telephonic conversation during which MTS Partners expressed concern about the PIPE together with post-closing combined company cash in Party A’s proposal being insufficient to fund operations on an ongoing basis.

On March 17, 2022, Mr. Steel and Dr. Klassen had a telephonic conversation where Dr. Klassen relayed that the Metacrine Board and Metacrine management felt that the merger of Equillium and Metacrine was a potentially synergistic transaction. Dr. Klassen explained that Equillium’s offer was below another offer, and Metacrine management and the Metacrine Board believed that the Equillium offer needed additional economic incentives to be considered superior to the alternative offer. For all these reasons Metacrine was not prepared to proceed into exclusivity with Equillium based on the then proposed offer.
On March 23, 2022, Metacrine management and representatives of MTS Partners had a telephonic conversation to discuss the merger between Metacrine and Party A and the amount of cash that the post-closing combined company would have to fund operations on an ongoing basis.
On March 24, 2022, the Metacrine Board met by video conference with Metacrine management present. Metacrine management shared the post-closing combined company cash flow analysis under the current Party A proposal for a merger between Metacrine and Party A and the Metacrine Board concluded that in such a scenario the post-closing combined company would have insufficient cash to fund operations on an ongoing basis. There was also discussion about the pause in the merger discussions with Equillium after Equillium presented a “best and final” offer that was lower than Party A’s offer. Metacrine management believed that the telephonic conversation between Mr. Steel and Dr. Klassen on March 17, 2022 showed there was still interest from both sides in further engagement, however, there was no significant shift in Equillium’s offer. The Metacrine Board instructed Metacrine management to let Party A know that there was a low likelihood that Metacrine would continue discussions with Party A, to restart discussions with Equillium and to engage with other potential merger candidates including Party B.
Later that day Metacrine management notified Party A that there was a low likelihood that Metacrine would be continuing discussions with Party A.
On March 25, 2022, Metacrine management had an initial telephonic conversation with the management team of Party B regarding a potential strategic transaction. Both sides agreed to execute a mutual CDA.
On March 27, 2022, Metacrine and Party B executed a mutual CDA.
On March 30, 2022, Metacrine and Party B held a mutual telephonic due diligence call.
On April 1, 2022, representatives of MTS Partners on behalf of Metacrine had a telephonic conversation with Party B to discuss Party B’s feedback from the preliminary due diligence call, Party B’s interest in moving forward and Party B’s ability to quickly present terms for a potential strategic transaction with Metacrine. Party B expressed an interest in moving forward.
On April 4, 2022, Metacrine received an initial non-binding proposal from Party B proposing a merger of the two entities. Party B’s proposal was for an all-stock transaction, resulting in an ownership split of 15-20% of the post-closing combined company for Metacrine and 80-85% for Party B, at a post-closing combined company value of $42.4 million to $60 million. The initial non-binding proposal also indicated that if Metacrine’s compounds were licensed or otherwise monetized within two years of the merger closing, Metacrine stockholders would be entitled to receive in the form of CVRs, either 50% of the proceeds from milestone payments to Party B or 10-12% of any agreed to upfront licensing fees and pre-commercial milestones paid to Party B plus one-half warrant for each share with a cash exercise price at a 50% premium.
On April 7, 2022, the Metacrine Board met by video conference and discussed the positioning of the FXR in the portfolio of two potential merger options, Equillium and Party B. The Metacrine Board also discussed staffing and other considerations in a scenario where no transaction was contemplated and Metacrine would continue to operate as a standalone entity, or the standalone path.
On April 12, 2022, Metacrine management delivered a counter-proposal to Party B on a telephonic call with the management of Party B. Metacrine proposed a post-closing ownership split of 20% for Metacrine and 80% for Party B. Metacrine also proposed that if any Metacrine assets were partnered, Metacrine stockholders would receive a share of pre-commercial milestone payments (not research and development funding payments) in the form of CVRs, depending on licensing or partnership deal signing time, as follows: if Metacrine’s products were licensed or otherwise monetized in 2022 Metacrine stockholders would receive 70%; if Metacrine’s products were licensed or otherwise monetized in 2023 Metacrine stockholders would receive 50%; and if Metacrine’s products were licensed or otherwise monetized after 2023 Metacrine stockholders would receive 20%.

On April 13, 2022, representatives of MTS Partners had a telephonic conversation with Party B, where Party B indicated that it was interested in moving forward with a Metacrine transaction, however its board felt that Metacrine’s proposal on the CVR percentage was too high. Party B asked for additional information in order to prepare a counter-offer. The representatives of MTS Partners informed Party B that Metacrine needed time to review its own understanding of the terms of a potential merger between Metacrine and Party B and would then set up a call with Party B.
Also on April 13, 2022, following significant diligence and discussion, the Potential Licensing Partner proposed licensing terms to Metacrine, including certain upfront payments, option fees and milestone fees. Metacrine and the Potential Licensing Partner further negotiated the terms through July 2022.
On April 14, 2022, the Metacrine Board met by video conference with Metacrine management present. Metacrine management updated the Metacrine Board regarding Party B and a new company, Party C, that was potentially entering into the merger discussions and additional considerations in the merger scenario versus the standalone path. Metacrine management and the Metacrine Board continued to examine both the merger and standalone paths.
On April 21, 2022, the Metacrine Board met by video conference with Metacrine management present. Management recommended that the best path for Metacrine stockholders was a merger that allowed forward progress on and monetized a partnered FXR program. Among other things, there was discussion of strategic transactions, including those with Party B and Party C and licensing terms with the Potential Licensing Partner. The Metacrine Board determined that Metacrine should focus on the merger path rather than the standalone path with a goal of finding a merger partner by May 5, 2022.
Also on April 21, Metacrine and Party C held mutual telephonic due diligence calls.
On April 25, Metacrine received a non-binding proposal from Party C proposing a merger of the two entities in an all-stock transaction. Party C’s proposal valued Metacrine at $45 million and Party C at $160 million, resulting in an ownership split of 22% of the post-closing combined company for Metacrine and 78% for Party C. Party C’s proposal included CVRs to Metacrine stockholders for 80% of the economics of MET642.
On April 28, 2022, the Metacrine Board met by video conference to discuss the non-binding proposals from Party B and Party C along with diligence next steps. The Metacrine Board instructed Metacrine management to further negotiate with Party C.
On April 29, 2022, Metacrine management and management of Party C held a telephonic conversation and Metacrine management delivered a counter-proposal to Party C with an ownership split of 27.5% of the post-closing combined company for Metacrine and 72.5% for Party C.
On May 2, 2022, Metacrine received a revised non-binding proposal from Party C, valuing Metacrine at $53 million and Party C at $160 million, resulting in an ownership split of 24% of the post-closing combined company for Metacrine and 74% for Party C.
On May 4, 2022, Metacrine received a revised non-binding proposal from Party B proposing a merger of the two entities. Party B’s revised proposal was for an all-stock transaction, resulting in an ownership split of 20% of the post-closing combined company for Metacrine plus one-half warrant for each share with a cash exercise price at a 50% premium to the deal price and 80% for Party B, at a post-closing combined company value of approximately $60 million. The revised non-binding proposal indicated that if Metacrine’s MET642 drug candidate advanced to a signed option agreement including certain payment terms, Metacrine stockholders would receive a share of pre-commercial milestone payments (which was not to include not research and development funding payments) in the form of CVRs, depending on signing time for the licensing or partnership deal, as follows: if a licensing or partnership deal is signed within six month of the merger closing, Metacrine stockholders would receive 50% of proceeds from such milestone payments; if a licensing or partnership deal has not been signed within six months of the merger closing, the percent due Metacrine stockholders would be decreased by 40% to 30% of the proceeds from such milestone payments; if a licensing or partnership deal has not been signed within one year of the merger closing the percent due Metacrine stockholders would be decreased by 60% to 20% of the proceeds from such milestone payments; if a licensing or partnership deal has not been signed within 18 months of the merger closing the percent due Metacrine stockholders would be decreased by 80% to 10% of the proceeds from such milestone payments; and if a licensing or partnership deal has not been signed within two years of the merger closing the percent due Metacrine stockholders would be decreased by 100% and no share of the milestone payment would be received by Metacrine stockholders.
On May 10, 2022, the Metacrine Board met by video conference with Metacrine management present to discuss the proposals from Party B and Party C. Based on its findings through the due diligence process Metacrine management indicated and the Metacrine Board agreed that the path to regulatory approval for Party C’s products was too high risk. In light of this fact, the Metacrine Board instructed Metacrine management to let Party C know that Metacrine would not be further pursuing a transaction with Party C. The Metacrine Board authorized management to negotiate further with Party B and also to reach out to Equillium to gauge their interest in submitting another proposal for a merger with Metacrine.
Later that day, representatives of MTS Partners on behalf of Metacrine, notified Party C that Metacrine would no longer be pursuing a transaction with Party C.
On May 11, 2022, Dr. Klassen called Mr. Steel to inform him of certain recent developments with the other merger proposals that Metacrine had received, and to discuss Equillium’s interest in submitting an offer that improved upon its offer from March 2, 2022.
On May 16, 2022, Equillium sent Metacrine a letter of intent including a revised merger proposal to merge with Metacrine and a 30-day exclusivity agreement. Under the revised proposal for an all-stock transaction, Equillium would issue a number of shares of its common stock equal to $37.5 million divided by a per share price based on Equillium common stock’s trailing 10-day VWAP calculated 10 trading days prior to the closing of the merger to the Metacrine stockholders. Equillium’s proposal also included CVRs to Metacrine stockholders in the event Metacrine’s FXR program is successfully licensed or a partnership deal is reached with a third party.
On May 17, 2022, Mr. Steel, Jason Keyes, CFO of Equillium, and Matt Ritter, Ph.D., Senior Vice President of Corporate Development of Equillium, met with members of Metacrine’s management and MTS to discuss the terms of Equillium’s revised merger proposal.
On May 18, 2022, the Metacrine Board met by video conference with Metacrine management present and reviewed the three remaining potential merger parties and their respective offers. Metacrine determined that the clinical and regulatory risk of the Equillium product candidates was lower than of the Party B product candidates and that relative valuation of the Equillium proposal was superior to the relative valuation of the proposal from Party B. Management recommended moving forward with the Equillium merger proposal contingent on extending the time period to achieve and step-down percentage for CVRs related to downstream payments and the Metacrine Board agreed.
On May 19, 2022, with the prior approval of the Metacrine and Equillium boards, Metacrine and Equillium entered into the letter of intent received on May 12, 2022 regarding a merger transaction between Metacrine and Equillium. Following the execution, Metacrine reengaged Wilson Sonsini as counsel for the transaction between Metacrine and Equillium.
On May 21, 2022, MTS on behalf of Metacrine informed Party B that Metacrine was entering into an exclusivity arrangement with another counterparty.
On June 8, 2022, Cooley LLP, or Cooley, counsel to Equillium, delivered an initial draft of the Merger Agreement to Wilson Sonsini, counsel to Metacrine. The parties negotiated the Merger Agreement from June 8, 2022 to September 6, 2022.
On June 22, 2022, Equillium and Metacrine entered into an exclusivity extension through July 19, 2022.
On June 27, 2022, the Metacrine Board met with Metacrine management and Wilson Sonsini present to discuss the Merger Agreement.
On June 29, 2022, representatives from each of Equillium, Metacrine, Wilson Sonsini and Cooley had a telephonic conference call to discuss the Merger Agreement, including, among other things, the CVRs, the relative amount of termination fees payable each respective party under certain circumstances, the circumstances under which either party may terminate the Merger Agreement for a superior proposal, closing conditions, and the inclusion of certain expenses and fees as a deduct to Metacrine’s net cash at closing.

On July 11, 2022, Wilson Sonsini sent Cooley a draft of the CVR agreement. The parties negotiated the CVR agreement between July 11, 2022 and August 22, 2022.
On July 19, 2022 the exclusivity period between Equillium and Metacrine expired. As a result, Metacrine resumed communication with Party B and explored a number of potential strategic alternatives and discussions with third parties, including Party D. Metacrine also continued discussions with Equillium following the expiration of the exclusivity period.
On July 20, 2022, Party D and Richard Heyman, Chairman of the Metacrine Board, discussed Party D’s potential interest in a potential merger between the two entities.
Later that day the Metacrine Board met with Metacrine management and Wilson Sonsini present to discuss the Merger Agreement and the conversations with Party D.
Also on July 21, 2022, Metacrine and Party D executed a mutual CDA.
On July 22, 2022, Metacrine management and Party D management held an introductory telephonic conversation to discuss a potential merger between the two entities.
Later that day Metacrine received an initial non-binding indication of interest from Party D proposing a merger of the two entities. Party D’s proposal was for an all-stock transaction that valued Metacrine at $42.5 million, Party D at $241 million, resulting in a post-closing ownership split of 15% for Metacrine and 85% for Party D.
On July 27, 2022, the Equillium Board met via video call with Equillium management for an update on the proposed Merger, including the open business points around the CVR and a floor price on the price per share of Equillium common stock. The Equillium Board authorized Equillium’s management to continue to negotiate and pursue the potential Merger.
On July 29, 2022, Metacrine management and Party D management had a telephonic conversation to discuss a potential merger between the two entities.
On August 8, 2022, Dr. Klassen notified Party D that Metacrine would not be further pursuing a transaction with Party D given the expected time required to close such transaction and the lack of synergy with Metacrine’s portfolio.
On August 16, 2022, the Metacrine Board met by video call with Metacrine management and representatives from Wilson Sonsini present to discuss the terms of the Merger Agreement that had been negotiated with Equillium and its counsel, as well as to review the key open items that remained in the negotiations. The proposals and counter-proposals made by Equillium and Metacrine were reviewed, and the Metacrine Board provided guidance to Metacrine management on how to resolve those open points.
On August 18, 2022, Metacrine management and Wilson Sonsini sent an email to Equillium and Cooley on the open items in the Merger Agreement with the parties’ goal of resolving open items that remained in the negotiations.
On August 22, 2022, following a diligence process and leadership approval meetings, the Potential Licensing Partner informed Metacrine management that it would not be proceeding with the license for MET642.
On August 25, 2022, the Metacrine Board met by video call with Metacrine management and representatives from Wilson Sonsini present to discuss the terms of the Merger Agreement that had been negotiated with Equillium and its counsel, as well as to review the key open items that remained in the negotiations, including Equillium’s proposal to remove the CVR and the floor and ceiling placed on Equillium’s stock price for purposes of determining the merger consideration. The proposals and counter-proposals made by Equillium and Metacrine were reviewed, and the Metacrine Board provided guidance to Metacrine management on how to resolve those open points. The Metacrine Board determined that given the updates with the Potential Licensing Partner, the CVR would have nominal value, given the low probability of executing on a strategic opportunity that would monetize the MET642 program. The Metacrine Board determined that it was in the best interest of the Metacrine stockholders to proceed without the CVR as a part of the transaction with Equillium but insisted on maintaining a ceiling price on Equillium stock price for purposes of determining the merger consideration.

On August 30, 2022, Dr. Klassen and Mr. Steel had a telephonic conversation and discussed updates to the economics of the transaction including the acceptance of the elimination of the CVR.
Between August 30, 2022 and September 2, 2022, Metacrine and its representatives on one hand, and Equillium and its representatives on the other hand, continued to negotiate the open points on the Merger Agreement and related documents.
On September 2, 2022, the Metacrine Board met by video call with Metacrine management, representatives from Wilson Sonsini and representatives from MTS, an affiliate of MTS Partners, present to review the terms of the revised Merger Agreement. Representatives of Wilson Sonsini reviewed with the Metacrine Board its fiduciary duties in considering a merger of Metacrine with a third party. A representative of MTS then reviewed with the Metacrine Board its financial analysis of the 0.243x exchange ratio, the Projected Exchange Ratio, calculated using Equillium’s 10-Day VWAP of $2.79 as of September 1, 2022 and the implied offer per share value of $0.68 in conjunction with the collar on Equillium’s 10-Day VWAP of $2.70 to $4.50 for purposes of calculating the Projected Exchange Ratio range to be received by the holders of Shares pursuant to the Merger, and MTS then rendered to the Metacrine Board its oral opinion (which was subsequently confirmed by delivery of the September MTS Opinion) that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such written opinion, the Exchange Ratio to be received by the Metacrine stockholders pursuant to the Merger was fair, from a financial point of view, to such Metacrine stockholders. The full text of the September MTS Opinion sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by MTS in connection with its opinion; for more information see “The Merger—Opinions of Metacrine’s Financial Advisor—September MTS Opinion” beginning on page 103 of this joint proxy statement/prospectus.
On September 3, 2022 and September 4, 2022, Equillium and Metacrine and their management teams and advisors finalized the Merger Agreement. Those negotiations resulted in revisions to the definition of net cash, including the removal of positive adjustments previously included and related to the strategic opportunity with the Potential Licensing Partner.
On September 5, 2022, the Equillium Board met via video call with Equillium management, representatives from Cooley and representatives from VPA, present to review the terms of the Merger Agreement. Representatives of Cooley reviewed with the Equillium Board its fiduciary duties in considering an acquisition of a third party. A representative of VPA then reviewed with the Equillium Board its financial analysis of the 25% premium to be paid by Equillium on Metacrine’s Net Cash in connection with the Merger, and VPA then rendered to the Equillium Board its oral opinion (which was subsequently confirmed by delivery of a written opinion as of September 6, 2022) that, as of such date and based on and subject to various assumptions and limitations described in their opinion, the Merger transaction was fair, from a financial point of view, to Equillium stockholders. The full text of the written opinion of VPA sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by VPA in connection with its opinion; for more information see “The Merger—Opinion of Equillium’s Financial Advisor.” Following the issuance of VPA’s oral opinion, the Equillium Board determined, for the reasons detailed in “The Merger—Recommendation of the Equillium Board; Equillium’s Reasons for the Merger” beginning on page 87 of this joint proxy statement/prospectus, that the transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Equillium and its stockholders, approved the Merger Agreement and recommended that the stockholders of Equillium vote in favor of adopting the Merger Agreement.
On September 6, 2022, the Metacrine Board then determined by unanimous written consent, for the reasons detailed in “The Merger—Recommendation of the Metacrine Board; Metacrine’s Reasons for the Merger” beginning on page 88 of this joint proxy statement/prospectus, that the transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Metacrine and its stockholders, approved the Merger Agreement and recommended that the Metacrine stockholders vote in favor of adopting the Merger Agreement, or the Approval.
Later that day, Metacrine and Equillium executed the Merger Agreement, or the signing, and the parties issued a joint press release announcing the execution of the Merger Agreement.
On September 30, 2022, Metacrine entered into a license agreement, or the HSD License Agreement, with FL 2022-001, Inc., or Licensee, a portfolio company of Foresite Labs, pursuant to which Metacrine granted

Licensee an exclusive, royalty-bearing, sublicensable license to certain of its intellectual property rights to research, manufacture, develop and commercialize pharmaceutical products containing certain HSD inhibitors, or collectively, the Licensed Products, in all fields of use and on a worldwide basis. In addition, for a period of time, Metacrine agreed that neither it nor its affiliates or sublicensees will directly or indirectly, engage in or conduct any research, development, manufacture, commercialization, use or other exploitation of pharmaceutical products that would compete with the Licensed Products, subject to certain exceptions related to products of an acquirer or its affiliates in connection with a change of control of Metacrine. Under the terms of the License Agreement, Licensee paid Metacrine an upfront payment of $1.25 million, and Metacrine is eligible to receive up to an aggregate of $4.25 million in milestone payments upon the achievement of certain regulatory milestone events. Metacrine will also be entitled to receive royalties on tiers of annual net sales of Licensed Products at rates in the low single digits, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the last patent covering such Licensed Product in such country.
On October 4, 2022, Metacrine management, Equillium management, representatives of MTS Partners, Wilson Sonsini and Cooley met by video conference to discuss this joint proxy statement/prospectus. Among other matters, the parties discussed Equillium’s current strategic initiatives regarding certain of its product candidates, and the adjustments underlying the Metacrine-Prepared Projections created ahead of Signing and the September MTS Opinion, or the September Opinion Projections.
On October 11, 2022, Metacrine management, Wilson Sonsini, representatives of MTS Partners and MTS’ counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., or Mintz, met by video conference to further discuss Equillium’s current strategic initiatives regarding certain of its product candidates, and the adjustments underlying the September Opinion Projections. In light of these conversations, Metacrine management in consultation with its advisors determined that additional financial projections, along with a revised fairness opinion from MTS, should be prepared and presented to the Metacrine Board.
On October 19, 2022, the Metacrine Board met by video conference with Metacrine management and representatives of Wilson Sonsini and MTS present. In light of the adjustments discussed above, Metacrine management presented to the Metacrine Board revised Metacrine-Prepared Projections, or the October Opinion Projections, and together with the September Opinion Projections, the Metacrine-Prepared Projections; for more information see “Equillium Financial Projections Used By Metacrine’s Financial Advisor” beginning on page 92 of this joint proxy statement/prospectus. During the meeting, representatives of MTS reviewed with the Metacrine Board its financial analysis of the Projected Exchange Ratio of 0.282x, calculated using the collar floor of Equillium’s 10-Day VWAP of $2.70 as of October 18, 2022, and the implied offer per share of $0.58, and MTS then rendered to the Metacrine Board its oral opinion (which was subsequently confirmed by delivery of the October MTS Opinion) that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such written opinion, the Exchange Ratio to be received by the Metacrine stockholders pursuant to the Merger was fair, from a financial point of view, to such Metacrine stockholders. The full text of the October MTS Opinion sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by MTS in connection with its opinion; for more information see “The Merger—Opinions of Metacrine’s Financial Advisor—October MTS Opinion” beginning on page 110 of this joint proxy statement/prospectus. Following the issuance of MTS’ revised oral opinion, the Metacrine Board determined, for the reasons detailed in “The Merger—Recommendation of the Metacrine Board; Metacrine’s Reasons for the Merger” beginning on page 88 of this joint proxy statement/prospectus, to reaffirm the Approval.

Equillium’s Reasons for the Merger; Recommendation of the Stock Issuance by the Equillium Board
In evaluating the Merger Agreement and the proposal to issue shares of Equillium common stock in connection with the combination, the Equillium Board consulted with Equillium’s management and legal and financial advisors. In connection therewith, the Equillium Board considered a number of factors, including the following factors (which factors are not necessarily presented in order of relative importance) that the Equillium Board viewed as generally supporting its decision to approve and enter into the proposed Merger Agreement and recommend that Equillium stockholders vote “FOR” approval of the Equillium stock issuance proposal:
Strategic Factors. The Equillium Board evaluated the following key strategic factors supporting its approval of and entry into the proposed Merger Agreement:
•
that the proposed Merger strengthens Equillium’s cash position, better positioning Equillium to pursue continued development of its programs and will fund Equillium through important clinical milestones;

•	the limited financing alternatives given market conditions;
•	that the terms of the proposed Merger were considered to be favorable to financing alternatives that may have been available to Equillium;
•
that the addition of Metacrine’s pipeline programs enables possible advancement of these programs through strategic partnership or divestiture, which Equillium believes may further benefit Equillium stockholders; and

•	through the addition of Dr. Klassen to the Equillium Board, Equillium adds further clinical development expertise and maintains continuity with respect to the acquired Metacrine programs.
Other Factors Considered by the Equillium Board. In addition to considering the strategic factors described above, the Equillium Board considered the following additional factors, all of which it viewed as supporting its decision to approve the proposed combination:
•
its knowledge of Equillium’s business, operations, financial condition, earnings and prospects on a standalone basis and of Metacrine’s business, operations, financial condition, earnings and prospects, taking into account the results of Equillium’s due diligence review of Metacrine;

•	the fixed percentage premium paid on Metacrine’s Net Cash provides greater certainty as to the value being paid for the cash to be delivered at the Closing;
•
the opinion of VPA, dated September 6, 2022, to the Equillium Board, which opinion is attached hereto as Annex B, to the effect that, as of that date and based on and subject to various assumptions and limitations described in their opinion, the Merger transaction was fair, from a financial point of view, to Equillium stockholders, as more fully described below under the caption “The Merger—Opinion of Equillium’s Financial Advisor”;

•	the terms and conditions of the Merger Agreement; and
•
the reasonableness of the potential termination fee (i) of up to $1,250,000 which could become payable by Metacrine if the Merger Agreement is terminated in certain circumstances and (ii) of up to $1,750,000, which could become payable by Equillium if the Merger Agreement is terminated in certain circumstances.

The Equillium Board weighed the advantages and opportunities listed above against a number of other factors identified in its deliberations as weighing negatively against the proposed combination, including:
•	the risk that the transaction and integration costs may be greater than anticipated;
•	the cost of the transaction, including dilution to Equillium stockholders, as compared to other potential means of raising capital;
•
the cost, including the time spent by Equillium’s management, associated with a decision to pursue a strategic transactions to divest or otherwise monetize Metacrine’s legacy assets as a financing alternative;

•
the impact that the announced transaction may have on Equillium’s stock price and on Equillium’s ability to raise additional capital or engage in certain business development discussions during the pre-closing period;

•	the substantial cost of integrating the two companies;
•	the risk of not achieving all of the anticipated synergies and the risk that strategic benefits and other anticipated benefits might not be realized or may take longer than expected to achieve;
•	the likelihood of disruptive stockholder litigation following announcement of the Merger; and
•
various other risks associated with Metacrine and the Merger, including the risks described in the section entitled “Risk Factors,” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

This discussion is not meant to be exhaustive. Rather, it summarizes the material reasons and factors evaluated by the Equillium Board in its consideration of the Merger. After considering these and other factors and through discussions with Equillium’s management and outside legal and financial advisors, the Equillium Board concluded that the potential benefits of entering into the Merger Agreement outweighed the uncertainties and risks. In view of the factors considered in connection with its evaluation of the proposed Merger and the complexity of these matters, the Equillium Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the proposed Merger and the Merger Agreement and to make its recommendation to Equillium stockholders. In addition, individual members of the Equillium Board may have given differing weights to different factors and applied his or her own personal business judgment to the process. The Equillium Board determined that the proposed Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of shares of Equillium common stock to Metacrine stockholders in connection with the combination, were in the best interests of Equillium and its stockholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement.
The Equillium Board recommends that Equillium stockholders vote “FOR” the Equillium stock issuance proposal and “FOR” the Equillium adjournment proposal.
Metacrine's Reasons for the Merger; Recommendation of the Merger by the Metacrine Board
On September 5, 2022, among other things, the Metacrine Board:
•	determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Metacrine and its stockholders;
•	approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby; and
•	declared advisable and recommended that Metacrine's stockholders adopt the Merger Agreement.
On October 19, 2022, among other things, the Metacrine Board reaffirmed the Approval.
In evaluating the Merger Agreement and the Merger, the Metacrine Board consulted with Metacrine management, as well as its advisors. In recommending that Metacrine stockholders vote “FOR” the adoption of the Merger Agreement, the Metacrine Board considered and analyzed a number of factors, including the below (which factors are not necessarily presented in order of relative importance). Based on these consultations, considerations and analyses, and the factors discussed below, the Metacrine Board concluded that entering into the Merger Agreement with Equillium was advisable and in the best interests of Metacrine and our stockholders.
The Metacrine Board believed that the following material factors and benefits supported its determinations and recommendation:
•
The Merger was the result of an extensive strategic review process. The Metacrine Board considered that the Metacrine management team and, at Metacrine’s direction, MTS Partners affirmatively contacted 18 companies (including Equillium) concerning a potential merger, acquisition or strategic partnership. The Metacrine Board considered the nature of the engagement by each of these potential acquirers and partners over a multiple month period and that, of these potential acquirers and partners, only Equillium made a proposal for an acquisition of Metacrine that was capable of being accepted and proceeding to closing within a timely manner;
•
The opinions of MTS that were rendered orally on September 2, 2022 and October 19, 2022, and subsequently confirmed by the September MTS Opinion and October MTS Opinion, respectively, that as of the applicable date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the September MTS Opinion and the October MTS Opinion, as applicable, the Exchange Ratio to be received by the holders of Metacrine common stock pursuant to the offer and the Merger was fair, from a financial point of view, to such holders, as more fully described in “The Merger—Opinions of Metacrine’s Financial Advisor” below and in Annex C-1 and C-2 to this joint proxy statement/prospectus;

•
The Metacrine Board’s belief, as a result of arm’s length negotiations with Equillium and taking into account the Metacrine Board’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Metacrine on a historical and prospective basis, that (i) Metacrine and its representatives negotiated the most favorable Exchange Ratio that Equillium was willing to agree to, (ii) measured against the longer-term execution risks described above, the per share merger consideration reflects a fair and favorable price for the shares of Metacrine common stock and (iii) the terms of the Merger Agreement include the most favorable terms to Metacrine in the aggregate to which Equillium was willing to agree, and which provide a high level of closing certainty;

•
The Metacrine Board’s belief, based in part on a scientific diligence and analysis process conducted over several weeks by Metacrine’s management and reviewed with the Equillium Board, that with respect to Equillium’s product pipeline and the potential market opportunity for Equillium’s products, that Equillium’s product candidates represent a sizeable potential market opportunity, and may thereby create value for the stockholders of the combined organization and an opportunity for Metacrine’s stockholders to participate in the potential growth of the combined organization;

•
The cash constraints of Metacrine in light of the current, historical and projected financial condition, results of operations and business of Metacrine, and the general lack of interest seen from the significant number of potential licensing partners that certain members of the Metacrine Board and Metacrine management contacted in connection with advancing and providing capital to Metacrine’s MET642 program, and the likelihood that Metacrine’s prospects as a stand-alone company were unlikely to change for the benefit of Metacrine’s stockholders in the foreseeable future;

•	The Metacrine Board’s understanding of the business operations, financial conditions and constraints, earnings and prospects of Metacrine, including the prospects of Metacrine on a stand-alone basis;
•
The Metacrine Board’s belief, after a thorough review of strategic alternatives and discussions with Metacrine’s management, financial advisors and legal counsel, that the Merger is more favorable to Metacrine’s stockholders than the potential value that might have resulted from other strategic options available to Metacrine, including a liquidation of Metacrine and the distribution of any available cash;

•
The risks and delays associated with, and uncertain value and costs to Metacrine’s stockholders of, liquidating Metacrine, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of timing of release of cash until contingent liabilities are resolved;

•
The fact that the estimated return to each stockholder in a liquidation of Metacrine would result in a payment of approximately $0.58 per share of Metacrine Common Stock and based on the value of the Exchange Ratio as of each of September 2, 2022 and October 19, 2022 (the dates of the respective oral fairness opinions of MTS were delivered) the implied Pro Forma Metacrine Per Share Value Range were approximately $0.76-$1.33 and $1.80-$3.60 as of September 2, 2022 and October 19, 2022, respectively. See the sections entitled “The Merger—Opinions of Metacrine’s Financial Advisor—September MTS Opinion—Pro Forma Combination Analysis” and “The Merger—Opinions of Metacrine’s Financial Advisor—October MTS Opinion—Intrinsic Value of Merger Consideration”; and

•	The fact that Metacrine’s other potential acquirers and partners are private companies with valuations that are not validated by the public markets.
The Metacrine Board also reviewed the terms and conditions of the Merger Agreement and related transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:
•
The initial estimated Exchange Ratio used to establish the number of shares of Equillium common stock to be issued to Metacrine’s stockholders in the Merger was determined based on the relative valuations of Equillium and Metacrine, and thus the relative percentage ownership of Equillium’s stockholders and Metacrine’s stockholders immediately following the completion of the Merger is subject to change based on the amount of Metacrine’s Net Cash and the Equillium stock price;

•
The limited number and nature of the conditions to Equillium’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

•
The respective rights of, and limitations on, Equillium and Metacrine under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Equillium or Metacrine receive a superior offer;

•
The reasonableness of the potential termination fee (i) of up to $1,250,000 which could become payable by Metacrine if the Merger Agreement is terminated in certain circumstances and (ii) of up to $1,750,000, which could become payable by Equillium if the Merger Agreement is terminated in certain circumstances; and

•
The belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

The Metacrine Board also considered a number of uncertainties and risks and other potentially negative factors, including the following:
•
The risks and delays associated with, and uncertain value and costs to Metacrine’s stockholders of, liquidating Metacrine, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of timing of release of cash until contingent liabilities are resolved;

•
The Merger might not be completed in a timely manner, or at all, and the potential adverse effect of the public announcement of the Merger or delay or failure to complete the Merger on the business, operations and financial results of Metacrine, reputation of Metacrine and the ability of Metacrine to obtain financing in the future;

•
The Merger Agreement includes a closing condition that requires Metacrine’s Net Cash be at least $23 million at the Effective Time. In the event that Metacrine’s Net Cash balance falls below this threshold, Equillium would not be obligated to, but could in its sole discretion elect to, consummate the Merger, which would result in Metacrine’s stockholders holding a smaller than expected percentage of the post-closing combined company;

•
The likely detrimental effect on Metacrine’s cash position, stock price and ability to initiate another process and to successfully complete an alternative transaction should the Merger not be completed;

•
(i) The $1,250,000 termination fee payable by Metacrine to Equillium under certain circumstances, including termination by Metacrine to accept and enter into a definitive agreement with respect to a superior proposal and (ii) the $1,750,000 termination fee payable by Equillium to Metacrine under certain circumstances, including termination by Equillium to accept and enter into a definitive agreement with respect to a superior proposal and (iii) the potential effect of the fees describe in clauses (i) and (ii) in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Metacrine’s stockholders;

•	The possible volatility, at least in the short term, of the trading price of Equillium and Metacrine common stock resulting from the announcement of the Merger;

•	The likelihood of disruptive stockholder litigation following announcement of the Merger;
•	The early-stage clinical data of Equillium’s product candidates, which, in the future, may not be successfully developed into products that are marketed and sold;
•
The strategic direction of the combined company following the completion of the Merger, which will be determined by a board of directors initially comprised of a majority of the directors designated by Equillium;

•	The expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies, including the costs associated with any related litigation; and
•	Various other risks associated with Metacrine and the Merger, including the risks described in the section entitled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus.
This discussion is not meant to be exhaustive. Rather, it summarizes the material reasons and factors evaluated by the Metacrine Board in its consideration of the Merger. After considering these and other factors, the Metacrine Board concluded that the potential benefits of entering into the Merger Agreement outweighed the uncertainties and risks. In light of the variety of factors considered by the Metacrine Board and the complexity of these factors, the Metacrine Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Metacrine Board applied his or her own personal business judgment to the process and may have assigned different relative weights to the different factors. The Metacrine Board adopted and approved the Merger Agreement and the Merger, and recommended that Metacrine stockholders adopt the Merger Agreement, based upon the totality of the information presented to, and considered by, the Metacrine Board.
In addition, the Metacrine Board considered the interests that certain of its directors and executive officers may have with respect to the Merger that are different from or in addition to their interests as stockholders of Metacrine, generally and specifically as more fully described under “The Merger—Financial Interests of Metacrine Directors and Executive Officers in the Merger”. The Metacrine Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger.
In view of the factors considered in connection with its evaluation of the proposed merger and the complexity of these matters, the Metacrine Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the proposed merger and the Merger Agreement and to make its recommendation to Metacrine stockholders. In addition, individual members of the Metacrine Board may have given differing weights to different factors. In reaching its determination to approve the proposed merger and the Merger Agreement, the Metacrine Board conducted an overall review of the factors described above, including thorough discussions with Metacrine's management and outside legal and financial advisors.
The Metacrine Board recommends that Metacrine’s stockholders vote “FOR” adoption of the Merger Agreement.

EQUILLIUM FINANCIAL PROJECTIONS USED BY METACRINE’S FINANCIAL ADVISOR
Metacrine’s Unaudited Financial Projections Regarding Equillium
As a matter of course, neither Equillium nor Metacrine publicly discloses long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with the Metacrine Board’s evaluation of the Merger, preliminary internal financial projections for Equillium were prepared by the management of Equillium and provided to the management of Metacrine, and then adjusted by the management of Metacrine, or the Metacrine-Prepared Projections, solely for use by MTS in connection with the rendering of its fairness opinion and performing its related financial analyses, as described below under “The Merger—Opinions of Metacrine’s Financial Advisor”.
The inclusion of the Metacrine-Prepared Projections below should not be deemed an admission or representation by Metacrine, Equillium, MTS Partners, MTS or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such projections. The Metacrine-Prepared Projections are not included to influence your views on the Merger described in this joint proxy statement/prospectus but solely to provide stockholders access to certain non-public information that was provided to the Metacrine Board in connection with its evaluation of the Merger and to Metacrine's financial advisor, MTS Partners, to assist with its financial analyses as described in the section entitled “Opinions of Metacrine's Financial Advisor.” The information from the Metacrine-Prepared Projections included below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Equillium and Metacrine in this joint proxy statement/prospectus or incorporated herein by reference.
The Metacrine-Prepared Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither the independent registered public accounting firm of Metacrine nor Equillium nor any other independent accountant has audited, reviewed, compiled, examined or performed any procedures with respect to the Metacrine-Prepared Projections for the purpose of its inclusion herein, and accordingly, neither the independent registered public accounting firm of Metacrine nor Equillium, nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus.
The financial projections prepared by Equillium and supplied to Metacrine were prepared for internal use as part of Equillium’s ongoing strategic planning processes and are subjective in many respects. As a result, the Metacrine-Prepared Projections, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Metacrine and Equillium believe their respective assumptions to be reasonable, all financial projections are inherently uncertain, and Metacrine and Equillium expect that differences will exist between actual and projected results. Although presented with numerical specificity, the Metacrine-Prepared Projections reflect numerous variables, estimates, and assumptions made by Metacrine's and Equillium’s respective management at the time they were prepared by Equillium and adjusted by Metacrine, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Metacrine's and Equillium’s control. In addition, the Metacrine-Prepared Projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Metacrine-Prepared Projections will prove accurate or that any of the Metacrine-Prepared Projections will be realized.
The Metacrine-Prepared Projections include unlevered free cash flow, total adjusted revenue, earnings before interest and taxes, or EBIT and earnings before taxes less other income, or EBT, which are “non-GAAP financial measures” which are financial performance measures that are not calculated in accordance with GAAP. Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with the proposed Merger if the disclosure is included in a document such as this joint proxy statement/prospectus to comply with requirements under state laws, including case law. The Metacrine-Prepared Projections were provided to MTS Partners and MTS in order for it to render the MTS Opinions and to the Metacrine Board in connection with its consideration of the Merger and other strategic alternatives, and we believe we have an obligation to disclose such projections under Delaware law, including applicable case law, in order to provide a fair summary of certain of the financial analyses and substantive work of MTS Partners and MTS and because the Metacrine-Prepared Projections were relied upon by the Metacrine Board in connection with its consideration of the Merger and other strategic alternatives. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by MTS Partners and MTS in connection with rendering the MTS Opinions with respect to the Merger, as further described in the section titled “The Merger—Opinions of the Metacrine’s Financial Advisor.” Accordingly, Metacrine has not provided a reconciliation of the financial measures included in the Metacrine-Prepared Projections to the relevant GAAP financial measures.
The Metacrine-Prepared Projections included certain assumptions relating to, among others things, Metacrine's and Equillium’s respective expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, assets, liabilities and prospects of Equillium.
The Metacrine-Prepared Projections are subject to many risks and uncertainties and you are urged to review the section entitled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus for a description of risk factors relating to the Merger. You should also read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 41 of this joint proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the Metacrine-Prepared Projections.
The inclusion of the Metacrine-Prepared Projections herein should not be regarded as an indication that Metacrine, Equillium, MTS or any of their respective affiliates or representatives considered or consider the Metacrine-Prepared Projections to be necessarily indicative of actual future events, and the Metacrine-Prepared Projections should not be relied upon as such. The Metacrine-Prepared Projections do not take into account any circumstances or events occurring after the dates they were prepared. Metacrine and the post-closing combined company do not intend to, and disclaims any obligation to, update, correct, or otherwise revise the Metacrine-Prepared Projections to reflect circumstances existing or arising after the date the Metacrine-Prepared Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Metacrine-Prepared Projections are shown to be in error. Furthermore, the Metacrine-Prepared Projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context.
In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Metacrine-Prepared Projections.

Metacrine’s Unaudited Financial Projections Regarding Equillium as of September 2, 2022 Used in the September MTS Opinion
The September Opinion Projections assume, among other things: the development of itolizumab and EQ101, an illustrative partnership deal, and the following probability of success, or POS, assumptions: (i) 100% POS of the illustrative partnership deal (MTS also reviewed a case assuming 75% POS of the illustrative partnership deal), (ii) 60% cumulative regulatory POS for itolizumab in acute graft-versus-host disease, or aGVHD, (iii) 30% cumulative regulatory POS for itolizumab in lupus nephritis, (iv) 20% cumulative regulatory POS for itolizumab in ulcerative colitis, and (v) 20% cumulative regulatory POS for EQ101 in alopecia areata.
September Opinion Projections
($ in millions)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E
EQ101 - Alopecia Areata	—	—	—	—	—	$30	$90	$180	$240	$288	$294	$300	$312	$318	$321	$324	$336
Itolizumab Partnership Revenue	28	40	9	24	—	8	—	—	—	—	—	—	—	—	—	—	—
Total Revenue	$28	$40	$9	$24	—	$38	$90	$180	$240	$288	$294	$300	$312	$318	$321	$324	$336
% Growth	NA	42.9%	(78.0%)	172.7%	(100.0%)	NA	134.4%	100.0%	33.3%	20.0%	2.1%	2.0%	4.0%	1.9%	0.9%	0.9%	3.7%
(-) COGS	(3)	(4)	(1)	(2)	—	(4)	(9)	(18)	(24)	(29)	(29)	(30)	(31)	(32)	(32)	(32)	(34)
Gross Profit	$25	$36	$8	$22	—	$35	$81	$162	$216	$259	$265	$270	$281	$286	$289	$292	$302
% Margin	90.0%	90.0%	90.0%	90.0%	NA	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%
(-) R&D Expenses	($61)	($30)	($31)	($30)	($31)	($31)	($22)	($23)	($23)	($24)	($25)	($25)	($26)	($27)	($28)	($29)	($29)
(-) G&A	(14)	(14)	(15)	(16)	(16)	(17)	(17)	(18)	(18)	(19)	(19)	(20)	(20)	(21)	(22)	(22)	(23)
(-) Sales, Marketing, and Distribution Costs	—	—	—	—	(28)	(30)	(33)	(37)	(40)	(43)	(43)	(44)	(45)	(45)	(45)	(46)	(47)
(-) Milestones and Royalties	—	—	—	—	—	(15)	—	—	—	—	—	—	—	—	—	—	—
(-) Total Operating Expenses	($75)	($44)	($45)	($46)	($75)	($92)	($72)	($77)	($82)	($86)	($87)	($89)	($91)	($93)	($95)	($97)	($99)
EBIT(1)	($50)	($8)	($37)	($24)	($75)	($58)	$9	$85	$134	$174	$177	$181	$190	$193	$194	$195	$203
% Margin(2)	(179.2%)	(19.1%)	(424.5%)	(100.3%)	NA	(150.5%)	10.4%	47.0%	55.9%	60.3%	60.3%	60.3%	60.8%	60.7%	60.5%	60.2%	60.5%
(+) Other Income (Expense)	($2)	($6)	($3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
EBT(3)	($52)	($14)	($41)	($24)	($75)	($58)	$9	$85	$134	$174	$177	$181	$190	$193	$194	$195	$203
(-) Taxes	—	—	—	—	—	—	(0)	(3)	(5)	(7)	(19)	(38)	(39)	(40)	(40)	(41)	(42)
Net Income (Loss)	($52)	($14)	($41)	($24)	($75)	($58)	$9	$81	$129	$167	$158	$143	$150	$153	$154	$154	$161
% Margin	(186.8%)	(34.6%)	(463.5%)	(100.3%)	NA	(150.5%)	10.0%	45.1%	53.7%	57.9%	53.8%	47.8%	48.1%	48.1%	47.9%	47.7%	48.0%
(1)	EBIT, a non-GAAP financial measure, refers to earnings before interest and taxes.
(2)	EBIT Margin, a non-GAAP financial measure, refers to earnings before interest and taxes divided by revenue.
(3)	EBT, a non-GAAP financial measure, refers to earnings before taxes less other income (expenses).

Metacrine’s Unaudited Financial Projections Regarding Equillium as of October 19, 2022 Used in the October MTS Opinion
The October Opinion Projections assume, among other things: the development of itolizumab and EQ101, no illustrative partnership deal, and the following POS assumptions: (i) 60% cumulative regulatory POS for itolizumab in aGVHD, (ii) 60% cumulative regulatory POS for itolizumab in lupus nephritis, (iii) 20% cumulative regulatory POS for itolizumab in ulcerative colitis, and (iv) 20% cumulative regulatory POS for EQ101 in alopecia areata.
October Opinion Projections
($ in millions)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E
Itolizumab	—	—	—	17	26	70	118	165	249	316	368	402	435	465	480	476	458
EQ101 - Alopecia Areata	—	—	—	—	—	30	90	180	240	288	294	300	312	318	321	324	336
Total Revenue	—	—	—	$17	$26	$100	$208	$345	$489	$604	$662	$702	$747	$783	$801	$800	$794
% Growth	—	—	—	—	53.0%	282.9%	107.9%	65.8%	41.8%	23.4%	9.7%	6.0%	6.5%	4.8%	2.3%	(0.2%)	(0.7%)
(-) COGS	—	—	—	(2)	(3)	(10)	(21)	(34)	(49)	(60)	(66)	(70)	(75)	(78)	(80)	(80)	(79)
Gross Profit	—	—	—	$15	$24	$90	$187	$310	$440	$543	$596	$632	$673	$705	$721	$720	$714
% Margin	NA	NA	NA	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%	90.0%
(-) R&D Expenses	($66)	($40)	($64)	($71)	($70)	($55)	($46)	($35)	($23)	($24)	($25)	($25)	($26)	($27)	($28)	($29)	($29)
(-) G&A	(14)	(14)	(15)	(16)	(16)	(17)	(17)	(18)	(18)	(19)	(19)	(20)	(20)	(21)	(22)	(22)	(23)
(-) Sales, Marketing, and Distribution Costs	—	—	(10)	(10)	(50)	(52)	(56)	(83)	(87)	(91)	(93)	(95)	(97)	(99)	(101)	(103)	(105)
(-) Milestones and Royalties	—	—	—	(26)	(1)	(29)	(6)	(8)	(47)	(91)	(18)	(170)	(22)	(323)	(24)	(24)	(23)
(-) Total Operating Expenses	($80)	($54)	($89)	($122)	($137)	($153)	($125)	($143)	($176)	($224)	($155)	($310)	($165)	($470)	($174)	($177)	($180)
EBIT(1)	($80)	($54)	($89)	($107)	($113)	($63)	$62	$167	$264	$319	$441	$322	$508	$235	$547	$543	$534
% Margin(2)	NA	NA	NA	(624.9%)	(434.3%)	(62.6%)	29.9%	48.5%	54.0%	52.8%	66.6%	45.8%	67.9%	30.0%	68.3%	67.8%	67.3%
(+) Other Income (Expense)	($2)	($6)	($3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
EBT (3)	($82)	($60)	($92)	($107)	($113)	($63)	$62	$167	$264	$319	$441	$322	$508	$235	$547	$543	$534
(-) Taxes	—	—	—	—	—	—	(2)	(7)	(11)	(13)	(90)	(67)	(106)	(49)	(114)	(113)	(111)
Net Income (Loss)	($82)	($60)	($92)	($107)	($113)	($63)	$60	$161	$254	$306	$351	$255	$402	$186	$433	$430	$423
% Margin	NA	NA	NA	(624.9%)	(434.3%)	(62.6%)	28.7%	46.6%	51.9%	50.7%	53.0%	36.3%	53.8%	23.7%	54.1%	53.7%	53.3%
(1)	EBIT, a non-GAAP financial measure, refers to earnings before interest and taxes.
(2)	EBIT Margin, a non-GAAP financial measure, refers to earnings before interest and taxes divided by revenue.
(3)	EBT, a non-GAAP financial measure, refers to earnings before taxes less other income (expenses).

Opinions of Financial Advisors
Opinion of Equillium’s Financial Advisor
Vantage Point Advisors, Inc., or VPA, delivered its opinion to the Equillium Board to the effect that, as of September 6, 2022 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger was fair, from a financial point of view, to the holders of shares of common stock of Equillium. The full text of VPA’s written opinion, which is attached as Appendix B to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to VPA, as of the date of such opinion.
VPA’s opinion was provided to the Equillium Board (in their capacity as such) for their information and assistance in connection with their evaluation of the Merger, did not constitute a recommendation to the Equillium Board with respect to the Merger and does not constitute advice or a recommendation to any holder of Equillium common stock as to how to vote in connection with the Merger or otherwise. VPA’s opinion addresses only the fairness of the Merger, from a financial point of view, to the common stockholders of Equillium and does not address any other term or aspect of the Merger, the Merger Agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or any financing or other transactions related thereto.
More specifically, VPA’s opinion (i) did not address Equillium’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Equillium, the financing of the Merger or the effects of any other transaction in which Equillium might engage; (ii) addressed only the fairness, from a financial point of view, to Equillium’s common stockholders of the Merger; (iii) expressed no view or opinion as to (a) any other term or aspect of the Merger, the Merger Agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger, or (b) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (except as set forth in clause (ii) of this paragraph), creditors or other constituencies of Equillium; (iv) expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Equillium’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger consideration pursuant to the Merger Agreement or otherwise; and (v) did not constitute a solvency opinion or a fair value opinion, and VPA did not evaluate the solvency or fair value of Equillium under any relevant laws relating to bankruptcy, insolvency or similar matters.
For reference purposes only, VPA presented an illustrative analysis of the value of Metacrine detailed below.
Representatives of VPA reviewed the financial terms of the proposed transaction with the Equillium Board. At the conclusion of the discussion, VPA rendered its opinion, which was confirmed by delivery of a written opinion, dated September 6, 2022, to the effect that, as of that date and based on and subject to various assumptions, qualifications and limitations described in its opinion, the Merger was fair, from a financial point of view, to Equillium’s common stockholders. VPA’s financial analysis and written opinion is described below.
Overview
Pursuant to an engagement letter dated as of August 12, 2022, the Equillium Board retained VPA to render a fairness opinion regarding the fairness of the Merger, from a financial point of view, to Equillium’s common stockholders. In selecting VPA to provide the opinion, the Equillium Board considered that, among other things, VPA’s reputation, acumen and experience rendering financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations and for other transactions and other purposes.
At the September 5, 2022 meeting of the Equillium Board, VPA delivered its oral opinion, which subsequently was confirmed in writing, to the effect that, as of September 6, 2022 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger was fair, from a financial point of view, to the holders of Equillium’s common stock.

This description of VPA’s opinion is qualified in its entirety by the full text of the written opinion, which is attached as Appendix B to this joint proxy statement/prospectus and which you should read carefully and in its entirety. VPA’s written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by VPA. VPA’s written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of VPA, is necessarily based on financial, economic, capital markets and other conditions, and the information made available to VPA, as of the date of such opinion. VPA has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.
In reading the discussion of VPA’s opinion set forth below, you should be aware that such opinion:
•	was provided to the members of the Equillium Board (in their capacities as such) for their information and assistance in connection with their evaluation of the Merger;
•	did not constitute a recommendation to the Equillium Board with respect to the Merger;
•	does not constitute advice or a recommendation to any holder of Equillium common stock as to how to vote in connection with the Merger or otherwise;
•
did not address Equillium’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Equillium, the financing of the Merger or the effects of any other transaction in which Equillium might engage;

•	addressed only the fairness, from a financial point of view, to Equillium’s common stockholders of the Merger to be effected in accordance with the Merger Agreement;
•
expressed no view or opinion as to any other term or aspect of the Merger, the Merger Agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (except as set forth in the immediately preceding bullet point), creditors or other constituencies of Equillium;

•
expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Equillium’s directors, officers or employees, or any class of such persons, in connection with the Merger or otherwise; and

•
did not constitute a solvency opinion or a fair value opinion, and VPA did not evaluate the solvency or fair value of Equillium under any relevant laws relating to bankruptcy, insolvency or similar matters.

In the course of performing its reviews and analyses for rendering its opinion, VPA:
•	reviewed a draft of the Merger Agreement dated as of September 5, 2022;
•	reviewed certain filings of Equillium and Metacrine that are publicly available through the Electronic Data Gathering, Analysis, and Retrieval System of the Securities Exchange Commission;
•	reviewed certain operating and financial information, provided to VPA by Equillium’s management, relating to the Equillium’s operations, earnings, cash flow, assets and liabilities;
•
met or otherwise communicated electronically with certain members of Equillium’s senior and operating management and other advisors to discuss the Equillium’s operations, historical financial results, future prospects and projected operations and performance;

•	reviewed other offers for, transactions in and appraisals of the common stock of Equillium;
•	evaluated the stock price history and reported events of Equillium;
•	reviewed publicly available data and stock market performance data of public companies VPA deemed comparable to the Company; and
•	conducted such other studies, analyses, inquiries and investigations as VPA deemed appropriate.

With respect to the information used in arriving at its opinion, VPA notes that:
•
VPA relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information furnished by or discussed with Equillium or obtained from reputable public sources, data suppliers and other third parties.

•
VPA (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and VPA did not independently verify, any such information (including, without limitations, any estimates); (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness of relying upon the assurances of Equillium’s senior management that they were unaware of any facts or circumstances that would make such information (including, without limitation, estimates) incomplete, inaccurate or misleading.

•
Specifically, with respect to (i) any estimates furnished by or discussed with Equillium, VPA was advised by Equillium’s management, and VPA assumed, that such estimates utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Equillium’s management as to the expected future performance of Equillium, and (ii) any estimates obtained by VPA from public sources, data suppliers and other third parties, VPA assumed that such estimate was reasonable and reliable.

VPA also notes certain other considerations with respect to its engagement and its opinion:
•
VPA did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Equillium or the solvency or fair value of Equillium, nor was VPA furnished with any such appraisals.

•
VPA did not express any view or render any opinion regarding the tax consequences to Equillium or its stockholders of the Merger. VPA’s professionals are not legal, regulatory, tax, consulting, biotechnology, accounting, appraisal or actuarial experts and VPA’s opinion should not be construed as constituting advice with respect to such matters.

•	VPA further assumed that:
•
In all respects material to its analyses: (i) the final executed form of the Merger Agreement would not differ from the draft that VPA reviewed, (ii) Equillium, Acquisition Sub I, Merger Sub and Metacrine will comply with all terms of the Merger Agreement, and (iii) the representations and warranties of Equillium, Acquisition Sub I, Merger Sub and Metacrine contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver thereof; and

•
The Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement, without any limitations, restrictions, conditions, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Equillium or the Merger in any way material to VPA’s analyses. VPA expressed no view or opinion as to the price or range of prices at which the shares of Equillium common stock or other securities of Equillium may trade at any time, including, without limitation, subsequent to the announcement or consummation of the Merger.

Summary of Valuation and Financial Analyses
Overview of Valuation and Financial Analyses
This “Summary of Valuation and Financial Analyses” presents a summary of the principal valuation and financial analyses performed by VPA and presented to the Equillium Board in connection with VPA’s rendering of its opinion. Such presentation to the Equillium Board was supplemented by VPA’s oral discussion, the nature and substance of which may not be fully described herein.
Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of VPA’s valuation and financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set forth below, without considering such analyses as a whole, would in VPA’s view create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering VPA’s opinion.
In arriving at its opinion, VPA:
•
based its valuation and financial analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Equillium, Metacrine, and VPA;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;
•	considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and
•
ultimately arrived at its opinion based on the results of all of its valuation and financial analyses assessed as a whole and believes that the totality of the factors considered and the various valuation and financial analyses performed by VPA in connection with its opinion operated collectively to support its determination as to the fairness of the Merger, from a financial point of view, to Equillium’s common stockholders.

With respect to the valuation and financial analyses performed by VPA in connection with rendering its opinion:
•	Such valuation and financial analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.
•
None of the selected precedent merger and acquisition transactions used in the precedent merger and acquisitions transactions analysis described below is identical or directly comparable to the Merger; however, such companies and transactions were selected by VPA based on its acumen and experience.

•
In any event, the precedent merger and acquisition transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the peer group companies and precedent merger and acquisition transactions to which Equillium and the Merger were compared.

•	Such valuation and financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.
Recap of Merger Valuation
Assumed Value: For purposes of its financial analyses, with Equillium’s consent, VPA assumed that the Merger Consideration had a value equal to Metacrine’s net cash multiplied by 1.25.
In evaluating the Merger Consideration, VPA performed analyses on Metacrine and Equillium.
Metacrine Valuation
Given that the assets and liabilities involved in the Merger are cash and debt, the asset approach was determined to be relevant. Per the Merger Agreement, the minimum Net Cash will be $23.0 million. VPA noted that Metacrine had a Phase 2-ready program (MET 642), but based on the lack of progress with the asset and the September 2, 2022 market capitalization of Metacrine of $19.5 million being lower than the most recent publicly filed net cash figure of $40.9 million as of June 30, 2022 as outlined in its 10-Q filing, no value was ascribed to the MET 642 asset.

PIPE Study
According to the Merger Agreement, the Merger Consideration is equal to Metacrine’s net cash multiplied by 1.25. Given the circumstances of the Transaction, VPA considered this 25.0 percent premium to net cash as the cost to raise an equivalent amount of capital. Typical costs to raise capital include, but are not limited to, a discount to a company’s public stock price as well as underwriting/brokerage fees.
In order to assess the 25.0 percent premium, VPA performed an analysis of discounts and fees reported in transactions involving Private Investments in Public Equity, or PIPEs. A PIPE refers to a private placement of securities of an already-public company that is made to selected accredited investors (usually to selected qualified institutional buyers) wherein investors enter into a purchase agreement committing them to purchase such securities and, usually, requiring the issuer to file a resale registration statement covering the resale from time to time of the securities the investors purchased in the private placement.
VPA screened for biotechnology PIPE transactions looking back five years and found 136 transactions between $0.5 million and $100.0 million in size, including 14 in 2022 and 27 in 2021. VPA also found 123 transactions sized $0.5 million to $50.0 million, including 12 in 2022 and 24 in 2021.
VPA observed the fees and discounts associated with the transactions and the premiums implied by the changes in stock prices prior to the announcement date (over a variety of time periods) and noted that the 25.0 percent premium typically fell within the range of the first and third quartile indications, was near the median of the aggregate statistics and was in line with the 5-day 2022 median and compared favorably to the 2022 10- and 15-day median indications. data. Key data is summarized below.
PIPE Transaction Discounts - Transactions up to $100 million
All Transactions	Total Transaction Value	1 Day Prior Implied Premium + Fees	5 Day Prior Implied Premium + Fees	10 Day Prior Implied Premium + Fees	15 Day Prior Implied Premium + Fees
Minimum:	$0.5	1.67%	-21.77%	-31.17%	-27.70%
Lower (First) Quartile:	$2.7	11.99%	6.09%	2.29%	3.57%
Median:	$10.0	21.29%	23.05%	23.56%	20.74%
Average:	$17.8	26.22%	22.08%	22.74%	19.91%
Upper (Third) Quartile:	$25.0	35.16%	36.38%	38.78%	32.95%
Maximum:	$85.0	76.52%	81.28%	105.46%	79.92%
2022 Transactions	Total Transaction Value	1 Day Prior Implied Premium + Fees	5 Day Prior Implied Premium + Fees	10 Day Prior Implied Premium + Fees	15 Day Prior Implied Premium + Fees
Minimum:	$3.5	8.07%	-7.86%	-13.36%	4.12%
Lower (First) Quartile:	$12.1	10.50%	1.67%	11.34%	16.18%
Median:	$15.4	15.58%	24.37%	43.10%	49.09%
Average:	$27.5	20.51%	24.57%	41.75%	44.02%
Upper (Third) Quartile:	$33.7	22.29%	47.38%	64.37%	69.82%
Maximum:	$85.0	50.52%	57.37%	105.46%	79.92%
2021 Transactions	Total Transaction Value	1 Day Prior Implied Premium + Fees	5 Day Prior Implied Premium + Fees	10 Day Prior Implied Premium + Fees	15 Day Prior Implied Premium + Fees
Minimum:	$1.0	3.14%	-21.77%	-20.20%	-27.70%
Lower (First) Quartile:	$7.5	20.38%	-6.16%	-8.46%	-14.98%
Median:	$15.0	32.26%	8.23%	6.94%	0.73%
Average:	$19.9	35.43%	18.77%	13.22%	9.20%
Upper (Third) Quartile:	$25.1	57.00%	43.48%	26.38%	27.98%

PIPE Transaction Discounts - Transactions up to $50 million
All Transactions	Total Transaction Value	1 Day Prior Implied Premium + Fees	5 Day Prior Implied Premium + Fees	10 Day Prior Implied Premium + Fees	15 Day Prior Implied Premium + Fees
Minimum:	$0.5	1.67%	-21.77%	-31.17%	-27.70%
Lower (First) Quartile:	$2.4	14.52%	5.29%	2.76%	3.84%
Median:	$7.4	24.17%	24.75%	25.52%	23.37%
Average:	$12.2	26.66%	21.66%	23.23%	21.13%
Upper (Third) Quartile:	$19.0	35.81%	37.72%	40.19%	34.48%
Maximum:	$50.0	70.23%	57.37%	105.46%	79.92%
2022 Transactions	Total Transaction Value	1 Day Prior Implied Premium + Fees	5 Day Prior Implied Premium + Fees	10 Day Prior Implied Premium + Fees	15 Day Prior Implied Premium + Fees
Minimum:	$3.5	8.07%	-7.86%	-13.36%	4.12%
Lower (First) Quartile:	$10.9	10.50%	1.67%	11.34%	16.18%
Median:	$14.9	15.58%	24.37%	43.10%	49.09%
Average:	$18.7	20.51%	24.57%	41.75%	44.02%
Upper (Third) Quartile:	$23.8	22.29%	47.38%	64.37%	69.82%
Maximum:	$50.0	50.52%	57.37%	105.46%	79.92%
2021 Transactions	Total Transaction Value	1 Day Prior Implied Premium + Fees	5 Day Prior Implied Premium + Fees	10 Day Prior Implied Premium + Fees	15 Day Prior Implied Premium + Fees
Minimum:	$1.0	3.14%	-21.77%	-20.20%	-27.70%
Lower (First) Quartile:	$7.5	20.38%	-6.16%	-8.46%	-14.98%
Median:	$15.0	32.26%	8.23%	6.94%	0.73%
Average:	$19.9	35.43%	18.77%	13.22%	9.20%
Upper (Third) Quartile:	$25.1	57.00%	43.48%	26.38%	27.98%
Maximum:	$75.0	76.52%	81.28%	74.04%	65.35%
Valuation of Equillium
Because Equillium is a company with registered securities that trade on a public exchange, VPA analyzed its equity value based on its publicly-traded stock price as of September 2, 2022, as well as its VWAP for the 5-day, 10-day, 15-day, 20-day, and 3-month periods prior to September 2, 2022. Given Equillium’s trading volume and change in price, VPA assumed the publicly-traded stock price was a reliable indication of value. Please find the results in the following table:
As of September 2, 2022	$2.77

5-Day VWAP	$2.87

10-Day VWAP	$2.78

15-Day VWAP	$2.65

20-Day VWAP	$2.55

3-Month VWAP	$2.22

In selecting the publicly traded stock price as a reasonable indication of value, key considerations in VPA’s analysis included, but were not limited to: (i) general market conditions, (ii) biotech sector sentiment, (iii) rising interest rates and the cost of capital for long duration assets, (iv) a challenging fundraising environment, (v) the trading liquidity of Equillium stock, (vi) Equillium’s cash requirements and (vii) equity analyst coverage detailing Equillium’s operations.
Other Considerations
Equillium did not provide specific instructions to, or place any limitations on, VPA with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Equillium and Metacrine and were approved by the Equillium Board. The decision to enter into the Merger Agreement was solely that of the Equillium Board. VPA’s opinion was just one of the many factors taken into consideration by the Equillium Board. Consequently, VPA’s valuation and financial analyses should not be viewed as determinative of the decision of the Equillium Board with respect to the fairness of the Merger, from a financial point of view, to Equillium’s common stockholders.
Pursuant to the terms of the engagement letter of VPA, Equillium has agreed to pay VPA an aggregate fee of $120,000 with $48,000 payable upon the execution of the engagement letter and $72,000 payable at the time, following request by the Equillium Board, VPA informs the Equillium Board that VPA is prepared to deliver its opinion. In addition, Equillium has agreed to reimburse VPA for certain expenses (including, up to $10,000 of legal expenses) and to indemnify it against certain liabilities arising out of its engagement. No portion of VPA’s fees or expense reimbursement is subject to the successful completion of the transaction.
Aside from its current engagement by Equillium in connection with the Transaction, VPA has not been previously engaged during the past two years by Equillium or Metacrine.

OPINIONS OF METACRINE’S FINANCIAL ADVISOR
Opinion of Metacrine’s Financial Advisor as of September 2, 2022
Metacrine retained MTS as its financial advisor in connection with the transactions contemplated by the Merger Agreement. On September 2, 2022, MTS rendered its oral opinion to the Board (which was subsequently confirmed by delivery of the September MTS Opinion) that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the September MTS Opinion and described below, the Exchange Ratio employed in the Merger pursuant to the Merger Agreement was fair to the holders of Metacrine common stock (other than holders of Excluded Shares (as defined in the MTS Opinions)), from a financial point of view.
The full text of the September MTS Opinion, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by MTS in connection with the September MTS Opinion, is attached as Annex C-1 to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the September MTS Opinion set forth below in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the September MTS Opinion. Please read the September MTS Opinion, together with the summary thereof in this joint proxy statement/prospectus, in its entirety.
MTS provided its opinion for the information and assistance of the Metacrine Board in connection with its consideration of the Merger. The September MTS Opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio employed in the Merger pursuant to the Merger Agreement to the holders of Metacrine common stock (other than holders of Excluded Shares) and does not address any other aspect or implication of the Merger. The September MTS Opinion is not a recommendation to Metacrine’s board of directors or any stockholder of Metacrine as to how to vote or to take any other action in connection with the Merger.
In the course of performing its review and analyses for rendering the September MTS Opinion, MTS:
i.	reviewed the financial terms of a draft copy of the Merger Agreement, dated as of August 31, 2022, such draft being the latest draft provided to MTS, or the Draft Merger Agreement;
ii.
reviewed the audited consolidated financial statements of Metacrine contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2020, and unaudited consolidated financial statements of Metacrine contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

iii.
reviewed the audited consolidated financial statements of Equillium contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2020, and unaudited consolidated financial statements of Equillium contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

iv.	reviewed certain publicly available analyses and forecasts relating to Metacrine and Equillium prepared by equity analysts who report on Metacrine and Equillium;
v.	reviewed the September Opinion Projections, and utilized per instruction of Metacrine;
vi.	conducted discussions with members of senior management and representatives of Equillium with respect to the September Opinion Projections;
vii.	compared the trading and valuation metrics of Equillium with publicly available information concerning other publicly-traded companies that MTS deemed relevant;
viii.
reviewed the current and historical market prices of the Metacrine common stock and Equillium common stock, respectively, and certain publicly traded securities of such other companies, in each case, that MTS deemed relevant;

ix.	performed a liquidation analysis of Metacrine based upon information provided to MTS by management of Metacrine;
x.	reviewed and analyzed, based on the September Opinion Projections, the projected cash flows to be generated by Equillium to determine Equillium’s discounted cash flows; and
xi.	performed such other financial studies, analyses and investigations, and considered such other information, as MTS deemed appropriate for the purposes of the September MTS Opinion.

In arriving at the September MTS Opinion, MTS assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by MTS and upon the assurances of the management of Metacrine that they are not aware of any material relevant developments or matters related to Metacrine or Equillium, respectively, or that may affect the Merger that have been omitted or that remain undisclosed to MTS. The September MTS Opinion does not address any legal, regulatory, tax, accounting, or financial reporting matters, as to which MTS understands that Metacrine has obtained such advice as it deemed necessary from other advisors, and MTS relied, with Metacrine’s consent, on such assessments made by such other advisors to Metacrine with respect to such matters. MTS did not conduct any independent verification of the September Opinion Projections. Without limiting the generality of the foregoing, with respect to the September Opinion Projections, MTS assumed, with Metacrine’s consent, and based upon discussions with the management of Metacrine, that they have been reasonably prepared (or in the case of the September Opinion Projections, adjusted) by the management of Metacrine in good faith, and that the September Opinion Projections reflected the best currently available estimates and judgments of the management of Metacrine of the future results of operations and financial performance of Equillium. The September Opinion Projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding increased market volatility and the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Accordingly, actual results could vary significantly from those set forth in the September Opinion Projections. MTS expressed no view as to the September Opinion Projections or the assumptions on which they were based and MTS assumed no responsibility for the accuracy or completeness thereof.
In arriving at the September MTS Opinion, MTS did not make any independent evaluations or appraisals of the assets or liabilities of Metacrine or Equillium or any of their respective subsidiaries, and MTS was not furnished with any such evaluations or appraisals, nor did MTS evaluate the solvency of Metacrine, Equillium or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. MTS assumed that there had been no material change in the assets, financial condition, business or prospects of Metacrine or Equillium since the date of the most recent relevant financial information made available to MTS. Without limiting the generality of the foregoing, MTS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Metacrine, Equillium or any of their respective affiliates is a party or may be subject, and, at the direction of the Metacrine Board and with the Metacrine Board’s consent, the September MTS Opinion made no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. MTS also assumed that neither Metacrine, Equillium, Acquisition Sub or Merger Sub is a party to any material pending transaction that has not been disclosed to MTS, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.
MTS assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein would be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement and any other agreement contemplated thereby, and that the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement. MTS assumed that the final form of the Merger Agreement would be identical to the Draft Merger Agreement in all material respects. MTS, with the Metacrine Board’s consent, further assumed that any adjustment to the Merger Consideration pursuant to the terms of the Merger Agreement would not result in any adjustment to the Merger Consideration that was material to MTS’s analysis. MTS also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Merger would be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions would be imposed or waivers made that would have an adverse effect on Metacrine, Equillium, Acquisition Sub, Merger Sub or the contemplated benefits of the Merger.
The September MTS Opinion was necessarily based on economic, market, financial and other conditions as they existed, and on the information made available to MTS, as of September 2, 2022. MTS did not consider any potential legislative or regulatory changes currently being considered by the United States Congress, the SEC, or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. It should be understood that, although subsequent developments may affect the conclusion reached in the MTS Opinion, MTS has no obligation to update, revise or reaffirm the September MTS Opinion. The September MTS Opinion addressed solely the fairness, from a financial point of view and as of the date thereof, of the Exchange Ratio to the holders of Metacrine common stock (other than the Excluded Shares), and did not address any other terms in the Merger Agreement, or any other agreement contemplated by the Merger Agreement or relating to the Merger or any other aspect or implication of the Merger, including, without limitation, the form or structure of the Merger, or the fairness of the Merger or the Exchange Ratio to any other securityholders or creditors or any other constituency of Metacrine, including holders of Company Options (as defined in the Draft Merger Agreement), Company Warrants (as defined in the Draft Merger Agreement) and Company RSUs (as defined in the Draft Merger Agreement) and participations in the ESPP (as defined in the Draft Merger Agreement). The September MTS Opinion did not address Metacrine’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to Metacrine. MTS expressed no opinion as to the prices or ranges of prices at which shares of securities of any person, including shares of the Metacrine common stock or the Equillium common stock, will trade at any time, including following the announcement or consummation of the Merger. MTS was not requested to opine as to, and the September MTS Opinion did not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the holders of Metacrine common stock in connection with the Merger or with respect to the fairness of any such compensation.
In accordance with customary investment banking practice, MTS employed generally accepted valuation methods in reaching its opinion. The September MTS Opinion was reviewed and approved by a fairness committee of MTS.
Summary of Financial Analysis
MTS performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, MTS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions MTS reached were based on all the analyses and factors presented, taken as a whole, and also on application of MTS's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis.
MTS therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. No company or transaction used in any analysis for purposes of comparison was identical to Metacrine or Equillium. Accordingly, an analysis of the results of the comparisons was not mathematical; rather, it involved complex considerations and judgments about differences in the companies and transactions to which Metacrine or Equillium was compared and other factors that could affect the public trading value or transaction value of the companies. Furthermore, MTS believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying MTS’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of MTS with respect to the actual value of Metacrine, Equillium or shares of Metacrine common stock or Equillium common stock.
Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by MTS. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by MTS.
In performing its analyses, MTS made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond MTS’s control and many of which are beyond the control of Metacrine and/or Equillium. Any estimates used by MTS in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

MTS performed standalone valuation analyses of both Metacrine and Equillium using a variety of valuation methodologies, as described below. MTS then performed a relative valuation analysis in order to compare the Exchange Ratio to be employed in the Merger, to the range of exchange ratios implied based on the respective standalone valuation ranges. MTS also analyzed the performance of the pro forma combined company and each of Metacrine’s and Equillium’s contribution thereto. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 1, 2022, and is not necessarily indicative of current market conditions.
Metacrine Valuation Analysis
Liquidation Analysis
At the direction of Metacrine, MTS assumed that the only material assets of Metacrine were its cash, that no other assets of Metacrine have any material value, and that Metacrine does not currently, and does not intend in the future to, conduct any activity that may result in the generation of revenue. Metacrine instructed MTS to assign meaningful value only to Metacrine’s Net Cash. In connection therewith, MTS was advised by Metacrine that Metacrine’s Net Cash alone is not sufficient to support Metacrine as a standalone entity going forward, and based on such direction from Metacrine and with the consent of the Metacrine Board, MTS analyzed the relevant intrinsic valuation of Metacrine solely using a liquidation analysis, which includes the monetization of the foregoing assets to estimate a sum-of-the-parts value in a potential liquidation. Correspondingly, MTS reviewed and relied upon Metacrine management’s assumptions on liquidation costs for purposes of a liquidation analysis to value Metacrine.
MTS computed the total equity value of Metacrine in a liquidation to be approximately $27.3 million, calculated as approximately $55.5 million of cash as of June 30, 2022, less wind-down costs of approximately $29.5 million, plus an assumed upfront cash value from Metacrine’s licensing deal relating to the HSD program of $1.25 million, as compared to the then-current market capitalization of Metacrine of approximately $20.6 million. The analysis assumed a liquidation date of November 30, 2022, that all wind-down costs were paid in full, employees were severed by November 30, 2022, all employee-related restructuring and severance costs are paid in full, and, to be conservative, that no funds were retained in reserve for unknown or contingent liabilities. MTS estimated a liquidation value of approximately $27.3 million to Metacrine stockholders in a potential liquidation, or $0.58 per share.
Historical Stock Price Performance
MTS also reviewed for informational purposes only the share price trading history of Metacrine common stock for the period beginning on October 22, 2021, the date that Metacrine announced its strategic reprioritization, and ending on September 1, 2022. During this period, shares of Metacrine common stock traded as low as $0.36 per share and as high as $1.63 per share, compared to the closing price of Metacrine common stock on September 1, 2022 of $0.45 per share.
In addition, MTS reviewed the volume-weighted average trading price, or the VWAP, over the 5 trading day, 20 trading day, 60 trading day, last six month, and last twelve month periods ending on September 1, 2022, and since Metacrine’s initial public offering, or IPO. These VWAPs are set forth in the table below:
Trading Period	VWAP
5 Trading Days	$0.46
20 Trading Days	$0.48
60 Trading Days	$0.49
Last 6 Months	$0.53
Last 12 Months	$0.95
Since IPO	$1.13
Metacrine instructed MTS to ascribe no value to Metacrine’s ongoing operations for the purposes of valuing Metacrine. The share price trading history and volume weighted average trading prices were provided to the Metacrine board of directors for informational purposes only and were not relied upon by MTS for valuation purposes.

Equillium Valuation Analysis
MTS analyzed the valuation of Equillium using two different methodologies: a discounted cash flow analysis and a public trading comparable companies analysis, utilizing companies, which MTS deemed relevant. The results of each of these analyses are summarized below.
Equillium Discounted Cash Flow Analysis—Overview
MTS performed discounted cash flow analyses of Equillium by calculating, based on the September Opinion Projections, the estimated present value of Equillium’s discounted cash flows and terminal value in two cases, as of November 30, 2022 and as of December 31, 2022. In the November 30, 2022 case, at Metacrine management’s direction and based on the belief of Metacrine’s Board and management, MTS assumed a risk-adjusted illustrative partnership (at 75% POS) for itolizumab that conservatively assumed no upfront payment but full reimbursement of research and development, or R&D, expense and a set of milestones upon successful development. In the December 31, 2022 case, MTS assumed, at Metacrine management’s direction and based on the belief of Metacrine’s Board and management, that illustrative partnership is consummated (100% POS). In each of those two cases, also at the direction and belief of Metacrine, MTS employed the following POS assumptions: (i) 60% cumulative regulatory POS for itolizumab in aGVHD, (ii) 30% cumulative regulatory POS for itolizumab in lupus nephritis, (iii) 20% cumulative regulatory POS for itolizumab in ulcerative colitis, and (iv) 20% cumulative regulatory POS for EQ101 in alopecia areata. MTS conducted certain sensitivity analyses for purposes of its discounted cash flow analyses to derive an implied per share discount back to November 30, 2022 and December 31, 2022, based upon (i) a weighted average cost of capital ranging from 13.5% to 17.5% based upon MTS’s analysis of the cost of capital for Equillium’s publicly traded comparable companies universe, and (ii) a cumulative itolizumab aGVHD POS range of 40% to 80%.
Discounted Cash Flow Analysis—September Opinion Projections
MTS discounted two sets of analyses using a present value as of (a) November 30, 2022 and (b) December 31, 2022, estimating the Unlevered Free Cash Flow (earnings before interest and taxes, or EBIT, less income tax expense, plus depreciation and amortization, less changes in working capital, less capital expenditures) that Equillium will generate during the period through December 31, 2038, calculated by MTS based on the September Opinion Projections, and taking into account the sensitivity metrics described above, and assuming no terminal value. The estimates of the Unlevered Free Cash Flow were then discounted to present values using a range of discount rates based on Equillium’s estimated weighted average cost of capital. An implied per share value was calculated based on Equillium’s current capitalization, as provided by Equillium’s management.
The following table reflects the ranges of implied price per share of Equillium implied by this discounted cash flow analysis for each sensitivity metric described above and using the range of discount rates based on Equillium’s estimated weighted average cost of capital, rounded to the nearest $0.05, as compared to the current per share value of Equillium of $2.79 as of September 1, 2022:
Metric	Metric Range	Implied Price Per Share of Equillium
Weighted Average Cost of Capital; aGVHD POS; illustrative partnership deal POS of 75% (as of 11/30/2022)	13.5% – 17.5%; 40.0% – 80.0%	$2.80 – $5.45
Weighted Average Cost of Capital; aGVHD POS; illustrative partnership deal POS of 100% (as of 12/31/2022)	13.5% – 17.5%; 40.0% – 80.0%	$5.30 – $8.30
Public Trading Comparable Companies Analysis
MTS reviewed and compared the projected operating performance of Equillium based on the September Opinion Projections, with publicly available information concerning other publicly traded companies and reviewed the current market price of Equillium common stock and certain publicly traded securities of such other companies. MTS selected the following late-stage autoimmune and/or inflammatory disease publicly traded companies:
•	KalVista Pharmaceuticals, Inc.
•	MoonLake Immunotherapeutics

•	Allakos Inc.
•	VectivBio Holding AG
•	Immunic Inc.
•	Abivax Societe Anonyme
•	Akari Therapeutics Plc
•	X4 Pharmaceuticals, Inc.
•	Applied Molecular Transport Inc.
Although none of the selected companies is directly comparable to Equillium, MTS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of Equillium.
MTS calculated the relevant range of enterprise values based on a review of the stage of the comparable companies, amount of data, and size of indications (orphan disease indications) to be $59 million (VectivBio Holding AG) to $87 million (Allakos Inc.). MTS calculated the equity value for the selected companies, as of September 1, 2022, by applying the relevant ranges to derive equity valuations of Equillium, after adjusting for net debt, preferred stock and minority interest, as appropriate. An implied value of each share of Equillium common stock was calculated based on Equillium’s capitalization, as provided by Equillium’s management as of June 30, 2022. The table below shows the equity values calculated for the selected comparable companies range as of September 1, 2022, rounded to the nearest $5 million:
Publicly Traded Comparable Company	Equity Value ($ millions)
VectivBio Holding AG	$105
Allakos Inc.	$135
MTS derived a high-low enterprise value range for the comparable companies, and calculated the implied price per share value range for Equillium by using all of the companies in the above-referenced data set and applying the treasury stock method to Equillium’s dilutive securities. The table below notes the implied price per share value range of Equillium, rounded to the nearest $0.05 per share as compared to the current per share value of Equillium common stock of $2.79 as of September 1, 2022:
Metric	Metric Range ($ millions)	Implied Equillium Price Per Share
Equity Value	$105 – $135	$3.10 – $3.90
Historical Stock Price Performance
MTS also reviewed for informational purposes only the share price trading history of Equillium common stock for the 52-week period ending September 1, 2022. During this period, shares of Equillium common stock traded as low as $1.66 per share and as high as $7.12 per share, compared to the closing price of Equillium common stock on September 1, 2022 of $2.79.
In addition, MTS reviewed the VWAP over the 5 trading day, 20 trading day, 60 trading day, last six month, last twelve month, and last two year periods ending on September 1, 2022. These VWAPs are set forth in the table below:
Trading Period	VWAP
5 Trading Days	$2.78
20 Trading Days	$2.79
60 Trading Days	$2.23
Last 6 Months	$2.63
Last 12 Months	$4.31
Last Two Years	$5.93

While MTS performed this analysis, the share price trading history and volume weighted average trading prices were not relied upon for valuation purposes.
Relative Valuation Analysis
MTS compared the following combinations of Metacrine liquidation value to the low and high per share values of Equillium to determine the implied range of exchange ratios, in terms of the number of shares of Equillium common stock to be received by Metacrine stockholders for each share of Metacrine common stock.
•	Metacrine Liquidation Per Share Value and Equillium DCF High Per Share Value, as of 11/30/22
•	Metacrine Liquidation Per Share Value and Equillium DCF Low Per Share Value, as of 11/30/22
•	Metacrine Liquidation Per Share Value and Equillium DCF High Per Share Value, as of 12/31/22
•	Metacrine Liquidation Per Share Value and Equillium DCF Low Per Share Value, as of 12/31/22
The table below notes the implied percent ownership of common stock of the pro forma combination by holders of Metacrine common stock resulting from applying the multiple exchange ratios in each of the comparable equity value scenarios described above. The following table sets forth the results of these analyses for the exchange ratio and pro forma ownership, respectively:
	Implied Exchange Ratio		Implied Metacrine Pro Forma Ownership %
Valuation Methodology	Low	High	Low	High
Discounted Cash Flow – 11/30/22 (Using Metacrine Liquidation Value) Sensitized by Equillium Cost of Capital	0.106x	0.207x	12.6%	22.3%
Discounted Cash Flow – 12/31/22 (Using Metacrine Liquidation Value) Sensitized by Equillium Cost of Capital	0.070x	0.109x	8.5%	12.9%
MTS compared the above ranges of implied aggregate value exchange ratios to the implied Exchange Ratio of 0.243x and within the context of the collar range of 0.151x and 0.251x, and found that, in all instances, the range of aggregate value exchange ratios implied by the analyses described above was within or below that implied by the Exchange Ratio. MTS also compared the above ranges of Metacrine’s implied pro forma ownership to the pro forma ownership of approximately 25.3% implied by the Exchange Ratio of 0.243x in the transactions contemplated by the Merger Agreement, and found that, in all instances, the range of Metacrine’s pro forma ownership implied by the analyses described above was below that implied by the Exchange Ratio.
Pro Forma Combination Analysis and Intrinsic Valuation of Merger Consideration (“Has-Gets” Analysis)
For informational purposes only and not as a component of its fairness analysis, MTS also analyzed the projected performance of the pro forma combination, including projected synergies and an assumed pro forma capital structure, each as provided by Metacrine management as of September 1, 2022. MTS compared the implied value of each share of Metacrine common stock in the pro forma combination, using the full ranges of sensitivities from the standalone discounted cash flow analysis of Equillium, to the implied liquidation value of each share of Metacrine common stock on a standalone basis. MTS compared these values at the high-end of the exchange ratio collar, implied exchange ratio as of September 1, 2022, and the low-end of the exchange ratio collar, assuming an equity value of $32.5 million. A summary of the comparable inputs for each sensitivity analysis is provided below:
Varying Sensitivity Inputs	Metacrine Liquidation Analysis Per Share Value	Implied Pro Forma Metacrine Per Share Value Range
Cumulative aGVHD POS (40% – 80%) and Combined Company WACC (13.5% – 17.5%)
High End of the Collar (0.151x Exchange Ratio)	$0.58	$0.52 – $0.89
Implied 0.243x Exchange Ratio, (as of 09/01/2022)	$0.58	$0.76 – $1.30
Low End of the Collar (0.251x Exchange Ratio)	$0.58	$0.78 – $1.33

Explanatory Note
Subsequent to MTS’s presentation to the Metacrine Board and the delivery of the September MTS Opinion, Metacrine’s management identified a discrepancy in the fully-diluted shares and the number of such shares used in connection with its preparation of the September MTS Opinion calculation. This discrepancy resulted in slight differences in the calculation of the liquidation value per share of Metacrine common stock, the Exchange Ratio implied by the Merger and the implied offer price per share. The following table identifies these differences:
	Based upon Fully-Diluted Shares Provided to MTS	Based upon Actual Fully-Diluted Shares
Fully-Diluted Shares	47.133 million	44.346 million
Liquidation Value Per Share	$0.58	$0.62
Implied Exchange Ratio	0.243X	0.262X
Implied Offer Price Per Share	$0.68	$0.73
Upon reviewing the corrected number of shares and the resulting changes to the liquidation value per share of the Metacrine common stock, the Exchange Ratio implied by the Merger and the implied offer price per share, MTS informed the Metacrine Board that, had the correct number of fully-diluted shares of Metacrine common stock been used in its analyses, it would have reached the same conclusion regarding the fairness, from a financial point of view, of the Exchange Ratio to the holders of Metacrine common stock (other than Excluded Shares) as of the date of the September MTS Opinion.
Opinion of Metacrine’s Financial Advisor as of October 19, 2022
As stated above, pursuant to Metacrine's retention of MTS Partners as Metacrine’s financial advisor in connection with the transactions contemplated by the Merger Agreement, MTS rendered its initial oral opinion on September 2, 2022, which was subsequently confirmed by the September MTS Opinion, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the September MTS Opinion and described below, the Exchange Ratio employed in the Merger pursuant to the Merger Agreement was fair to the holders of Metacrine common stock (other than holders of Excluded Shares), from a financial point of view. Following MTS’s delivery of the September MTS Opinion, and in light of the status of Equillium’s strategic initiatives, the Metacrine Board requested that MTS render a revised opinion as to the fairness of the Exchange Ratio to the holders of Metacrine common stock (other than holders of Excluded Shares), from a financial point of view. On October 19, 2022, MTS rendered its oral opinion (which was subsequently confirmed by delivery of the October MTS Opinion) that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the October MTS Opinion and described below, the Exchange Ratio employed in the Merger pursuant to the Merger Agreement was fair to the holders of Metacrine common stock (other than holders of Excluded Shares), from a financial point of view.
The full text of the October MTS Opinion, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by MTS in connection with the October MTS Opinion, is attached as Annex C-2 to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the October MTS Opinion set forth below in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the October MTS Opinion. Please read the October MTS Opinion, together with the summary thereof in this joint proxy statement/prospectus, in its entirety.
MTS provided its opinion for the information and assistance of the Metacrine Board in connection with its consideration of the Merger. The October MTS Opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio employed in the Merger pursuant to the Merger Agreement to the holders of Metacrine common stock (other than holders of Excluded Shares) and does not address any other aspect or implication of the Merger. The October MTS Opinion is not a recommendation to Metacrine’s board of directors or any stockholder of Metacrine as to how to vote or to take any other action in connection with the Merger.
In the course of performing its review and analyses for rendering the October MTS Opinion, MTS:
i.	reviewed the Merger Agreement dated September 6, 2022;

ii.
reviewed the audited consolidated financial statements of Metacrine contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2020, and unaudited consolidated financial statements of Metacrine contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

iii.
reviewed the audited consolidated financial statements of Equillium contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2020, and unaudited consolidated financial statements of Equillium contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

iv.	reviewed certain publicly available analyses and forecasts relating to Metacrine and Equillium prepared by equity analysts who report on Metacrine and Equillium;
v.	reviewed the October Opinion Projections, and utilized per instruction of Metacrine;
vi.	conducted discussions with members of senior management and representatives of Equillium with respect to the October Opinion Projections;
vii.	compared the trading and valuation metrics of Equillium with publicly available information concerning other publicly-traded companies that MTS deemed relevant;
viii.
reviewed the current and historical market prices of the Metacrine common stock and Equillium common stock, respectively, and certain publicly traded securities of such other companies, in each case, that MTS deemed relevant;

ix.	performed a liquidation analysis of Metacrine based upon information provided to us by management of Metacrine;
x.	reviewed and analyzed, based on the October Opinion Projections, the projected cash flows to be generated by Equillium to determine Equillium’s discounted cash flows; and
xi.	performed such other financial studies, analyses and investigations, and considered such other information, as MTS deemed appropriate for the purposes of the opinion.
In arriving at the October MTS Opinion, MTS assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by MTS and upon the assurances of the management of Metacrine that they are not aware of any material relevant developments or matters related to Metacrine or Equillium, respectively, or that may affect the Merger that have been omitted or that remain undisclosed to MTS. The October MTS Opinion does not address any legal, regulatory, tax, accounting, or financial reporting matters, as to which MTS understands that Metacrine has obtained such advice as it deemed necessary from other advisors, and MTS relied, with Metacrine’s consent, on such assessments made by such other advisors to Metacrine with respect to such matters. MTS did not conduct any independent verification of the October Opinion Projections. Without limiting the generality of the foregoing, with respect to the October Opinion Projections, MTS assumed, with Metacrine’s consent, and based upon discussions with the management of Metacrine, that they have been reasonably prepared (or in the case of the October Opinion Projections, adjusted) by the management of Metacrine in good faith, and that the October Opinion Projections reflected the best currently available estimates and judgments of the management of Metacrine of the future results of operations and financial performance of Equillium. The October Opinion Projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding increased market volatility and the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Accordingly, actual results could vary significantly from those set forth in the October Opinion Projections. MTS expressed no view as to the October Opinion Projections or the assumptions on which they were based and MTS assumed no responsibility for the accuracy or completeness thereof.
In arriving at the October MTS Opinion, MTS did not make any independent evaluations or appraisals of the assets or liabilities of Metacrine or Equillium or any of their respective subsidiaries, and MTS was not furnished with any such evaluations or appraisals, nor did MTS evaluate the solvency of Metacrine, Equillium or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. MTS assumed that there had been no material change in the assets, financial condition, business or prospects of

Metacrine or Equillium since the date of the most recent relevant financial information made available to MTS. Without limiting the generality of the foregoing, MTS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Metacrine, Equillium or any of their respective affiliates is a party or may be subject, and, at the direction of the Metacrine Board and with the Metacrine Board’s consent, the October MTS Opinion made no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. MTS also assumed that neither Metacrine, Equillium, Acquisition Sub or Merger Sub is a party to any material pending transaction that has not been disclosed to MTS, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.
MTS assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein were true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement and any other agreement contemplated thereby, and that the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement. MTS, with the Metacrine Board’s consent, further assumed that any adjustment to the Merger Consideration pursuant to the terms of the Merger Agreement would not result in any adjustment to the Merger Consideration that was material to MTS’s analysis. MTS also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Merger would be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions would be imposed or waivers made that would have an adverse effect on Metacrine, Equillium, Acquisition Sub, Merger Sub or the contemplated benefits of the Merger.
The October MTS Opinion was necessarily based on economic, market, financial and other conditions as they existed, and on the information made available to MTS, as of October 19, 2022. MTS did not consider any potential legislative or regulatory changes currently being considered by the United States Congress, the SEC, or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. It should be understood that, although subsequent developments may affect the conclusion reached in the October MTS Opinion, MTS has no obligation to update, revise or reaffirm the October MTS Opinion. The October MTS Opinion addressed solely the fairness, from a financial point of view and as of the date thereof, of the Exchange Ratio to the holders of Metacrine common stock (other than the Excluded Shares), and did not address any other terms in the Merger Agreement, or any other agreement contemplated by the Merger Agreement or relating to the Merger or any other aspect or implication of the Merger, including, without limitation, the form or structure of the Merger, or the fairness of the Merger or the Exchange Ratio to any other securityholders or creditors or any other constituency of Metacrine, including holders of Company Options (as defined in the Merger Agreement), Company Warrants (as defined in the Merger Agreement) and Company RSUs (as defined in the Merger Agreement) and participations in the ESPP (as defined in the Merger Agreement). The October MTS Opinion did not address Metacrine’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to Metacrine. MTS expressed no opinion as to the prices or ranges of prices at which shares of securities of any person, including shares of the Metacrine common stock or the Equillium common stock, will trade at any time, including following the announcement or consummation of the Merger. MTS was not requested to opine as to, and the October MTS Opinion did not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the holders of Metacrine common stock in connection with the Merger or with respect to the fairness of any such compensation.
In accordance with customary investment banking practice, MTS employed generally accepted valuation methods in reaching its opinion. The October MTS Opinion was reviewed and approved by a fairness committee of MTS.
Summary of Financial Analysis
MTS performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, MTS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions MTS reached were based on all the analyses and factors presented, taken as a whole, and also on application of MTS's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis.
MTS therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. No company or transaction used in any analysis for purposes of comparison was identical to Metacrine or Equillium. Accordingly, an analysis of the results of the comparisons was not mathematical; rather, it involved complex considerations and judgments about differences in the companies and transactions to which Metacrine or Equillium was compared and other factors that could affect the public trading value or transaction value of the companies. Furthermore, MTS believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying MTS’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of MTS with respect to the actual value of Metacrine, Equillium or shares of Metacrine common stock or Equillium common stock.
Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by MTS. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by MTS.
In performing its analyses, MTS made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond MTS’s control and many of which are beyond the control of Metacrine and/or Equillium. Any estimates used by MTS in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
MTS performed standalone valuation analyses of both Metacrine and Equillium using a variety of valuation methodologies, as described below. MTS then performed a relative valuation analysis in order to compare the Exchange Ratio to be employed in the Merger, to the range of exchange ratios implied based on the respective standalone valuation ranges. MTS also analyzed the performance of the pro forma combined company and each of Metacrine’s and Equillium’s contribution thereto. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 18, 2022, and is not necessarily indicative of current market conditions.
Metacrine Valuation Analysis
Liquidation Analysis (“Has” Analysis)
At the direction of Metacrine, MTS assumed that the only material assets of Metacrine were its cash, that no other assets of Metacrine have any material value, and that Metacrine does not currently, and does not intend in the future to, conduct any activity that may result in the generation of revenue. Metacrine instructed MTS to assign meaningful value only to Metacrine’s Net Cash. In connection therewith, MTS was advised by Metacrine that the Net Cash alone is not sufficient to support Metacrine as a standalone entity going forward and based on such direction from Metacrine and with the consent of the Metacrine Board, MTS analyzed the relevant intrinsic valuation of Metacrine solely using a liquidation analysis, which includes the monetization of the foregoing assets to estimate a sum-of-the-parts value in a potential liquidation. Correspondingly, MTS reviewed and relied upon the October Opinion Projections for purposes of a liquidation analysis to value Metacrine.
MTS computed the total equity value of Metacrine in a liquidation to be approximately $25.7 million, calculated as approximately $52.2 million of cash as of September 30, 2022, less wind-down costs of approximately $25.2 million, plus an assumed upfront cash value from Metacrine’s licensing deal relating to the HSD program of $1.3 million, as compared to the then current market capitalization of Metacrine of approximately $18.3 million. The analysis assumed a liquidation date of December 31, 2022, that all wind-down costs were paid in full, employees were severed by December 31, 2022, all employee-related restructuring and severance costs are paid in full, other fees and expenses related to executing a liquidation process, and, furthermore, that no funds were retained in reserve for unknown or contingent liabilities. MTS estimated a liquidation value of approximately $25.7 million to Metacrine stockholders in a potential liquidation, or $0.58 per share.
Intrinsic Value of Merger Consideration (“Gets” Analysis)
To compare and contrast what the Metacrine shareholders could have in a “Has” or liquidation scenario (their best alternative to the deal), MTS analyzed the intrinsic valuation of the pro forma company to Metacrine stockholders assuming a pro forma capital structure, as detailed by the Merger Agreement. MTS compared the implied intrinsic value of the merger consideration to Metacrine’s stockholders by multiplying the implied exchange ratio of 0.282x, with the pro forma total combined company implied price per share as calculated in the Pro Forma Combination analysis of the October MTS Opinion. This value was then sensitized across a range of varying WACC percentages and risk-adjustments pertaining to the POS of Equillium’s aGVHD asset. This range of values was then compared to Metacrine’s implied liquidation value per share. A summary of the comparable inputs for each sensitivity analysis is provided below:
Varying Sensitivity Inputs	Metacrine Liquidation Analysis Per Share Value	Implied Pro Forma Metacrine Per Share Value Range
Cumulative aGVHD POS (40% – 80%) and the Combined Company WACC (14.0% – 18.0%)
Low End of the Collar (0.282x Exchange Ratio)	$0.58	$1.80 - $3.60
Historical Stock Price Performance
MTS also reviewed, for informational purposes only, the share price trading history of Metacrine common stock for the period beginning on October 22, 2021, the date that Metacrine announced its strategic reprioritization, and ending on October 18, 2022. During this period, shares of Metacrine Common Stock traded as low as $0.36 per share and as high as $1.63 per share, compared to the closing price of Metacrine Common Stock on October 18, 2022, of $0.38 per share.
In addition, MTS Securities reviewed the VWAP over the 5 trading day, 20 trading day, 60 trading day, last six month, and last twelve month periods ending on October 18, 2022, and since Metacrine’s IPO. These VWAPs are set forth in the table below:
Trading Period	VWAP
5 Trading Days	$0.40
20 Trading Days	$0.46
60 Trading Days	$0.48
Last 6 Months	$0.47
Last 12 Months	$0.87
Since IPO	$1.07
Metacrine instructed MTS to ascribe no value to Metacrine’s ongoing operations for the purposes of valuing Metacrine. The share price trading history and volume weighted average trading prices were provided to the Metacrine Board for informational purposes only and were not relied upon by MTS for valuation purposes.
Equillium Valuation Analysis
MTS analyzed the valuation of Equillium using two different methodologies: a discounted cash flow analysis and a public trading comparable companies analysis, utilizing companies, which MTS deemed relevant. The results of each of these analyses are summarized below.
Equillium Discounted Cash Flow Analysis—Overview
MTS performed discounted cash flow analyses of Equillium by calculating, based on the October Opinion Projections, the estimated present value of Equillium’s discounted cash flows and valuation date as of December 31, 2022. MTS assumed, at Metacrine management’s direction and based on the belief of Metacrine’s

Board and management, that the illustrative partnership is not consummated. MTS also employed the following POS assumptions at the direction and belief of Metacrine: (i) 60% cumulative regulatory POS for itolizumab in aGVHD, (ii) 60% cumulative regulatory POS for itolizumab in lupus nephritis, (iii) 20% cumulative regulatory POS for itolizumab in ulcerative colitis, and (iv) 20% cumulative regulatory POS for EQ101 in alopecia areata. MTS conducted certain sensitivity analyses for purposes of its discounted cash flow analyses to derive an implied per share discounted back to December 31, 2022, based upon (i) a weighted average cost of capital ranging from 14.0% to 18.0% based upon MTS’s analysis of the cost of capital for Equillium’s publicly traded comparable companies universe, and (ii) a cumulative itolizumab aGVHD POS range of 40% to 80%.
Discounted Cash Flow Analysis—October Opinion Projections
MTS discounted two sets of analyses using a present value as of December 31, 2022, (i) estimates of the Unlevered Free Cash Flow (earnings before interest and taxes, or EBIT, less income tax expense, plus depreciation and amortization, less changes in working capital, less capital expenditures) that Equillium will generate during the period through December 31, 2038, calculated by MTS based on the October Opinion Projections, and taking into account the sensitivity metrics described above, and assuming no terminal value. The estimates of the Unlevered Free Cash Flow were then discounted to present values using a range of discount rates based on Equillium’s estimated weighted average cost of capital. An implied per share value was calculated based on Equillium’s current capitalization, as provided by Equillium’s management.
The following table reflects the ranges of implied price per share of Equillium implied by this discounted cash flow analysis for each sensitivity metric described above and using the range of discount rates based on Equillium’s estimated weighted average cost of capital, rounded to the nearest $0.05, as compared to the current per share value of Equillium of $1.74 as of October 18, 2022:
Metric	Metric Range	Implied Price Per Share of Equillium
Weighted Average Cost of Capital; aGVHD POS (as of 12/31/2022)	14.0% – 18.0%; 40.0% – 80.0%	$7.00 – $15.10
Public Trading Comparable Companies Analysis
MTS reviewed and compared the projected operating performance of Equillium based on the October Opinion Projections, with publicly available information concerning other publicly traded companies and reviewed the current market price of Equillium common stock and certain publicly traded securities of such other companies. MTS selected the following late-stage autoimmune and/or inflammatory disease publicly traded companies:
•	KalVista Pharmaceuticals, Inc.
•	MoonLake Immunotherapeutics
•	VectivBio Holding AG
•	Immunic Inc.
•	Abivax Societe Anonyme
•	Akari Therapeutics Plc
•	X4 Pharmaceuticals, Inc.
•	Applied Molecular Transport Inc.
Although none of the selected companies is directly comparable to Equillium, MTS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of Equillium.
MTS calculated the relevant range of enterprise values based on a review of the stage of the comparable companies, amount of data, and size of indications (orphan disease indications) to be from $79 million (Akari Therapeutics Plc) to $128 million (X4 Pharmaceuticals, Inc.). MTS calculated the equity value for the selected companies, as of October 18, 2022, by applying the relevant ranges to derive equity valuations of Equillium, after adjusting for net debt, preferred stock and minority interest, as appropriate. MTS also calculated an implied value of each share of Equillium common stock based on Equillium’s capitalization, as provided by Equillium’s management as of June 30, 2022. The table below shows the equity values calculated for the selected comparable companies range as of October 18, 2022, rounded to the nearest $5 million:
Publicly Traded Comparable Company	Equity Value ($ millions)
Akari Therapeutics Plc	$80
X4 Pharmaceuticals, Inc.	$130
MTS derived a high-low enterprise value range for the comparable companies, and calculated the implied price per share value range for Equillium by using all of the companies in the above-referenced data set and applying the treasury stock method to Equillium’s dilutive securities. The table below notes the implied price per share value range of Equillium, rounded to the nearest $0.05 per share as compared to the current per share value of Equillium common stock of $1.74 as of October 18, 2022:
Metric	Metric Range ($ millions)	Implied Equillium Price Per Share
Equity Value	$125 – $175	$3.70 – $5.05
Historical Stock Price Performance
MTS also reviewed for informational purposes only the share price trading history of Equillium common stock for the 52-week period ending October 18, 2022. During this period, shares of Equillium common stock traded as low as $1.66 per share and as high as $6.84 per share, compared to the closing price of Equillium common stock on October 18, 2022 of $1.74.
In addition, MTS reviewed the VWAP over the 5 trading day, 20 trading day, 60 trading day, last six month, last twelve month, and last two year periods ending on October 18, 2022. These VWAPs are set forth in the table below:
Trading Period	VWAP
5 Trading Days	$1.82
20 Trading Days	$2.34
60 Trading Days	$2.36
Last 6 Months	$2.34
Last 12 Months	$2.93
Last Two Years	$5.63
While MTS performed this analysis, the share price trading history and volume weighted average trading prices were not relied upon for valuation purposes.
Relative Valuation Analysis
MTS compared the following combinations of Metacrine liquidation value to the low and high per share values of Equillium to determine the implied range of exchange ratios, in terms of the number of shares of Equillium common stock to be received by Metacrine stockholders for each share of Metacrine common stock.
•	Metacrine Liquidation Per Share Value and Equillium DCF High Per Share Value, as of 12/31/22
•	Metacrine Liquidation Per Share Value and Equillium DCF Low Per Share Value, as of 12/31/22

The table below notes the implied percent ownership of common stock of the pro forma combination by holders of Metacrine common stock resulting from applying the multiple exchange ratios in each of the comparable equity value scenarios described above. The following table sets forth the results of these analyses for the exchange ratio and pro forma ownership, respectively:
	Implied Exchange Ratio		Implied Metacrine Pro Forma Ownership %
Valuation Methodology	Low	High	Low	High
Discounted Cash Flow – 12/31/22 (Using Metacrine Liquidation Value) Sensitized by Equillium Cost of Capital	0.039x	0. 083x	4.5%	9.4%
MTS compared the above ranges of implied aggregate value exchange ratios to the implied Exchange Ratio of 0.282x and within the context of the collar range of 0.169x and 0.282x, and found that, in all instances, the range of aggregate value exchange ratios implied by the analyses described above was within or below that implied by the Exchange Ratio. MTS also compared the above ranges of Metacrine’s implied pro forma ownership to the pro forma ownership of approximately 26.7% implied by the Exchange Ratio of 0.282x in the transactions contemplated by the Merger Agreement, and found that, in all instances, the range of Metacrine’s pro forma ownership implied by the analyses described above was below that implied by the Exchange Ratio.
Pro Forma Combination Analysis and Intrinsic Value of Merger Consideration (“Has-Gets” Analysis)
In order to analyze the value of the Merger Consideration, MTS first analyzed the projected performance of the pro forma combination, including projected synergies and an assumed pro forma capital structure, as detailed in the Merger Agreement. A summary of the total pro forma analysis on an equity value and per share value are provided below, rounded to the nearest $5 million and $0.05 per share:
Varying Sensitivity Inputs	Total Pro Forma Metacrine Per Share Value Range (in millions)	Implied Pro Forma Metacrine Per Share Value Range
Cumulative aGVHD POS (40% – 80%) and Combined Company WACC (14.0% - 18.0%)
Low End of the Collar (0.282x Exchange Ratio)	$300-$615	$6.30 - $12.70
As of October 18, 2022, Equillium’s 10-Day VWAP of $1.90 was trading below the collar floor of $2.70. As a result, this analysis assumed Equillium would issue shares to Metacrine stockholders at $2.70 per share, calculated as Metacrine’s implied Merger Consideration value of $33.8 million divided by $2.70, and resulting in the issuance of approximately 12.5 million shares of Equillium common stock.
The equity value of the total combined pro forma company was calculated by adding cash and subtracting debt from the net present value of the projection period. Implied total pro forma price per share was then calculated based on the pro forma fully diluted shares outstanding. The implied pro forma per share value to Metacrine was then calculated by multiplying the implied offer exchange ratio of 0.282x to the total implied pro forma price per share.
MTS Opinions—Miscellaneous
The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinions, MTS did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, MTS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
The MTS Opinions were one of the many factors taken into consideration by the Metacrine Board in making its determination to approve and reaffirm the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Metacrine Board with respect to the Exchange Ratio for the shares of Metacrine common stock in the Merger or of whether the Metacrine Board would have been willing to agree to a different exchange ratio. The Exchange Ratio for the shares of Metacrine common stock in the Merger was determined through arm's-length negotiations between Metacrine and Equillium and was approved by the Metacrine Board. MTS and its affiliates provided advice to Metacrine during these negotiations. However, neither MTS nor any of its affiliates recommended any specific exchange ratio to Metacrine or the Metacrine Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.
MTS has consented to the use of the MTS Opinions in this joint proxy statement/prospectus; however, MTS has not assumed any responsibility for the form or content of this joint proxy statement/prospectus, other than the MTS Opinions themselves.
MTS and its affiliates, as part of their investment banking services, are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. As noted above, MTS Partners acted as exclusive financial advisor to Metacrine in connection with the Merger and participated in certain of the negotiations leading to the Merger Agreement. Metacrine selected MTS Partners as its exclusive financial advisor because it is nationally recognized in the healthcare and biotechnology industries as having investment banking professionals with significant experience in healthcare and biotechnology investment banking and merger and acquisition transactions.
Pursuant to an engagement letter agreement, dated as of September 27, 2021, between Metacrine and MTS Partners, Metacrine engaged MTS Partners to act as its exclusive financial advisor in connection with Metacrine’s consideration, evaluation and/or exploration of certain potential merger and acquisition transactions or similar transactions. As permitted by the terms of the engagement letter and pursuant to MTS Partners’ internal policies, MTS, a wholly owned subsidiary of MTS Partners delivered the MTS Opinion. As compensation for MTS Partners and its affiliates’ financial advisory services, Metacrine paid a nonrefundable retainer fee of $250,000 in connection with the execution of such engagement letter and paid additional fees of $300,000 for rendering the September MTS Opinion and $150,000 for rendering the October MTS Opinion, each in connection with the Board’s consideration of the proposed transaction with Equillium, which fees were not contingent upon the successful completion of the Offer or the Merger or the conclusion reached in the MTS Opinions. Upon the consummation of the Offer, Metacrine will be obligated to pay to MTS Partners a fee equal to approximately $2.0 million, with all fees previously paid by Metacrine pursuant to the engagement letter credited towards such amount, including the fee paid by Metacrine upon delivery of the MTS Opinions. In addition, Metacrine has agreed to reimburse MTS Partners and its affiliates for their reasonable and documented out-of-pocket expenses incurred, and to indemnify MTS Partners and its related persons for certain liabilities that may arise, in each case, in connection with any of the matters contemplated by the engagement letter.
Except as noted above, neither MTS nor MTS Partners has had a material relationship with, or otherwise received fees from, Metacrine or Equillium or any other parties to the Merger Agreement during the two years preceding the date of each of the September MTS Opinion and October MTS Opinion. MTS, MTS Partners and their affiliates may seek to provide investment banking or financial advisory services to Metacrine and Equillium and/or certain of their respective affiliates in the future and would expect to receive fees for the rendering of any such services.
Financial Interests of Equillium Directors and Executive Officers in the Merger
None of Equillium’s executive officers or members of the Equillium Board is party to an arrangement with Equillium, or participates in any Equillium plan, program or arrangement, that provides such executive officer or trustee with financial incentives that are contingent upon the consummation of the Merger. Equillium’s directors and executive officers will continue as the directors and executive officers of Equillium as of immediately after completion of the Merger. Information about Equillium’s directors and executive officers can be found in Equillium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated by reference into this joint proxy statement/prospectus.
Financial Interests of Metacrine Directors and Executive Officers in the Merger
In considering the recommendation of the Metacrine Board in favor of the Merger, you should be aware that Metacrine's directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Metacrine's stockholders generally. The Metacrine Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger. Metacrine stockholders should take these interests into account in deciding whether to vote for adoption of the Merger Agreement and thereby approve the Merger. As described in more detail below, these interests include:
•
At the effective time of the Merger, each Metacrine option and Metacrine RSU will receive the treatment described in the section entitled “Treatment of Metacrine Equity Awards and Warrants” beginning on page 70 of this joint proxy statement/prospectus;

•
The expectation that following the Closing, Dr. Klassen will be appointed Equillium’s Board and be entitled to receive compensation for his services as a member of Equillium’s Board as further described below under the heading “Future Arrangements with Equillium”;

•
Dr. Klassen and Mr. York will be eligible to receive severance benefits and accelerated vesting of equity awards in accordance with the Metacrine, Inc. Severance Benefit Plan, or the Severance Plan, as further described below under the heading “Existing Change in Control Severance Arrangements”; and

•	At the effective time of the Merger, the unvested options held by our non-employee directors will accelerate vesting upon the Closing.
Each of Patricia Millican, Catherine Lee, and Hubert Chen, M.D., served as executive officers for a time during the period beginning with the 2021 fiscal year. The service relationship of each has terminated prior to the Merger, and none have interests in the Merger other than as Metacrine’s stockholders generally, to the extent they remain stockholders.
For further information with respect to the arrangements between Metacrine and its executive officers, directors and affiliates described in this section, as well as other arrangements between Metacrine and its executive officers, directors, and affiliates, please see Metacrine's Definitive Proxy Statement filed pursuant to Regulation 14A on April 7, 2022.
Outstanding Metacrine Equity Awards Held by Executive Officers and Directors
Metacrine's executive officers and directors hold Metacrine options and Metacrine RSUs, which, pursuant to the Merger Agreement, will be treated as set forth in the section entitled “Treatment of Metacrine Equity Awards and Warrants” beginning on page 70 of this joint proxy statement/prospectus. The table below sets forth information with respect to the Metacrine options and Metacrine RSUs held by each of Metacrine's executive officers and directors as of September 15, 2022.
Holder Name	Option/ RSU Grant Date	Option Expiration Date	Option Exercise Price ($)	Number of Shares of Common Stock Underlying Options as of September 15, 2022	Number of Vested Shares of Common Stock Underlying Options as of September 15, 2022	Number of Shares of Common Stock Underlying Options that will Accelerate Vesting upon Effective Time of Merger(1)	Dollar Value of Accelerated Options	Number of Shares of Common Stock Underlying RSUs as of September 15, 2022	Number of Vested Shares of Common Stock Underlying RSUs as of September 15, 2022	Number of Shares of Common Stock Underlying RSUs that will Accelerate Vesting upon Effective Time of Merger(1)	Dollar Value of Accelerated RSUs
Preston Klassen, M.D., MHS(2)	6/9/2020	6/8/2030	$6.63	15,082	15,082
	6/9/2020	6/8/2030	$6.63	955,740	530,997	424,743
	2/10/2021	2/9/2031	$10.09	39,640	9,910	29,730
	2/10/2021	2/9/2031	$10.09	207,860	88,059	119,801
	6/1/2021							104,500	104,500
	2/27/2022	2/26/2032	$0.47	842,211		842,211
	2/27/2022							842,211		842,211	$395,839
Michael York(2)	12/1/2021	11/30/2031	$1.17	235,000		235,000
	2/27/2022	2/26/2032	$0.47	210,553		210,553
	2/27/2022							210,553		210,553	$98,960
Ronald Evans, Ph.D.(3)	5/24/2020	5/23/2030	$6.63	11,764	8,823	2,941	$825
	5/24/2021	5/23/2031	$4.07	16,500	16,500
	5/18/2022	5/17/2032	$0.42	16,500		16,500
Andrew Guggenhime(3)	5/24/2020	5/23/2030	$6.63	11,764	8,823	2,941	$825
	12/20/2018	7/8/2028	$3.01	62,352	62,352
	5/24/2021	5/23/2031	$4.07	16,500	16,500
	5/18/2022	5/17/2022	$0.42	16,500		16,500

Holder Name	Option/ RSU Grant Date	Option Expiration Date	Option Exercise Price ($)	Number of Shares of Common Stock Underlying Options as of September 15, 2022	Number of Vested Shares of Common Stock Underlying Options as of September 15, 2022	Number of Shares of Common Stock Underlying Options that will Accelerate Vesting upon Effective Time of Merger(1)	Dollar Value of Accelerated Options	Number of Shares of Common Stock Underlying RSUs as of September 15, 2022	Number of Vested Shares of Common Stock Underlying RSUs as of September 15, 2022	Number of Shares of Common Stock Underlying RSUs that will Accelerate Vesting upon Effective Time of Merger(1)	Dollar Value of Accelerated RSUs
Richard Heyman, Ph.D.(3)	5/24/2020	5/23/2030	$6.63	23,529	17,647	5,882	$825
	12/20/2018	7/12/2028	$3.01	114,313	114,313
	2/14/2018	2/13/2028	$1.13	51,177	51,177
	5/24/2021	5/23/2031	$4.07	16,500	16,500
	5/18/2022	5/17/2032	$0.42	16,500		16,500
Jeffrey Jonker(3)	3/17/2021	3/16/2021	$8.04	33,000	15,583	17,417	$825
	5/24/2021	5/23/2031	$4.07	16,500	16,500
	5/18/2022	5/17/2032	$0.42	16,500		16,500
John McHutchison, AO, M.D.(3)	3/5/2020	3/4/2020	$6.63	62,352	51,960	10,392	$825
	5/24/2021	5/23/2031	$4.07	16,500	16,500
	5/18/2022	5/17/2032	$0.42	16,500		16,500
Amir Nashat, Ph.D.(3)	5/24/2021	5/23/2031	$4.07	16,500	16,500		$825
	5/18/2022	5/17/2032	$0.42	16,500		16,500
Julia Owens, Ph.D.(3)	4/1/2021	3/31/2031	$5.73	33,000	15,583	17,417	$825
	5/24/2021	5/23/2031	$4.07	16,500	16,500
	5/18/2022	5/17/2032	$0.42	16,500		16,500
(1)	The accelerated vesting numbers below assume, if applicable, that a qualifying termination of employment occurs at the effective time of the Merger.
(2)	The executive officer’s equity awards are eligible for the acceleration rights described below under the heading “Existing Change in Control Severance Arrangements.”
(3)
In accordance with the terms of the director’s equity award agreements, unvested equity awards will accelerate vesting in full at the effective time of the Merger. The dollar value of acccelerated options and RSUs is calculated based on the number of shares covered by the applicable Metacrine option or Metacrine RSU that are accelerating multiplied by $0.47 per share, which amount is the average closing market price of the Metacrine common stock for the first 5 business days following the first public announcement of the Merger on September 6, 2022.

Existing Change in Control Severance Arrangements
Severance Plan. Dr. Klassen and Mr. York are eligible to participate in the Metacrine Severance Plan, which provides for severance benefits subject to execution and effectiveness of a release of claims. In the event of a covered termination, which is either a termination without cause (and other than as a result of death or disability) or a resignation for good reason, that occurs during the time period commencing three months prior to and ending 12 months following a change in control, Dr. Klassen will be entitled to a lump sum cash payment equal to 18 months of base salary plus an annual target cash bonus, up to 18 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards, and Mr. York will be entitled to a lump sum cash payment equal to 12 months of base salary plus an annual target cash bonus, up to 12 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards.
In addition, the Metacrine Severance Plan provides that in the event of a covered termination that occurs outside of the change in control period, Dr. Klassen will be entitled to a lump sum cash payment equal to 12 months of base salary and up to 12 months of payment for continued group health plan benefits and Mr. York will be entitled to a lump sum cash payment equal to 9 months of base salary and up to 9 months of payment for continued group health plan benefits.
Future Arrangements with Equillium
It is expected that the services of each of our directors and executive officers will terminate at the effective time of the Merger. To our knowledge, except for Dr. Klassen serving as the Metacrine designated director on Equillium’s Board following the closing of the Merger in accordance with the Merger Agreement, no employment, equity contribution or other written agreement between any executive officer or director of Metacrine, on the one hand, and Equillium or its affiliates, on the other hand, existed as of the date of this registration statement, and the Merger is not conditioned upon any executive officer or director of Metacrine entering into any such agreement, arrangement or understanding.
Following the Effective Time, it is expected that Dr. Klassen will be appointed to the Equillium Board. In connection with his continued service, Dr. Klassen will be eligible for compensation in accordance with the Equillium Non-Employee Director

Compensation Policy, or the Equillium non-employee director compensation program. In accordance with that program, Dr. Klassen is expected to receive an annual cash retainer of $42,000, payable in arrears quarterly with the first quarterly payment pro-rated, and, subject to his appointments, if any, any chairman or committee member retainer fees provided for under the program. Upon joining the Equillium Board, Dr. Klassen will also be eligible for an option grant covering 40,000 shares vesting monthly over a three-year period and, subject to his continued service on the Equillium Board through each subsequent stockholder meeting, an option grant covering 20,000 vesting monthly over a one-year period.
It is possible that members of Metacrine’s current management team will enter into new employment or consulting arrangements with Equillium or its affiliates, with any such arrangements to become effective after the Merger is completed, if at all. There can be no assurance that the applicable parties will reach an agreement on any terms, or at all.
Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Metacrine’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this registration statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.
The table below assumes that: (i) the effective time of the Merger will occur on December 23, 2022 (which is the assumed closing date of the Merger solely for purposes of this joint proxy statement/prospectus, including this golden parachute compensation disclosure); (ii) the employment of the named executive officer will be terminated immediately upon the effective time of the Merger on such date in a manner entitling the named executive officer to receive the severance benefits; (iii) no named executive officer receives any additional equity grants on or prior to the effective time of the Merger; (iv) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the effective time of the Merger, additional compensation or benefits, (v) no withholding taxes are applicable to any of the payments or benefits; and (vi) no payments are delayed due to Section 409A of the Code. Pursuant to applicable proxy disclosure rules, the value of the equity award acceleration below is calculated based on the number of shares covered by the applicable Metacrine option or Metacrine RSU that are accelerating multiplied by $0.47 per share, which amount is the average closing market price of the Metacrine common stock for the first 5 business days following the first public announcement of the Merger on September 6, 2022. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the effective time of the Merger, or the value of payments or benefits that are not based on or otherwise related to the Merger.
In the footnotes to the amounts shown in the table below, we refer to payments that are conditioned on the occurrence of both the Merger as well as the named executive officer's qualifying termination of employment as being payable on a “double-trigger” basis and we refer to payments that are conditioned only upon the occurrence of the Merger as being payable on a “single-trigger” basis. The individuals named below represent the named executive officers as of the date of this joint proxy statement/prospectus.
Golden Parachute Compensation(1)
Name	Cash(2)	Equity(3)	Perquisites(4)	Total
Preston Klassen	$1,156,600	$395,839	$28,725	$1,581,164
Michael York	$588,000	$98,960	$29,244	$716,204
(1)
Each of Patricia Millican, Catherine Lee, and Hubert Chen, M.D. served as executive officers for a time during the period beginning with the 2021 fiscal year. The service relationship of each has terminated prior to the Merger, and each is currently ineligible to participate in the Metacrine Severance Plan and to receive any benefits based on or otherwise relating to the Merger other than as a stockholder.

(2)
The estimated amount for each named executive officer represents the “double-trigger” cash severance payments to which the named executive officer is expected to become entitled under the Metacrine Severance Plan in connection with a qualifying termination during the change of control period, as described in further detail in the section of this joint proxy statement/prospectus captioned “- Financial Interests of Metacrine Directors and Executive Officers in the Merger -  Existing Change in Control Severance Arrangements.” The estimated amounts represent a lump sum cash payment equal to the sum of (a) each named executive officer’s base salary for 18 months in the case of Dr. Klassen and 12 months in the case of Mr. York; and (b) each named executive officer’s target annual bonus for the year of termination, based on the annual base salary and target annual bonus amount in effect as of September 2022. The following table sets forth the value of each of the base salary and target annual bonus opportunity severance benefits that may become payable to a named executive officer under the terms of the Metacrine Severance Plan.

Name	Base Salary Severance	Target Annual Bonus Severance
Preston Klassen	$867,450	$289,150
Michael York	$420,000	$168,000
(3)
The estimated amounts in this column include the value of “double-trigger” vesting acceleration of the unvested portion of each named executive officer’s outstanding Metacrine options and Metacrine RSUs to which the named executive officer is expected to become entitled under the Metacrine Severance Plan in connection with a qualifying termination during the change of control period, as described in further detail in the section of this joint proxy statement/prospectus captioned “- Financial Interests of Metacrine Directors and Executive Officers in the Merger -  Existing Change in Control Severance Arrangements.”

With respect to Metacrine RSUs, the estimated amounts in this column represent unvested Metacrine RSUs covering a total of 842,211 shares of Metacrine common stock for Dr. Klassen and 210,553 shares of Metacrine common stock for Mr. York as of September 15, 2022.
With respect to Metacrine options, the estimated amounts in this column represent unvested Metacrine options covering a total of 1,416,485 shares of Metacrine common stock for Dr. Klassen and 445,553 shares of Metacrine common stock for Mr. York as of September 15, 2022. Because the Metacrine options for Dr. Klassen and Mr. York have a per share exercise price that is equal to or greater than $0.47 per share, such options have no value.
(4)
The estimated amounts in this column represent, for each named executive officer, company-paid continuation of post-employment, group health coverage for 18 months in the case of Dr. Klassen and 12 months in the case of Mr. York. These amounts are a “double-trigger” severance benefit to which each named executive officer may become entitled to receive under the Metacrine Severance Plan in connection with a qualifying termination of such named executive officer’s employment during the change of control period, as described in further detail in the section of this joint proxy statement/prospectus captioned “- Financial Interests of Metacrine Directors and Executive Officers in the Merger -  Existing Change in Control Severance Arrangements,” and such amounts are based on coverage in effect as of September 2022.

Accounting Treatment
Equillium determined the Merger constitutes an acquisition of assets instead of a business combination as substantially all of the fair value of the gross assets acquired was concentrated in a group of similar identifiable assets, and therefore, the acquisition was not considered a business. Asset acquisitions are accounted for by allocating the cost of the acquisition, including transaction costs, to the individual assets acquired and liabilities assumed on a relative fair value basis without recognition of goodwill.
Listing of Equillium common stock
It is a condition to the completion of the Merger that the Equillium common stock issuable in connection with the Merger be approved for listing on the Nasdaq.
Delisting and Deregistration of Metacrine common stock
When the Merger is completed, the Metacrine common stock currently listed on the Nasdaq will cease to be quoted on the Nasdaq and will be deregistered under the Exchange Act.
Appraisal Rights
Under Delaware law, the Metacrine stockholders are not entitled to appraisal rights in connection with the Merger or any other transaction contemplated by the Merger Agreement.
Under Delaware law, the Equillium stockholders are not entitled to appraisal rights in connection with the issuance of shares of Equillium common stock in the Merger pursuant to the terms of the Merger Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Metacrine common stock whose shares are converted into the right to receive the Merger consideration pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, or the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Metacrine common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:
•
tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their common stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•
tax consequences to holders who received their shares of Metacrine common stock in a compensatory transaction or pursuant to the exercise of options or warrants or whose common stock is subject to employment-based vesting;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;
•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	tax consequences arising from the Medicare tax on net investment income;
•
tax consequences to holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Metacrine common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any; or
•	any territory, state, local or non-U.S. tax consequences.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Metacrine common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Metacrine common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY TERRITORY, STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Metacrine common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code; or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of Merger consideration by a U.S. Holder in exchange for shares of Metacrine common stock pursuant to the Merger is expected to be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the fair market value of the Merger consideration received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of shares of Metacrine common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Metacrine common stock.
Non-U.S. Holders
General
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Metacrine common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
Subject to the discussion below relating to FATCA, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the completion of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty); or

•
Metacrine is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, or USRPHC, at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Metacrine common stock, or the relevant period, and, if shares of Metacrine common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than five percent of Metacrine common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder, or FATCA, impose a U.S. federal withholding tax of 30 percent on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30 percent on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The Treasury Department recently released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30 percent applicable to the gross proceeds of a sale or other disposition of Metacrine common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Holders of Metacrine common stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of Metacrine common stock pursuant to the Merger.
Information Reporting and Backup Withholding
Information reporting and backup withholding (at a current rate of 24 percent) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); or (2) a Non-U.S. Holder that (a) provides a certification of such Non-U.S. Holder’s non-U.S. status on the appropriate series of IRS Form W-8 (or a substitute or successor form); or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.

PRINCIPAL STOCKHOLDERS OF EQUILLIUM
The following table sets forth certain information available to us with respect to the beneficial ownership of Equillium capital stock as of September 15, 2022, for:
•	each of Equillium’s named executive officers;
•	each of Equillium’s directors;
•	all of Equillium’s current directors and executive officers as a group; and
•	each person known by Equillium to be the beneficial owner of more than 5% of the outstanding shares of Equillium common stock.
Equillium has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to Equillium’s securities. Unless otherwise indicated below, to Equillium’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
Equillium has based its calculation of percentage ownership of Equillium’s common stock on 34,352,084 shares of Equillium common stock outstanding on September 15, 2022. Equillium has deemed shares of its capital stock subject to stock options that are currently exercisable or exercisable within 60 days of September 15, 2022 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. However, Equillium did not deem these shares subject to stock options outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Equillium, Inc., 2223 Avenida de la Playa, Suite 105, La Jolla, California 92037. The information provided in the table is based on Equillium’s records, information filed with the SEC and information provided to us by Equillium, except where otherwise noted.
	Beneficial Ownership
Beneficial Owner	Number of Shares (#)	Percent of Total (%)
Greater than 5% stockholders
Decheng Capital Management III (Cayman) LLC(1)	4,447,308	12.9%
Victory Capital Management, Inc.(2)	4,125,667	12.0%
Biocon SA(3)	2,316,134	6.7%
Named Executive Officers and Directors
Daniel M. Bradbury(4)	3,867,828	11.2%
Bruce D. Steel(5)	4,117,937	11.8%
Stephen Connelly, Ph.D.(6)	1,170,117	3.4%
Martha J. Demski(7)	88,902	*
Bala S. Manian, Ph.D.(8)	109,536	*
Charles McDermott(9)	108,818	*
Mark Pruzanski, M.D.(10)	88,902	*
Yu (Katherine) Xu, Ph.D.(11)	24,999	*
Barbara Troupin, M.D.(12)	8,888	*
Dolca Thomas, M.D.(13)	4,078	*
All current executive officers and directors as a group (13 persons)(14)	10,441,648	29.0%
*	Less than one percent.
(1)
Information is based solely on a Schedule 13G filed with the SEC on February 14, 2022 by Decheng Capital Management III (Cayman), LLC, or Decheng. The Schedule 13G reports that Decheng has sole and shared voting and dispositive power with respect to 4,447,308 shares of common stock. The address of Decheng is 3000 Sand Hill Road, Building 2, Suite 110, Menlo Park, CA 94025.

(2)
Information is based solely on a Schedule 13G/A filed with the SEC on February 1, 2022 by Victory Capital Management, Inc., or Victory. The Schedule 13G/A indicates that Victory has sole voting power with respect to 4,125,667 shares and sole dispositive power with respect to 4,125,667 shares. The address of Victory is 4900 Tiedeman Rd., 4th floor, Brooklyn, OH 44144.

(3)	The address of Biocon SA is c/o BDO SA, Rue de l’Avenir 2, 2800 Delémont, Switzerland.
(4)
Consists of (i) 1,838,688 shares of common stock held by BioBrit, of which Mr. Bradbury is the managing member, (ii) 742,399 shares of common stock held by The Bradbury Family 2009 Irrevocable Trust dated September 1, 2009, (iii) 565,454 shares of common stock held by Annette E Bradbury & Daniel M Bradbury TTEE Annette E Bradbury Irrev. Descendant’s Trust dated November 24, 2020, (iv) 565,454 shares of common stock held by Annette E Bradbury & Daniel M Bradbury TTEE Daniel M Bradbury Irrev. Descendant’s Trust dated November 24, 2020 and (v) 155,833 shares of common stock that Mr. Bradbury has a right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.

(5)
Consists of (i) 48,495 shares of common stock held by Mr. Steel, (ii) 3,232,500 shares of common stock held by Bruce D. Steel, as trustee of the Steel Family Revocable Trust dated June 5, 2002, (iii) 431,000 shares of common stock held by Kevin N. Steel, as trustee of the Sierra Kathleen Steel Trust of January 1, 2005 and (iv) 405,942 shares of common stock that Mr. Steel has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.

(6)
Consists of (i) 993,000 shares of common stock held by Dr. Connelly and (ii) 177,117 shares of common stock that Dr. Connelly has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.

(7)
Consists of (i) 23,799 shares of common stock held by the Martha J. Demski Trust Dated October 1, 1994, and (ii) 65,103 shares of common stock that Ms. Demski has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.

(8)
Consists of (i) 23,799 shares of common stock held by Dr. Manian, and (ii) 85,737 shares of common stock that Dr. Manian has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.

(9)
Consists of (i) 23,799 shares of common stock held by the McDermott Family Trust Dated November 25, 2002, and (ii) 85,019 shares of common stock that Mr. McDermott has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.

(10)
Consists of (i) 23,799 shares of common stock held by Dr. Pruzanski, and (ii) 65,103 shares of common stock that Dr. Pruzanski has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.

(11)	Consists of shares of common stock that Dr. Xu has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.
(12)	Consists of shares of common stock that Dr. Troupin has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.
(13)	Consists of shares of common stock held by Dr. Thomas, who is no longer an executive with the company.
(14)
Consists of (i) the shares described in Notes (4) through (13) above, (ii) 77,720 shares of common stock held by the Keyes Trust Dated September 10, 2004 and beneficially owned by Jason A. Keyes, our Chief Financial Officer, (iii) 30,664 shares of common stock held by Mr. Keyes, (iv) 177,083 shares of common stock that Mr. Keyes has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options, (v) 111,442 shares of common stock held by Christine Zedelmayer, our Chief Operating Officer, (vi) 170,694 shares of common stock that Ms. Zedelmayer has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options, (vii) 30,525 shares of common stock held by Joel Rothman, our Chief Development Officer, and (viii) 253,515 shares of common stock that Mr. Rothman has the right to acquire from us within 60 days of September 15, 2022 pursuant to the exercise of stock options.

PRINCIPAL STOCKHOLDERS OF METACRINE
The following table sets forth certain information available to Metacrine with respect to the beneficial ownership of Metacrine capital stock as of September 15, 2022, for:
•	each of Metacrine's named executive officers;
•	each of Metacrine's directors;
•	all of Metacrine's current directors and executive officers as a group; and
•	each person or group who beneficially owned more than 5% of the outstanding shares of Metacrine common stock.
Metacrine has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to Metacrine's securities. Unless otherwise indicated below, to Metacrine's knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
Metacrine has based its calculation of percentage ownership of Metacrine's common stock on 42,569,515 shares of Metacrine common stock outstanding on September 15, 2022. Metacrine has deemed shares of its capital stock subject to stock options that are currently exercisable or exercisable within 60 days of September 15, 2022 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. However, Metacrine did not deem these shares subject to stock options outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Metacrine, Inc., 4225 Executive Square, Suite 600 San Diego, CA 92037. The information provided in the table is based on Metacrine’s records, information filed with the SEC and information provided to us by Metacrine, except where otherwise noted.
Name	Number of Shares Beneficially Owned	Percentage
Named Executive Officers and Directors:
Preston Klassen, M.D.(1)	879,609	2.02%
Patricia Millican(2)	281,250	1.12%
Catherine Lee(3)	92,995	*
Hubert Chen, M.D.(4)	—	*
Richard Heyman, Ph.D.(5)	366,627	*
Ronald Evans, Ph.D.(6)	460,473	1.07%
Andrew Guggenhime(7)	91,793	*
Jeffrey Jonker(8)	33,917	*
John McHutchison, M.D.(9)	71,924	*
Amir Nashat(10)	16,500	*
Julia Owens, Ph.D.(11)	33,917	*
All directors and executive officers as a group (9 persons)(12)	1,954,760	4.39%

5% Holders:
BML Investment Partners, L.P.(13)	1,600,000	3.76%
Entities affiliated with Polaris Partners VII, L.P.(14)	2,894,258	6.80%
Entities affiliated with ARCH Venture Fund VIII, L.P.(15)	2,940,503	6.91%
*	Less than 1% of the outstanding shares of common stock
(1)
Consists of (i) 184,799 shares of common stock and (ii) 694,810 shares of common stock subject to options exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date.

(2)
Consists of (i) 26,215 shares of common stock held by Ms. Millican in her personal capacity, (ii) 41,033 shares of common stock held by Millican Family Trust, dated March 10, 2016, or the Millican Trust, and (iii) 214,002 shares of common stock subject to options exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date. Ms. Millican is a trustee of the Millican Trust and may be deemed to beneficially own the shares held by the Millican Trust. Ms. Millican resigned from her position as Chief Financial Officer effective as of March 31, 2022.

(3)
Consists of 92,995 shares of common stock subject to options exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date. Ms. Lee resigned from her position as EVP, General Counsel and Corporate Secretary effective as of January 28, 2022.

(4)	Dr. Chen resigned from his position as Chief Medical Officer effective as of December 31, 2021.
(5)
Consists of (i) 51,177 shares of common stock held by Dr. Heyman in his personal capacity, (ii) 114,506 shares of common stock held by HEYMAN FAMILY 2020 IRREV TR DTD 8/31/20 PAUL L VOGEL TTEE, or the Heyman Trust, and (iii) 200,944 shares of common stock subject to options held by Dr. Heyman in his personal capacity exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date. Dr. Heyman is a trustee of the Heyman Trust and may be deemed to beneficially own the shares held by the Heyman Trust.

(6)
Consists of (i) 424,693 shares of common stock held by Dr. Evans in his personal capacity, (ii) 9,803 shares of common stock held by Evans Potter Rev. Trust 12/29/1989, or the Evans Trust, and (iii) 25,977 shares of common stock subject to options held by Dr. Evans in his personal capacity exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date. Dr. Evans is the trustee of the Evans Trust, and may be deemed to beneficially own the shares held by the Evans Trust.

(7)	Consists of 91,793 shares of common stock subject to options exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date.
(8)	Consists of 33,917 shares of common stock subject to options exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date.
(9)	Consists of 71,924 shares of common stock subject to options exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date.
(10)
Consists of 16,500 shares of common stock subject to options exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date. Also consists of the shares described in Note (12) below. Dr. Nashat is a managing member of Polaris Management, which is the sole general partner of the Polaris Funds, and may be deemed to beneficially own the shares held by Polaris Management. Dr. Nashat disclaims beneficial ownership of all of the shares owned by the Polaris Funds, except to the extent of any pecuniary interest therein.

(11)	Consists of 33,917 shares of common stock subject to options exercisable as of September 15, 2022 or that will become exercisable within 60 days after such date.
(12)
Includes 784,978 shares of common stock and 1,169,782 shares underlying currently exercisable options that have already vested or will vest within 60 days of September 15, 2022 held by Metacrine's current directors and executive officers.

(13)
Based solely on information reported in a Schedule 13G filed with the SEC on February 18, 2022, and consists of 1,600,000 shares held of record by BML Investment Partners, L.P., or BML. BML is a Delaware limited partnership whose sole general partner is BML Capital Management, LLC. The managing member of BML Capital Management, LLC is Braden M. Leonard. As a result, Braden M. Leonard is deemed to be the indirect owner of the shares held directly by BML Investment Partners, L.P. Despite such shared beneficial ownership, the reporting persons disclaim that they constitute a statutory group within the meaning of Rule 13d-5(b)(1) of the Exchange Act. The address for BML is 65 E Cedar – Suite 2, Zionsville, Indiana 46077.

(14)
Based solely on information reported in a Schedule 13G filed with the SEC on February 12, 2021, and consists of (i) 178,942 shares of common stock held by Polaris Partners Entrepreneurs’ Fund VII, L.P., or Polaris Entrepreneurs, and (ii) 2,715,316 shares of common stock held by Polaris Partners VII, L.P., or Polaris VII and, together with Polaris Entrepreneurs, the Polaris Funds. The sole general partner of Polaris Entrepreneurs and Polaris VII is Polaris Management Co. VII, L.L.C., or Polaris Management, which may be deemed to beneficially own the shares held by Polaris Entrepreneurs and Polaris VII. Amir Nashat, Brian Chee, Bryce Youngren and David Barrett are the managing members of Polaris Management, or the Polaris Managing Members, and they may be deemed to beneficially own the shares held by Polaris Management. Each of Polaris Management and the Polaris Managing Members disclaim beneficial ownership of all of the shares owned by the Polaris Funds, except to the extent of any pecuniary interest therein. The address of Polaris Entrepreneurs and Polaris VII is One Marina Park Drive, 10th Floor, Boston, MA 02210.

(15)
Based solely on information reported in a Schedule 13G filed with the SEC on February 2, 2021, and consists of (i) 2,781,769 shares of common stock held of record by ARCH Venture Fund VIII, L.P., or Arch Venture Fund VIII, and (ii) 158,734 shares of common stock held of record by ARCH Venture Fund VIII Overage, L.P., or AVF VIII Overage LP. ARCH Venture Partners VIII, L.P., or AVP VIII LP, as the sole general partner of ARCH Venture Fund VIII, may be deemed to beneficially own the 2,781,769 shares of common stock held of record by Arch Venture Fund VIII. ARCH Venture Partners VIII, LLC, or AVP VIII LLC, as the sole general partner of AVP VIII LP and AVF VIII Overage LP, may be deemed to beneficially own the shares held of record by Arch Venture Fund VIII and AVF VIII Overage LP. Record Shares. Keith Crandell, Robert Nelsen and Clinton Bybee, as managing directors of AVP VIII LLC, may be deemed to have shared voting and dispositive power over the shares listed in the table. Messrs. Crandell, Bybee and Nelsen disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of Arch Venture Fund VIII and AVF VIII Overage LP is 8755 West Higgins Road, Suite 1025, Chicago, Illinois 60631.

In addition to the amounts set forth in the foregoing table, based on the Merger Agreement, Equillium has the right to acquire all of the issued and outstanding shares of Metacrine common stock in connection with the closing of the Merger, subject to the terms of the Merger Agreement. Accordingly, depending upon the timing of the Merger, Equillium may acquire such shares of Metacrine common stock within 60 days of the date of the foregoing table. The address for Equillium is 2223 Avenida de la Playa, Suite 105, La Jolla, CA.

DESCRIPTION OF CAPITAL STOCK AND
COMPARISON OF RIGHTS OF EQUILLIUM STOCKHOLDERS AND
METACRINE STOCKHOLDERS
Equillium’s authorized capital stock consists of 210,000,000 shares of capital stock, $0.001 par value per share, of which:
•	200,000,000 shares are designated as common stock; and
•	10,000,000 shares are designated as preferred stock.
The Equillium Board, without stockholder approval except as required by the listing standards of the Nasdaq, may issue additional shares of Equillium common stock to the Metacrine stockholders in connection with the Merger. The transfer agent and registrar for Equillium common stock is AST. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.
Each of Equillium and Metacrine is incorporated under the laws of the State of Delaware and, accordingly, the rights of Equillium and Metacrine stockholders are governed by the DGCL. If the Merger is consummated, stockholders of Metacrine will become stockholders of Equillium. Following completion of the Merger, the rights of Equillium stockholders and Metacrine stockholders will be governed by and subject to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Equillium, and will continue to be governed by the DGCL. Below is a summary of the material differences between the rights of holders of Equillium common stock and the rights of holders of Metacrine common stock, which does not purport to be a complete description of all differences among the rights of Equillium stockholders and Metacrine stockholders, nor does it include a complete description of the specific rights of such holders.
The following summary is qualified in its entirety by reference to the relevant provisions of (i) the DGCL (ii) the Amended and Restated Certificate of Incorporation of Equillium, (iii) the Amended and Restated Certificate of Incorporation of Metacrine, (iv) the amended and restated bylaws of Equillium, (v) the amended and restated bylaws of Metacrine, and (vi) any description of Equillium common stock or Metacrine common stock in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.
The identification of some of the differences in the rights of these stockholders as material is not intended to indicate that there are no other differences that may be equally important. You are urged to read carefully the relevant provisions of the DGCL, as well as the governing corporate instruments of each of Equillium and Metacrine, copies of which are available, without charge, to any Equillium stockholder or Metacrine stockholder, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 141 of this joint proxy statement/prospectus.
EQUILLIUM	METACRINE
Authorized Capital
The aggregate number of shares that Equillium is authorized to issue is 210,000,000, consisting of (i) 200,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

The aggregate number of shares that Metacrine is authorized to issue is 210,000,000, consisting of (i) 200,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

Outstanding Capital
Common Stock. As of the Equillium record date, Equillium had 34,352,084 shares of common stock issued and outstanding.	Common Stock. As of the Metacrine record date, Metacrine had 42,569,515 shares of common stock issued and outstanding.
EQUILLIUM	METACRINE
Holders of shares of Equillium common stock do not have preemptive, subscription, or conversion rights.	Holders of shares of Metacrine common stock do not have preemptive, subscription, or conversion rights.

EQUILLIUM	METACRINE
Holders of shares of Equillium common stock are entitled to receive dividends when and if declared by the Equillium Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.

Holders of shares of Metacrine common stock are entitled to receive dividends when and if declared by the Metacrine Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.

Preferred Stock. The Equillium Board has the authority to issue up to 10,000,000 shares of preferred stock in one or more series.	Preferred Stock. The Metacrine Board has the authority to issue up to 10,000,000 shares of preferred stock in one or more series.
EQUILLIUM	METACRINE
The Equillium Board has the authority to determine the terms of each series of preferred stock, within the limits of the Equillium charter, the Equillium bylaws and Delaware law, and the Equillium Board could take that action without stockholder approval. These terms include the number of shares in a series, dividend rights, rights in liquidation, terms of redemption, conversion and exchange rights and voting rights, if any. The issuance of shares of Equillium preferred stock could delay or prevent a change in control of Equillium.

The Metacrine Board has the authority to determine the terms of each series of preferred stock, within the limits of the Metacrine charter, the Metacrine bylaws and Delaware law, and the Metacrine Board could take that action without stockholder approval. These terms include the number of shares in a series, dividend rights, rights in liquidation, terms of redemption, conversion and exchange rights and voting rights, if any. The issuance of shares of Metacrine preferred stock could delay or prevent a change in control of Metacrine.

As of the record date, Equillium does not have any preferred stock issued and outstanding.	As of the record date, Metacrine does not have any preferred stock issued and outstanding.

Voting Rights
Holders of shares of Equillium common stock are entitled to one vote for each share held of record on each matter properly submitted to a vote of stockholders, provided, however, that, except as otherwise required by law, holders of Equillium common stock shall not be entitled to vote on any amendment to the Equillium charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Equillium charter (including any certificate of designation filed with respect to any series of preferred stock). The vote of the holders of a majority of the voting power of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by the Equillium charter or Equillium bylaws or Delaware law or applicable stock exchange rules.

Holders of shares of Metacrine common stock are entitled to one vote for each share held of record on each matter properly submitted to a vote of stockholders, provided, however, that, except as otherwise required by law, holders of Metacrine common stock shall not be entitled to vote on any amendment to the Metacrine charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Metacrine charter (including any certificate of designation filed with respect to any series of preferred stock). The vote of the holders of a majority of the voting power of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by the Metacrine charter or Metacrine bylaws or Delaware law or applicable stock exchange rules.

The holders of Equillium preferred stock will have such voting rights (if any) as the Equillium Board establishes, or as provided in the Equillium charter or as determined by Delaware law.	The holders of Metacrine preferred stock will have such voting rights (if any) as the Metacrine Board establishes, or as provided in the Metacrine charter or as determined by Delaware law.

EQUILLIUM	METACRINE
The Equillium charter does not provide for cumulative voting in the election of directors.	The Metacrine charter does not provide for cumulative voting in the election of directors.
EQUILLIUM	METACRINE
Amendments to the Charter
Under Section 242 of the DGCL, the charter may be amended upon a resolution by the Equillium Board and approved by:	Under Section 242 of the DGCL, the charter may be amended upon a resolution by the Metacrine Board and approved by:
• the holders of a majority of the voting power of outstanding shares entitled to vote, and	• the holders of a majority of the outstanding shares entitled to vote, and
• a majority of the outstanding shares of each class entitled to a class vote, if any.	• a majority of the outstanding shares of each class entitled to a class vote, if any.

The Equillium charter provides that, for amendments to Article FIFTH, Article SIXTH, and Article EIGHTH of the Equillium charter, any amendment must be approved by the affirmative vote of the holders of holders of at least 66-2∕3% of voting power of the outstanding shares of Equillium voting stock entitled to vote generally in the election of directors, voting together as a single class.

The Metacrine charter provides that, for amendments Article FIFTH, Article SIXTH, and Article EIGHTH of the Metacrine charter, any amendment must be approved by the affirmative vote of the holders of at least 66-2∕3% of the voting power of all of the then outstanding shares of Metacrine's capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendments to the Bylaws
The Equillium bylaws may be adopted, amended, or repealed by the approval of a majority of the authorized number of directors of the Equillium Board. The Equillium bylaws may also be adopted, amended or repealed with the affirmative vote of at least 66-2∕3% of the voting power of all of the then-outstanding shares of Equillium’s capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Metacrine bylaws may be adopted, amended, or repealed by the approval of a majority of the authorized number of directors of the Metacrine Board. The Metacrine bylaws may also be adopted, amended or repealed with the affirmative vote of at least 66-2∕3% of the voting power of all of the then-outstanding shares of Metacrine's capital stock entitled to vote generally in the election of directors, voting together as a single class.

Special Meetings of Stockholders
Special meetings of the stockholders, other than those required by statute, may be called at any time by (i) the Equillium Board, (ii) the chairperson of the Equillium Board, (iii) the chief executive officer or (iv) the president (in the absence of a chief executive officer), but a special meeting may not be called by any other person or persons. The Equillium Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

Special meetings of the stockholders may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the chairperson of the Metacrine Board, (ii) Metacrine's chief executive officer, or (iii) the Metacrine Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

EQUILLIUM	METACRINE
Stockholder Proposals and Nominations
The Equillium bylaws provide that Equillium stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely	The Metacrine bylaws provide that Metacrine stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely

EQUILLIUM	METACRINE
notice of their proposal in writing to the corporate secretary. As specified in the Equillium bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the Equillium Board or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Equillium bylaws.

notice of their proposal in writing to the corporate secretary. As specified in the Metacrine bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the Metacrine Board or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Metacrine bylaws.

Generally, to be timely, a stockholder's notice must be received by Equillium’s corporate secretary at the principal executive offices of Equillium not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 30 days after that anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which Equillium first publicly announces the date of that annual meeting.

Generally, to be timely, a stockholder's notice must be received by Metacrine's corporate secretary at the principal executive offices of Metacrine not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 30 days after that anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which Metacrine first publicly announces the date of that annual meeting.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in the Equillium bylaws, but only if the stockholder notice is delivered to the principal executive offices not later than the close of business on the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such special meeting is first made, whichever occurs later.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in the Metacrine bylaws, but only if the stockholder notice is delivered to the principal executive offices not later than the close of business on the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such special meeting is first made, whichever occurs later.

Equillium has not adopted a proxy access bylaw.	Metacrine has not adopted a proxy access bylaw.
EQUILLIUM	METACRINE
Action by Written Consent
The Equillium charter and Equillium bylaws prohibit stockholder action by written consent.	The Metacrine charter prohibits stockholder action by written consent.

Board of Directors
Number of Directors
Equillium's bylaws provide that the number of directors shall be one or more and shall be fixed from time to time by resolution of the Equillium Board. The Equillium Board currently consists of nine directors.
The Metacrine charter provides that the number of directors will be fixed from time to time by resolution of the Metacrine Board. The Metacrine Board currently consists of eight directors.

EQUILLIUM	METACRINE
Classification
The Equillium Board is classified into three classes. Each director is appointed for a three-year term.	The Metacrine Board is classified into three classes. Each director is appointed for a three-year term.

Removal
The Equillium charter and Equillium bylaws provide that, subject to the rights granted to any series of preferred stock, directors may only be removed for cause and only upon the affirmative vote of holders of at least 66-2∕3% of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

The Metacrine charter and Metacrine bylaws provide that, subject to the rights granted to any series of preferred stock, directors may only be removed for cause and only upon the affirmative vote of holders of at least 66-2∕3% of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Vacancies
The Equillium charter and Equillium bylaws provide that, subject to the rights granted to any series of preferred stock, any vacancies or newly created directorships on the Equillium Board will be filled only by affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, unless the Equillium Board determines that any such vacancy or newly created directorship shall be filled by stockholders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

The Metacrine charter and Metacrine bylaws provide that, subject to the rights granted to any series of preferred stock, any vacancies or newly created directorships on the Metacrine Board will be filled only by affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, unless the Metacrine Board determines that any such vacancy or newly created directorship shall be filled by stockholders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

EQUILLIUM	METACRINE
Director Liability and Indemnification
Elimination of Liability of Directors. The Equillium charter provides that the liability of Equillium directors for monetary damages shall be eliminated to the fullest extent under applicable law.	Elimination of Liability of Directors. The Metacrine charter provides that the liability of Metacrine directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Indemnification of Directors and Officers. The Equillium charter provides that Equillium is authorized to indemnify and advance expenses to, to the fullest extent permitted by Delaware law, directors, officers and agents of Equillium (and any other persons to which applicable law permits Equillium to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. The Equillium charter further provides that if applicable law is amended after approval by the stockholders of Article SIXTH of the Equillium charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Equillium shall be eliminated or limited to the fullest extent

Indemnification of Directors and Officers. The Metacrine charter provides that Metacrine is authorized to indemnify and advance expenses to, to the fullest extent permitted by Delaware law, directors, officers and agents of Metacrine (and any other persons to which applicable law permits Metacrine to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. The Metacrine charter further provides that if applicable law is amended after approval by the stockholders of Article SIXTH of the Metacrine charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Metacrine shall be eliminated or limited to the fullest extent

EQUILLIUM	METACRINE
permitted by applicable law as so amended. Under Delaware law, Equillium is also authorized to carry directors' and officers' insurance to protect Equillium, its directors, officers and certain employees from some liabilities.

permitted by applicable law as so amended. Under Delaware law, Metacrine is also authorized to carry directors' and officers' insurance to protect Metacrine, its directors, officers and certain employees from some liabilities.

EQUILLIUM	METACRINE
The Equillium bylaws further provide that Equillium will pay the expenses (including attorneys' fees) incurred by an indemnitee in appearing at, participating in or defending any proceeding in advance of its final disposition or a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Equillium bylaws, by reason of fact that such indemnitee is or was a director or executive officer of Equillium or is or was serving at the request of Equillium as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, but only upon receipt of an undertaking by the Indemnitee to repay all amounts so advanced if it should be ultimately determined by final judicial decision that the indemnitee is not entitled to indemnification for such expenses under the Metacrine bylaws or otherwise.

The Metacrine bylaws further provide that Metacrine will pay the expenses (including attorneys' fees) incurred by an indemnitee in appearing at, participating in or defending any proceeding in advance of its final disposition or a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Metacrine bylaws, by reason of fact that such indemnitee is or was a director or executive officer of Metacrine or is or was serving at the request of Metacrine as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, but only upon receipt of an undertaking by the Indemnitee to repay all amounts so advanced if it should be ultimately determined by final judicial decision that the indemnitee is not entitled to indemnification for such expenses under the Metacrine bylaws or otherwise.

Although Equillium's charter provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. In particular, Equillium's charter has no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of Equillium's charter described above apply to an officer of Equillium only if he or she is a director of Equillium and is acting in his or her capacity as director, and do not apply to officers of Equillium who are not directors.

Although Metacrine's charter provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. In particular, Metacrine's charter has no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of Metacrine's charter described with respect to directors above apply to an officer of Metacrine only if he or she is a director of Metacrine and is acting in his or her capacity as director, and do not apply to officers of Metacrine who are not directors.

EQUILLIUM	METACRINE
Registration Rights

The holders of certain shares of Metacrine's common stock are entitled to certain demand registration rights. The holders of a majority of the registrable securities then outstanding can request that Metacrine register the offer and sale of their shares. Such request for registration must cover securities with anticipated aggregate proceeds of $50 million. Metacrine is obligated to effect only three such registrations. If Metacrine determines that it would be materially detrimental to Metacrine and its stockholders to effect such a demand registration, it has the right to defer such registration, not more than twice in any 12-month period.

EQUILLIUM	METACRINE

If Metacrine proposes to register the offer and sale of its common stock under the Securities Act, in connection with the public offering of such common stockholders of registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever Metacrine proposes to file a registration statement under the Securities Act, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8, the holders registrable securities are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

METACRINE

The holders of certain shares of Metacrine's common stock are entitled to certain Form S-3 registration rights and may make a written request that Metacrine register the offer and sale of their shares on a registration statement on Form S-3 if Metacrine is eligible to file a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which, after payment of underwriting discounts and commissions, is at least $1 million. These stockholders may make two requests for registration on Form S-3 in any 12-month period; however, Metacrine will not be required to effect a registration on Form S-3 during the period that is 30 days before Metacrine's good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Metacrine-initiated registration, provided, that Metacrine is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective. Additionally, if Metacrine determines that it would be seriously detrimental to its stockholders to effect such a registration, it has the right to defer such registration, not more than twice in any 12-month period, for a period of up to 60 days.

Stockholder Rights Plan

Equillium does not have a stockholder rights plan currently in effect, but under Delaware law, the Equillium Board could adopt such a plan without stockholder approval.	Metacrine does not have a stockholder rights plan currently in effect, but under Delaware law, the Metacrine Board could adopt such a plan without stockholder approval.

EQUILLIUM	METACRINE
Business Combinations
Business Combinations with Related Persons. Under Delaware law, only a majority of Equillium outstanding voting power is required to approve mergers and other business combinations between Equillium and third parties. Equillium's charter does not require that a higher percentage of outstanding voting power approve such transactions.

Business Combinations with Related Persons. Under Delaware law, only a majority of Metacrine outstanding voting power is required to approve mergers and other business combinations between Metacrine and third parties. Metacrine's charter does not require that a higher percentage of outstanding voting power approve such transactions.

Equillium has not opted out of Section 203 of the DGCL, which provides that, if a person acquires 15% or more of the outstanding voting stock of a Delaware corporation, thereby becoming an “interested stockholder”, that person may not engage in certain “business combinations” with the corporation, including mergers, purchases and sales of 10% or more of its assets, stock purchases and other transactions pursuant to which the percentage of the corporation's stock owned by the interested stockholder increases (other than on a pro rata basis) or pursuant to which the interested stockholder receives a financial benefit from the corporation, for a period of three years after becoming an interested stockholder unless one of the following exceptions applies: (i) the Equillium Board approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the Equillium Board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the three-year period prior to determine whether a person is an interested stockholder.

Metacrine has not opted out of Section 203 of the DGCL, which provides that, if a person acquires 15% or more of the outstanding voting stock of a Delaware corporation, thereby becoming an “interested stockholder”, that person may not engage in certain “business combinations” with the corporation, including mergers, purchases and sales of 10% or more of the assets of the corporation, stock purchases and other transactions pursuant to which the percentage of the corporation's stock owned by the interested stockholder increases (other than on a pro rata basis) or pursuant to which the interested stockholder receives a financial benefit from the corporation, for a period of three years after becoming an interested stockholder unless one of the following exceptions applies: (i) the Metacrine Board approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the Metacrine Board and by the affirmative vote of two-thirds of the outstanding voting stock of Metacrine which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the three-year period prior to determine whether a person is an interested stockholder.

EQUILLIUM	METACRINE
Exclusive Forum
The Equillium bylaws provide that unless Equillium consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of

The Metacrine charter provides that unless Metacrine consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of

EQUILLIUM	METACRINE
Equillium, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Equillium to Equillium or Equillium's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Equillium shall be deemed to have notice of and consented to the provisions of such bylaw. This exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder.

Metacrine, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Metacrine to Metacrine or Metacrine’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Metacrine shall be deemed to have notice of and consented to the provisions of such bylaw. This exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder.

Unless Equillium consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Equillium’s capital stock shall be deemed to have notice of and to have consented to the provisions of Article SEVENTH of the Equillium charter.

Unless Metacrine consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Metacrine's capital stock shall be deemed to have notice of and to have consented to the provisions of Article SEVENTH of the Metacrine charter.

APPRAISAL RIGHTS
Metacrine Stockholders
Under Delaware law, the Metacrine stockholders are not entitled to appraisal rights in connection with the Merger or any other transaction contemplated by the Merger Agreement.
Equillium Stockholders
Under Delaware law, the Equillium stockholders are not entitled to appraisal rights in connection with the issuance of shares of Equillium common stock in the Merger pursuant to the terms of the Merger Agreement.
LEGAL MATTERS
The validity of the shares of Equillium common stock to be issued in the Merger will be passed upon by Cooley LLP.
EXPERTS
Equillium
The consolidated financial statements of Equillium, Inc. as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Metacrine
The consolidated financial statements of Metacrine, Inc. as of December 31, 2021 and 2020 and for the years then ended included in Current Report on Form 8-K of Equillium, Inc. filed with the SEC on September 26, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
FUTURE STOCKHOLDER PROPOSALS
Equillium
Equillium held its last regular annual meeting of stockholders on May 24, 2022, and plans to hold its next annual meeting regardless of whether the Merger has been completed. The deadline for submitting stockholder proposals to be included in Equillium’s 2023 proxy materials is December 14, 2022. In order to be properly brought before the Equillium 2023 annual meeting, a stockholder who desires to provide notice of nomination of one or more director candidates to be included in Equillium’s Proxy Statement and ballot pursuant to our bylaws must be received by the Equillium corporate secretary not later than December 14, 2022. Equillium’s bylaws require Equillium stockholders to furnish timely advance written notice of their intent to nominate a director or bring any other matter before a stockholder’s meeting, whether or not they wish to include the candidate or proposal in Equillium’s proxy materials.
In order for a stockholder to propose any matter for consideration at the Equillium 2023 annual meeting other than by inclusion in the Proxy Statement, the stockholder must give timely notice to the Equillium corporate secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Equillium corporate secretary not later than the 90th day, nor earlier than the 120th day, prior to the one-year anniversary of the date on which Equillium first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. Therefore, in connection with the Equillium 2023 annual meeting, notice must be delivered to the corporate secretary between December 14, 2022 and January 13, 2023. In the event, however, that the date of the annual meeting is more than 30 days before or more than 30 days after the one-year anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by Equillium.

Metacrine
If the Merger is completed prior to the Metacrine 2023 annual meeting, Metacrine will not hold an annual meeting of its stockholders in 2023. If the Merger is consummated prior to the Equillium 2023 annual meeting, Metacrine stockholders will be entitled to participate, as stockholders of Equillium and may submit proposals pursuant to the Equillium procedures noted above. If the Merger is consummated after the Equillium 2023 annual meeting, Metacrine stockholders will be entitled to participate, as stockholders of Equillium, in the Equillium 2023 annual meeting.
If the Merger Agreement is not adopted by the requisite vote of the Metacrine stockholders or if the transactions are not completed for any other reason, Metacrine will hold an annual meeting of its stockholders. In such case, and as previously stated in the Metacrine proxy statement filed with the Securities and Exchange Commission on April 7, 2022, any stockholder who intends to present a proposal at such annual meeting of stockholders must ensure that the proposal is received by the corporate secretary at Metacrine, Inc., 4225 Executive Square, Suite 600, San Diego, CA 92037:
•	on or before December 8, 2022, if the proposal is submitted for inclusion in Metacrine’s proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act; or
•
on or after the close of business on January 18, 2023, and on or before the close of business on February 17, 2023, for directors to be nominated or other proposals to be properly presented at the 2023 annual meeting that are not to be included in Metacrine’s proxy statement for the Metacrine 2023 annual meeting (or, if Metacrine holds its 2023 annual meeting of stockholders on a date that is not within 30 days of May 18, 2023, notice must be received by Metacrine’s corporate secretary at 4225 Executive Square, Suite 600, San Diego, CA 92037, no earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, the 2023 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the Metacrine 2023 annual meeting of stockholders is first made), in which case the notice of the proposal must meet certain requirements set forth in Metacrine’s bylaws and Metacrine will not be required to include the proposal in Metacrine’s proxy materials. All stockholder proposals must comply with Metacrine’s bylaws and SEC regulations, including Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION
Equillium and Metacrine file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including Equillium and Metacrine, who file electronically with the SEC.
Investors may also consult Equillium’s or Metacrine’s website for more information concerning the Merger described in this joint proxy statement/prospectus. Equillium’s website is www.Equilliumbio.com, and Metacrine’s website is www.Metacrine.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
Equillium has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Equillium common stock to be issued to Metacrine stockholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Equillium common stock. The rules and regulations of the SEC allow Equillium and Metacrine to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Equillium and Metacrine to disclose important information to you by referring you to other documents filed separately with the SEC, which we refer to as incorporated documents. Information contained in incorporated documents is considered to be a part of this joint proxy statement/prospectus, except as otherwise specified below.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Equillium has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about Equillium, its financial condition or other matters.
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on March 23, 2022.
•	Proxy Statement on Schedule 14A filed April 13, 2022.
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed on May 12, 2022 and August 15, 2022, respectively.
•
Current Reports on Form 8-K, filed on February 16, 2022 and amended on May 2, 2022, March 2, 2022, April 25, 2022, May 9, 2022, May 25, 2022, September 6, 2022, September 26, 2022 and September 27, 2022 (other than items, documents or portions of those documents not deemed to be filed).

•
The description of Equillium common stock set forth in the Registration Statement on Form 8-A filed with the SEC on October 5, 2018, and any amendment or report filed for the purpose of updating such description.

In addition, Equillium incorporates by reference herein any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Equillium virtual special meeting, and after the date of the initial registration statement and prior to the effectiveness of the registration statement, except that Equillium is not incorporating any information that has been or will be furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Equillium by requesting them in writing or by telephone at the following address:
Equillium, Inc.
2223 Avenida de la Playa, Suite 105
La Jolla, California 92037
Attention: Investor Relations
These documents are available from Equillium without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the incorporated documents listed below that Metacrine has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about Metacrine, its financial condition or other matters.
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 30, 2022.
•	Proxy Statement on Schedule 14A filed April 7, 2022 and amended on April 7, 2022.
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed on May 12, 2022 and August 9, 2022, respectively.
•
Current Reports on Form 8-K, filed on January 28, 2022, February 10, 2022, February 11, 2022, February 24, 2022, March 3, 2022, March 15, 2022, April 6, 2022, May 18, 2022, August 5, 2022, September 6, 2022, and October 11, 2022 (other than documents or portions of those documents not deemed to be filed).

•
The description of Metacrine common stock set forth in the Registration Statement on Form 8-A filed with the SEC on September 11, 2022, and any amendment or report filed for the purpose of updating such description.

In addition, Metacrine incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Metacrine virtual special meeting, and after the date of the initial registration statement and prior to the effectiveness of the registration statement, except that Metacrine is not incorporating any information that has been or will be furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Metacrine will provide you with copies of these documents, without charge, upon written or oral request to:
Metacrine, Inc.
4225 Executive Square, Suite 600
San Diego, CA 92037
Attention: Investor Relations
If you are a stockholder of Equillium and would like to request documents, please do so by December 13, 2022 to receive them before the Equillium virtual special meeting. If you are a stockholder of Metacrine and would like to request documents, please do so by December 13, 2022 to receive them before the Metacrine virtual special meeting. If you request any documents from Equillium or Metacrine, Equillium or Metacrine will undertake to mail them to you by first class mail, or another equally prompt means, within one business day after Equillium or Metacrine receives your request.

Information appearing in this joint proxy statement/prospectus or any particular incorporated document is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the other incorporated documents and should be read together therewith.
Any statement contained in any particular incorporated document will be deemed to be modified or superseded to the extent that a statement contained in this joint proxy statement/prospectus or in any incorporated document filed after such particular incorporated document modifies or supersedes such statement.
This document is a prospectus of Equillium and is a joint proxy statement of Equillium and Metacrine for the Equillium virtual special meeting and the Metacrine virtual special meeting. Neither Equillium nor Metacrine has authorized anyone to give any information or make any representation about the Merger or Equillium or Metacrine that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the incorporated documents that Equillium or Metacrine has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the Equillium Board nor the Metacrine Board knows of any matters that will be presented for consideration at either the Equillium virtual special meeting or the Metacrine virtual special meeting other than as described in this joint proxy statement/prospectus. If any other matters properly come before the Metacrine virtual special meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters. In accordance with Equillium’s bylaws and Delaware law, business transacted at the Equillium virtual special meeting will be limited to those matters set forth in the accompanying notice of the special meeting. Nonetheless, if any other matter is properly presented at the Equillium virtual special meeting, or any adjournments or postponements of the meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on any such matter.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

among

EQUILLIUM, INC.,

METACRINE, INC.,

EQUILLIUM ACQUISITION SUB, INC.

and

TRIUMPH MERGER SUB, INC.

Dated as of September 6, 2022

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of September 6, 2022, among METACRINE, INC., a Delaware corporation (the “Company”), EQUILLIUM, INC., a Delaware corporation (“Parent”), EQUILLIUM ACQUISITION SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent, (“Acquisition Sub”), and TRIUMPH MERGER SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of Acquisition Sub (“Merger Sub”). Parent, Acquisition Sub, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);
WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.0001 per share, of the Company (“Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Shares shall have the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Shares to be cancelled in accordance with Section 2.1(a)(iii));
WHEREAS, the board of directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its stockholders;
WHEREAS, the Company Board has adopted resolutions approving this Agreement and the Merger, the execution of this Agreement and the consummation of the transactions contemplated hereby and declaring advisable and recommending that the Company’s stockholders approve and adopt this Agreement (the “Company Board Recommendation”) pursuant to the DGCL;
WHEREAS, the board of directors of Parent (the “Parent Board”) has adopted resolutions approving this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Parent Share Issuance, and recommending that Parent’s stockholders vote to approve the Parent Share Issuance (the “Parent Board Recommendation”);
WHEREAS, the respective board of directors of Merger Sub and Acquisition Sub, by resolutions duly adopted, have unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, have approved and declared advisable this Agreement, and have resolved to recommend to its respective sole stockholder the adoption of this Agreement; and
WHEREAS, the Company, Parent, Acquisition Sub and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:
ARTICLE I
THE MERGER; CLOSING; SURVIVING CORPORATION
1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the Surviving Corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.
1.2 Closing. The closing of the Merger (the “Closing”) shall take place via electronic exchange of required Closing documentation, as soon as reasonably practicable, and in no event later than three (3) Business Days following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).
1.3 Effective Time. Upon the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed upon by the Parties in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
1.4 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit A hereto and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law.
1.5 The Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub (except that references to the name of Merger Sub shall be replaced with the name of the Company) (the “Bylaws”), and as so amended and restated shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
1.6 Directors of the Surviving Corporation . The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.
1.7 Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.
ARTICLE II
EFFECT OF THE MERGER ON SECURITIES; EXCHANGE
2.1 Effect on Capital Stock.
(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:
(i) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury, if any (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be automatically converted into the right to receive the Exchange Ratio (the aggregate shares of Parent Common Stock issued by applying the Exchange Ratio in accordance with this Section 2.1, the “Merger Consideration”).
(ii) At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2, in the case of certificated Shares, and upon receipt by the Exchange Agent of an “agent’s message” in customary form in accordance with Section 2.2(i) in the case of Uncertificated Shares.
(iii) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
2.2 Exchange of Certificates.
(a) Exchange Agent and Exchange Fund. Prior to the Effective Time, the Parties shall designate American Stock Transfer & Trust Company, LLC (“AST”) or if AST is unwilling or unable serve then such other mutually agreeable bank or trust company as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Uncertificated Shares and shall obtain no rights or interests in the shares represented thereby. At the Closing, Parent shall issue and cause to be deposited with the Exchange Agent: (i) non-certificated shares of Parent Common Stock represented by book entry issuable pursuant to Section 2.1(a); and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.2(e). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”
(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares represented by a Certificate (other than holders of Excluded Shares) or Uncertificated Shares (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares (including instructions for sending an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request)) to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal or with respect to Uncertificated Shares receipt of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request) by the Exchange Agent, the holder of such Certificate or Uncertificated Share shall be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock in book-entry form, and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e) and any dividends or other distributions pursuant to Section 2.2(c), less any required Tax withholdings as provided in Section 2.2(h). The Certificate or Uncertificated Share so surrendered shall forthwith be cancelled. Until due surrender of the Certificates or Uncertificated Share, each Certificate and Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e)). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the applicable portion of Merger Consideration to be exchanged upon due surrender of the Certificate or Uncertificated Share pursuant to Section 2.1(a) may be issued and paid to such transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.
(c) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Merger shall be paid to any holder of any unsurrendered Certificate of Uncertificated Share until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share is surrendered for exchange in accordance with this Article II.

Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share, there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.
(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.
(e) Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. The Exchange Agent, acting as agent for the holders of Shares otherwise entitled to receive fractional shares of Parent Common Stock, will aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any brokerage commissions or other fees, transfer Taxes or other out-of-pocket transaction costs, as well as any expenses of the Exchange Agent incurred from the sale of such fractional shares of Parent Common Stock in accordance with such holder’s fractional interest in the aggregate number of shares of Parent Common Stock sold.
(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with Section 2.2(b) shall thereafter look only to Parent for delivery of any shares of Parent Common Stock, payment of cash in lieu of fractional shares and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Share, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash in lieu of fractional shares, shares of Parent Common Stock, and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.2(h)) had such lost, stolen or destroyed Certificate been surrendered.
(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by the applicable Withholding Agent, such deducted or withheld amounts (i) shall be remitted by such Withholding Agent to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by such Withholding Agent.
(i) Uncertificated Shares. Any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) that such holder is entitled to receive pursuant to this Article II in respect of such Uncertificated Shares. In lieu thereof, each registered holder of one or more Uncertificated Shares whose Shares were converted into the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and the Surviving Corporation shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) for each Uncertificated Share, and the Uncertificated Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to a holder of Uncertificated Shares.
2.3 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for any such Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, reorganization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.
2.4 Treatment of Equity Awards, ESPP and Warrants.
(a) At the Effective Time, each Company Option held by a continuing employee or service provider that is outstanding and unexercised immediately prior to the Effective Time (other than a Company Option covered by Section 2.4(b)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire Shares and shall be substituted and converted automatically into a Parent option award to purchase the number of shares of Parent Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (i) the number of Shares subject to the Company Option immediately prior to the Effective Time, by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (x) the per share exercise price for Shares subject to the corresponding Company Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Stock Plans and the agreements evidencing grants thereunder, including vesting terms.
(b) At the Effective Time, each unvested Company Option held by any former employee, former service provider or director of the Company or a Company Subsidiary that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled without the payment of any consideration and each vested Company Option held by any former employee, former service provider or director of the Company or a Company Subsidiary that is outstanding and unexercised as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into a right to receive the number of shares of Parent Common Stock equal to (i) the number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by the excess, if any, of (x) the Company Share Value over (y) the per share exercise for Shares subject to the corresponding Company Option immediately prior to the Effective Time, divided by (ii) the Company Share Value multiplied by (iii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) At the Effective Time, each Company RSU (other than a Company RSU covered by Section 2.4(d)) held by a continuing employee or service provider that is outstanding immediately prior to the Effective Time, whether or not vested or issuable, shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be substituted and converted automatically into a Parent restricted stock unit award with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU”) equal to the product obtained by multiplying (i) the total number of Shares subject to the Company RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Stock Plans and the agreements evidencing grants thereunder, including vesting terms.
(d) At the Effective Time, each unvested Company RSU held by any former employee, former service provider or director of the Company or a Company Subsidiary that is outstanding as of immediately prior to the Effective Time shall be cancelled without the payment of any consideration, and each vested Company RSU held by any former employee or former service provider of the Company or a Company Subsidiary that is outstanding and unexercised as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into a right to receive the number of shares of Parent Common Stock equal to (i) the number of Shares subject to the Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(e) Further Action. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company RSUs and Company Options (collectively, the “Company Equity Awards”) set forth in this Section 2.4. As of the Effective Time, the Company Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock of the Company or any Company Subsidiary will be cancelled. At the Effective Time, Parent shall take all actions as are reasonably necessary to substitute the Company Equity Awards in accordance with the terms of this Section 2.4.
(f) As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.4. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the Company Equity Awards assumed by it in accordance with this Section 2.4.
(g) As soon as practicable following the date hereof, the Company shall take all actions with respect to the ESPP to provide that with respect to any offering periods in effect as of the date hereof (the “Current Purchase Period”), (i) no employee who is not a participant in the ESPP as of the date hereof may become a participant in the ESPP and (ii) each individual participating in the Current Purchase Period in progress on the date of this Agreement shall not be permitted to increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect immediately prior to the date of this Agreement, except as may be required by applicable Law. In addition, (A) the Company will end the Current Purchase Period on a specified trading day occurring at least ten (10) days prior to the date on which the Closing Date; (B) there will be no offering periods following the Current Purchase Period and (C) in all events, the Company shall terminate the ESPP prior to the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.4(g).
(h) At the Effective Time, each warrant that is outstanding and unexercised immediately prior to the Effective Time (a “Company Warrant”) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire Shares and shall be substituted and converted automatically into a warrant to purchase the number of shares of Parent Common Stock (each, an “Adjusted Warrant”) equal to the product obtained by multiplying (i) the number of Shares subject to the Company Warrant immediately prior to the Effective Time, by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Warrant shall have an exercise price per share of Parent Common Stock equal to (x) the per share exercise price for Shares subject to the corresponding Company Warrant immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Warrant shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Warrant.
2.5 Calculation of Company Net Cash.
(a) For purposes of this Agreement, the “Anticipated Closing Date” shall be the anticipated date for Closing, as agreed upon by Parent and the Company at least 10 days prior to the later of (i) the Company Stockholders Meeting and (ii) the Parent Stockholders Meeting, in each case subject to adjournment or postponement pursuant to Section 5.5. At least five days prior to the Anticipated Closing Date, the Company shall deliver to Parent a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of the Company Net Cash (the “Net Cash Calculation”) as of the Anticipated Closing Date, prepared and certified by the Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer). The Company shall make available to Parent, or its accountants and/or counsel, the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Parent.
(b) Within three days after delivery of the Net Cash Schedule (the “Response Date”), Parent will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.
(c) If on or prior to the Response Date, Parent (i) notifies the Company in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute Notice as provided in Section 2.5(a), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash at the Anticipated Closing Date for purposes of this Agreement.
(d) If Parent delivers a Dispute Notice on or prior to the Response Date, then Representatives of both parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed upon Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash, at the Anticipated Closing Date for purposes of this Agreement.
(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Company Net Cash at the Anticipated Closing Date pursuant to Section 2.5(d) within three days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. The Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 days after accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Company Net Cash, made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the parties shall delay the Closing until the resolution of the matters described in this Section 2.5(d). The fees and expenses of the Accounting Firm shall be allocated between Parent and Company in the same proportion that the disputed amount of Company Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of Company Net Cash, (and for the avoidance of doubt the fees and expenses to be paid by the Company shall reduce Company Net Cash). If this Section 2.5(d) applies as to the determination of Company Net Cash at the Anticipated Closing Date, upon resolution of the matter in accordance with this Section 2.5(d), the parties shall not be required to determine Company Net Cash again, even if the Closing Date occurs later than the Anticipated Closing Date, except that either party may request a re-determination of Company Net Cash if the Closing Date is more than five business days after the Anticipated Closing Date.
2.6 No Dissenter’s Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger or any other transaction contemplated by this Agreement.
2.7 Withholding Rights . Each of the Parent, the Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including any consideration payable pursuant to the Merger, to any holder of Shares, Company Options, Company RSUs or any other recipient of payments hereunder any amounts it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by the Parent, the Merger Sub, the Company, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent as set forth in the statements contained in this Article III except as set forth in the Company SEC Documents filed and publicly available after January 1, 2021 but prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.
3.1 Organization, Good Standing and Qualification. Each of the Company and each of the Company’s Subsidiaries (such Subsidiaries of the Company, the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company, dated as of September 18, 2020 (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement, dated as of September 18, 2020 (the “Company Bylaws”), in each case as in effect on the date of this Agreement.
3.2 Company Subsidiaries.
(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries and any shares of capital stock, voting securities or equity interests in any other entity which interests are owned by the Company or any Company Subsidiary have been validly issued and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.
(b) Except as set forth on Section 3.2(b) of the Company Disclosure Letter, and except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.
3.3 Capital Structure.
(a) The authorized capital stock of the Company consists of 200,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.0001 (the “Company Preferred Stock” and, together with the Shares, the “Company Capital Stock”). At the close of business on August 31, 2022, (i) 42,569,515 Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no Shares were held by the Company in its treasury, (iv) 2,425,752 Shares were reserved and available for issuance pursuant to the Company Stock Plans, including (A) 1,263,317 Shares issuable upon vesting or settlement of outstanding Company RSUs (whether or not vested and whether or not granted under the Company Stock Plans), and (B) 4,082,608 Shares issuable upon exercise of outstanding Company Options (whether or not vested and whether or not granted under the Company Stock Plans), (v) 999,255 Shares were reserved for issuance pursuant to the ESPP, (vi) 154,240 Shares issuable upon exercise of outstanding warrants, and (vii) no Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming the closing price per Share as reported on the purchase date for the Current Purchase Period is equal to the Company Share Value and employee contributions continue until such purchase date at the levels in place as of the date immediately preceding the date of this Agreement). Except as set forth in this Section 3.3(a), at the close of business on August 31, 2022, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on August 31, 2022 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Shares upon the vesting or settlement of Company RSUs and the issuance of Shares upon the exercise of Company Options, in each case, outstanding at the close of business on August 31, 2022 and in accordance with their terms in effect at such time. The Company has delivered or made available to Parent copies of all Company Stock Plans covering the Company Options and Company RSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, and the restricted stock unit agreements evidencing such Company RSUs. The Company has delivered or made available to Parent copies of the ESPP and applicable offering documents.
(b) All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise, settlement or vesting of the Company Options or Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws, any Contract to which the Company is a party or otherwise bound, or by applicable Law. Except as set forth above in this Section 3.3 there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Other than as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any of the Company’s stockholders is a party to (i) any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company or (ii) any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.
(c) No Subsidiary of the Company owns any Shares.
(d) Neither the Company nor any Company Subsidiary or associates (as defined in Section 203 of the DGCL) owns, or has owned at any time within the past three (3) years, any shares of Parent Common Stock.
3.4 Corporate Authority and Approval.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the Company Board adopted resolutions, by vote at a meeting duly called, at which all participating directors of the Company were present, and in support of the Company Board Recommendation and directing that this Agreement be submitted to the Company’s stockholders for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn.
(b) Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares with respect to the Merger (the “Company Stockholder Approval”) and the satisfaction of the requirement under the Exchange Act for the Company stockholders to approve or disprove, on an advisory basis, the Merger-related compensation of the Company’s named executive officers, no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent, Acquisition Sub and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).
(c) Prior to the date of this Agreement, the Company and the Company Board have taken all action necessary to exempt each of the execution and delivery of this Agreement and the transactions contemplated hereby under or thereunder, or make not subject, to (i) the provisions of Section 203 of the DGCL, (ii) any other applicable “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation or (iii) any provision of the organizational documents of the Company and the Company Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

3.5 No Conflicts; Consents.
(a) Except as set forth on Section 3.5(a) of the Company Disclosure Letter, and assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any Company Material Contract or any material Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.5(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
(b) Except as set forth on Section 3.5(b) of the Company Disclosure Letter, no Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by, or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (i) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the transactions contemplated hereby, (ii) compliance with and filings under the HSR Act and any other applicable Antitrust Laws, (iii) receipt of the Company Stockholder Approval, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration, and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
3.6 Company SEC Documents; Financial Statements; No Undisclosed Liabilities.
(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2021 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).
(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(c) Except (i) as reflected or reserved against in the Company’s consolidated unaudited balance sheet as of June 30, 2022 (or the notes thereto) (the “Company Balance Sheet”) as included in the Company SEC Documents, (ii) for liabilities and obligations incurred since June 30, 2022 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.6, the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiary to perform under or comply with any applicable Law, action, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.
3.7 Internal Controls and Procedures.
(a) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(b) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.
(c) The Company is, and since September 18, 2020 has been, in compliance in all material respects with the applicable Nasdaq listing and corporate governance rules and requirements.
(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements.
3.8 Absence of Certain Changes. Since the date of the Company Balance Sheet, except as contemplated or permitted hereby, there has not been a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the ordinary course of the Company’s business.
3.9 Litigation and Liabilities. As of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a liability or obligation that is material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there is no Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
3.10 Benefits Matters; ERISA Compliance.
(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true, complete and correct list of each material Company Plan.
(b) True and complete copies of the following documents, with respect to each material Company Plan, where applicable, have been provided or made available to Parent on or prior to the date of this Agreement (other than option notices and grant agreements made on forms provided or made available to Parent and other than at-will employment offer letters entered into on forms provided or made available to Parent): (i) all documents embodying or governing such Company Plan (or, if unwritten, a written summary thereof), and all amendments thereto, and to the extent applicable, any related trust or other funding vehicle, (ii) the most recent determination letter or opinion letter received from or issued by the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code, (iii) the three most recently filed IRS Form 5500s, (iv) the most recent actuarial valuation report, (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto, (vi) all non-discrimination testing for the three most recently completed plan years, and (vii) all non-routine correspondence to and from any Governmental Entity.
(c) All Company Plans are, and have been operated and administered, in compliance with their terms and applicable Laws (including, if applicable, ERISA and the Code) in all material respects. Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code and applicable guidance thereunder and no payment to be made under any Company Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code. Each Company Option has been granted with an exercise price equal to fair market value on the date of grant (or repricing, as the case may be) and is not subject to taxation under Section 409A of the Code. The Company does not have any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Plan or current or former service provider of the Company or the Company Subsidiaries that would reasonably be expected to result in any liability to the Company or any ERISA Affiliate. None of the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).
(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”) and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Each non-U.S. Company Plan, to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval.
(e) Neither the Company nor any Company Subsidiary nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) has, within the past six (6) years, maintained or contributed to, or has, within the past six (6) years, been obligated to maintain or contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(f) There are no pending or, to the Knowledge of the Company or any Company Subsidiary, threatened audits, inquiries, investigations or proceedings relating to the Company Plans or any fiduciary or service provider thereof, and to the Knowledge of the Company and Company Subsidiaries, there is no reasonable basis for any such litigation, audits, inquiries, investigations or proceeding.
(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected to, either alone or in combination with any other event, (i) result in any payment becoming due to any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary, (ii) increase the amount or value of any compensation or benefits under any Company Plan or otherwise payable to any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits, (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code and whether or not such payment is considered to be reasonable compensation for service rendered) becoming due to any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary or (v) limit the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary for any excise or additional tax, interest or penalties incurred by such individual under Section 4999 or Section 409A of the Code.
(h) Neither the Company nor any ERISA Affiliate provides, is required to provide, or has promised to provide, any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.
(i) No Company Plan is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to any plan, policy, program, agreement and arrangement that covers any employee, former employee, or consultant of the Company or any of its Subsidiaries or ERISA Affiliates who resides or works outside the United States.
3.11 Labor Matters.
(a) The Company has provided to Parent a complete and correct list, as of the date of this Agreement, of all current employees, consultants, and independent contractors of the Company and the Company Subsidiary which sets forth the following information with respect to each, as applicable: (i) name (or identification number, if required by applicable Law), (ii) status as an employee, consultant, or independent contractor, (iii) title or position, (iv) the entity or entities by which such individual is employed or engaged, (v) hire date, (vi) current annual or hourly base compensation or retention rate, (vii) target bonus or incentive compensation rates for current fiscal year, (viii) accrued but unused vacation or paid time off, (ix) active or inactive status,(x) accrued but unused sick days; (xi) full-time or part-time status, (xii) exempt or nonexempt status; and (xiii) employment or engagement location.
(b) Except as set forth on Section 3.11(b) of the Company Disclosure Letter, all employees of the Company and the Company Subsidiaries are employed on an at will basis and their employment can be terminated at any time, with or without notice, severance, or other similar benefit, for any reason or no reason at all. No employee of the Company or a Company Subsidiary has been granted the right to continued employment by the Company or any successor. Except as set forth on Section 3.11(b) of the Company Disclosure Letter, the engagements of all consultants and independent contractors are terminable by the Company without advance notice, termination fee, or other penalty.
(c) The Company and the Company Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws related to labor and employment, including but not limited to, those pertaining to payment of wages and other compensation, overtime, meal and rest break requirements, classification of employees as exempt or non-exempt and classification of workers as employees or independent contractors, hours of work, leaves of absence, equal opportunity, discrimination, harassment, immigration, occupational health and safety, workers’ compensation, background checks, hiring, pre-employment tests, affirmative action, equal pay, restrictive covenants and the payment of social security and other Taxes. There are no, and since January 1, 2019, there have not been any, litigation, charges, investigations, administrative proceedings, governmental audits, governmental investigations, arbitrations, mediation, or complaints related to labor or employment matters (including the matters listed in the foregoing sentence), including any such proceedings threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity, against or involving the Company or any Company Subsidiary or pertaining to any Company (or Company Subsidiary) employee or independent contractor. The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from all payments to employees, consultants, and independent contractors of the Company and the Company Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(d) The Company and the Company Subsidiaries have, since January 1, 2019, (i) properly classified their U.S.-based employees as exempt or nonexempt under all applicable Laws, and (ii) properly classified their workers as employees or independent contractors under all applicable Laws.
(e) The Company and Company Subsidiary are not, and have never been, party to any collective bargaining or other contract with any labor union or organization. No labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification, and to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary.
(f) The Company is in full compliance with the Worker Readjustment and Notification Act (29 USC §2101) and any other similar Laws or other legal requirements (collectively, the “WARN Act”). The Company has never engaged in any redundancies, reductions in force, mass layoffs, plant closings, or other employment action that required, or reasonably could have required, advance notice under the WARN Act. No Company employees have experienced an “employment loss,” as defined in the WARN Act, in the past 90 days.

(g) As of the date of this Agreement (i) no claims, allegations, or reports of discrimination, retaliation, harassment, or sexual harassment have been made to the Company against an employee, consultant, or independent contractor of the Company or any Company Subsidiary and (ii) the Company has never conducted any investigations or entered into any settlement agreements with respect to any such claims, allegations, or reports.
(h) Section 3.11(h) of the Company Disclosure Letter identifies each employee, consultant, and independent contractor of the Company or any Subsidiary who is subject to a non-competition and/or non-solicitation agreement with the Company or any Subsidiary and includes a form of each such agreement.
3.12 Compliance with Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Laws and material Company Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2020, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or the Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit.
3.13 Contracts.
(a) Except for this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.
(b) Section 3.13(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of
(i) each Contract to which the Company or any of the Company Subsidiaries is a party that:
(A) restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to the Company and the Company Subsidiaries, taken as a whole,
(B) would, to the Knowledge of the Company, restrict in any material respect the ability of Parent or any of the Parent Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time,
(C) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party in a manner that is material to the Company and the Company Subsidiaries, taken as a whole,
(D) provides for “exclusivity” or any similar requirement in favor of any third party in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, or
(E) would require disclosure under Item 404 of SEC Regulation S-K,
(ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement between or among the Company and the wholly owned Company Subsidiaries and other than accounts payable in the ordinary course of business,
(iii) each Company Lease,
(iv) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to the Company and the Company Subsidiaries, taken as a whole,
(v) each Contract for Company Licensed IP,

(vi) each Contract under which the Company or any Company Subsidiary provides an express covenant not to sue for infringement of Intellectual Property Rights,
(vii) each employment agreement, offer letter, independent contractor agreement, or other Contract with any employee, consultant, and independent contractor of the Company and the Company Subsidiary that is not immediately terminable at-will by the Company with less than 60 days’ notice and without any severance, or other cost or liability (other than costs and liabilities for work performed prior to termination),
(viii) each Contract providing for retention payments, change of control payments, severance, accelerated vesting or any other payment or benefit that may or will become due as a result of the Merger; and
(ix) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing material liability or material obligation of the Company or any Company Subsidiaries) or calls for aggregate payments or receipts by the Company and its Subsidiaries of more than $250,000 over the remaining term of such Contract. Each agreement, Contract, understanding or undertaking of the type described in this Section 3.13(b) and each Filed Company Contract is referred to herein as a “Company Material Contract”.
(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract (including, for purposes of Section 6.2(a), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, (ii) each such Company Material Contract is in full force and effect and (iii) none of Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.
3.14 Environmental Matters.
(a) Except for matters that, individually or in the aggregate, are not reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole: (i) neither the Company nor any of its Subsidiaries is in violation of any Environmental Law; and (ii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations.
3.15 Taxes . Except as set forth on Section 3.15 of the Company Disclosure Letter:
(a) The Company and the Company Subsidiaries have filed all material Tax Returns that are or have been required to be filed by them, and all such Tax Returns were true, correct and complete in all material respects. All Taxes of the Company and the Company Subsidiaries have been timely paid (whether or not shown or required to be shown on any Tax Return). None of the Company or the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions for which no approval is required. There are no security interests or other encumbrances on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens. No written claim has ever been made in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or the Company Subsidiary is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(b) The Company and the Company Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) There is no dispute, audit, investigation, proceeding or claim concerning any Tax liability of the Company or any Company Subsidiary raised by any Governmental Entity in writing that remains unpaid, and none of the Company or Company Subsidiaries has received written notice of any threatened disputes, audits, inquiries, investigations, proceedings or claims relating to any Taxes.
(d) None of the Company or any Company Subsidiary has, or has had, any permanent establishment or other Taxable presence in any country other than its country of incorporation.
(e) None of the Company or any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is currently in effect.
(f) Neither the Company nor any Company Subsidiary has any material liability under any agreements relating to the indemnification, reimbursement, allocating or sharing of Taxes to which the Company or any Company Subsidiary is a party other than customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.
(g) None of the Company or the Company Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a group filing Tax Returns on a consolidated, affiliated, combined, unitary or similar basis other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor or otherwise by operation of Law.
(h) None of the Subsidiaries that is a foreign corporation for U.S. federal income Tax purposes (i) will recognize a material amount of “subpart F income” within the meaning of Section 952 of the Code during a taxable year that includes but does not end on the Closing Date (ii) has any “investments in United States property” as defined in Section 956 of the Code, or (iii) is or was required to include any amount as “subpart F income” pursuant to Section 965(a) of the Code.
(i) Section 3.15(i) of the Company Disclosure Letter sets forth the entity classification of the Company and each of the Company Subsidiaries for U.S. federal income tax purposes. The Company has not made an election or taken any other action to change its federal and state income tax classification from such classification.
(j) Neither the Company nor any Company Subsidiary has ever been a distributing or controlled corporation in a transaction intended to qualify under Section 355 of the Code.
(k) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Section 301.6011-4(b) of the Treasury Regulations.
3.16 Intellectual Property.
(a) For each item of material Registered IP within the Company Owned IP (“Company Owned Registered IP”), and each item of material Registered IP within the Company Licensed IP (“Company Licensed Registered IP” and, collectively with Company Owned Registered IP, the “Company Registered IP”), Section 3.16(a) of the Company Disclosure Letter identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, patent or registration number and (iv) any other co-owners. To the knowledge of the Company, each of the patents and patent applications included in the Company Owned Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business) is pending or, to the knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Company Registered IP listed on Section 3.16(a) of the Company Disclosure Letter is being or has been contested or challenged.
(b) The Company owns all right, title and interest in and to all material Company Owned IP (other than as disclosed on Section 3.16(a) of the Company Disclosure Letter), free and clear of all Liens other than Permitted Liens and any Lien caused or created by any action or failure to act by any Person other than the Company or any Company Subsidiary, and, to the Company’s knowledge, has the right, pursuant to valid agreements to use all other material Intellectual Property Rights used to conduct the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement. The Company has executed valid and enforceable written agreements with each of its former directors, officers, employees, consultants and independent contractors and Company Associates who were or are, as applicable, engaged in creating or developing any material Company Owned IP, pursuant to which each such Person has: (i) agreed to hold all trade secrets and confidential information of the Company in confidence both during and after (subject to the terms of the applicable agreement) such Person’s employment or retention, as applicable; and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all material Intellectual Property Rights, created or developed for the Company or any Company Subsidiary in the course of such Person’s employment or retention thereby. To the knowledge of the Company, no party thereto is in default or breach of any such agreements.
(c) To the knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution is being used to create material Company Owned IP (other than as disclosed on Section 3.16(a) of the Company Disclosure Letter), except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights to such material Company Owned IP or the right to receive royalties for the practice of such material Company Owned IP.
(d) Section 3.16(d) of the Company Disclosure Letter sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used in the conduct of the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement (each a “Company In-bound License”), other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the ordinary course of business, or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License, other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, service agreements, consulting arrangements or non-exclusive outbound licenses entered into in the ordinary course of business.
(e) To the knowledge of the Company: (i) the operation of the business of the Company and the Company Subsidiaries as currently conducted does not infringe any valid and enforceable Registered IP owned by any other Person or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person; and (ii) no Person is infringing, misappropriating or otherwise violating any material Company IP. As of the date of this Agreement, no Legal Proceeding is pending (or, to the knowledge of the Company, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company and the Company Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person (B) by the Company that another Person has infringed, misappropriated or otherwise violated any of the Company IP. Since January 1, 2019 and, to the knowledge of the Company, prior to such date, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company and the Company Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f) The Company has taken reasonable security and other measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential technical information. No trade secret, know-how, or proprietary information material to the business (with respect to know-how or proprietary information, that has not been publicly disclosed) of the Company and the Company Subsidiaries as presently conducted has been authorized to be disclosed or, to the knowledge of the Company, has been actually disclosed by the Company or any Company Subsidiary to any Person other than pursuant to a non-disclosure agreement or other agreement specifying terms and conditions that are reasonable and customary in connection with the relevant relationship for the disclosure and use of such Intellectual Property Rights or information.

(g) None of the Company Owned IP or, to the knowledge of the Company, Company Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP, other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business.
3.17 Regulatory Matters.
(a) The Company and each of its Subsidiaries have all material permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) required to conduct its business as currently conducted, including all such Permits required by any Governmental Entity, except for such Permits the absence of which would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole (the “Company Permits”).
(b) The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is in compliance under such Company Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.
(c) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020, the Company and each of its Subsidiaries: (i) is and at all times has been in compliance, to the extent applicable, with all statutes, rules, regulations (including all applicable requirements relating to Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices), and with all orders and final guidance administered or issued by any Governmental Entity exercising authority applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by the Company and each of its Subsidiaries; (ii) has not received any written notice or correspondence from any Governmental Entity alleging or asserting any noncompliance with any Company Permits; and (iii) has not received written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Company Permit and, to the Company’s Knowledge, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that such Governmental Entity is considering such action.
(d) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, (i) the studies, tests and preclinical and clinical trials, if any, conducted by or on behalf of the Company or any of its Subsidiaries are being conducted or have been conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company or its Subsidiaries and all applicable laws and regulations and (ii) since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notices or correspondence from a Governmental Entity or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or material modification of any investigational new drug application, studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries.
3.18 Insurance; Properties.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purposed to be in effect, (ii) neither the Company nor any of the Company Subsidiaries is (with our without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, (iii) there is no claim by the Company or any of the Company Subsidiaries pending under any such policies that to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice.
(b) Neither the Company nor any of the Company Subsidiaries owns any real property or any interest in real property.
(c) Section 3.18(c)(i) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all written Company Leases (or a written description of any oral Company Leases) for all of the parcels of Leased Company Property. The Company and each of the Company Subsidiaries holds valid and existing leaseholder interest in the Leased Company Property and has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where the Company or any of its Subsidiaries holds an interest as tenant, subtenant, licensee or other similar party and such real property is material to the business of the Company and the Company Subsidiaries, taken as a whole (the “Company Leases”), and all the Company Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.18(c)(ii) of the Company Disclosure Letter, to the Company’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Company Lease.
3.19 Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.
3.20 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than MTS Health Partners (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company or the Company Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between the Company or its Subsidiaries and the Company Financial Advisor relating to the transactions contemplated hereby.
3.21 Opinion of Financial Advisor. As of the date of this Agreement, the Company Board has received the opinion of the Company Financial Advisor, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to holders of Shares. The Company shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to Parent solely for informational purposes (it being agreed that none of the Parent or Merger Sub, nor any of their respective affiliates or Representatives, shall have the right to rely on such opinion).
3.22 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.2(d), the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) and any other “takeover” law shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
3.23 Certain Business Practices. None of Company, any Company Subsidiaries or, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly

(a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which the Company and its Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUISITION SUB AND MERGER SUB
Parent represents and warrants to the Company as set forth in the statements contained in this Article IV except as set forth in the Parent SEC Documents filed and publicly available after January 1, 2021 but prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.
4.1 Organization, Good Standing and Qualification. Each of Parent, Acquisition Sub, Merger Sub and each of Parent’s other Subsidiaries (such Subsidiaries of Parent, the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Acquisition Sub, Merger Sub and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company prior to execution of this Agreement, true and complete copies of the (a) certificate of incorporation of Parent (the “Parent Charter”), (b) the bylaws of Parent (the “Parent Bylaws”), (c) the certificate of incorporation of Acquisition Sub, (d) the bylaws of Acquisition Sub, (e) the certificate of incorporation of Merger Sub, and (f) the bylaws of Merger Sub, in each case, as in effect as of the date of this Agreement.
4.2 Capital Structure.
(a) The authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on August 31, 2022, (i) 34,352,084 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) 8,241,001 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, including 5,275,025 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options (whether or not presently exercisable) and (v) 1,366,141 shares of Parent Common Stock issuable upon the exercise of outstanding warrants. Except as set forth in this Section 4.2(a), at the close of business on August 31, 2022, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on August 31, 2022 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding at the close of business on August 31, 2022 and in accordance with their terms in effect at such time in all material respects.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise, settlement or vesting of Parent Stock Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws, any material Contract to which Parent is a party or otherwise bound, or any applicable Law. The shares of Parent Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. Except as set forth above in this Section 4.3(b) or pursuant to the terms of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Other than as contemplated by this Agreement, neither Parent nor any of the Parent Subsidiaries nor, to the Knowledge of Parent, any of Parent’s stockholders, is a party to any (i) voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent or (ii) agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.
(c) No Parent Subsidiary owns any shares of Parent Common Stock.
(d) Neither Parent nor any Parent Subsidiary or associates (as defined in Section 203 of the DGCL) owns, or has owned at any time within the past three (3) years, any Shares.
4.3 Corporate Authority and Approval.
(a) Each of Parent, Acquisition Sub and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject, with respect to Parent, to receipt of the Parent Stockholder Approval and, with respect to Merger Sub, the adoption of this Agreement by Acquisition Sub in its capacity as sole stockholder of Merger Sub, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Parent Board has adopted resolutions, by vote at a meeting duly called (i) determining that the terms of this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and its stockholders, (ii) approving the Merger and this Agreement and the transactions contemplated hereby, including, but not limited to, the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Parent Share Issuance”) and (iii) recommending that the stockholders of Parent approve the Parent Share Issuance in connection with the Merger and directing that the Parent Share Issuance be submitted to Parent’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Parent Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.
(b) Except for the approval of the Parent Share Issuance by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote thereon, at the Parent Stockholders Meeting (such approval, the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). Parent, Acquisition Sub and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent, in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.
(c) There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of Parent Subsidiaries is subject, party or otherwise bound.
4.4 No Conflicts; Consents.
(a) Except as set forth on Section 4.4(a) of the Parent Disclosure Letter and assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by Parent, Acquisition Sub and Merger Sub, as applicable, does not, and the performance by Parent, Acquisition Sub, and Merger Sub, as applicable, of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation of any provision of, the Parent Charter, the Parent Bylaws or the comparable charter or organizational documents of any Parent Subsidiary (assuming that the Parent Stockholder Approval is obtained, that Parent, in its capacity as sole stockholder of Acquisition Sub, adopts this Agreement, and that Acquisition Sub, in its capacity as sole stockholder of Merger Sub, adopts this Agreement), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of any Parent Material Contract or any material Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.5(b), any Judgment or Law, in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets (assuming that the Parent Stockholder Approval is obtained, that Parent, in its capacity as sole stockholder of Acquisition Sub, adopts this Agreement, and that Acquisition Sub, in its capacity as sole stockholder of Merger Sub, adopts this Agreement), other than, in the case of clauses (ii) or (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby and thereby.
(b) To the Knowledge of Parent, no Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (i) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the transactions contemplated hereby, (ii) compliance with and filings under the HSR Act and any other applicable Antitrust Laws, (iii) receipt of the Parent Stockholder Approval, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
4.5 Parent SEC Documents; Financial Statements; No Undisclosed Liabilities.
(a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2021 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Parent SEC Documents”).
(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(c) Except (i) as reflected or reserved against in Parent’s consolidated unaudited balance sheet as of June 30, 2022 (or the notes thereto) as included in the Parent SEC Documents, (ii) for liabilities and obligations incurred since June 30, 2022 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Section 4.5, the term “liabilities” shall not include liabilities or obligations of Parent or any Parent Subsidiary to perform under or comply with any applicable Law, action, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Parent or any Parent Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.
4.6 Internal Controls and Procedures.
(a) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(b) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.
(c) Parent is, and since January 1, 2020 has been, in compliance in all material respects with the applicable Nasdaq listing and corporate governance rules and requirements.
(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.
(e) Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements.
4.7 Absence of Certain Changes . Since June 30, 2022, except as contemplated or permitted hereby, there has not been a Parent Material Adverse Effect. From June 30, 2022 until the date of this Agreement, except as contemplated hereby, the business of Parent and its Subsidiaries, taken as a whole, has been conducted in the ordinary course of the Parent’s business.
4.8 Litigation and Liabilities . As of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a liability or obligation that is material to Parent and its Subsidiaries, taken as a whole. As of the date of this Agreement, there is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
4.9 Compliance with Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Laws and Parent Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2020, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit.
4.10 Form S-4 and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
4.11 Ownership and Operations of Merger Sub and Acquisition Sub. Parent directly owns beneficially all of the outstanding shares of common stock of Acquisition Sub. Acquisition Sub was formed solely for the purpose of forming Merger Sub to facilitate the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this Agreement. The authorized shares of common stock of Acquisition Sub consist of 100 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Acquisition Sub are directly owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws. Parent indirectly owns beneficially all of the outstanding shares of common stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this Agreement. The authorized shares of common stock of Merger Sub consist of 100 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly owned by Acquisition Sub, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.
4.12 Intellectual Property.
(a) For each item of material Registered IP within the Parent Owned IP (“Parent Owned Registered IP”), and each item of material Registered IP within the Parent Licensed IP (“Parent Licensed Registered IP” and, collectively with Parent Owned Registered IP, the “Parent Registered IP”), Section 4.12(a) of the Parent Disclosure Letter identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, patent or registration number and (iv) any other co-owners. To the Knowledge of the Parent, each of the patents and patent applications included in the Parent Owned Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business) is pending or, to the Knowledge of the Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Registered IP listed on Section 4.12(a) of the Parent Disclosure Letter is being or has been contested or challenged.
(b) The Parent owns all right, title and interest in and to all material Parent Owned IP (other than as disclosed on Section 4.12(a) of the Parent Disclosure Letter), free and clear of all Liens other than Permitted Liens and any Lien caused or created by any action or failure to act by any Person other than the Parent or any Parent Subsidiary, and, to the Parent’s Knowledge, has the right, pursuant to valid agreements to use all other material Intellectual Property Rights used to conduct the business of the Parent and the Parent Subsidiaries as conducted as of the date of this Agreement. The Parent has executed valid and enforceable written agreements with each of its former directors, officers, employees, consultants and independent contractors and Parent Associates who were or are, as applicable, engaged in creating or developing any material Parent Owned IP, pursuant to which each such Person has: (i) agreed to hold all trade secrets and confidential information of the Parent in confidence both during and after (subject to the terms of the applicable agreement) such Person’s employment or retention, as applicable; and (ii) presently assigned to the Parent all of such Person’s rights, title and interest in and to all material Intellectual Property Rights, created or developed for the Parent or any Parent Subsidiary in the course of such Person’s employment or retention thereby. To the Knowledge of the Parent, no party thereto is in default or breach of any such agreements.
(c) To the Knowledge of the Parent, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution is being used to create material Parent Owned IP (other than as disclosed on Section 4.12(a) of the Parent Disclosure Letter), except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights to such material Parent Owned IP or the right to receive royalties for the practice of such material Parent Owned IP.

(d) Section 4.12(d) of the Parent Disclosure Letter sets forth each license agreement pursuant to which the Parent (i) is granted a license under any material Intellectual Property Right owned by any third party that is used in the conduct of the business of the Parent and the Parent Subsidiaries as conducted as of the date of this Agreement (each a “Parent In-bound License”), other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the ordinary course of business, or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to the Parent under a Parent In-bound License, other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, service agreements or non-exclusive outbound licenses entered into in the ordinary course of business (each, a “Parent Out-Bound License”).
(e) To the Knowledge of the Parent: (i) the operation of the business of the Parent and the Parent Subsidiaries as currently conducted does not infringe any valid and enforceable Registered IP owned by any other Person or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Parent IP. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of the Parent, is threatened in writing) (A) against the Parent alleging that the operation of the business of the Parent and the Parent Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person (B) by the Parent that another Person has infringed, misappropriated or otherwise violated any of the Parent IP. Since January 1, 2019 and, to the Knowledge of the Parent, prior to such date, the Parent has not received any written notice or other written communication alleging that the operation of the business of the Parent and the Parent Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f) The Parent has taken reasonable security and other measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential technical information. No trade secret, know-how, or proprietary information material to the business (with respect to know-how or proprietary information, that has not been publicly disclosed) of the Parent and the Parent Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of the Parent, has been actually disclosed by the Parent or any Parent Subsidiary to any Person other than pursuant to a non-disclosure agreement or other agreement restricting the disclosure and use of such Intellectual Property Rights or information.
(g) None of the Parent Owned IP or, to the Knowledge of the Parent, Parent Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Parent of any such Parent IP, other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business.
4.13 Contracts.
(a) Except for this Agreement, neither the Parent nor any Parent Subsidiary is a party to any Contract required to be filed by the Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Parent Contract”) that has not been so filed.
(b) Other than Filed Parent Contracts, Section 4.13(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Parent has made available to Company true and complete copies, of (i) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which the Parent or any of the Parent Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to the Parent and the Parent Subsidiaries, taken as a whole, (ii) each Contract for material Parent Licensed IP and Parent Out-Bound License and (iii) each Contract relating to the disposition or acquisition by the Parent or any of the Parent Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing material liability or material obligation of the Parent or any Parent Subsidiaries). Each Contract of the type described in this Section 4.13(b) and each Filed Parent Contract is referred to herein as a “Parent Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract (including, for purposes of Section 6.3(a), any Contract entered into after the date of this Agreement that would have been a Parent Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of the Parent, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, (ii) each such Parent Material Contract is in full force and effect and (iii) none of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default under any such Parent Material Contract and, to the Knowledge of the Parent, no other party to any such Parent Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.
4.14 Regulatory Matters.
(a) Parent and each of its Subsidiaries have all material Permits required to conduct its business as currently conducted, including all such Permits required by any Governmental Entity, except for such Permits the absence of which would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole (the “Parent Permits”).
(b) The Parent Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole. Parent and each of its Subsidiaries is in compliance under such Parent Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole.
(c) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, since January 1, 2020, Parent and each of its Subsidiaries: (i) is and at all times has been in compliance, to the extent applicable, with all statutes, rules, regulations (including all applicable requirements relating to Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices), and with all orders and final guidance administered or issued by any Governmental Entity exercising authority applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by Parent and each of its Subsidiaries; (ii) has not received any written notice or correspondence from any Governmental Entity alleging or asserting any noncompliance with any Parent Permits; and (iii) has not received written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Parent Permit and, to Parent’s Knowledge, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that such Governmental Entity is considering such action.
(d) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, (i) the studies, tests and preclinical and clinical trials, if any, conducted by or on behalf of Parent or any of its Subsidiaries are being conducted or have been conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Parent or its Subsidiaries and all applicable laws and regulations and (ii) since January 1, 2020, neither Parent nor any of its Subsidiaries has received any written notices or correspondence from a Governmental Entity or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or material modification of any investigational new drug application, studies, tests or preclinical or clinical trials conducted by or on behalf of Parent or any of its Subsidiaries.
4.15 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
4.16 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Vantage Point Advisors, Inc. (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent or Parent Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, Parent has furnished to the Company true and complete copies of all agreements between Parent or its Subsidiaries and the Parent Financial Advisor relating to the transactions contemplated hereby.
4.17 Opinion of Financial Advisor. As of the date of this Agreement, the Parent Board has received the opinion of the Parent Financial Advisor, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to the Company solely for informational purposes (it being agreed that neither the Company nor any of their respective affiliates or Representatives, shall have the right to rely on such opinion).
4.18 Certain Business Practices. None of Parent, any Parent Subsidiaries or, to the Knowledge of the Parent, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly (a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which Parent and its Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.
ARTICLE V
COVENANTS
5.1 Interim Operations.
(a) Conduct of Business by the Company. Except for matters set forth in Section 5.1(a) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby) or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms (such time, the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, (i) use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and material business relationships. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following (provided that no such consent of Parent may be required to the extent the Company reasonably believes, based on its outside counsel’s advice, that obtaining such consent may violate any Laws):
(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of Shares to satisfy the exercise price and/or Tax obligations with respect to awards granted pursuant to the

Company Stock Plans, (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, and (3) the acquisition by the Company of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to acquire Shares held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of the Company or any Company Subsidiary upon termination of such Person’s employment or engagement by the Company or any Company Subsidiary;
(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, other than Permitted Liens, (except for transactions among the Company and wholly owned Company Subsidiaries) (A) any shares of capital stock of the Company or any Company Subsidiary, (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, or (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, except, in each case of (A)-(C), for issuing Shares upon the exercise of Company Options, or the settlement or vesting of Company RSUs or other equity awards outstanding under the Company Stock Plans in accordance with their respective terms as of the date hereof;
(iii) (A) amend the Company Charter or the Company Bylaws (including by merger, consolidation or otherwise) or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary (including by merger, consolidation or otherwise) except, in the case of each of the foregoing clauses (A) and (B) as may be required by applicable Law;
(iv) except as required by applicable Law or as required by the terms of any Company Plan set forth in Section 3.10 of the Company Disclosure Letter as in effect on the date hereof: (A) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits payable to any employee, consultant, or independent contractor of the Company or a Company Subsidiary; (B) grant, announce or pay any new, retention, severance, change in control or other similar bonus or similar compensation to any employee, consultant, or independent contractor of the Company or a Company Subsidiary, (C) establish, amend, terminate or increase the benefits or costs provided under any Company Plan, (D) accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to employees or service providers of the Company or the Company Subsidiaries, (E) hire, promote or terminate (without cause) any employee, consultant, or independent contractor of the Company or the Company Subsidiaries or (F) allow for the commencement of any new offering periods under the ESPP;
(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person (other than any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries);
(vii) sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any properties, rights or assets (including any Company IP) that are material to the Company and its Subsidiaries taken as a whole (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement, including any Interim Contracts (as defined below)), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.1(a)(viii) and guarantees thereof or (E) for any transactions among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate; (B) intercompany Indebtedness among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice or (C) making borrowings under the Company’s credit facility (as existing on the date hereof) in the ordinary course of business consistent with past practice;
(ix) make, or agree or commit to make any capital expenditures that are not contemplated by the capital plan for 2022 (copies of which were previously provided to Parent) or that exceeds the amount budgeted for any capital expenditure in the capital plan for 2022;
(x) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create material obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (A) equal to or less than the amounts reserved with respect thereto on the Company SEC Documents or (B) other than as contemplated by Section 5.16 not in excess of $500,000 in the aggregate;
(xi) enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries;
(xii) subject to a Lien (other than Permitted Liens), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks or other material Company IP, or enter into licenses or agreements that impose material restrictions upon the Company or any Company Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks or other material Intellectual Property Rights owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;
(xiii) other than in the ordinary course of business, materially amend or modify any Company Material Contract or enter into, materially amend or modify any Contract that would be a Company Material Contract if it had been entered into prior to the date of this Agreement;
(xiv) except as required by applicable Law, make, change or revoke any material Tax election, change any method of Tax accounting or annual Tax accounting period, amend any material Tax Return, settle any claim, action or proceeding relating to material Taxes, waive any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement, or surrender any right to obtain a material Tax refund;
(xv) enter into any new line of business outside of its and the Company Subsidiaries’ existing business;
(xvi) commence any clinical trial of any product candidate of the Company;
(xvii) dissolve or liquidate the Company or any Company Subsidiary; or
(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
(b) Conduct of Business by Parent. Except for matters set forth in Section 5.1(b) of the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby) or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall, and shall cause each Parent Subsidiary to, (i) use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and material business relationships. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following (provided that no such consent of Parent may be required to the extent the Company reasonably believes, based on its outside counsel’s advice, that obtaining such consent may violate any Laws):
(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of Parent Common Stock to satisfy the exercise price and/or Tax obligations with respect to awards granted pursuant to any Parent stock plan, (2) the acquisition by Parent of awards granted pursuant to any Parent stock plan in connection with the forfeiture of such awards, and (3) the acquisition by the Parent of Parent Common Stock outstanding as of the date hereof pursuant to Parent’s right (under written commitments in effect as of the date hereof) to acquire shares of Parent Common Stock held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of Parent or any Parent Subsidiary upon termination of such Person’s employment or engagement by Parent or any Parent Subsidiary;
(ii) sell, exclusively license, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any properties, rights or assets (including any Parent IP) that are material to Parent and its Subsidiaries taken as a whole (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice or (D) for any transactions among Parent and the wholly owned Parent Subsidiaries in the ordinary course of business consistent with past practice;
(iii) other than in the ordinary course of business, materially amend or modify any Parent Material Contract or enter into, materially amend or modify any Contract that would be a Parent Material Contract if it had been entered into prior to the date of this Agreement;
(iv) issue, sell or agree to issue or sell (1) (A) shares of capital stock of the Parent, (B) other equity interests or voting securities of the Parent, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Parent, or (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Parent, except (i) in any such case for employee compensation payments in the ordinary course of business of Parent consistent with past practice, and (ii) that in the aggregate would not equal or exceed 20% of Parent’s outstanding capital stock as of the date of this Agreement, in each case excluding (x) the share issuable as Merger Consideration, and (y) in each case of (A)-(C), excluding shares of Parent Common Stock issuable upon the exercise of options or other equity awards outstanding under the Parent’s equity incentive or stock purchase plans in accordance with their respective terms as of the date hereof, or (2) (a) shares of capital stock of any Parent Subsidiary, (b) other equity interests or voting securities of any Parent Subsidiary, (c) any securities convertible into or exchange able or exercisable for capital stock or voting securities of, or other equity interests in, any Parent Subsidiary, or (d) any warrants, calls, options or other rights to acquire any capital stock or securities of, or other equity interests in, any Parent Subsidiary; or

(v) acquire another business or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be expected to, (A) require the financial statements of such acquired Person or business to be incorporated within the Form S-4 under Regulation S-X of the Securities Act, or (B) otherwise prevent, materially delay or materially impair the consummation of the Merger.
(c) Notice of Material Events. During the Pre-Closing Period, each Party shall promptly notify the other Party in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely or (in the case of the Company) that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, a Party shall promptly advise the other Party in writing of (i) any claim asserted or Legal Proceeding commenced, or, to the Party’s knowledge, either: (A) with respect to a Governmental Entity, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to, involving or otherwise affecting any of the transactions contemplated hereby; (ii) any knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other transactions contemplated hereby; and (iii) any other material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any Party or its respective Subsidiaries. No notification given pursuant to this Section 5.1(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of such Party contained in this Agreement.
(d) Net Cash Reports. During the Pre-Closing Period, the Company shall provide an unaudited monthly report setting forth the Company Net Cash expected at Closing as of the end of each calendar month, which shall be delivered within 15 days after the end of such month, or such longer periods as the parties may agree to in writing.
(e) All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 5.1 shall be in writing and shall be deemed given as provided for in Section 8.6, and, in each case, shall be addressed to such individuals as the Parties shall designate in writing from time to time.
5.2 Company Acquisition Proposals; Company Change in Recommendation.
(a) No Solicitation or Negotiation. During the Pre-Closing Period, except as expressly permitted by this Section 5.2, the Company and its and its Subsidiaries’ directors and officers shall not, and shall not direct any of its and their respective employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, along with such directors and officers, “Representatives”) to, directly or indirectly:
(i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;
(ii) participate in any discussions or negotiations or cooperate in any way with any Person regarding any proposal or offer the consummation of which would constitute a Company Acquisition Proposal;
(iii) provide any information or data concerning the Company or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Company Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Company Acquisition Proposal;
(iv) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;

(v) adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational or other governing documents; or
(vi) resolve, publicly propose or agree to do any of the foregoing.
The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that could reasonably be expected to lead to a Company Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement, the Company shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Company Acquisition Proposal within the last 30 days, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Company Acquisition Proposal, effective on the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person. The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any Person (other than Parent), and, subject to Section 5.2(b), shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Company Acquisition Proposal.
(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may, in response to an unsolicited, bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach, in any material respect, of Section 5.2(a) and so long as it has provided prior written notice to Parent of the identity of such Person and its intention to engage or participate in any discussions or negotiations with any such Person, (i) contact the Person or group of Persons making such Company Acquisition Proposal to clarify the terms and conditions thereof, (ii) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Company Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of a Company Acquisition Proposal), and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Company Board determines in good faith after consultation with outside legal counsel that (A) after consultation with an independent financial advisor that such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(c) Notice. The Company shall promptly (and, in any event, within 24 hours) notify Parent (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Company Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Company Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from the Company or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Company Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Parent informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional written requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibits the Company from complying with its obligations under this Section 5.2. The Company further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibit the Company from complying with its obligations under this Section 5.2.
(d) Definitions. For purposes of this Agreement:
“Company Acquisition Proposal” means any proposal (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; (ii) issuance or acquisition of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; (iii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the subsidiaries of the Company that constitute or account for (x) more than 20% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than 20% of the fair market value of the consolidated assets of the Company; or (iv) any liquidation or dissolution of the Company.
“Company Intervening Event” means any event or development that has a material effect on the Company and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval and (ii) does not relate to (A) a Company Acquisition Proposal or (B) (1) any changes in the market price or trading volume of the Company or Parent (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (3) any events or developments relating to Parent or any of the Parent Affiliates, (4) any event or development generally affecting the industries in which Company or Parent operate or in the economy generally or other general business, financial or market conditions, (5) any change in any applicable Law and (iii) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to the Agreement or the consummation of the transactions contemplated hereby.
“Company Superior Proposal” means any bona fide, binding, written Company Acquisition Proposal on terms which the Company Board determines in its good faith judgment, after consultation with outside counsel and an independent financial advisor, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.2(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal); provided that for purposes of the definition of “Company Superior Proposal”, the references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%.”
(e) No Company Change in Recommendation or Company Alternative Acquisition Agreement. Except as provided in Section 5.2(f) and Section 5.2(g), the Company Board and each committee of the Company Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, or remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus (each, a “Company Change in Recommendation”) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(a)) relating to or that could reasonably be expected to lead to any Company Acquisition Proposal or requiring the Company (or that would require or could reasonably be expected to require the Company) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated hereby (a “Company Alternative Acquisition Agreement”).
(f) Fiduciary Exception to No Company Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.2(e), following receipt of an unsolicited, bona fide written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of Section 5.2(a) and with respect to which the Company has received a written, definitive form of Company Alternative Acquisition Agreement that has not been withdrawn, and the Company Board determining in good faith, after consultation with independent financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation with respect to such Company Superior Proposal, if all of the following conditions are met:
(i) the Company shall have complied in all material respects with the provisions of this Section 5.2 and shall have (A) provided to Parent four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Company Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice and an additional two Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation, and (B) prior to making such a Company Change in Recommendation, (x) engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal, and (y) in determining whether to make a Company Change in Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed in writing by Parent; and
(ii) the Company Board shall have determined, in good faith, after consultation with independent financial advisors and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Company Superior Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.
(g) Company Change in Recommendation Due to Company Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.2(e), upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation, if all of the following conditions are met:
(i) the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Company Intervening Event shall require a new notice and an additional two Business Day period), and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation and (B) prior to making such a Company Change in Recommendation, engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent in such a manner that the failure of the Company Board to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with clause (ii) below would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and
(ii) the Company Board shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make a Company Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.
(h) Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Company Board is affirmed or remains unchanged; provided, further, that this Section 5.2(h) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Sections 5.2(f) or 5.2(g). The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal or Company Superior Proposal prior to the termination of this Agreement.
(i) Breach by Representatives. The Company agrees any action taken by any director, officer, outside legal counsel or Company Affiliate or by the Company Financial Advisor (collectively, the “Company Specified Representatives”) that, if taken by Company, would constitute a breach of any provision set forth in this Section 5.2 shall be deemed to constitute a breach of such provision by the Company.
5.3 Parent Acquisition Proposals; Parent Change in Recommendation.
(a) No Solicitation or Negotiation. During the Pre-Closing Period, except as expressly permitted by this Section 5.3, Parent and its and its Subsidiaries’ directors and officers shall not, and shall not direct any of its and their respective Representatives to, directly or indirectly:
(i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal;
(ii) participate in any discussions or negotiations or cooperate in any way with any Person regarding any proposal or offer the consummation of which would constitute a Parent Acquisition Proposal;

(iii) provide any information or data concerning Parent or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Parent Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Parent Acquisition Proposal;
(iv) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Parent Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal;
(v) adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); take any action or exempt any Person (other than the Company and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Parent’s organizational or other governing documents; or
(vi) resolve, publicly propose or agree to do any of the foregoing.
Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that could reasonably be expected to lead to a Parent Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Parent Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement, Parent shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Parent Acquisition Proposal within the last 30 days, to the effect that Parent is ending all discussions and negotiations with such Person with respect to any Parent Acquisition Proposal, effective on the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person. Parent shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between Parent and any Person (other than the Company), and, subject to Section 5.3(b), shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Parent Acquisition Proposal.
(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.3(a), prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent may, in response to an unsolicited, bona fide written Parent Acquisition Proposal (which Parent Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach, in any material respect, of Section 5.3(a) and so long as it has provided prior written notice to the Company of the identity of such Person and its intention to engage or participate in any discussions or negotiations with any such Person, (i) contact the Person or group of Persons making such Parent Acquisition Proposal to clarify the terms and conditions thereof, (ii) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person who made such Parent Acquisition Proposal; provided that such information has previously been made available to the Company or is provided to the Company substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on the Company (it being understood that such confidentiality agreement need not prohibit the making or amending of a Parent Acquisition Proposal), and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Parent Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Parent Board determines in good faith after consultation with outside legal counsel that (A) after consultation with an independent financial advisor that such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notice. Parent shall promptly (and, in any event, within 24 hours) notify the Company (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Parent Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Parent Acquisition Proposal are received by Parent, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal from Parent or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Parent Acquisition Proposal are sought to be initiated or continued with Parent, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep the Company informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional written requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above. Parent agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibits Parent from complying with its obligations under this Section 5.3. Parent further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibit Parent from complying with its obligations under this Section 5.3.
(d) Definitions. For purposes of this Agreement:
“Parent Acquisition Proposal” means any proposal (other than a proposal or offer by the Company or any of its Subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Parent; (ii) issuance or acquisition of securities representing more than 20% of the outstanding shares of any class of voting securities of Parent; (iii) except as permitted pursuant to Section 5.1(b) of this Agreement or as disclosed in Section 5.1(b) of the Parent Disclosure Letter, any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Parent and of the subsidiaries of Parent that constitute or account for (x) more than 20% of the consolidated net revenues of Parent, consolidated net income of Parent or consolidated book value of Parent; or (y) more than 20% of the fair market value of the consolidated assets of Parent; or (iv) any liquidation or dissolution of Parent.
“Parent Intervening Event” means any event or development that has a material effect on Parent and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Parent Board prior to the execution of this Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, the Parent Board prior to the receipt of the Parent Stockholder Approval and (ii) does not relate to (A) a Parent Acquisition Proposal or (B) (1) any changes in the market price or trading volume of the Company or Parent (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (3) any events or developments relating to the Company or any of the Company Affiliates, (4) any event or development generally affecting the industries in which Company or Parent operate or in the economy generally or other general business, financial or market conditions, (5) any change in any applicable Law and (iii) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to the Agreement or the consummation of the transactions contemplated hereby.
“Parent Superior Proposal” means any bona fide, binding, written Parent Acquisition Proposal on terms which the Parent Board determines in its good faith judgment, after consultation with outside counsel and an independent financial advisor, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Parent’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.3(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal); provided that for purposes of the definition of “Parent Superior Proposal”, the references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%.”
(e) No Parent Change in Recommendation or Parent Alternative Acquisition Agreement. Except as provided in Sections 5.3(f) and 5.3(g), the Parent Board and each committee of the Parent Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Parent Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, or remove the Parent Board Recommendation from or fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus (a “Parent Change in Recommendation”) or (ii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(a)) relating to or that could reasonably be expected to lead to any Parent Acquisition Proposal or requiring Parent (or that would require or could reasonably be expected to require Parent) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated hereby (a “Parent Alternative Acquisition Agreement”).
(f) Fiduciary Exception to No Parent Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.3(e), following receipt of an unsolicited, bona fide written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a breach of Section 5.3(a) and with respect to which Parent has received a written, definitive form of Parent Alternative Acquisition Agreement that has not been withdrawn, and the Parent Board determining in good faith, after consultation with independent financial advisors and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation with respect to such Parent Superior Proposal, if all of the following conditions are met:
(i) the Parent shall have complied in all material respects with the provisions of this Section 5.3 and shall have (A) provided to the Company four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (2) the material terms and conditions of the Parent Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Parent Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Parent Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Parent Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Parent Superior Proposal shall require a new notice and an additional two Business Day period) and (3) that, subject to clause (ii) below, the Parent Board has determined to effect a Parent Change in Recommendation, and (B) prior to making such a Parent Change in Recommendation, (x) engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by the Company such that the Parent Alternative Acquisition Agreement ceases to constitute a Parent Superior Proposal, and (y) in determining whether to make a Parent Change in Recommendation, the Parent Board shall take into account any changes to the terms of this Agreement proposed in writing by Parent; and

(ii) the Parent Board shall have determined, in good faith, after consultation with independent financial advisors and outside legal counsel, that, in light of such Parent Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Parent Superior Proposal continues to constitute a Parent Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Parent Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.
(g) Parent Change in Recommendation Due to Parent Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.3(e), upon the occurrence of any Parent Intervening Event, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:
(i) Parent shall have (A) provided to the Company four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Parent Intervening Event shall require a new notice and an additional two Business Day period), and (2) state expressly that, subject to clause (ii) below, the Parent Board has determined to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation, engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by the Company in such a manner that the failure of the Parent Board to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with clause (ii) below would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and
(ii) the Parent Board shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that in light of such Parent Intervening Event and taking into account any revised terms proposed in writing by the Company, the failure to make a Parent Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.
(h) Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided that that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Parent Board is affirmed or remains unchanged; provided, further, that this Section 5.3(h) shall not be deemed to permit Parent or the Parent Board to effect a Parent Change in Recommendation except in accordance with Sections 5.3(f) or 5.3(g). Parent shall not submit to the vote of its stockholders any Parent Acquisition Proposal or Parent Superior Proposal prior to the termination of this Agreement.
(i) Breach by Representatives. Parent agrees any action taken by any director, officer, outside legal counsel or Parent Affiliate or by the Parent Financial Advisor (collectively, the “Parent Specified Representatives”) that, if taken by Parent, would constitute a breach of any provision set forth in this Section 5.3 shall be deemed to constitute a breach of such provision by Parent.
5.4 Information Supplied. The Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Company Stockholders Meeting and the Parent Stockholders Meeting. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning the Company and the holders of Shares and Parent and the holders of the capital stock of Parent, as applicable, as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and Parent’s stockholders, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act.
(a) No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by the Company or Parent, in each case without providing the other Party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Company Change in Recommendation or a Parent Change in Recommendation, as applicable), and each Party shall consider in good faith all comments reasonably proposed by the other Party. Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Form S-4 or Joint Proxy Statement/Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company or the stockholders of Parent, as applicable. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement/Prospectus, or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4, Joint Proxy Statement/Prospectus or the Merger and (ii) all orders of the SEC relating to the Form S-4. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/Prospectus will be made by either Party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each Party shall consider in good faith all comments reasonably proposed by the other Party. The Parties will cause the Form S-4 and Joint Proxy Statement/Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.
5.5 Company and Parent Stockholder Meetings.
(a) Company Stockholders Meeting.
(i) The Company will, as promptly as practicable in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Form S-4 (the “Company Stockholders Meeting”). The Company shall use its reasonable best efforts to hold the Company Stockholders Meeting on the same day as the Parent Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.2, the Company Board shall include the Company Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, (x) if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Stockholder Approval, whether or not a quorum is present or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may (and, if requested by Parent, the Company shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting and (y) the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting, as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).
(ii) Notwithstanding any Company Change in Recommendation, the Company shall submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.
(b) Parent Stockholders Meeting.
(i) Parent will, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene and hold a meeting of holders of capital stock of Parent to consider and vote upon the Parent Share Issuance as promptly as practicable. Parent shall use its reasonable best efforts to hold the Parent Stockholders Meeting on the same day as the Company Stockholders Meeting and as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.3, the Parent Board shall include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the Parent Share Issuance and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, (x) if on or before the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies representing the Parent Stockholder Approval, whether or not a quorum is present, or (B) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may (and, if requested by the Company, Parent shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting and (y) Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting, as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).
(ii) Notwithstanding any Parent Change in Recommendation, Parent shall seek the Parent Stockholder Approval at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the approval of the Parent Share Issuance) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

5.6 Regulatory Approvals and Related Matters.
(a) Each Party shall cooperate with each other Party and shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity, with respect to the Merger and the transactions contemplated hereby, and to submit promptly any information reasonably requested by any Governmental Entity. Each of the Company and Parent shall give the other Party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the transactions contemplated hereby, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding.
(b) Subject to the immediately following sentence, Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated hereby. Without limiting the generality of the foregoing, but subject to Section 5.6(c), each Party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated hereby; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated hereby; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.
(c) Notwithstanding anything to the contrary contained in this Section 5.6, neither Parent, Acquisition Sub, Merger Sub or the Company shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets and neither Parent, Acquisition Sub, Merger Sub or the Company shall do any of the foregoing without the prior consent of the other parties.
(d) The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, Joint Proxy Statement/Prospectus and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
(e) The Company and Parent each shall promptly furnish the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.
5.7 Access; Consultation.
(a) Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford the other Party’s Representatives reasonable access (at the requesting Party’s cost) under the supervision of appropriate personnel of the other Party, during normal business hours during the period prior to the Effective Time, to the other Party’s, and each of its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further that the foregoing shall require neither the Company nor Parent to permit any invasive sampling or testing or to disclose any information pursuant to this Section 5.7 to the extent that

(i) in the reasonable good faith judgment of such Party, any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii) of this Section 5.7(a), Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. All requests for information made pursuant to this Section 5.7 shall be directed in writing to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer.
5.8 Stock Exchange Listing, De-listing and De-registration. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the Effective Time. The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on the Nasdaq Global Market to be de-listed from the Nasdaq and de-registered under the Exchange Act as soon as possible following the Effective Time.
5.9 Publicity. The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (b) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (c) any press release or public statement that in the good faith judgment of the applicable Party is consistent with prior press releases issued or public statements made in compliance with this Section 5.9, (d) any internal announcements to employees regarding the Merger so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party) or (e) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with this Agreement or the other Party’s response thereto.
5.10 Expenses. Except as otherwise provided in Sections 7.5 and 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.
5.11 Indemnification; Directors’ and Officers’ Insurance.
(a) All rights to indemnification by the Company existing in favor of those Persons who are current or former directors and officers of the Company, and any person who becomes a director or officer of it prior to the Effective Time (the “Indemnified Persons”) for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Company Charter and Company Bylaws and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed, honored and fulfilled, in all respects, by the Surviving Corporation and its Subsidiaries to the fullest extent permitted by Delaware law for a period of six years from the date on which the Merger becomes effective (the “Indemnification Period”). In addition, during the Indemnification Period, each of the Surviving Corporation and its Subsidiaries will (and Parent will cause the Company and its Subsidiaries to) cause its certificate of incorporation, bylaws and other similar organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter and Company Bylaws, as applicable. During the Indemnification Period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to this Section 5.11, whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner adverse to any applicable Indemnified Persons except as required by applicable Law.
(b) Without limiting the generality of Section 5.11(a) and without expanding (1) the obligations of Parent or its Affiliates (including the Surviving Corporation), or (2) the rights of any Indemnified Person, under the Company Charter, Company Bylaws or the other similar organizational documents of the Subsidiaries of the Company or any indemnification agreement between the Company and an Indemnified Person (as in effect as of the date of this Agreement), during the Indemnification Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, in accordance with provisions set forth in the Company Charter, the Company Bylaws or the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement, or pursuant to any indemnification agreements with the Company or any of its Subsidiaries in effect as of the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including the advancement of attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (for their acts and omissions occurring prior to the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect to the Merger (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent) (in each case with respect to acts and omissions occurring prior to the Effective Time). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 5.11(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved.
(c) Prior to the Effective Time, the Company shall purchase, at its expense (and as reflected in the Company Net Cash), a six year “tail” policy (the “Tail Policy”) for the D&O Insurance maintained by the Company as of the date of this Agreement in the form delivered or made available by the Company to Parent prior to the date of this Agreement at a premium not to exceed 300% of the annual premiums currently paid by the Company for such insurance. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.
(d) The obligations set forth in this Section 5.11 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the Tail Policy are intended to be third party beneficiaries of this Section 5.11, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the Tail Policy) pursuant to this Section 5.11 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Company Charter and Company Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.
(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.11.

5.12 Takeover Statute. The Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action reasonably appropriate to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.
5.13 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. The Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action reasonably appropriate to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.
5.14 Section 16(b). The board of directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions within its control as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.15 Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the Parties, Acquisition Sub, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.
5.16 Stockholder Litigation. Company and Parent shall notify the other, in writing and promptly after acquiring knowledge thereof, of any litigation related to this Agreement, the Merger or the other transactions contemplated hereby that is brought against or, to the Knowledge of the Company or Parent, threatened against, the Company, Parent, and of their respective Subsidiaries and/or any of their respective directors or officers and shall keep the other party informed on a reasonably current basis with respect to the status thereof. Each Party shall provide the other (a) the opportunity to participate in the defense of any such Legal Proceedings and (b) the right to review and comment on all material filings or responses to be made by the Company or Parent, as applicable, in connection with any such Legal Proceedings (and the Company or Parent, as applicable, shall in good faith take such comments and other advice into consideration). The Parties agree to cooperate in the defense and settlement of any such litigation, and the Company shall not settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under Section 5.6, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 5.16.
5.17 Corporate Governance. Subject to complying with applicable Nasdaq listing requirements, Parent shall use its reasonable best efforts to cause, as of the Effective Time, Preston Klassen to be appointed to the Parent’s Board of Directors until his successor is duly elected or until his early resignation, removal or death.
5.18 Termination of Company Plans. The Company shall take any and all actions required (including, without limitation, the adoption of resolutions by the Company Board of Directors, which shall be subject to approval by Parent) to terminate the ESPP, Company Stock Plans, and to amend, suspend or terminate any other Company Plan Parent so requests (which request shall be made not less than ten (10) Business Days prior to the Effective Time), in each case effective immediately prior to the Effective Time to the extent such actions are permitted by Law (including any required prior notice obligations).

5.19 Termination of Certain Agreements. The Company shall cause the Contracts set forth in Schedule 5.19 to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of the Parent or the Surviving Corporation.
ARTICLE VI
CONDITIONS
6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a)Stockholder Approvals. (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the Company Charter and the Company Bylaws and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the Parent Charter and the Parent Bylaws.
(b) Law; Judgment. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.
(c) Nasdaq Listing. The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.
(d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.
6.2 Conditions to Obligations of Parent, Acquisition Sub and Merger Sub. The obligations of Parent, Acquisition Sub and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.3(a) (Capital Structure), 3.4 (Corporate Authority and Approval), and 3.20 (Brokers and Finders)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; the representations and warranties of the Company contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.4 (Corporate Authority and Approval), and 3.20 (Brokers and Finders) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the representations and warranties of the Company contained in Section 3.3(a) (Capital Structure) shall be true and correct in all respects, except for de minimis inaccuracies at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.
(d) Company Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied.

(e) FIRPTA Certificate. Parent shall have received, on or prior to the Closing, a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(4) to the effect that the Shares are not a “U.S. real property interest” within the meaning of Section 897 of the Code.
(f) Minimum Net Cash. At the Closing, Company Net Cash shall be no less than $23,000,000.00 (the “Minimum Net Cash”).
6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (except for the representations and warranties contained in Sections 4.1 (Organization, Good Standing and Qualification), 4.2(a) (Capital Structure), 4.3 (Corporate Authority and Approval) and 4.16 (Brokers and Finders)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; the representations and warranties of Parent contained in Sections 4.1 (Organization, Good Standing and Qualification), 4.2(a) (Capital Structure), (Corporate Authority and Approval) and 4.16 (Brokers and Finders) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of Parent, Acquisition Sub and Merger Sub. Each of Parent, Acquisition Sub and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) No Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.
(d) Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.
6.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.
ARTICLE VII
TERMINATION
7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the date of the Company Stockholder Approval and the Parent Stockholder Approval referred to in Section 6.1(a), by mutual written consent of the Company and Parent.
7.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:
(a) the Merger shall not have been consummated by 11:59 p.m. (Pacific Standard time) on January 2, 2023 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;
(b) the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken; provided, however, that the right to terminate this Agreement under this

Section 7.2(b) shall not be available to the Company if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Company Stockholder Approval;
(c) the Parent Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the issuance of the Parent Common Stock was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to Parent if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Parent Stockholder Approval; or
(d) any Law or Judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the date of the Company Stockholder Approval and Parent Stockholder Approval referred to in Section 6.1(a); provided that the right to terminate this Agreement under this Section 7.2(d) shall not be available to any Party if its material breach of any provision of this Agreement has been the cause of, or resulted in the failure of the Merger to be consummated.
7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:
(a) at any time prior to the Parent Stockholder Approval having been obtained, (i) the Parent Board shall have made a Parent Change in Recommendation, (ii) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, (iii) Parent Board shall have failed to publicly reaffirm its recommendation to approve the Parent Board Recommendation within 10 Business Days after Company so requests in writing following the public disclosure of any Parent Acquisition Proposal with any Person other than the Company, (iv) a tender offer or exchange offer for outstanding shares of Parent Capital Stock shall have been commenced (other than by the Company or an Affiliate of Company) and the Parent Board shall have recommended that the stockholders of Parent tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer; or (v) Parent shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.3;
(b) at any time prior to the Effective Time, whether before or after the Company Stockholder Approval referred to in Section 6.1(a) is obtained, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 6.3(a) or 6.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Parent from the Company of such breach or failure and (ii) the date that is three Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or
(c) at any time prior to the Company Stockholder Approval being obtained, (i) if the Company Board authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.2, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Company Superior Proposal that did not result from a breach of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.2, enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Company Superior Proposal that did not result from a material breach of this Agreement, and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.5(a).
7.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:
(a) at any time prior to the Company Stockholder Approval having been obtained, (i) the Company Board shall have made a Company Change in Recommendation, (ii) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iii) the Company

Board shall have failed to publicly reaffirm its recommendation to approve the Company Board Recommendation within 10 Business Days after Parent so requests in writing following the public disclosure of any Company Acquisition Proposal with any Person other than Parent, (iv) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by the Parent or an Affiliate of Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer, or (v) the Company shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.2;
(b) at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval referred to in Section 6.1(a) is obtained, by action of the Parent Board, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to the Company from Parent of such breach or failure and (ii) the date that is three Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;
(c) at any time prior to the Parent Stockholder Approval being obtained, (i) (i) the Parent Board authorizes Parent, to the extent permitted by and subject to complying with the terms of Section 5.3, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Parent Superior Proposal that did not result from a breach of this Agreement, (ii) concurrently with the termination of this Agreement, Parent, subject to complying with the terms of Section 5.3, enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Parent Superior Proposal that did not result from a material breach of this Agreement, and (iii) prior to or concurrently with such termination, Parent pays to Company in immediately available funds any fees required to be paid pursuant Section 7.6; or
(d) if based on a report delivered to Parent pursuant to Section 5.1(d) or a notice delivered pursuant to Section 5.1(b), the Minimum Net Cash condition set forth in Section 6.2(f) Parent determines in good faith is not reasonably likely to be satisfied.
7.5 Company Termination Fee.
(a) If this Agreement is terminated (x) by Parent pursuant to Section 7.4(a) (Company Change in Recommendation) or (y) by the Company pursuant to Section 7.3(c) (Company Superior Proposal), then the Company shall, within two Business Days after such termination in the case of clause (x) or concurrently with such termination in the case of clause (y), pay Parent the Company Termination Fee.
(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(b) (Company Stockholder Approval), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Company Acquisition Proposal has been publicly announced or publicly disclosed to the Company or its stockholders and not publicly withdrawn, and (iii) within 12 months after the date of a termination in either of the cases referred to in clause (i) of this Section 7.5(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal which is subsequently consummated, then the Company shall pay the Company Termination Fee concurrently with such consummation; provided that solely for purposes of this Section 7.5(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(d), except that the references to “twenty (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

7.6 Parent Termination Fee.
(a) If this Agreement is terminated (x) by the Company pursuant to Section 7.3(a) (Parent Change in Recommendation) or (y) by Parent pursuant to Section 7.4(c) (Parent Superior Proposal), then Parent shall, within two Business Days after such termination in the case of clause (x) or concurrently with such termination in the case of clause (y), pay the Company the Parent Termination Fee.
(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(c) (Parent Stockholder Approval), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Parent Acquisition Proposal has been publicly made or publicly disclosed to Parent or its stockholders and not publicly withdrawn, and (iii) within 12 months after the date of a termination in either of the cases referred to in clause (i) of this Section 7.6(b), Parent consummates a Parent Acquisition Proposal or enters into an agreement contemplating a Parent Acquisition Proposal which is subsequently consummated, then Parent shall pay the Parent Termination Fee concurrently with such consummation; provided that solely for purposes of this Section 7.6(b), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(d), except that the references to “twenty (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
7.7 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.7 and in Section 8.1) shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve any Party (1) from any liability for common law fraud or Willful Breach of this Agreement prior to such termination and (2) from any obligation to pay, if applicable, the Termination Fee pursuant to Sections 7.5 and 7.6, as applicable. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
7.8 Remedies.
(a) Each Party acknowledges that the agreements contained in Sections 7.5 and 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, (i) if the Company fails to pay promptly the Company Termination Fee pursuant to Section 7.5 and, in order to obtain such Company Termination Fee, Parent commences a suit which results in a judgment against the Company, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Company Termination Fee at the prime rate in effect on the date the Company Termination Fee was required to be paid through the date of full payment thereof and (ii) if Parent fails to pay promptly the Parent Termination Fee pursuant to Section 7.6 and, in order to obtain such Parent Termination Fee, Company commences a suit which results in a judgment Parent, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Parent Termination Fee at the prime rate in effect on the date the Parent Termination Fee was required to be paid through the date of full payment thereof.
(b) The Parties agree that the monetary remedies set forth in this and the specific performance remedies set forth in Section 8.15 shall be the sole and exclusive remedies of (i) the Company and the Company Subsidiaries against Parent, Acquisition Sub, Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of common law fraud or a Willful Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such common law fraud or Willful Breach), and upon payment of such amount, none of Parent, Acquisition Sub, Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of Parent in the case of common law fraud or a Willful Breach of any covenant, agreement or obligation; and (ii) Parent, Acquisition Sub and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated except in the case of common law fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such common law fraud or Willful Breach), and upon payment of such amount, none of the Company and the Company Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of the Company in the case of common law fraud or a Willful Breach of any covenant, agreement or obligation.
ARTICLE VIII
MISCELLANEOUS AND GENERAL
8.1 Survival. This Article VIII and the agreements of the Company, Parent, Acquisition Sub and Merger Sub in Section 5.10 (Expenses), and Section 5.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article VIII (other than Section 8.1 (Modification or Amendment), Section 8.3 (Waiver) and Section 8.14 (Assignment)) and the agreements of the Company, Parent, Acquisition Sub and Merger Sub contained in Section 5.7 (Access, Consultation), Section 5.10 (Expenses), Section 7.7 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
8.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the Parties, by action of the boards of directors of the respective Parties.
8.3 Waiver.
(a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.
(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
8.4 Counterparts; Effectiveness; .pdf Signature. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
8.5 Governing Law and Venue; Waiver of Jury Trial.
(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Each of the Parties hereby irrevocably submits exclusively to the jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the Parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.
8.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the following address for such Party:
if to Parent, Acquisition Sub or Merger Sub

Equillium, Inc.
2223 Avenida de la Playa, Suite 108
La Jolla, California 92037
Attention: Bruce Steel
Email: bsteel@equilliumbio.com

with copies to (which shall not constitute notice):

Cooley LLP
10265 Science Center Drive
San Diego, CA92121
Attention: Tom Coll and Rama Padmanabhan
Email: collta@cooley.com; padmanabhan@cooley.com

if to the Company

Metacrine, Inc.
3985 Sorrento Valley Blvd., Suite C
San Diego, CA 92121
Attention: Preston Klassen
Email: pklassen@metacrine.com

with copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati PC
One Market Plaza
San Francisco, CA 94105
Attention: Robert Ishii, Miranda Biven and Catherine Riley Tzipori
Email: rishii@wsgr.com; mbiven@wsgr.com; crileytzipori@wsgr.com or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.
8.7 Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement and the other documents and instruments executed pursuant hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.
8.8 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than (a) as provided in Section 5.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing and (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 2.4 after the Closing.
8.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the Parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
8.11 No Other Representations and Warranties.
(a) Except for the representations and warranties of the Company contained in Article III, Parent, Acquisition Sub, and Merger Sub acknowledge that neither the Company nor any Company Subsidiary is making and has not made, and no other Person is making or has made on behalf of the Company or Company Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. None of Parent, Acquisition Sub or Merger Sub are relying and none of Parent, Acquisition Sub or Merger Sub have relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Letter. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby and each of Parent, Acquisition Sub and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and the Company Subsidiaries.
(b) Except for the representations and warranties Parent, Acquisition Sub and Merger Sub contained in Article IV, the Company acknowledges that none of Parent, Acquisition Sub or Merger Sub are making or have made, and no other Person is making or has made on behalf of Parent, Acquisition Sub or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. The Company is not relying and it has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Parent Disclosure Letter. Such representations and warranties by Parent, Acquisition Sub and Merger Sub constitute the sole and exclusive representations and warranties of Parent, Acquisition Sub and Merger Sub in connection with the transactions contemplated hereby and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.
8.12 Interpretation. The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
(a) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
8.13 Certain Definitions: For the purposes of this Agreement:
(a) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
(b) “Aggregate Fully Diluted Shares” means the aggregate number of Shares, but excluding Excluded Shares, that are (a) issued and outstanding immediately prior to the Effective Time; or (b) issuable upon, or subject to, the exercise or settlement of any Company warrants, convertible securities, stock options or other equity awards or other similar securities, in each case as of immediately prior to the Effective Time.
(c) “Anti-Corruption and Anti-Bribery Laws” means the FCPA, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.
(d) “Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Judgments that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.
(e) “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

(f) “Cash and Cash Equivalents” shall mean all unrestricted cash and cash equivalents determined in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents and the Company Audited Balance Sheet.
(g) “Company Affiliate” shall mean any Person under common control with any of the Company or any Company Subsidiary within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
(h) “Company Associate” shall mean any current or former officer, employee, independent contractor, consultant or director, of or to the Company or any Company Subsidiary or any Company Affiliate.
(i) “Company Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2021 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
(j) “Company IP” shall mean Company Owned IP and Company Licensed IP.
(k) “Company Licensed IP” shall mean all Intellectual Property Rights that are exclusively licensed or purported to be exclusively licensed to the Company or any Company Subsidiary.
(l) “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
(m) “Company Net Cash” shall mean, without duplication and consistent with Schedule I, (a) the sum of (i) the Company’s and the Company’s Subsidiaries’ Cash and Cash Equivalents, and (ii) to the extent not already reflected in Cash and Cash Equivalents, the aggregate amount of all deposits, prepaid expenses, and including short term investments held by the Company or its Subsidiaries (in each including any interest, earnings or other income earned thereon), in each case as of the Anticipated Closing Date, minus (b) the sum of the Company’s short and long term liabilities, including accounts payable and accrued expenses (without duplication of any expenses accounted for below), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s audited financial statements and the Company Balance Sheet to the extent consistent with GAAP, minus (c) the amount of all fees and expenses incurred by the Company and the Company Subsidiaries in connection with the transactions contemplated by this Agreement, including for the avoidance of doubt Transaction Expenses of the Company and the Company Subsidiaries, to the extent unpaid as of the Closing, minus (d) the cash cost of any unpaid change of control payments or severance, termination or similar payments pursuant to a Contract, plan or applicable Law that are or become due to any current or former employee, director or independent contractor of the Company and the Company Subsidiaries, or any other third party arising out of, relating to, or in connection with the occurrence of the Closing, minus (e) the cash cost of any paid time off, accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of the Company and the Company Subsidiaries as of the Closing Date, minus (f) all payroll, employment or other withholding Taxes incurred by the Company and the Company Subsidiaries and any Company Associate (to the extent paid or to be paid by the Company on the behalf of such Company Associate) in connection with any payment amounts set forth in clauses (d) or (e) and the exercise of any Company Option on or prior to the Effective Time, minus (g) the cash cost of any unpaid retention payment amounts due under any insurance policy with respect to any Legal Proceeding against the Company or any Company Subsidiary, minus (h) the expected cost and expenses of the aggregate liability of the Company or any Company Subsidiary liabilities arising from Legal Proceedings, minus (i) notice payments, fines or other payments to be made by the Company or any Company Subsidiary in order to terminate any existing agreement to which the Company is a party set forth on Schedule I, minus (j) payments up to the unpaid deductible amount under the Company’s D&O insurance reasonably expected to be payable in connection with Legal Proceedings in effect as of the date of this Agreement or initiated following the date of this Agreement and before the Closing assumed by the insurer or expected to be assumed by the insurer, minus (k) the expected cost, and/or any premium related to the director and officer insurance tail policy, minus (l) the amount of any accounts payable of the Company or any Company Subsidiary that are past the original vendor due date as of the Anticipated Closing Date, minus (m) the amount of any Indebtedness, plus (n) any interest expenses required to be paid by the Company under the Loan Agreement on or after October 1, 2022 and prior to the Closing Date. For illustrative purposes only, a sample statement of Company Net Cash as of the date described therein is set forth on Schedule I.
(n) “Company Option” means any option to purchase Shares (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
(o) “Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary.
(p) “Company Plan” shall mean each (i) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (ii) stock option plan, stock purchase plan, equity-related arrangement, retention plan or arrangement, bonus or incentive award plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, retention arrangement, executive compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, retirement arrangement, profit sharing arrangement, vacation plan, paid leave or other paid time off plan, employee loan and each other employee benefit plan, policy, program, agreement and arrangement (U.S. or non-U.S.) not described in (i) above; and (iii) U.S. and non-U.S. plan or arrangement providing compensation to current and former employees, directors and/or other service providers of the Company or any Company Subsidiary, in each case, that is maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by the Company or any of its ERISA Affiliates under which compensation or benefits are provided to current or former employees, director and/or other service providers of the Company or any Company Subsidiary (or their spouses, dependents or beneficiaries) or with respect to which the Company or any Company Subsidiary has or may have any liability, whether subject to U.S. or foreign Law. In the case of a Company Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Company Plan shall include a reference to such trust, organization or other vehicle.
(q) “Company RSU” means any restricted stock unit that is subject to vesting restrictions based on continuing service (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
(r) “Company Share Value” means the volume weighted average closing sale price of one Share as reported on the Nasdaq Global Market for the 10 consecutive trading days ending on the trading day 10 trading days prior to the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, mergers, reorganizations, reclassifications or similar events).
(s) “Company Stock Plans” means the Company’s 2015 Equity Incentive Plan (as amended from time to time) and the Company’s 2020 Equity Incentive Plan (as amended from time to time).
(t) “Company Termination Fee” means $1,250,000.
(u) “Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated January 26, 2022, by and between the Company and Parent.
(v) “Consent” means consent, approval, ratification, permission, authorization, clearance, waiver, Permit or order.
(w) “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
(x) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.
(y) “DGCL” means the Delaware General Corporation Law.
(z) “Environmental Laws” means any Law concerning or relating to pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to any harmful or deleterious substances.

(aa) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(bb) “ESPP” means the Company’s 2020 Employee Stock Purchase Plan (as amended from time to time).
(cc) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(dd) “Exchange Ratio” means (x) the Upfront Merger Consideration divided by the price per share of Parent Common Stock determined based on the 10 day trading volume weighted average price per share of Parent Common Stock calculated 10 trading days prior to the Closing Date; provided that in no event shall such value be greater than $4.50 per share of Parent Common Stock or less than $2.70 per share of Parent Common Stock, divided by (y) the Aggregate Fully Diluted Shares, subject to adjustment in accordance with Section 2.3.
(ee) “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
(ff) “FDA” means the U.S. Food and Drug Administration or any successor Governmental Entity thereto.
(gg) “FDA Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.
(hh) “GAAP” means United States generally accepted accounting principles.
(ii) “Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational.
(jj) “Hazardous Materials” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos and polychlorinated biphenyls.
(kk) “Health Care Laws” means (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), the regulations promulgated thereunder and comparable state laws, (e) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. §263a et seq.), and (h) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Governmental Entities.
(ll) “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
(mm) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, including related prepayment fees, final fees or other similar fees, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.
(nn) “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
(oo) “Judgment” means any judgment, order, injunction, ruling, writ award or decree of any Governmental Entity.
(pp) The “Knowledge” of any Person means, in the case of Parent, the actual knowledge after reasonable inquiry of any of the Persons set forth on Section 8.13(pp) of the Parent Disclosure Letter and, in the case of the Company, the actual knowledge after reasonable inquiry of any of the Persons set forth on Section 8.13(pp) of the Company Disclosure Letter.
(qq) “Law” means any federal, state, local, foreign or transnational law, statute, ordinance, common law, ruling, writ, award or decree of any Governmental Entity.
(rr) “Leased Company Property” means the real property leased, subleased, or licensed by the Company or any of its Subsidiaries, in each case, as tenant or subtenant, as applicable, together with, to the extent leased or subleased by the Company or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
(ss) “Legal Proceeding” means any claim, demand, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, formally heard, conducted or threatened in writing to be commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
(tt) “Liens” means pledges, liens, claims, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, any conditional sale or title retention agreements or other third party rights or title defect of any kind or nature whatsoever).
(uu) “Loan Agreement” means Loan and Security Agreement dated August 27, 2019, by and between the Company and K2 HealthVentures LLC, K2 HealthVentures LLC as administrative agent, and Ankura Trust Company, LLC as collateral agent, as amended.
(vv) “Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development (an “Effect”) that, individually or in the aggregate with all other Effects, materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, but excluding any Effect to the extent that, either alone or in combination, it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (iv) the public announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (ix) any epidemic, pandemic or disease outbreak (including Covid-19) and any action by a Governmental Entity in response thereto, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, (x) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (xi) any adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to such party’s product candidates that are not reasonably expected to materially affect the likelihood or timing of FDA approval, (xii) any change or modification to any development program of Parent or any Parent Affiliate, or (xii) any taking of any action required pursuant to this Agreement, or not required by this Agreement but taken at the written request of the other Parties hereto.
(ww) “Nasdaq” means the National Association of Securities Dealers Automatic Quotation System.
(xx) “Parent Affiliate” means any Person under common control with the Parent within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
(yy) “Parent Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to the Parent or any Parent Subsidiary or any Parent Affiliate.
(zz) “Parent IP” means Parent Owned IP and Parent Licensed IP.
(aaa) “Parent Licensed IP” shall mean all Intellectual Property Rights that are exclusively licensed or purported to be exclusively licensed to Parent or any Parent Subsidiary.
(bbb) “Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.
(ccc) “Parent Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or any Parent Subsidiary.

(ddd) “Parent Stock Option” means any option to purchase Parent Common Stock (whether granted under any Parent Stock Plan, assumed by the Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
(eee) “Parent Stock Plans” means Parent’s 2017 Equity Incentive Plan (as amended from time to time) and Parent’s 2018 Equity Incentive Plan (as amended from time to time).
(fff) “Parent Termination Fee” means $1,750,000.
(ggg) “Permitted Liens” means any (1) Lien (i) for Taxes or governmental assessments, charges or claims of payment (A) not yet due and payable or (B) being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, (iii) with respect to zoning, planning, and other limitations and restrictions, including all rights of any Governmental Entity (but not violations thereof), (iv) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of Intellectual Property Rights, (v) with respect to this Agreement and Liens created by the execution and delivery of this Agreement, (vi) which is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto which has been previously provided to Parent or the Company, as applicable, or (vii) for which adequate reserves have been established and (2) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice.
(hhh) “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
(iii) “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.
(jjj) “Rights Agent” means American Stock Transfer & Trust Company, LLC.
(kkk) “SEC” means the Securities and Exchange Commission.
(lll) “Securities Act” means the Securities Act of 1933, as amended.
(mmm) “SOX” means the Sarbanes-Oxley Act of 2002.
(nnn) “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
(ooo) “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a taxing authority relating to Taxes.
(ppp) “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
(qqq) “Transaction Expenses” means with respect to each Party, all fees and expenses incurred by such party at or prior to the Effective Time in connection with this Agreement and the transactions contemplated hereby, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (b) fees paid to the SEC in connection with filing the Form S-4 Registration Statement, the Proxy Statement/Prospectus, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Form S-4 Registration Statement. The Proxy Statement/Prospectus and any amendments and supplements thereto; (d) any fees associated with listing the shares of Parent Common Stock in connection with the transactions contemplated hereby on the Nasdaq Global Market, including the portion of Parent’s periodic Nasdaq fees that is attributable to the shares of Parent Common Stock to be issued in connection with the transactions contemplated hereby; and (e) only with respect to the Company, any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that become due or payable to any director, officer, employee or consultant of the Company in connection with the consummation of the transactions contemplated hereby.
(rrr) “Upfront Merger Consideration” means the amount equal to (i) Company Net Cash, multiplied by (ii) 1.25.
8.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, the Parent may assign this Agreement as a whole without such consent in connection with any merger, consolidation, sale or other business combination involving the Parent, as long as the Parent provides written notice to the Company of such assignment and the assignee thereof agrees in writing to assume and be bound as the Parent hereunder.
8.15 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 8.5, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

METACRINE, INC.

By:	/s/ Preston Klassen
Name:	Preston Klassen, M.D., MHS
Its:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

EQUILLIUM, INC.

By:	/s/ Bruce Steel
Name:	Bruce Steel
Its:	Chief Executive Officer

EQUILLIUM ACQUISITION SUB, INC.

By:	/s/ Bruce Steel
Name:	Bruce Steel
Its:	Chief Executive Officer

TRIUMPH MERGER SUB, INC.

By:	/s/ Bruce Steel
Name:	Bruce Steel
Its:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”) is made and entered into as of October 26, 2022, by and among Equillium, Inc., a Delaware corporation (“Parent”), Equillium Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), Triumph Merger Sub, Inc., a Delaware corporation and formerly a direct, wholly owned subsidiary of First Acquisition Sub and now a direct, wholly owned subsidiary of Second Acquisition Sub (as defined below) (“Merger Sub”) and Metacrine, Inc., a Delaware corporation (the “Company” and together with Parent, Acquisition Sub, and Merger Sub, the “Parties”), and amends that certain Agreement and Plan of Merger, dated as of September 6, 2022, by and among the Parties (the “Merger Agreement”) as set forth below. Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the Merger Agreement.
Recitals
WHEREAS, the Parties entered into the Merger Agreement on September 6, 2022;
WHEREAS, the Parties desire that Parent cause the incorporation of Triumph Acquisition Sub, Inc., a Delaware corporation, a direct, wholly owned subsidiary of Acquisition Sub and the sole stockholder of Merger Sub (“Second Acquisition Sub” (the transactions contemplated by Second Acquisition Sub’s incorporation, the “Updated Structuring”);
WHEREAS, Section 8.2 of the Merger Agreement provides that, at any time prior to the Effective Time, subject to the provisions of applicable Law, the Merger Agreement may be amended or modified in writing by the Parties, by action of the boards of directors of the respective Parties; and
WHEREAS, the Parties desire to add Second Acquisition Sub as a party to the Merger Agreement.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Additional Party to the Merger Agreement. By the execution of the counterpart signature page of the Merger Agreement attached hereto as Exhibit A, the Second Acquisition Sub is hereby joined as a party to the Merger Agreement in accordance with its terms, as amended by this Amendment No. 1 (the “Joinder”).
2. Representations of Parent and Second Acquisition Sub. Parent represents and warrants to the Company as set forth in the statements contained in this Section 2:
2.1 Organization, Good Standing and Qualification. Second Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Second Acquisition Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company prior to execution of this Amendment No. 1, true and complete copies of the certificate of incorporation of Second Acquisition Sub.
2.2 Corporate Authority and Approval. Second Acquisition Sub has all requisite corporate power and authority to execute and deliver this Amendment No. 1. Second Acquisition Sub has duly executed and delivered this Amendment No. 1 and, assuming the due authorization, execution and delivery by the Company, this Amendment No. 1 constitutes its legal, valid and binding obligation, enforceable against Parent, in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.
2.3 Ownership and Operations of Second Acquisition Sub. Parent indirectly owns beneficially all of the outstanding shares of common stock of Second Acquisition Sub. Second Acquisition Sub was formed solely for the purpose of holding all outstanding shares of Merger Sub to facilitate the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this
A1-1

Agreement. The authorized shares of common stock of Second Acquisition Sub consist of 100 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Second Acquisition Sub are directly owned by Acquisition Sub, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.
3. Amendment to Merger Agreement.
3.1 The following sentence shall be deemed inserted at the end of Section 6.3(a) of the Merger Agreement:
The representations and warranties of Parent contained in Section 2.3 of Amendment No. 1 shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of Amendment No. 1 and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; the representations and warranties of Parent contained in Sections 2.1 and 2.2 of Amendment No. 1 shall be true and correct in all material respects at and as of the date of Amendment No. 1 and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
3.2 With respect to Section 6.3(b) of the Merger Agreement, the reference to “Acquisition Sub” shall be deemed to mean each of Acquisition Sub and Second Acquisition Sub.
4. Disclosure and Waiver. The Parties hereby agree that (i) the Parent Disclosure Schedules will be deemed to be updated in all respects, including as of the date of the Merger Agreement and the Closing Date, to reflect the Updated Structuring and Joinder, (ii) no representation or warranty or covenant of Parent, Acquisition Sub or Merger Sub in the Merger Agreement will be deemed to not be true and correct, including as of the date of the Merger Agreement and the Closing Date, with respect to, arising out of or relating to the Updated Structuring, including for the purposes of Sections 5.1(c), 6.2, 7.2 and 7.3 of the Merger Agreement.
5. Approval of Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Amendment No. 1 by the Parties, Second Acquisition Sub, as the sole stockholder of Merger Sub, shall adopt the Merger Agreement (including this Amendment No. 1) and approve the Merger, in accordance with Delaware Law, by written consent.
6. Miscellaneous Provisions.
6.1 Effect of Amendment. This Amendment No. 1 shall be effective as of the date first written above and shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms. For the avoidance of any doubt, all references: (a) in the Merger Agreement to “this Agreement” and (b) to the Merger Agreement in any other agreements, exhibits, schedules and disclosure schedules referred to in the Merger Agreement, will, in each case, be deemed to be references to the Merger Agreement as amended by this Amendment No. 1 (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean September 6, 2022). Except as amended hereby, the Merger Agreement will continue in full force and effect and shall be otherwise unaffected hereby.
6.2 Counterparts. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment No. 1 may be executed by electronic transmission, each of which shall be deemed an original.
6.3 Headings. The underlined headings contained in this Amendment No. 1 are for convenience of reference only, shall not be deemed to be a part of this Amendment No. 1 and shall not be referred to in connection with the construction or interpretation of this Amendment No. 1.
6.4 Governing Law. This Amendment No. 1 and all claims or causes of action based upon, arising out of, or related to this Amendment No. 1 or any of the transactions contemplated hereby, shall be governed by, and
A1-2

construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Each of the Parties irrevocably consents and agrees that Section 8.5 of the Merger Agreement shall apply to this Amendment No. 1, mutatis mutandis.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]
A1-3

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

METACRINE, INC.

By:	/s/ Preston Klassen
Name:	Preston Klassen, M.D., MHS
Title:	President and Chief Executive Officer

EQUILLIUM, INC.

By:	/s/ Bruce Steel
Name:	Bruce Steel
Title:	Chief Executive Officer

EQUILLIUM ACQUISITION SUB, INC.

By:	/s/ Bruce Steel
Name:	Bruce Steel
Title:	Chief Executive Officer

TRIUMPH MERGER SUB, INC.

By:	/s/ Bruce Steel
Name:	Bruce Steel
Title:	Chief Executive Officer
A1-4

EXHIBIT A
COUNTERPART SIGNATURE PAGE TO MERGER AGREEMENT
A1-5

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written below.

TRIUMPH ACQUISITION SUB, INC.

By:	/s/ Bruce Steel
Name:	Bruce Steel
Title:	Chief Executive Officer
Date:	October 26, 2022
A1-6

Annex B
September 6, 2022
Board of Directors
Equillium, Inc.
2223 Avenida de la Playa, Suite 105
La Jolla, CA 92037
Dear Members of the Board of Directors:
We understand that Equillium, Inc. (“Equillium” or the “Company”) has entered into that certain Agreement and Plan of Merger, dated as of September 6, 2022, (the “Merger Agreement”) in connection with a potential business combination transaction (the “Transaction”) by and among Equillium, Equillium Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, Triumph Merger Sub, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Metacrine, Inc., a Delaware corporation (“MTCR” or the “Target”) and other agreements to be executed in connection therewith (together with the Merger Agreement (as defined below), the “Transaction Documents”), the acquisition by Parent of the Target through the merger of Merger Sub with and into the Target (the “Merger”), with the Target continuing as the surviving entity of the Merger and as an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Target or any stockholder of the Target, among other things, each share of common stock, par value $0.0001 of the Target (the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury) will, by virtue of the Merger Agreement (and subject to the terms and conditions thereof) and without any action on the part of the holder thereof, be converted into and thereafter represent the right to receive a number of shares of the common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”), equal to the Exchange Ratio, without interest, and (ii) cash in lieu of any fractional shares of Parent Common Stock (collectively, the “Merger Consideration”). “Upfront Merger Consideration” means the amount equal to (i) Company Net Cash (as defined in the Merger Agreement) multiplied by (ii) 1.25. “Exchange Ratio” means (x) the Upfront Merger Consideration divided by the price per share of the Parent’s common stock determined based on the 10 day trading volume weighted average price per share of Parent’s common stock calculated 10 trading days prior to the Effective Time subject to the maximum and minimum price per share of $4.50 and $2.70, respectively, and the other adjustments set forth in the Merger Agreement.
The Company has supplied us with a description of the Transaction and copies of relevant Transaction Documents.
The Board of Directors of the Company (“you” or the “Board of Directors”) has asked us to render an opinion (the “Opinion”) as to the fairness of the Transaction to the common stockholders of the Company from a financial point of view. We do not express any views on any other terms of the Transaction and our Opinion does not address the Company’s underlying business decision to effect the transaction. We have not been asked to, and did not, solicit third-party expressions of interest in acquiring all or any part of the Company’s assets or securities. Additionally, we have not been asked to negotiate the Transaction or advise you with respect to alternative business strategies that might exist for the Company.
1)
In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation;

2)	Reviewing documents and sources of information as we deemed appropriate, including the Transaction Documents and the Company’s financial statements;
3)
Reviewing certain operating and financial information, including projections, provided to us by management of the Company relating to the Company’s business prospects, operations, earnings, cash flow, assets, liabilities and prospects of the Company, as furnished to us by the management;

4)	Reviewing certain filings of the Company and the Target that are publicly available through the Electronic Data Gathering, Analysis, and Retrieval System of the Securities Exchange Commission;
B-1

5)
Meeting or otherwise communicating electronically with certain members of the Company and the Company’s senior and operating management and other advisors to discuss the Company’s operations, historical financial results, future prospects and projected operations and performance;

6)	Reading other offers for, transactions in and appraisals of the common stock of the Company;
7)	Evaluating the stock price history and reported events of the Company;
8)	Reviewing publicly available data and stock market performance data of public companies we deem comparable to the Company; and
9)	Conducting such other studies, analyses, inquiries and investigations as we deemed appropriate.
In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to us by management through September 6, 2022, and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading. We have not assumed any responsibility for independent verification of such information or assurances.
In arriving at our Opinion, we have not performed any independent appraisal of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. We have also assumed the Company is not currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting its business.
Our Opinion is predicated on all transaction documents listed in this letter being executed with no material changes from the most recent drafts supplied to, and reviewed by, Vantage Point Advisors, Inc. (“Vantage Point”).
This Opinion is furnished solely for your benefit and does not constitute a recommendation to any member of the Board of Directors, any equity holder of the Company or any other person as to how such equity holder should vote or act with respect to the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of Vantage Point in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of Vantage Point shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.
On the basis of the forgoing, it is our opinion that the Transaction is fair, from a financial point of view, to the common stockholders of the Company.
Very truly yours,
/s/ Vantage Point Advisors, Inc.
Vantage Point Advisors, Inc.
B-2

Annex C-1
MTS SECURITIES, LLC
CONFIDENTIAL
September 02, 2022
Board of Directors of
Metacrine, Inc. (in its capacity as such)
4225 Executive Square, Suite 600
San Diego, CA 92037
Members of the Board of Directors:
We understand that Metacrine, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Equillium, Inc., a Delaware corporation (“Parent”), Equillium Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Acquisition Sub”), and Triumph Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquisition Sub (“Merger Sub”), which will provide for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving entity in the Merger as a wholly-owned subsidiary of Acquisition Sub. As a result of the Merger, (a) each outstanding share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), other than Excluded Shares, shall be converted solely into the right to receive a number of shares of Parent’s common stock, par value $0.0001 per share (“Parent Common Stock”), equal to the Exchange Ratio, together with any cash payments made in lieu of fractional shares, and (b) each Company Option, each Company Warrant, and each Company RSU (as such terms are defined in the Merger Agreement) shall, upon conversion, be converted into an Adjusted Option, Adjusted Warrant, or an Adjusted Parent RSU (as such terms are defined in the Merger Agreement), as the case may be, providing for the purchase or covering the number of shares of Parent Common Stock based upon the Exchange Ratio. As used herein, (1) the “Exchange Ratio” is equal to the quotient of (I) company net cash (as defined in and determined pursuant to the terms of the Merger Agreement) multiplied by 1.25, and (II) the price per share of the Parent Common Stock determined based on the 10-day trading volume weighted average price per share of the Parent Common Stock calculated 10 trading days prior to the Closing Date (provided that such value shall not be greater than $4.50 per share of Parent Common Stock or less than $2.70 per share of Parent Common Stock), and (B) the Aggregate Fully Diluted Shares; and (2) “Excluded Shares” means shares of Company Common Stock that are held in treasury of the Company immediately prior to the Effective Time and Dissenting Shares (as defined in the Merger Agreement). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
The Board of Directors of the Company (in its capacity as such) has requested our opinion, as investment bankers, as to the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the holders of the Company Common Stock (other than the Excluded Shares) (the “Opinion”). At your direction, we have assumed that as of the anticipated closing date, the company net cash will be $25.3 million.
In the course of performing our review and analyses for rendering our Opinion, we have:
i.	reviewed the financial terms of a draft copy of the Merger Agreement, dated as of August 31, 2022, such draft being the latest draft provided to us (the “Draft Merger Agreement”);
ii.
reviewed the audited consolidated financial statements of the Company contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2020, and unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

iii.
reviewed the audited consolidated financial statements of Parent contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2020, and unaudited consolidated financial statements of Parent contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

iv.	reviewed certain publicly available analyses and forecasts relating to the Company and Parent prepared by equity analysts who report on the Company and Parent;
v.
reviewed certain internal financial analyses and forecasts of the Company prepared by and provided to us by the management of the Company relating to the Company’s business (the “Company Projections”), and utilized per instruction of the Company;

vi.
reviewed certain internal financial analyses and forecasts of Parent prepared by the management of Parent and adjusted and provided by the management of the Company relating to Parent’s business (the “Parent Projections”, and together with the Company Projections, the “Projections”), and utilized per instruction of the Company;

vii.	conducted discussions with members of senior management and representatives of the Parent with respect to the Parent Projections;
viii.	compared the trading and valuation metrics of the Parent with publicly available information concerning other publicly-traded companies, in each case, that we deemed relevant;
ix.
reviewed the current and historical market prices of the Company Common Stock and Parent Common Stock, respectively, and certain publicly traded securities of such other companies, in each case, that we deemed relevant;

x.	performed a liquidation analysis of the Company based upon information provided to us by management of the Company;
xi.	reviewed and analyzed, based on the Parent Projections, the projected cash flows to be generated by Parent to determine Parent’s discounted cash flows; and
xii.	performed such other financial studies, analyses and investigations, and considered such other information, as we deemed appropriate for the purposes of the opinion.
In arriving at our Opinion, we have assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by us and upon the assurances of the management of the Company that they are not aware of any material relevant developments or matters related to the Company or Parent, respectively, or that may affect the Merger that have been omitted or that remain undisclosed to us. The Opinion does not address any legal, regulatory, tax, accounting or financial reporting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from other advisors, and we have relied, with your consent, on such assessments made by such other advisors to the Company with respect to such matters. We have not conducted any independent verification of the Projections. Without limiting the generality of the foregoing, with respect to the Projections, we have assumed, with your consent, and based upon discussions with the management of the Company, that they have been reasonably prepared (or in the case of the Parent Projections, adjusted) by the management of the Company in good faith, and that the Projections reflect the best currently available estimates and judgments of the management of the Company of the future results of operations and financial performance of the Company and Parent. The Projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding increased market volatility and the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Accordingly, actual results could vary significantly from those set forth in the Projections. We express no view as to the Projections or the assumptions on which they are based and we assume no responsibility for the accuracy or completeness thereof.
In arriving at our Opinion, we have not made any independent evaluations or appraisals of the assets or liabilities of the Company or Parent or any of their respective subsidiaries, and we have not been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company, Parent or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. We have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company or Parent since the date of the most recent relevant financial information made available to us. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company, Parent or any of their respective affiliates is a party or may be subject, and, at your direction and with your consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company, Parent, Acquisition Sub or Merger Sub is a party to any material pending transaction that has not been disclosed to us, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.
We have assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement and any other agreement contemplated thereby, and that the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement. We have assumed that the final form of the Merger Agreement will be identical to the Draft Merger Agreement in all material respects. We have, with your consent, further assumed that any adjustment to the Merger Consideration pursuant to the terms of the Merger Agreement will not result in any adjustment to the Merger Consideration that is material to our analysis. We have also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Merger will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the Company, Parent, Acquisition Sub, Merger Sub or the contemplated benefits of the Merger.
Our Opinion is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. It should be understood that, although subsequent developments may affect the conclusion reached in our Opinion, we do not have any obligation to update, revise or reaffirm the Opinion. Our Opinion addresses solely the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the holders of Company Common Stock (other than the Excluded Shares), and does not address any other terms in the Merger Agreement, or any other agreement contemplated by the Merger Agreement or relating to the Merger or any other aspect or implication of the Merger, including, without limitation, the form or structure of the Merger, or the fairness of the Merger or the Exchange Ratio to any other securityholders or creditors or any other constituency of the Company, including holders of Company Options, Company Warrants and Company RSUs and participations in the ESPP. Our Opinion does not address the Company’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to the Company. We express no opinion as to the prices or ranges of prices at which shares of securities of any person, including shares of the Company Common Stock or the Parent Common Stock, will trade at any time, including following the announcement or consummation of the Merger. We have not been requested to opine as to, and our Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the holders of Company Common Stock in connection with the Merger or with respect to the fairness of any such compensation.
This letter and the our Opinion is provided to the Board of Directors of the Company (in its capacity as such) for its information in connection with its consideration of the Merger and may not be used for any other purpose or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written consent, except that a copy of this letter may be included in its entirety in any filing the Company or Parent is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. Our Opinion does not constitute a recommendation to the Board of Directors or any stakeholder or stockholder of the Company or Parent as to how to vote or take any other action in connection with the Merger, including, without limitation, whether or not any holder of Company Common Stock should enter into any voting, stockholders’ or affiliates’ agreement with respect to the Merger.

As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger (the “Advisory Fee”). In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We will also receive an additional fee for rendering the Opinion which is not contingent upon consummation of the Merger, but which is creditable against any Advisory Fee. We or our affiliates may also seek to provide financial, advisory and other investment banking services to the Company and Parent and/or certain of their respective affiliates in the future and would expect to receive fees for the rendering of any such services. Other than in connection with the Merger, we have not provided investment banking or financial advisory services to the Company, Parent or their respective affiliates and have not received compensation for any such services in the two years prior to the date of this Opinion. In the ordinary course of business, we and our clients may transact in the equity and debt securities of each of the Company and Parent and may at any time hold a long or short position in such securities.
The Opinion set forth below was reviewed and approved by a fairness committee of MTS Securities, LLC.
Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock (other than the Excluded Shares).
Very truly yours,
/s/ MTS SECURITIES, LLC
MTS SECURITIES, LLC

Annex C-2
MTS SECURITIES, LLC
CONFIDENTIAL
October 19, 2022
Board of Directors of
Metacrine, Inc. (in its capacity as such)
4225 Executive Square, Suite 600
San Diego, CA 92037
Members of the Board of Directors:
We understand that Metacrine, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger dated September 6, 2022 (the “Merger Agreement”), by and among the Company, Equillium, Inc., a Delaware corporation (“Parent”), Equillium Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Acquisition Sub”), and Triumph Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquisition Sub (“Merger Sub”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving entity in the Merger as a wholly-owned subsidiary of Acquisition Sub. As a result of the Merger, (a) each outstanding share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), other than Excluded Shares, shall be converted solely into the right to receive a number of shares of Parent’s common stock, par value $0.0001 per share (“Parent Common Stock”), equal to the Exchange Ratio, together with any cash payments made in lieu of fractional shares, and (b) each Company Option, each Company Warrant, and each Company RSU (as such terms are defined in the Merger Agreement) shall, upon conversion, be converted into an Adjusted Option, Adjusted Warrant, or an Adjusted Parent RSU (as such terms are defined in the Merger Agreement), as the case may be, providing for the purchase or covering the number of shares of Parent Common Stock based upon the Exchange Ratio. As used herein, (1) the “Exchange Ratio” is equal to the quotient of (I) company net cash (as defined in and determined pursuant to the terms of the Merger Agreement) multiplied by 1.25, and (II) the price per share of the Parent Common Stock determined based on the 10-day trading volume weighted average price per share of the Parent Common Stock calculated 10 trading days prior to the Closing Date (provided that such value shall not be greater than $4.50 per share of Parent Common Stock or less than $2.70 per share of Parent Common Stock), and (B) the Aggregate Fully Diluted Shares; and (2) “Excluded Shares” means shares of Company Common Stock that are held in treasury of the Company immediately prior to the Effective Time and Dissenting Shares (as defined in the Merger Agreement). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
On September 2, 2022, we delivered our opinion, as investment bankers, to the Board of Directors of the Company (in its capacity as such, the “Board”), that as of that date, subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the MTS Opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of the Company’s Common Stock (other than the Excluded Shares). Subsequent to our delivery of that opinion, circumstances have changed, as a result of which the Board has requested that we deliver a second opinion as to the fairness, as of the data here of, of the Exchange Ratio to the holders of the Company Common Stock (other than the Excluded Shares) (the “Opinion”).
In this analysis, at your direction, we have assumed that as of the anticipated closing date, the Company Net Cash will be $27.0 million.
In the course of performing our review and analyses for rendering our Opinion, we have:
i.	reviewed the financial terms of the Merger Agreement;
ii.
reviewed the audited consolidated financial statements of the Company contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2020, and unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

C-2-1

Board of Directors of
Metacrine, Inc. (in its capacity as such)
October 19, 2022

iii.
reviewed the audited consolidated financial statements of Parent contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2021 and December 31, 2020, and unaudited consolidated financial statements of Parent contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

iv.	reviewed certain publicly available analyses and forecasts relating to the Company and Parent prepared by equity analysts who report on the Company and Parent;
v.
reviewed certain internal financial analyses and forecasts of the Company prepared by and provided to us by the management of the Company relating to the Company’s business (the “Company Projections”), and utilized per instruction of the Company;

vi.
reviewed certain internal financial analyses and forecasts of Parent prepared by the management of Parent and adjusted and provided by the management of the Company relating to Parent’s business (the “Parent Projections”, and together with the Company Projections, the “Projections”), and utilized per instruction of the Company;

vii.	conducted discussions with members of senior management and representatives of the Parent with respect to the Parent Projections;
viii.	compared the trading and valuation metrics of the Parent with publicly available information concerning other publicly-traded companies, in each case, that we deemed relevant;
ix.
reviewed the current and historical market prices of the Company Common Stock and Parent Common Stock, respectively, and certain publicly traded securities of such other companies, in each case, that we deemed relevant;

x.	performed a liquidation analysis of the Company based upon information provided to us by management of the Company;
xi.	reviewed and analyzed, based on the Parent Projections, the projected cash flows to be generated by Parent to determine Parent’s discounted cash flows; and
xii.	performed such other financial studies, analyses and investigations, and considered such other information, as we deemed appropriate for the purposes of the opinion.
In arriving at our Opinion, we have assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by us and upon the assurances of the management of the Company that they are not aware of any material relevant developments or matters related to the Company or Parent, respectively, or that may affect the Merger that have been omitted or that remain undisclosed to us. The Opinion does not address any legal, regulatory, tax, accounting or financial reporting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from other advisors, and we have relied, with your consent, on such assessments made by such other advisors to the Company with respect to such matters. We have not conducted any independent verification of the Projections. Without limiting the generality of the foregoing, with respect to the Projections, we have assumed, with your consent, and based upon discussions with the management of the Company, that they have been reasonably prepared (or in the case of the Parent Projections, adjusted) by the management of the Company in good faith, and that the Projections reflect the best currently available estimates and judgments of the management of the Company of the future results of operations and financial performance of the Company and Parent. The Projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding increased market volatility and the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Accordingly, actual results could vary significantly from those set forth in the Projections. We express no view as to the Projections or the assumptions on which they are based and we assume no responsibility for the accuracy or completeness thereof.
C-2-2

Board of Directors of
Metacrine, Inc. (in its capacity as such)
October 19, 2022

In arriving at our Opinion, we have not made any independent evaluations or appraisals of the assets or liabilities of the Company or Parent or any of their respective subsidiaries, and we have not been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company, Parent or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. We have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company or Parent since the date of the most recent relevant financial information made available to us. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company, Parent or any of their respective affiliates is a party or may be subject, and, at your direction and with your consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company, Parent, Acquisition Sub or Merger Sub is a party to any material pending transaction that has not been disclosed to us, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.
We have assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement and any other agreement contemplated thereby, and that the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement. We have, with your consent, further assumed that any adjustment to the Merger Consideration pursuant to the terms of the Merger Agreement will not result in any adjustment to the Merger Consideration that is material to our analysis. We have also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Merger will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the Company, Parent, Acquisition Sub, Merger Sub or the contemplated benefits of the Merger.
Our Opinion is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. It should be understood that, although subsequent developments may affect the conclusion reached in our Opinion, we do not have any obligation to update, revise or reaffirm the Opinion. Our Opinion addresses solely the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the holders of Company Common Stock (other than the Excluded Shares), and does not address any other terms in the Merger Agreement, or any other agreement contemplated by the Merger Agreement or relating to the Merger or any other aspect or implication of the Merger, including, without limitation, the form or structure of the Merger, or the fairness of the Merger or the Exchange Ratio to any other securityholders or creditors or any other constituency of the Company, including holders of Company Options, Company Warrants and Company RSUs and participations in the ESPP. Our Opinion does not address the Company’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to the Company. We express no opinion as to the prices or ranges of prices at which shares of securities of any person, including shares of the Company Common Stock or the Parent Common Stock, will trade at any time, including following the announcement or consummation of the Merger. We have not been requested to opine as to, and our Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the holders of Company Common Stock in connection with the Merger or with respect to the fairness of any such compensation.
C-2-3

Board of Directors of
Metacrine, Inc. (in its capacity as such)
October 19, 2022

This letter and our Opinion is provided to the Board (in its capacity as such) for its information in connection with its consideration of the Merger and may not be used for any other purpose or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written consent, except that a copy of this letter may be included in its entirety in any filing the Company or Parent is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. Our Opinion does not constitute a recommendation to the Board or any stakeholder or stockholder of the Company or Parent as to how to vote or take any other action in connection with the Merger, including, without limitation, whether or not any holder of Company Common Stock should enter into any voting, stockholders’ or affiliates’ agreement with respect to the Merger.
As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger (the “Advisory Fee”). In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We received a fee in connection with the delivery of our opinion on September 2, 2022, and will also receive an additional fee for rendering the Opinion neither of which contingent upon consummation of the Merger, but which both of are creditable against any Advisory Fee. We or our affiliates may also seek to provide financial, advisory and other investment banking services to the Company and Parent and/or certain of their respective affiliates in the future and would expect to receive fees for the rendering of any such services. Other than in connection with the Merger, we have not provided investment banking or financial advisory services to the Company, Parent or their respective affiliates and have not received compensation for any such services in the two years prior to the date of this Opinion. In the ordinary course of business, we and our clients may transact in the equity and debt securities of each of the Company and Parent and may at any time hold a long or short position in such securities.
The Opinion set forth below was reviewed and approved by a fairness committee of MTS Securities, LLC.
Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock (other than the Excluded Shares).
Very truly yours,
/s/ MTS SECURITIES, LLC
MTS SECURITIES, LLC
C-2-4

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on December 19, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/MTCR2022SM**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR proposals 1 and 2.**

**NOTE**: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000584169_1 R1.0.0.3

**METACRINE, INC.**
**Special Meeting of Stockholders**
**December 20, 2022**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Preston Klassen and Michael York, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of METACRINE, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m., Pacific Time on December 20, 2022, virtually at: www.virtualshareholdermeeting.com/MTCR2022SM, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

0000584169_2 R1.0.0.3

**Continued and to be signed on reverse side**